AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2005.

REGISTRATION NO. 333-124111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7832	48-1281416
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

711 Fifth Avenue

New York, New York 10022

Telephone: (646) 521-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Walker

Senior Vice President, Chief Financial Officer and Treasurer

711 Fifth Avenue

New York, New York 10022

Telephone: (646) 521-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Michael Politi Senior Vice President and General Counsel 711 Fifth Avenue New York, New York 10022 Telephone: (646) 521-6000	Jane D. Goldstein Ropes & Gray LLP One International Place Boston, MA 02110-2624 (617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
9% Senior Subordinated Notes due 2014	$315,000,000	100%	$315,000,000	$37,076
Guarantees of 9% Senior Subordinated Notes due 2014	$315,000,000	(2)	(2)	None (2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The registration fee was paid on April 18, 2005 in connection with the filing of the Registration Statement.
(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
Loews Citywalk Theatre Corporation	CA	7832	95-4760311
S&J Theatres, Inc.	CA	7832	95-4464380
Loews Bristol Cinemas, Inc.	CT	7832	13-3471807
Loews Connecticut Cinemas, Inc.	CT	7832	13-3590839
Downtown Boston Cinemas, LLC	DE	7832	13-4085511
Farmers Cinemas, Inc.	DE	7832	13-3684442
Gateway Cinemas, LLC	DE	7832	N/A
Kips Bay Cinemas, Inc.	DE	7832	13-3281502
LCE AcquisitionSub, Inc.	DE	7832	N/A
LCE Mexican Holdings, Inc.	DE	7832	20-1386585
Lewisville Cinemas, LLC	DE	7832	13-4088749
Loeks Acquisition Corp.	DE	7832	56-2284652
Loews Akron Cinemas, Inc.	DE	7832	13-3281322
Loews Arlington Cinemas, Inc.	DE	7832	13-3281336
Loews Bay Terrace Cinemas, Inc.	DE	7832	13-3281288
Loews Berea Cinemas, Inc.	DE	7832	13-3281329
Loews Cineplex International Holdings, Inc.	DE	7832	51-0382751
Loews Cineplex Theatres, Inc.	DE	7832	13-3386485
Loews Cineplex Theatres Holdco, Inc.	DE	7832	48-1281425
Loews Cineplex U.S. Callco, LLC	DE	7832	N/A
Loews Garden State Cinemas, LLC	DE	7832	20-1252363
Loews Greenwood Cinemas, Inc.	DE	7832	13-2773641
Loews North Versailles Cinemas, LLC	DE	7832	13-4085637
Loews Plainville Cinemas, LLC	DE	7832	13-4085634
Loews Stonybrook Cinemas, Inc.	DE	7832	13-3281343
Loews Theatre Management Corp.	DE	7832	13-3274097
Loews Theatres Clearing Corp.	DE	7832	13-3370286
Loews USA Cinemas Inc.	DE	7832	13-3556697
Loews Vestal Cinemas, Inc.	DE	7832	13-3281331
Loews Washington Cinemas, Inc.	DE	7832	13-3467662
LTM New York, Inc.	DE	7832	13-3406600
LTM Turkish Holdings, Inc.	DE	7832	13-4104481
Methuen Cinemas, LLC	DE	7832	13-4089322
Ohio Cinemas, LLC	DE	7832	13-4089320
Plitt Southern Theatres, Inc.	DE	7832	95-3273303
Plitt Theatres, Inc.	DE	7832	36-2794628
Poli-New England Theatres, Inc.	DE	7832	13-1175325
Richmond Mall Cinemas, LLC	DE	7832	13-4085599
RKO Century Warner Theatres, Inc.	DE	7832	11-2562412
Springfield Cinemas, LLC	DE	7832	13-4089319
Star Theatres of Michigan, Inc.	DE	7832	13-3481311
Star Theatres, Inc.	DE	7832	13-3627222
The Walter Reade Organization, Inc.	DE	7832	21-0734851
Theater Holdings, Inc.	DE	7832	04-2930979
U.S.A. Cinemas, Inc.	DE	7832	04-2901102
Waterfront Cinemas, LLC	DE	7832	13-4157670
Crestwood Cinemas, Inc.	IL	7832	22-3014768
Illinois Cinemas, Inc.	IL	7832	13-4043068
Loews Chicago Cinemas, Inc.	IL	7832	13-3488800
Loews Merrillville Cinemas, Inc.	IL	7832	22-3017546

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
Loews Piper’s Theatres, Inc.	IL	7832	22-2974621
Loews Rolling Meadows Cinemas, Inc.	IL	7832	13-3585995
North Star Cinemas, Inc.	IL	7832	13-4094675
Rosemont Cinemas, Inc.	IL	7832	13-4043071
Skokie Cinemas, Inc.	IL	7832	13-4140178
South Holland Cinemas, Inc.	IL	7832	13-4121863
Webster Chicago Cinemas, Inc.	IL	7832	36-4081404
Woodfield Cinemas, Inc.	IL	7832	13-4043072
Woodridge Cinemas, Inc.	IL	7832	22-3014787
Loews Century Mall Cinemas, Inc.	IN	7832	13-3029435
Loews Cherry Tree Mall Cinemas, Inc.	IN	7832	13-3029433
Loews Lafayette Cinemas, Inc.	IN	7832	13-2939482
Fall River Cinema, Inc.	MA	7832	04-2803831
Liberty Tree Cinema Corp.	MA	7832	04-3269280
Loews Cheri Cinemas, Inc.	MA	7832	22-2995955
Loews Fresh Pond Cinemas, Inc.	MA	7832	13-3594484
Nickelodeon Boston, Inc.	MA	7832	04-2647784
Sack Theatres, Inc.	MA	7832	04-2897798
Loews Baltimore Cinemas, Inc.	MD	7832	13-3484502
Loews Centerpark Cinemas, Inc.	MD	7832	13-3548688
Loeks-Star Partners	MI	7832	38-3296264
Brick Plaza Cinemas, Inc.	NJ	7832	22-1909532
Jersey Garden Cinemas, Inc.	NJ	7832	22-2118660
Loews East Hanover Cinemas, Inc.	NJ	7832	13-3467668
Loews Freehold Mall Cinemas, Inc.	NJ	7832	22-3000622
Loews Meadowland Cinemas 8, Inc.	NJ	7832	13-3361946
Loews Meadowland Cinemas, Inc.	NJ	7832	13-3091215
Loews Mountainside Cinemas, Inc.	NJ	7832	13-3642143
Loews New Jersey Cinemas, Inc.	NJ	7832	13-1820779
Loews Newark Cinemas, Inc.	NJ	7832	13-3567035
Loews Ridgefield Park Cinemas, Inc.	NJ	7832	13-3352926
Loews Toms River Cinemas, Inc.	NJ	7832	13-3411449
Loews West Long Branch Cinemas, Inc.	NJ	7832	13-3590512
Loews-Hartz Music Makers Theatres, Inc.	NJ	7832	13-3370285
Music Makers Theatres, Inc.	NJ	7832	22-1863281
New Brunswick Cinemas, Inc.	NJ	7832	22-2117486
Parsippany Theatre Corp.	NJ	7832	13-6169369
Red Bank Theatre Corporation	NJ	7832	22-2229129
White Marsh Cinemas, Inc.	NJ	7832	13-3604226
71st & 3rd Ave. Corp.	NY	7832	13-1968815
Crescent Advertising Corporation	NY	7832	16-1172849
Eton Amusement Corporation	NY	7832	13-0686045
Forty-Second Street Cinemas, Inc.	NY	7832	13-3179361
Hawthorne Amusement Corporation	NY	7832	13-0829712
Hinsdale Amusement Corporation	NY	7832	13-1841984
Lance Theatre Corporation	NY	7832	13-0943435
Loews Astor Plaza, Inc.	NY	7832	13-2780041
Loews Boulevard Cinemas, Inc.	NY	7832	13-0980716
Loews Broadway Cinemas, Inc.	NY	7832	06-1160202
Loew’s California Theatres, Inc.	NY	7832	13-0873262
Loews Crystal Run Cinemas, Inc.	NY	7832	22-3014776

Exact Name of Registrant as Specified in its Charter	State of Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification No.
Loews East Village Cinemas, Inc.	NY	7832	13-3472867
Loews Elmwood Cinemas, Inc.	NY	7832	13-2991181
Loews Levittown Cinemas, Inc.	NY	7832	13-3143446
Loews Lincoln Theatre Holding Corp.	NY	7832	13-1684091
Loews Orpheum Cinemas, Inc.	NY	7832	13-3556932
Loews Palisades Center Cinemas, Inc.	NY	7832	13-3467560
Loews Roosevelt Field Cinemas, Inc.	NY	7832	13-3411450
Loews Trylon Theatre, Inc.	NY	7832	13-2991180
Parkchester Amusement Corporation	NY	7832	13-1150623
Putnam Theatrical Corporation	NY	7832	13-1189932
Talent Booking Agency, Inc.	NY	7832	13-6155797
Thirty-Fourth Street Cinemas, Inc.	NY	7832	13-3036478
Loews Richmond Mall Cinemas, Inc.	OH	7832	13-3188106
Mid-States Theatres, Inc.	OH	7832	31-0851111
Loews Montgomery Cinemas, Inc.	PA	7832	22-2929019
Stroud Mall Cinemas, Inc.	PA	7832	22-2217247
Cityplace Cinemas, Inc	TX	7832	13-3465138
Fountain Cinemas, Inc.	TX	7832	13-3399128
Loews Arlington West Cinemas, Inc.	TX	7832	13-3166737
Loews Deauville North Cinemas, Inc.	TX	7832	13-3202133
Loews Fort Worth Cinemas, Inc.	TX	7832	13-3360654
Loews Houston Cinemas, Inc.	TX	7832	13-0980750
Loews Lincoln Plaza Cinemas, Inc.	TX	7832	13-3048437
Loews Cineplex Entertainment Gift Card Corporation	VA	7832	81-0629627
Loews Pentagon City Cinemas, Inc.	VA	7832	22-2929006

The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is: c/o Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022, Telephone: (646) 521-6000

The name, address, including zip code and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Michael Politi

Senior Vice President and General Counsel

711 Fifth Avenue

New York, New York 10022

Telephone: (646) 521-6000

The information in this preliminary prospectus is not complete and may be changed. We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2005.

Prospectus

Loews Cineplex Entertainment Corporation

Offer to Exchange

$315,000,000 principal amount of our 9% Senior Subordinated Notes due 2014, which have been registered under the Securities Act, for any and all of our outstanding 9% Senior Subordinated Notes due 2014.

We are offering to exchange all of our 9% Senior Subordinated Notes due 2014, which we refer to as the outstanding notes, for our registered 9% Senior Subordinated Notes due 2014, which we refer to as exchange notes, which are described herein. The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes have been registered under the Securities Act of 1933, and therefore, are freely transferable. We will pay interest on the notes at the rate of 9% per year. Interest on the notes will be payable on February 1 and August 1 of each year, beginning on February 1, 2005. The notes will mature on August 1, 2014.

We may redeem some or all of the notes at any time prior to August 1, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, we may redeem some or all of the notes at any time at the redemption prices set forth herein. In addition, prior to August 1, 2007, we may redeem up to 35% of the notes from the proceeds of certain equity offerings. The redemption prices are discussed under the caption “Description of Exchange Notes—Optional Redemption.”

If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest (as defined herein), if any, to the date of repurchase. While the consummation of our announced merger with AMC Entertainment Inc. would constitute a change of control under the indenture governing our notes, we will not be required to make an offer to repurchase the notes if we meet certain conditions following the change of control. We have not determined whether we would meet those conditions if the merger is consummated; however AMC has secured commitments to refinance our notes to the extent that such an offer is required under the indenture. See “Description of The Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

Investing in the notes involves risks. See “ Risk Factors” beginning on page 15.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealers as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to John J. Walker, Loews Cineplex Entertainment Corporation, 711 Fifth Avenue New York, New York 10022, (Telephone: (646) 521-6000). You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                 , 2005.

i

SUMMARY

The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. Before you make an investment decision, you should review this prospectus in its entirety, including the risk factors, our financial statements and the related notes and the pro forma financial data appearing elsewhere in this prospectus. Financial data which is “attributable” is presented to include our wholly owned U.S. and Mexican operations, 100% of the results of operations of our Magic Johnson Theatres joint venture, the portion of the results of operations of our other joint ventures in the U.S., South Korea and Spain equal to the interests owned by us, and certain other adjustments, as described in “Summary Historical and Pro Forma Financial and Operating Data.” In this prospectus references to “we,” “us,” “our,” the “company” or “Loews” refer to Loews Cineplex Entertainment Corporation and its subsidiaries after giving effect to the transactions described in this prospectus and in particular after the sale of our Canadian and German operations, and including our Mexican operations, unless we expressly state otherwise or the context otherwise requires. Unless otherwise noted references to “market share” refer to share of aggregate box office revenue in the relevant market for calendar year 2004. Unless otherwise noted, our market share data, number of theatres and number of screens represent our total circuit, including all the theatres and screens owned by our joint ventures in the U.S., South Korea and Spain and owned by our subsidiaries.

Loews Cineplex Entertainment Corporation

Overview

We are one of the world’s leading film exhibition companies. As of March 31, 2005, we owned, operated or had an interest in 2,222 screens in 200 theatres in the U.S., Mexico, South Korea and Spain. The majority of our theatres are concentrated in major metropolitan markets where we have a strong market position. We operate through subsidiaries and joint ventures in these markets. We believe our concentration in major metropolitan markets results in several competitive advantages, including high attendance per screen, strategic importance to film studios and advertisers, low susceptibility to competitive building and scale efficiencies in operations and marketing. We have the number one market share in the New York City and Mexico City metropolitan areas, which are the second and third most populous metropolitan areas in the world and the number two market share in the city of Seoul, which is the third most populous city in the world. We also believe that our theatre portfolio is comprised of some of the most modern, high quality and profitable theatre assets in the industry, due to recent theatre rationalization and an extensive asset upgrade.

In the U.S., we operate 130 theatres with 1,444 screens in 18 states and the District of Columbia. We have the number one market share in the New York, Chicago and Detroit metropolitan areas, the number two market share in the Boston and Seattle metropolitan areas and a significant market presence in Washington, D.C., Baltimore, San Francisco and Los Angeles. Approximately 70% of our U.S. theatres are located within the top 10 designated market areas, or DMAs, which are important to film studios, real estate developers and advertisers. We operate theatres in the U.S. under the Loews Theatres, Cineplex Odeon, Star Theatres, Magic Johnson Theatres and Universal Cineplex names.

In Mexico, we operate 37 theatres with 413 screens under the Cinemex name primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V., or Cinemex. Cinemex has the number one market share in the MCMA with an estimated 48% of box office revenue in 2004.

In South Korea, we have a 50% joint venture interest in Megabox Cineplex, Inc., or Megabox, the third largest South Korean film exhibitor based on attendance. Megabox operates seven modern theatres with 66 screens including the COEX theatre in Seoul, which drew 6.2 million patrons in both 2003 and 2004 and which we believe was the highest theatre attendance in the world. In Spain, we have a 50% joint venture interest in Yelmo Cineplex, S.L., or Yelmo, which operates Spain’s largest film exhibitor based on attendance, with 299 screens in 26 theatres. Yelmo’s theatres are located in key urban markets in Spain, including Madrid and Barcelona.

Our Industry

Film exhibition companies are the primary distribution channel for new movie releases. We believe that theatrical exhibition is the key driver of a movie’s success, as box office performance is generally the most important factor in establishing a film’s value in downstream revenue markets, such as DVD/video, video-on-demand/pay-per-view, cable/broadcast television and merchandising. Film exhibition companies generate revenues from box office ticket sales, concession sales to patrons and ancillary revenues from on-screen and off-screen advertising, online ticket sales, sponsorships and promotions.

The U.S. film exhibition industry has a history of long-term box office revenue growth, increasing at a compound annual rate of 6.1% from 1973 to 2004. Since the introduction of modern multiplex theatres in 1995, U.S. box office revenue grew at a compound annual rate of 6.3% to $9.5 billion in 2004. The long term growth in box office revenue has been driven by a combination of increases in attendance and ticket prices. Box office revenue has grown at higher rates in our international markets. Box office revenue in Mexico, South Korea and Spain grew at compound annual rates of 21.2%, 17.7% and 11.0% from 1995 to 2004. The growth of global industry revenues has been largely resilient to periods of overall economic weakness and to the introduction of new home entertainment technologies, including DVD/video and video-on-demand/pay-per-view.

The Transactions

On July 30, 2004, LCE Holdings, Inc., a company formed by investment funds affiliated with Bain Capital Partners, LLC, or Bain Capital, The Carlyle Group and Spectrum Equity Investors, which we refer to as our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex for an aggregate purchase price of approximately $1.5 billion. The purchase of our company and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the outstanding notes and cash equity investments by the Sponsors. Prior to the closing, we sold all of our Canadian and German film exhibition operations to our former investors, who indemnified us for certain potential liabilities in connection with those sales.

We refer to the cash investment by the Sponsors into LCE Holdings, Inc. and the acquisition of all of our outstanding stock by LCE Holdings, Inc., the financing under our senior secured credit facility, the offering of the outstanding notes, the sale of our Canadian and German film exhibition operations, the purchase of Cinemex, and the payment of all related fees and expenses collectively as the “Transactions.” The Transactions do not include our refinancing of the Cinemex term loan facility and entering into of a new Cinemex revolving loan facility.

Recent Developments

On June 20, 2005, our holding company, LCE Holdings, Inc., entered into a definitive merger agreement with the holding company of AMC Entertainment Inc., or AMC, one of the world’s leading film exhibition companies. You can find more information about AMC on the SEC’s website at www.sec.gov, and for your convenience we have included the audited financial statements of AMC Entertainment Inc. at the end of this prospectus. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of the type. If the merger is consummated, our Sponsors and our management would hold approximately 40% of the combined entity. While we have not yet determined whether the merger, if it closes, would require a change of control repurchase offer of our senior subordinated notes, AMC Entertainment Inc. has secured commitments to refinance our notes to the extent that such an offer is required under our indenture. See “Description of The Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

At March 31, 2005, we had $51.6 million of cash and cash equivalents, $1.7 billion of total assets, $1.3 billion of total liabilities and $119 million of availability under our U.S. and Mexican credit facilities. For the three months ended March 31, 2005, we used $5.9 million of cash in operating activities, $5.2 million in investing activities and $8.3 million in financing activities. Additionally, for the three months ended March 31, 2005, our revenues were $202.5 million, resulting in a net loss of $17.1 million, EBITDA of $27.4 million and Attributable EBITDA of $34.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional discussion of these items.

Corporate Information

We were originally incorporated under the name LCEC Corp. in the State of Delaware in October 2002. Our principal executive offices are located at 711 Fifth Avenue, New York, New York 10022. Our telephone number is (646) 521-6000. Our website address is www.enjoytheshow.com. The information on our website does not constitute part of this prospectus.

THE EXCHANGE OFFER

On July 30, 2004, we completed an offering of $315 million in aggregate principal amount of 9% Senior Subordinated Notes due 2014, which was exempt from registration under the Securities Act.

We sold the outstanding notes to the initial purchasers, which subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

In connection with the sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we each agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus.

If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to the resales of the outstanding notes. We must pay additional interest on the notes if we do not complete the exchange offer within 50 days after the date that the registration statement, of which this prospectus is a part, is declared effective or, if required, the shelf registration statement is not declared effective within 60 days after the date it is filed.

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$315,000,000 in aggregate principal amount of 9% Senior Subordinated Notes due 2014.

Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2005. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number than the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Resale of the Exchange Notes	Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

•	you are not an “affiliate” of Loews within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

•	is an affiliate of Loews,

•	does not acquire exchange notes in the ordinary course of its business, or

•	tenders in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on [                     ], 2005, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Loews or if you are an affiliate, you will comply with any applicable registration and prospectus delivering requirements of the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The Exchange Offer—Effect of Not Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes which are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Interest on the Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Consequences” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Description of the Exchange Notes

Issuer	Loews Cineplex Entertainment Corporation.

Securities Offered	$315,000,000 in aggregate principal amount of 9% Senior Subordinated Notes Due 2014.

Maturity Date	August 1, 2014.

Interest	9% per annum, payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2005.

Guarantees

The notes will be fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, subject to certain limited exceptions, by all our existing and future U.S. subsidiaries that guarantee our indebtedness or the indebtedness of certain restricted subsidiaries. Our foreign subsidiaries and our domestic and foreign joint ventures will not guarantee the notes.

Ranking	The notes will be our unsecured senior subordinated obligations. The notes and guarantees will rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including our senior secured credit facility;

•	equally with any of our and the guarantors’ existing and future senior subordinated indebtedness; and

•	senior to any of our and the guarantors’ existing and future subordinated indebtedness.

On March 31, 2005, the notes ranked junior to approximately $742.4 million of senior indebtedness (excluding approximately $119.0 million available for borrowing under our revolving credit facilities), all of which is secured.

The notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes, including the indebtedness of Cinemex.

The notes will be effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations, including our senior secured credit facility and the debt of Cinemex.

Optional Redemption

We may redeem some or all of the notes at any time prior to August 1, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest plus an applicable premium. We may redeem the notes at any time and from time to time on or after August 1, 2009, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, at any time and from time to time, before August 1, 2007, we may redeem up to 35% of the notes with the proceeds of certain equity offerings.

Change of Control

If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell to us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest (as defined herein), if any, to the date of repurchase. While the consummation of our announced merger with AMC Entertainment Inc. would constitute a change of control under the indenture governing our notes, we will not be required to make an offer to repurchase the notes if we meet certain conditions following the change of control. We have not determined whether we would meet those conditions if the merger is consummated; however AMC has secured commitments to refinance our notes to the extent that such an offer is required under the indenture. See “Description of The Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness;

•	issue preferred stock of restricted subsidiaries;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make certain investments;

•	enter into arrangements that restrict dividends from restricted subsidiaries;

•	sell or otherwise dispose of assets;

•	engage in transactions with affiliates;

•	merge or consolidate with another entity; and

•	create liens on certain assets without securing the notes.

The limitations will be subject to a number of important qualifications and exceptions. See “Description of The Exchange Notes—Certain Covenants.”

Risk Factors

Investing in the notes involves substantial risks. You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the notes.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

The financial data presented for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 are derived from our audited combined consolidated financial statements. The financial data presented for the three months ended March 31, 2004 and 2005 are derived from our unaudited condensed combined consolidated financial statements which management believes include all adjustments necessary for a fair statement of our financial position and results of operations and cash flows for those periods. Our financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. We have consolidated Magic Johnson Theatres for all periods presented as a result of our adoption of FIN 46(R). We have reflected the financial position and results of operations of our former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of our former investors as part of the Transactions.

On July 30, 2004, LCE Holdings, Inc., a company formed by our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex. For accounting purposes and consistent with our reporting periods, we have used July 31, 2004 as the effective date of the Transactions. As a result, we have reported our operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company period have different bases of accounting and are therefore not comparable.

The summary pro forma financial and other data for 2004 should be read in conjunction with our unaudited pro forma consolidated financial statements included elsewhere in this prospectus, which give effect to the Transactions as if they occurred as of January 1, 2004. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations would have been if the Transactions had occurred on such date or what our results will be for future periods.

You should read the summary historical financial data presented below together with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005	Pro-Forma Year Ended December 31, 2004
			(in thousands)
Statement of Operations Data
Revenues:
Box office	$475,505	$628,643	$384,814	$237,545	$142,583	$136,232	$622,359
Concessions	192,353	253,406	156,646	94,884	56,739	56,937	251,530
Other	36,657	46,189	25,820	23,609	10,378	9,331	49,429

Total operating revenues	704,515	928,238	567,280	356,038	209,700	202,500	923,318
Expenses:
Theatre operations and other expenses	517,017	681,493	404,674	264,608	155,862	155,478	669,282
Cost of concessions	27,574	35,460	23,365	13,948	8,484	8,642	37,313
General and administrative	55,942	60,099	43,334	20,934	15,798	12,082	55,099
Depreciation and amortization	50,746	80,940	49,623	45,771	21,803	26,905	107,139
(Gain)/loss on sale/disposal of theatres	733	(4,508)	(3,734)	1,430	(47)	—	(2,304)

Total operating expenses	652,012	853,484	517,262	346,691	201,900	203,107	866,529

Income from operations	52,503	74,754	50,018	9,347	7,800	(607)	56,789
Equity (income)/loss in long-term investments	(1,499)	1,485	(933)	(1,438)	(1,425)	(1,080)	(4,669)
Interest expense, net	30,613	35,262	16,663	36,005	7,237	17,655	70,863
Loss on early extinguishment of debt	—	—	6,856	882	—	—	—
Income tax expense/(benefit)	8,033	15,339	12,886	(3,244)	2,958	(113)	5,093
Income from discontinued operations, net of tax (a)	10,846	56,183	7,417	—	405	—	—
Cumulative effect of change in accounting principle, net of tax (b)	4,000	—	—	—	—	—	—

Net income/(loss)	$30,202	$78,851	$21,963	$(22,858)	$(565)	$(17,069)	$(14,498)

Other Financial Data:
Capital expenditures	$31,478	$40,895	$36,638	$17,205	16,691	5,247	—
Cash provided by/(used in) Operating activities (c)	64,347	88,959	75,226	38,097	(2,965)	(5,895)	—
Investing activities	(34,057)	(31,226)	174,302	(1,323,877)	(16,631)	(5,215)	—
Financing activities	10,311	(12,114)	(217,984)	1,187,060	(6,891)	(8,306)	—
EBITDA (d) (e)	104,748	154,209	100,574	56,556	31,028	27,378	—
Attributable EBITDA (d)	143,087	190,682	130,351	72,455	41,869	34,783	—
Ratio of earnings to fixed charges (f)	1.37x	1.54x	1.57x	0.48x	0.97x	0.38x	—

	As of December 31, 2004	As of March 31, 2005

Balance Sheet Data (at period end)
Cash and cash equivalents (e)	$71,015	$51,553
Total assets	1,751,958	1,684,690
Total debt (long-term debt including current portion) (e)	1,037,907	1,029,645
Total liabilities	1,346,568	1,292,035
Stockholders’ equity	405,390	392,655
Attributable debt (e)(g)	1,073,422	1,061,302
Ratio of Attributable debt to Attributable EBITDA (g)	5.3x	N/A

(a)	The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of our former Canadian operations, which were sold to affiliates of our former investors as part of the Transactions.
(b)	Represents a one-time adjustment to reflect the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” See further discussion in the notes to our consolidated financial statements.
(c)	Cash provided by operating activities includes the payment of restructuring charges and reorganization costs, as follows:

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(in thousands)
Restructuring charges paid during the period	$9,817	$3,065	$13	$17	$8	$7
Reorganization claims paid during the period	20,278	3,210	522	352	245	65

Total	$30,095	$6,275	$535	$369	$253	$72

(d)	EBITDA represents income/(loss) before cumulative effect of a change in accounting principle, loss on early extinguishment of debt, discontinued operations, interest expense, income taxes, depreciation and amortization. Attributable EBITDA represents the combined consolidated EBITDA of our wholly owned operations, plus or minus certain adjustments, which we are permitted to exclude from EBITDA under the terms of the indenture governing our senior subordinated notes and senior secured credit facility (see table below for detail of such adjustments), plus 100% of the EBITDA of our Magic Johnson Theatres joint venture and our 50% share of our joint ventures’ EBITDA in the U.S., South Korea and Spain, as reported to us by those joint ventures. EBITDA and Attributable EBITDA are not presentations made in accordance with generally accepted accounting principles, which we also refer to as GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. EBITDA and Attributable EBITDA are not intended to be measures of cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We have included this financial information to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements, including the notes, are tied to similar measures. Attributable EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically total leverage and interest coverage ratios, and the indenture governing the notes contains limitations on our ability to borrow and to make certain payments, in each case that are calculated by reference to Attributable EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in our senior secured credit facility and indenture, our ability to pay dividends is restricted by a formula based on the amount of Attributable EBITDA. We believe that Attributable EBITDA is a key indicator of our operating performance because it shows our ability to realize free cash flow at a theatre level, whether the theatre is held by us or through one of our joint ventures. Attributable EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Attributable EBITDA measures. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and from certain of our U.S. joint ventures is restricted. In addition, our joint ventures will not be guarantors of the notes, or be bound by the covenants contained in the indenture for the notes. The debt of our joint ventures is non-recourse to us.

The reconciliation of net income (loss) before discontinued operations and cumulative effect of a change in accounting principle to each of EBITDA and Attributable EBITDA is shown below.

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(in thousands)
Net income/(loss)	$30,202	$78,851	$21,963	$(22,858)	$(565)	$(17,069)
Net income/(loss) before discontinued operations and cumulative effect of a change in accounting principle	$15,356	$22,668	$14,546	$(22,858)	$(970)	$(17,069)
Depreciation and amortization	50,746	80,940	49,623	45,771	21,803	26,905
Interest expense	30,613	35,262	16,663	36,005	7,237	17,655
Loss on early extinguishment of debt	—	—	6,856	882	—	—
Income tax expense/(benefit)	8,033	15,339	12,886	(3,244)	2,958	(113)

EBITDA	104,748	$154,209	$100,574	$56,556	$31,028	$27,378

Adjustments to EBITDA:
Management fee	$4,583	$5,000	$2,919	$1,673	$1,251	$999
(Gain)/loss on sale/disposal of theatres	733	(4,508)	(3,734)	1,430	(47)	—
Equity (income)/loss in long-term investments	(1,499)	1,485	(933)	(1,438)	(1,425)	(1,080)
Straight-line rent accrual in excess of cash	5,401	6,021	4,357	2,513	1,505	1,895
Transaction related expenses(1)	19,288	10,240	14,637	3,632	3,969	476
Our share of partnership EBITDA	9,833	18,235	12,531	8,089	5,588	5,115

Attributable EBITDA	$143,087	$190,682	$130,351	$72,455	$41,869	$34,783

(1)	Transaction related expenses are primarily comprised of professional and legal fees associated with potential mergers and acquisitions and initial public offerings which were not consummated and bonuses paid as a result of acquisitions.

(e)	Reflects our combined consolidated EBITDA, cash and debt amounts. For additional information, the following table sets forth our percentage share, based on our equity ownership, of the EBITDA, cash and debt of our joint ventures that are accounted for under the equity method in our consolidated financial information, as reported to us by our joint ventures. This information does not include any information with respect to our former joint venture in Germany, which was transferred to affiliates of our former investors, as part of the Transactions. We account for these joint ventures under the equity method, and therefore these amounts are not included in the respective line items in the table above. None of this information is a presentation made in accordance with generally accepted accounting principles. This financial information is included in this prospectus to provide additional information that our management uses to assess our company as a whole, including the value of our equity interests in our partnerships’ operations from period to period. We believe that the performance of our partnerships is of interest to investors in evaluating our company as a whole.

We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and certain of our U.S. joint ventures to us is restricted. In addition, our joint ventures will not guarantee the notes and will not be bound by the covenants contained in the indenture for the notes. The debt of our partnerships is non-recourse to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(in thousands)
Our share of partnership EBITDA	$9,833	$18,235	$12,531	$8,089	$5,588	$5,115
Our share of partnership cash (at period end)	4,978	8,264	8,404	7,292	4,281	2,507
Our share of partnership debt (at period end)	31,428	41,235	35,664	35,515	38,543	31,738

(f)	Our earnings were insufficient to cover our fixed charges by approximately $0.6 million, $27.7 million and $17.7 million for the three months ended March 31, 2004, the five months ended December 31, 2004 and the three months ended March 31, 2005, respectively.

(g)	The calculation of the Ratio of Attributable debt to Attributable EBITDA is based on Attributable debt (calculated as our total debt plus our share of the debt of our joint ventures) at December 31, 2004 and combined Attributable EBITDA, which is calculated as the summation of Attributable EBITDA for the seven months ended July 31, 2004 and Attributable EBITDA for the five months ended December 31, 2004.

Summary Operating Data

The table below sets forth unaudited selected operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. All amounts below exclude our discontinued operations and include 100% of the operating results and theatre, screen and attendance counts of Cinemex from June 19, 2002 (date of acquisition) and Magic Johnson Theatres, which, in accordance with our adoption of FIN 46(R), is recorded on a consolidated basis in all successor periods. The amounts below also include 100% of the operating results and theatre, screen and attendance counts of all our domestic partnerships, as well as Yelmo and Megabox.

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
U.S.
Theatres operated (at period end)	150	140	133	131	135	130
Screens operated (at period end)	1,536	1,488	1,449	1,440	1,456	1,444
Average screens per theatre	10.2	10.6	10.9	11.0	10.8	11.1
Average admissions per patron	$6.65	$6.88	$7.10	$7.23	$7.07	$7.23
Average concession per patron	$2.59	$2.63	$2.69	$2.72	$2.64	$2.83
Attendance (in thousands)	66,022	82,539	48,439	29,847	17,993	16,742

International
Theatres operated (at period end)	61	67	67	70	65	70
Screens operated (at period end)	672	731	744	778	720	778
Average screens per theatre	11.0	10.9	11.1	11.1	11.1	11.1
Average admissions per patron	$3.59	$3.78	$3.76	$4.05	$4.00	$4.24
Average concession per patron	$1.45	$1.54	$1.56	$1.60	$1.56	$1.65
Attendance (in thousands)	32,153	50,575	33,953	21,435	13,015	12,940

Worldwide
Theatres operated (at period end)	211	207	200	201	200	200
Screens operated (at period end)	2,208	2,219	2,193	2,218	2,176	2,222
Average screens per theatre	10.5	10.7	11.0	11.0	10.9	11.1
Average admissions per patron	$5.65	$5.71	$5.72	$5.90	$5.78	$5.93
Average concession per patron	$2.21	$2.21	$2.22	$2.25	$2.19	$2.32
Attendance (in thousands)	98,175	133,114	82,392	51,282	31,008	29,682

RISK FACTORS

Investing in the notes involves substantial risk. In addition to the other information in this prospectus, you should carefully consider the following factors before making an investment decision. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Notes and the Exchange Offer

Our level of indebtedness and substantial lease and debt obligations could impair our financial flexibility, competitive position, financial condition, and could prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. At March 31, 2005, our total outstanding indebtedness was $1.06 billion including our capitalized leases. For the twelve-month period ended December 31, 2004, our pro forma net interest expense was $70.9 million.

We estimate that our contractual cash obligations over the next several years will be as follows:

	Payments Due by Period (in thousands)
	Current(a)	2-3 Years	4-5 Years	After 5 Years	Total
Debt (b)(c)	$76	$31,585	$86,059	$911,925	$1,029,645
Capital lease obligations (d)	2,554	6,836	7,119	37,619	54,128
Operating leases	81,492	229,393	219,352	1,017,499	1,547,736
Capital commitments and other (e)	36,623	67,774	—	—	104,397

Total contractual cash obligations	$120,745	$335,588	$312,530	$1,967,043	$2,735,906

(a)	Represents the period from April 1, 2005 through December 31, 2005.
(b)	Represents obligations under our senior secured credit facility, the notes and the Cinemex senior credit facility and a mortgage, in each case excluding interest payments. The timing of a portion of these payments may be accelerated due to the fact that we are required to make annual payments under our senior secured credit facility related to excess cash flow, as defined in our senior secured credit agreement.
(c)	Reflects an $8.0 million prepayment of our senior secured credit facility which reduces the scheduled 2005 and 2006 payments by a like amount.
(d)	Capital lease obligations include interest payments of $26.3 million.
(e)	Does not include $79.9 million of planned but non-committed capital investment for Cinemex over the next five years or any planned, non-committed capital expenditures in the U.S.

In addition to these cash obligations, as of March 31, 2005, we had $6.0 million in standby letters of credit issued under our senior secured credit facility to support our commitments with respect to theatre leases and our workers’ compensation insurance.

Our level of indebtedness and substantial lease and debt obligations could have important consequences to you. For example, they could:

•	limit our ability to obtain necessary financing in the future on satisfactory terms or at all;

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and thereby reduce the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other corporate requirements;

•	make us more vulnerable to a general economic downturn or a downturn in our business or industry and limit our flexibility to plan for, or react to, changes in our business or industry; and

•	place us at a disadvantage compared to competitors that might have proportionately lower lease and debt obligations or have better access to capital.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

If we consummate the merger with AMC Entertainment Inc., AMC will assume our obligations under the notes and the indenture governing the notes. We expect that following the merger, our subsidiaries that guarantee the notes will guarantee AMC’s outstanding indebtedness and that AMC’s subsidiaries that guarantee its senior subordinated notes will guarantee the Loews notes assumed by AMC.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of an event constituting a change of control under the notes, subject to certain exceptions, we will be required to make a change of control offer under the notes. As noted above, we have announced that LCE Holdings, Inc., our holding company, has entered into a merger agreement with the holding company of AMC Entertainment Inc. While the consummation of our merger with AMC would constitute a change of control under the indenture governing our notes, we will not be required to make an offer to repurchase the notes if we meet certain conditions following the change of control. We have not determined whether we would meet those conditions if the merger is consummated; however AMC has secured commitments to refinance our notes to the extent that such an offer is required under the indenture. Any change of control, including our merger with AMC, would constitute a default under our U.S. senior secured credit facility, however AMC has secured commitments to refinance our U.S. senior secured credit facility and AMC’s senior secured credit facility in the event that we consummate the merger. Upon the occurrence of any other change of control, the lenders under our U.S. senior secured credit facility would have the right to accelerate their loans, and we would be required to prepay all of our outstanding obligations under our U.S. senior secured credit facility. In addition, our U.S. senior secured credit facility generally prohibits us from repurchasing any notes. If we do not repay all borrowings under our U.S. senior secured credit facility or obtain a consent from our lenders under our U.S. senior secured credit facility, we will be prohibited from repurchasing the notes. The consummation of our merger with AMC would not constitute a default under the Cinemex senior secured credit facility. If a change of control offer is made, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to accept the change of control offer and, accordingly, none of the holders of the notes may receive the change of control purchase price for their notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would give the trustee and the holders of the notes the rights described under the section in this prospectus entitled “Description of The Exchange Notes—Events of Default and Remedies.”

Transactions meeting specified criteria will not require us to make a change of control offer and we will not be required to repurchase the notes at a premium or at all.

If we experience a change of control in which we meet all of the following conditions, we will not be required to make a change of control offer:

•	minimum rating of the notes;

•	no rating downgrade, withdrawal or qualification of the notes;

•	no increase in our leverage ratio;

•	maintain ability to incur debt based on a specific ratio;

•	no event of default; and

•	the acquiror has material operations in a business reasonably related to our business.

Accordingly, under certain circumstances we may experience a change of control, the notes will remain outstanding and the holders of the notes will not have the right to require us to repurchase the notes at a premium or at all. We have not determined which of the conditions listed above we would be able to satisfy if we consummate a merger with AMC Entertainment Inc. If we cannot satisfy all of the conditions listed above and are thus required to offer to repurchase our notes, we expect that we would finance the repurchase with borrowings pursuant to commitments that AMC has received from various lenders. See “Description of The Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause us to be unable to meet our debt service obligations if they increase significantly.

Our interest expense could increase if interest rates increase because all of our debt under the credit agreement governing our senior secured credit facility, which includes a $620.4 million term loan at March 31, 2005 and a revolving loan facility of $100.0 million, bears interest at floating rates. Cinemex’s senior secured credit facility includes a $100.0 million term loan and a $25.0 million revolving loan facility. Of the $100.0 million Cinemex term loan, $90.0 million is currently outstanding and substantially all of the amount currently outstanding bears interest at a fixed rate set by an interest rate swap. The remaining $10.0 million term loan and the $25.0 million revolving loan facility bear interest at floating rates. The interest rates per annum applicable to the U.S. dollar denominated loans under our senior secured credit facility, other than swingline loans, equal an applicable margin percentage plus, at our option, either (a) a LIBOR rate equal to the costs of funds for deposits in dollars for an interest period chosen by us of one, two, three or six months, or a nine or 12 month period if made available, and adjusted for certain additional costs (adjusted LIBOR) or (b) a base rate equal to the greater of (1) the base rate of Citicorp North America, Inc. and (2) the Federal Funds Effective Rate plus 0.50%. Peso denominated revolving credit loans under our senior secured credit facility and loans under Cinemex’s senior secured credit facility bear interest at an applicable margin percentage plus the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate). Swingline loans bear interest at the interest rate applicable to base rate revolving loans. If interest rates increase significantly, we and Cinemex may be unable to meet our debt service obligations under our and Cinemex’s senior secured credit facilities and other debt. See “Description of Senior Secured Credit Facility.”

The terms of our senior secured credit facility, our Cinemex senior secured credit facility and the indenture relating to the notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The senior secured credit facility and the Cinemex senior secured credit facility contain, and any future refinancing of the senior secured credit facility or the Cinemex senior secured credit facility likely would contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. These senior secured credit facilities include covenants that limit and restrict, among other things, our ability to:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase equity interests;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	make capital expenditures;

•	engage in certain transactions with affiliates;

•	engage in mergers, acquisitions and asset sales;

•	transfer all or substantially all of our assets;

•	enter into agreements limiting subsidiary distributions;

•	amend or otherwise alter the terms of our indebtedness, including the notes and other material agreements;

•	prepay, redeem or purchase certain indebtedness, including the notes; and

•	alter the business we conduct.

The indenture relating to the notes also contains numerous covenants including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional debt;

•	issue preferred stock of restricted subsidiaries;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make certain investments;

•	create liens on certain assets without securing the notes;

•	enter into arrangements that restrict dividends from restricted subsidiaries;

•	engage in transactions with affiliates;

•	sell or otherwise dispose of assets;

•	alter the business we conduct; and

•	merge or consolidate with another entity.

The senior secured credit facility also includes financial covenants, including requirements that we:

•	maintain a minimum interest coverage ratio, and

•	not exceed a maximum lease-adjusted leverage ratio.

Cinemex’s senior secured credit facility also includes financial covenants, including requirements that Cinemex:

•	maintain a minimum interest coverage ratio;

•	maintain a minimum consolidated net worth;

•	not exceed a maximum lease adjusted leverage ratio;

•	not exceed a maximum leverage ratio; and

•	not exceed a maximum indebtedness to net worth ratio.

Some of the financial covenants in our and Cinemex’s senior secured credit facilities become more restrictive over time. A failure by us to comply with the covenants contained in the senior secured credit facility or the indenture or by Cinemex to comply with the covenants in its senior secured credit facility could result in an event of default under our senior secured credit facility, the Cinemex senior secured credit facility or the indenture, which could materially and adversely affect our operating results and our financial condition. In the event of any event of default under our senior secured credit facility, the lenders under our senior secured credit facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings and to prevent us from making debt service payments on the notes, any of which would result in an event of default under the notes. The lenders under our senior secured credit facility also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In the event that the lenders under our senior secured credit facility or under the Cinemex senior secured credit facility elect to declare all amounts immediately due and payable, your right to receive payment on the notes would be junior to the senior lenders’ claims and the senior lenders would have priority with respect to our assets, in which case we cannot assure you that our assets would be sufficient to repay in full the notes and our other debt. See “Description of Senior Secured Credit Facility” and “Description of The Exchange Notes.”

If we consummate our merger with AMC Entertainment Inc., we would be required to refinance our U.S. senior secured credit facility but not the Cinemex senior secured credit facility. AMC Entertainment Inc. has secured commitments to refinance our U.S. senior secured credit facility and AMC’s senior secured credit facility in the event that we consummate the merger. We expect that a new senior credit facility entered into pursuant to these commitments would include covenants that limit and restrict the actions of the surviving entity, but we do not expect these covenants to be more restrictive than our existing covenants.

Despite our level of indebtedness, we will be able to incur significantly more debt. This could further exacerbate the risks we describe above.

We will be able to incur significant additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our U.S. senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Our U.S. senior secured credit facility provides commitments of up to $730 million, including revolving loan availability of $100 million. If drawn, this amount and any related guarantees would be senior to the notes and the related guarantees. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. The restrictions do not prevent us from incurring obligations that do not constitute indebtedness. See “Description of Senior Secured Credit Facility” and “Description of The Exchange Notes.”

Our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries and joint ventures.

We are a holding company. All of our operations are conducted by our subsidiaries and through our joint ventures with third parties. Our ability to meet our obligations, including with respect to the notes, will be dependent upon dividends and other distributions or payments from our subsidiaries and joint ventures. The ability of our subsidiaries and joint ventures to pay dividends or make distributions or make other payments to us depends upon, among other things, the availability of cash flow from operations, proceeds from the sale of assets and borrowings and contractual restrictions with third parties, including applicable joint venture rights and obligations. All of our assets are held by, and all of our income is derived from, our subsidiaries and joint ventures. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available to us, unless they are guarantors of the notes, and the senior debt of our subsidiaries (including senior debt of Cinemex under the Cinemex senior secured credit facility) or guarantors (including their guarantees of the senior secured credit facility) may restrict payment on the notes. Neither Cinemex nor any of our joint ventures is an obligor or guarantor in respect of the notes. We periodically review the performance of each of our joint ventures and reassess their roles in our long-range plans. None of our joint ventures is bound by any of the covenants contained in the indenture relating to the notes. In addition, the indenture governing the terms of the notes permits our subsidiaries to enter into agreements that can limit our ability to receive distributions from such subsidiaries. In the event we do not receive distributions from our subsidiaries or our joint ventures, we would be unable to make required principal and interest payments on the notes. We cannot assure you that our subsidiaries will have the ability to pay dividends or make distributions to us. The Cinemex senior secured credit facility limits Cinemex’s ability to make distributions to us.

Our ability to generate sufficient cash flow to meet our debt service obligations, including payments on the notes, depends on many factors beyond our control.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, including the notes and amounts borrowed under our senior secured credit facility and Cinemex’s senior secured credit facility, and to fund our future operations, will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to obtain additional capital. In addition, the indenture governing the notes permits us to make distributions to our parent corporation and make other payments otherwise prohibited by the indenture so long as we meet specified financial tests based, in part, on our consolidated net income. The indenture also permits us to make distributions with a portion of the proceeds of specified asset sales involving the sale of assets of Cinemex and certain joint ventures if we satisfy certain conditions with regard to the rating of our notes, our leverage ratio, our ability to incur debt based on a specific ratio and the absence of any events of default under the notes. See “Description of The Exchange Notes—Certain Covenants—Restricted Payments.”

We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. In addition, the indenture for the notes, the credit agreement for our senior secured credit facility and the Cinemex senior secured credit facility may restrict us from adopting any of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business and results of operations, including making us unable to pay the principal, premium, if any, interest or other amounts on the notes. See “Description of Senior Secured Credit Facility” and “Description of The Exchange Notes.”

Your right to receive payments on the notes is unsecured and is junior to the borrowings under our senior secured credit facility, all of our and the guarantors’ existing senior indebtedness and possibly all of our and the guarantors’ future indebtedness.

The notes and the guarantees are subordinated to the prior payment in full of our and the guarantors’ current and future senior indebtedness, including our senior secured credit facility. As of March 31, 2005 we and our guarantors had $650.6 million of senior indebtedness outstanding, and we had outstanding guarantees of Magic Johnson Theatres’ future minimum lease payments totaling $81.9 million under theatre lease agreements that expire between 2005 and 2030 and outstanding guarantees, for which we are indemnified. On March 31, 2005 we also had approximately $94.0 million in revolving loan availability, and borrowings under that facility would be senior to the notes. Furthermore, the indenture relating to the notes permits us and our subsidiary guarantors to incur additional debt under specified circumstances, all of which may be senior to the notes.

All payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt, including borrowings under our senior secured credit facility, and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on specified senior debt. See “Description of The Exchange Notes—Ranking.”

Because the notes are unsecured, and because of the subordination provisions in the notes, in the event of a bankruptcy, reorganization, liquidation or dissolution relating to us or the guarantors, holders of the notes will participate with the trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. In addition, under certain circumstances, our senior secured credit facility requires us to use excess cash flow and the net cash proceeds of any asset sales, stock issuances or debt issuances to prepay our outstanding term loans. We cannot assure you that sufficient assets will remain after these payments have been made to make any payments on the notes and the guarantees, including payments of interest when due.

We operate through several joint ventures, none of which are guarantors of the notes. If these joint ventures’ operating results deteriorate or their level of debt increases or if we sell our interests in these joint ventures, our financial covenants could be negatively impacted.

Loews has a number of investments in joint ventures with other companies, including Megabox in South Korea, Yelmo in Spain and Magic Johnson Theatres in the U.S., none of which are providing guarantees of the notes. Each of these joint ventures has a 50% interest held by unrelated third parties. Accordingly, Loews does not, in all cases, exercise control over operating and financial decisions of these joint ventures. At this time Loews has no obligation to make any additional capital contributions to our existing joint ventures. If our joint ventures’ operating results and liquidity deteriorate we may need to provide additional capital contributions in the future. Additionally, our share of the joint ventures’ operating results and debt levels are included as a component in the calculation of our financial covenants. If the joint ventures’ operating results deteriorate or their level of debt increases or if we sell our interests in any or all of these joint ventures our financial covenants could be negatively impacted. We may undertake additional business operations through joint ventures or associated companies in the future, which may require us to make additional investments as needed. In 2004 our share of our joint ventures’ EBITDA was $20.6 million (excluding Magic Johnson Theatres which has been fully consolidated as required by FIN 46(R)). The notes will be effectively subordinated to all liabilities of our joint ventures and will also be effectively subordinated to any other indebtedness or obligations, including trade payables, incurred or assumed by such joint ventures in the future.

The notes will not be guaranteed by all of our subsidiaries. The claims of creditors of our non-guarantor subsidiaries will generally have priority with respect to the assets and earnings of non-guarantor subsidiaries over your claims.

The notes will not be guaranteed by a number of our subsidiaries, including Cinemex and its subsidiaries. No payments are required to be made to us or holders of the notes from the assets of our non-guarantor subsidiaries in respect of the notes. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not provide guarantees of the notes. In the event of a bankruptcy, reorganization, liquidation or dissolution, of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In 2004 the revenues and Attributable EBITDA of our non-guarantor subsidiaries were $161.9 million and $57.5 million, respectively, which represent approximately 18% of our revenues and 28% of our Attributable EBITDA, respectively, including $138.2 million of revenues and $36.0 million of Attributable EBITDA of Cinemex and its subsidiaries. In addition, as of December 31, 2004 and March 31, 2005, our non-guarantor subsidiaries held approximately 18% and 19%, respectively, of our combined total assets of which Cinemex and its subsidiaries held 18% for each period presented.

As of December 31, 2004 our non-guarantor subsidiaries had approximately $133.6 million, or 10%, of our combined total liabilities outstanding, including $132.1 million attributable to Cinemex and its subsidiaries. As of March 31, 2005 our non-guarantor subsidiaries had approximately $131.0 million, or 10%, of our combined total liabilities outstanding, including $129.5 million attributable to Cinemex and its subsidiaries. The notes will be effectively subordinated to all such liabilities and will also be effectively subordinated to any other indebtedness or obligations, including trade payables, incurred or assumed by such non-guarantor subsidiaries in the future.

The notes are not secured by our assets nor those of the guarantors, and the lenders under our senior secured credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being subordinated to all our existing and future senior debt, the notes and the guarantees will not be secured by any of our assets or the assets of any of the guarantors. Our obligations under our senior secured credit facility are secured by, among other things, a first priority pledge of all our capital stock, mortgages upon certain real property owned by us, substantially all our assets and substantially all the assets of each of our existing and subsequently acquired or organized domestic subsidiaries. If we become insolvent or are liquidated, or if payment under the senior secured credit facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the senior secured credit facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the senior secured credit facility or other senior debt). Upon the occurrence of any default under the senior secured credit facility (and even without accelerating the indebtedness under the senior secured credit facility), the lenders may be able to prohibit the payment of the notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See “Description of Senior Secured Credit Facility,” “Description of The Exchange Notes” and “Description of The Exchange Notes—Ranking.”

Federal and state fraudulent conveyance laws permit a court to void the notes and the guarantees and, if that occurs, you may not receive any payments on the notes.

Our issuance of the notes and the issuance of the guarantees by the guarantors may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or liquidation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of the subsidiary guarantors at some future date. While the relevant laws may vary from state to state, under such laws the issuance of the notes and the guarantees and the application of the proceeds therefrom will be a fraudulent conveyance if (1) we issue the notes or the guarantors issue the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value of fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is true:

•	we or any of the guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

•	we or any of the guarantors were or was engaged in a business or transaction for which our or the applicable guarantor’s assets constituted unreasonably small capital; or

•	we or any of the guarantors intended to, or believed that it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or the applicable guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the notes.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if, at the time it incurred the indebtedness, (1) the sum of that company’s debts is greater than the fair value of all of that company’s assets, (2) the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature or (3) the company cannot pay its debts as they become due.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer laws.

If you do not properly tender your outstanding notes, your ability to transfer your outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions.

As a result, the outstanding notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register the outstanding notes under the Securities Act or any applicable state securities laws. After the exchange offer, you will not be entitled to any rights to have such outstanding notes registered under the Securities Act except in limited circumstances. The exchange notes will not be subject to any transfer restrictions. In addition, the aggregate principal amount of the outstanding notes will be reduced to the extent outstanding notes are tendered and accepted in the exchange offer. This could adversely affect the trading market, if any, for the outstanding notes. Nevertheless, we cannot assure you that a market for the exchange notes will develop.

In some instances, you may be obligated to deliver a prospectus in connection with resales of the exchange notes.

Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the outstanding notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. For example, if you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

If no active trading market for the exchange notes develops, you may not be able to resell your exchange notes at their fair market value or at all.

The exchange notes are new securities for which there currently is no market. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See “Description of The Exchange Notes” and “The Exchange Offer.”

As a result of the exchange offers, increased costs associated with corporate governance compliance may significantly affect our results of operations.

Compliance with the reporting requirements of our indenture and the Sarbanes-Oxley Act of 2002 requires changes in some of our corporate governance and securities disclosure and compliance practices and will require a review of our internal control procedures. We expect these developments to increase our legal compliance and financial reporting costs. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.

Our internal controls over financial reporting may not be adequate, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. Section 404 will require a reporting company such as ours to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to provide this disclosure complying with Section 404 beginning with our annual report for the year ended December 31, 2006. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we have identified areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. In particular, we are seeking additional resources in our finance department and are also reviewing our systems for any necessary upgrades. As a result, we expect to incur additional expenses and utilization of management’s time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our results.

Risks Related to Our Business and Industry

Lack of motion picture production and poor performance of motion pictures would have a negative effect on movie attendance.

Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license these motion pictures and their performance in our markets. We license first-run motion pictures, the success of which is dependent upon their quality, as well as on the marketing efforts of the major film studios and distributors. Poor performance of these motion pictures, or any disruption in the production or release of motion pictures, including by reason of a strike or threat of a strike, or a reduction in the marketing efforts of the major film studios and distributors, would have a negative effect on film attendance and adversely affect our business and results of operations. In addition, a significant change in the type and breadth of motion pictures offered by film studios may adversely affect attendance levels of various demographic bases of moviegoers, which could adversely affect our business and results of operations.

Our planned merger with AMC Entertainment Inc. could disrupt our short-term operations.

On June 20, 2005, our holding company, LCE Holdings, Inc., entered into a definitive merger agreement with the holding company of AMC Entertainment Inc., which is currently one of our competitors in the film exhibition industry. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type and we do not expect that the merger will close before the first quarter of 2006. We expect that the combined entity will have its corporate headquarters in Kansas City, Missouri, where AMC is currently located. We will continue to operate Loews as an entirely independent entity pending the consummation of a merger, but during the period prior to the merger we could experience disruption of our operations as a result of the uncertainty facing our employees, suppliers and customers. This could adversely affect the morale of our employees, our ability to retain employees, and our ability to negotiate new long-term agreements, each of which could negatively impact our results of operations.

If we consummate our planned merger with AMC Entertainment Inc., the integration of our operations may not benefit the combined business and may lead to higher operating costs.

If we consummate the merger with AMC Entertainment Inc., AMC Entertainment Inc. would assume the obligations under the notes offered hereby and the related indenture. We expect that AMC, as the surviving company of the merger, would begin to integrate our operations with its existing operations shortly following the consummation of the merger. Successful integration of the two companies will depend upon the combined company’s management’s ability to manage the combined operations effectively and to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs. The combined company may not be able to achieve these or other benefits, and this may reduce the profitability of the combined entity and its ability to service debt, including the notes.

Other risks that may result from the merger include:

•	the difficulty of integrating the operations and personnel of AMC and Loews;

•	the potential disruption of both companies’ business;

•	the diversion of management’s attention and other resources;

•	the possibility that regulators may impose conditions on our ability to close the merger, which affect our assets and place restrictions or limitations on our combined operations;

•	the process of integrating may be more complex and require a longer time frame to achieve a successful integration;

•	the possible inability of the companies to maintain uniform standards, controls, procedures and policies;

•	the possibility that the combined liabilities of AMC and Loews may prove to be more burdensome than anticipated;

•	the possibility that AMC’s theatres do not perform as we currently expect.

Deterioration in our relationships with any of the major film distributors could adversely affect our costs of film licenses and our access to commercially successful films.

The distribution of motion pictures in the U.S. is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

Nine major film distributors accounted for approximately 90% of domestic admission revenue and 49 of the 50 highest grossing films in the U.S. in 2004. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. A deterioration or a change in our relationships with any of the major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films, which could adversely affect our business and results of operations.

The oversupply of screens in some markets in the motion picture exhibition industry and other factors may adversely affect the performance of our theatres.

From 1995 through mid-year 2000, the domestic film exhibition industry experienced significant new theatre construction and re-screening of old theatres, funded primarily through debt. The oversupply of screens that resulted led to significant declines in both attendance and revenue per screen and, eventually, to an inability by many major film exhibitors, including us, to satisfy their debt obligations. Although there has been a recent decline in the number of screens industry-wide, particularly as a result of the bankruptcy reorganizations of many major exhibitors, including us, we believe there continues to be an oversupply of screens in some markets in the domestic film exhibition market. If the film exhibition industry were to experience another significant expansion in the future, there could be a similar downturn, which could contribute to many film exhibition companies, including ours, experiencing significant financial challenges.

Disruption of our relationships with our primary concession suppliers could harm our margins on concessions.

We rely on a single supplier for the domestic distribution of a substantial portion of our concession supplies. If this distribution relationship were disrupted, we would be forced to negotiate substitute arrangements with an alternative distributor or distributors that could, in the aggregate, be less favorable to us than the current arrangement. Substantially all of our beverage concessions are products of a single major beverage company. If this relationship were disrupted, we would be forced to negotiate a substitute arrangement with a different supplier that could be less favorable to us than the current arrangement. Any such disruptions could therefore increase our cost of concessions and harm our operating margins.

We face intense competition for patrons, film licensing and theatre locations, which may affect our business.

The film exhibition industry is fragmented and highly competitive, particularly with respect to film licensing, attracting patrons, acquiring and developing new theatre sites and acquiring theatre circuits. Theatres operated by national and regional circuits and by independent exhibitors compete with our theatres. There are no significant barriers to entry in the film exhibition industry. Moviegoers, particularly in the U.S., are generally not brand conscious and usually choose a theatre based on its location, the films showing, the available show times and the theatre’s amenities. The oversupply of screens in some markets in the domestic market has affected and may continue to affect the performance of some of our theatres by reducing per-screen attendance levels. Even where we are the only exhibitor in a film licensing zone, we still may experience competition for patrons from theatres in neighboring zones. Film licensing zones are established by film studios, which generally allocate each film to just one theatre within each zone. The zones help to prevent film exhibitors from cannibalizing attendance.

Our competitors, including new film exhibitors, may build new theatres or screens in areas in which we operate. This may negatively affect our ability to license the films we want to exhibit. In addition, competitive pressures may affect our ticket and concession selling price structure. Further, consolidations in the film exhibition industry could have an adverse effect on our business and results of operations if greater size were to give larger operators an advantage in negotiating film licensing terms and concession supply agreements and attracting ancillary revenue opportunities. A change in consumer preferences or technology may cause increased competition or require us to make large capital expenditures in order to compete effectively.

The market for new theatre sites is competitive, and the development of those sites poses a number of risks.

We plan to expand our operations through the development of new theatres. Desirable sites for new theatres may be unavailable or expensive. We face significant competition for potential theatre locations, and therefore we may be unable to add to our theatre circuit on terms we consider acceptable. In addition, many of our leases contain restrictions which prohibit us from opening new theatres within a defined radius. Even if we do identify and secure suitable sites, developing new theatres poses a number of risks, including construction cost overruns, delays or unanticipated expenses. Additionally, the market potential of new theatre sites cannot be precisely determined and newly constructed theatres may not perform up to our expectations.

Our operating results may be adversely affected by increased costs, including film costs, insurance costs and higher wages.

Film license fees are our largest operating expense. Our results are materially affected by distributors’ pricing strategies over which we have no control, and the oversupply of screens in the industry has enabled distributors to be more aggressive on pricing in recent periods. This has affected and may continue to affect the performance of some of our theatres.

Past events, including the terrorist attacks on the U.S. in September 2001, have resulted in significant increases in the cost of our property and liability insurance, have made some insurance coverage available only on unfavorable terms or not at all and have resulted in significant increases in the deductible amount for our liability insurance. Future increases in insurance costs, coupled with the increase in our deductible, will result in higher theatre operating costs and increased risk.

Approximately 90% of our U.S. employees and 81% of our Mexican employees are hourly workers whose compensation is based on the prevailing federal or provincial minimum wages. Any increase in these minimum wages, or any significant inflation, will increase our employee-related costs.

We may not have the ability to pass cost increases on to our patrons through ticket and concession selling price adjustments and thereby sustain our operating margins and profits.

There are many risks inherent in our international operations that could affect our operating results.

Our ability to conduct business outside the U.S. and our revenues derived from foreign markets are subject to the risks inherent in international operations. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	import duties or other legal restrictions on imports;

•	exchange rate fluctuations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	foreign competition laws and potentially adverse tax consequences;

•	legal and regulatory developments and the responsibility of complying with multiple and potentially conflicting laws;

•	general economic conditions in the countries or regions in which we operate, including the impact of regional or country-specific business cycles and economic instability and the possibility of hyperinflationary conditions;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	the possibility that the governments of developing nations will exercise influence over certain aspects of their domestic economies, or as has happened previously, and that this may materially adversely affect us; and

•	political conditions, changes and instability.

In addition, our international operations and, specifically, the ability of our non U.S. subsidiaries and joint ventures to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Consumers in Mexico, as well as Spain and South Korea, the countries in which we and our joint ventures operate, may be less inclined to spend their leisure time attending movies than consumers in the U.S. The fact that a movie produced in the U.S. and targeted at U.S. audiences is successful in the U.S. does not mean that it will be successful internationally. In addition, there is generally less international demand for films produced in Mexico, Spain and South Korea, and fewer local films are produced in these countries than in the U.S. Because of existing relationships between distributors and other theatre owners in these countries, we are sometimes unable to obtain the films we want for our theatres. As a result of these factors, attendance levels at some of our international theatres may not be sufficient to permit us to operate them profitably.

Fluctuations in currency exchange rates may significantly impact our results of operations and affect the comparability of our results between financial periods.

Fluctuations in currency exchange rates may significantly impact our results of operations and affect the comparability of our results between financial periods. Because the results of the operations and the financial position of Cinemex and our foreign joint ventures are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements, our financial results are impacted by currency fluctuations between the dollar and the peso and, to a lesser extent, other currencies, which are unrelated to our underlying results of operations. We have not historically entered into contracts to hedge our currency risk.

The market for acquisitions in our industry is competitive, and we may not benefit from future acquisitions.

We may continue to expand our operations through acquisitions. We may have difficulty identifying suitable acquisition candidates and, even if we do identify suitable candidates, we anticipate significant competition from other film exhibitors, some of whom may be financially stronger than we are, as well as from financial buyers. Therefore, we cannot assure you that we will be able to acquire additional circuits at reasonable prices, on favorable terms or at all. If we cannot identify and successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and our business could be adversely affected.

Successful integration of acquired operations will depend upon our ability to manage those operations effectively and to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs, and from increased revenue resulting from the acquisition. However, we cannot assure you that we will achieve these or other benefits or be able to generate sufficient cash flow from these acquisitions to service any debt we incur to finance these acquisitions. We also cannot assure you that our profitability will be improved by any acquisition. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our business and results of operations would be adversely affected.

In addition, any acquisition may involve various risks, such as:

•	the difficulty of integrating the acquired operations and personnel with our current business;

•	the potential disruption of our ongoing business;

•	the diversion of management’s attention and other resources;

•	the process of integrating international acquisitions may be more complex and require a longer time frame to achieve a successful integration;

•	the risks of entering markets in which we have little or no experience;

•	the possible inability of management to maintain uniform standards, controls, procedures and policies;

•	the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated;

•	the possibility that any acquired theatres do not perform as we expect; and

•	the political, economic and other uncertainties in international markets.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Development of electronic technology may increase our capital expenditures.

The film exhibition industry is in the early stages of conversion from a physical film-based medium to an electronic medium. There are a variety of constituencies associated with this anticipated change that may significantly impact film exhibitors, including content providers, film distributors and equipment providers. It is impossible to predict accurately how the roles and allocation of costs among various industry participants may change as the industry changes from a film-based medium to an electronic medium. Some of our domestic competitors have stated that they intend to make significant capital investments in electronic media. If the conversion process rapidly accelerates, we may have to raise additional capital to finance the associated conversion costs. The additional capital necessary may not be available to us on attractive terms or at all.

If we fail to comply with the ADA, we could be required to incur additional capital expenditures and be subject to penalties.

Our theatres in the U.S. must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or “technically infeasible” for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such non-compliance. Any imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect our business and results of operations. From time to time, we may be subject to ADA compliance investigations in the jurisdictions in which we operate.

A prolonged economic downturn could have a material adverse effect on our business and results of operations by reducing consumer spending in our industry.

We depend on consumers to spend discretionary funds on leisure activities. Movie theatre attendance may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our business and results of operations.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during these periods. Although studios have begun to release films on a more consistent basis throughout the year, there remains seasonal fluctuation in our business.

The loss of services of one or more members of our senior management team could adversely affect our business, results of operations and ability to effectively pursue our business strategy.

Our success depends upon the retention of our senior management, some of whom do not have long term employment agreements. See “Management—Agreements with Employees.” We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could adversely affect our business, results of operations and our ability to effectively pursue our business strategy. We do not maintain key-man life insurance for any of our employees.

Our bankruptcy reorganization may adversely affect the perception of our financial condition.

Our past inability to meet our obligations that resulted in our filing for bankruptcy protection in 2001, or the perception that we may not be able to meet our obligations in the future, could adversely affect our ability to obtain adequate financing, to enter into new leases for theatres or to retain or attract high-quality employees. It could also adversely affect our relationships with film distributors, concession suppliers and real estate owners and developers. Our relationships with existing business partners, or our attempts to enter into agreements in the future, could also be adversely affected as a result of our rejection, attempted rejection and renegotiation of various agreements during the course of our bankruptcy.

Some of our employees are represented by labor unions and any work stoppage could adversely affect our business.

In the United States, approximately 2% of our employees are represented by the International Alliance of Stage Employees and Moving Picture Technicians, Artists and Allied Crafts of the United States and Canada and approximately 2% of our employees are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, AFL-CIO. In Mexico, substantially all of our nonmanagement employees are represented by Sindicato Progresista de Trabajadores y Empleados de Empresas de Espectáculos, Servicios y Actividades Recreativas de la Republica Mexicana. Although we believe that our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we will no longer own as a result of the Transactions, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which we will no longer own as a result of the Transactions. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to our former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, we have guaranteed certain real property leases for theatres located in Canada and in Germany which we will no longer own following the Transactions. The Canadian leases are long term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

Under a purchase agreement for the Canadian transfer, our former investors will indemnify us for certain potential liabilities in connection with the sale of our Canadian and German entities, which indemnity will be guaranteed by Cineplex Odeon Corporation, or COC, which was our wholly owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Moreover, the value of the assets required to be so held will be reduced significantly as of December 14, 2006. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

If we are not able to generate additional ancillary revenues, we may not achieve our business objectives.

We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We are owned and controlled by the Sponsors and their interests as equity holders may conflict with yours as a creditor.

We are owned and controlled by the Sponsors, and they have the ability to control our policies and operations. The interests of the Sponsors may not in all cases be aligned with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, the Sponsors may in the future own businesses that directly compete with ours. For information concerning our stockholders agreement and our management agreement with the Sponsors following the Transactions, see “Certain Relationships and Related Transactions.”

MARKET AND INDUSTRY INFORMATION

Information regarding market share, market position, industry data pertaining to our business and the information in the tables in the section “Business” contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, industry analysts, and our management’s knowledge of our business and markets.

We take responsibility for compiling and extracting, but we have not independently verified, market and industry data provided by third parties or by industry or general publications, and we take no further responsibility for this data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate.

References in this prospectus to DMAs, or designated market areas, represent market regions, defined by Nielsen Media Research, which are used by broadcasters and others to define media and advertising markets.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus and in any public statements we make may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. We caution you not to place undue reliance on any forward-looking statements.

You should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events, and you should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our ability to make scheduled payments of principal and interest on our indebtedness;

•	poor performance of, or any disruption in the production or distribution of, first-run motion pictures, or a reduction in the marketing efforts of film distributors;

•	our agreement to merge with AMC Entertainment Inc., which may disrupt our operations;

•	our ability to integrate our operations with AMC Entertainment Inc. if the merger is consummated;

•	the risk that a deterioration in our relationship with any of the major film distributors or primary concession suppliers could adversely affect our ability to negotiate licensing agreements or supply arrangements on favorable terms;

•	an oversupply of screens in certain markets in the U.S. or in our international markets;

•	the cost of capital investments in electronic media;

•	the inherent risks of international operations;

•	the impact of alternative film delivery methods and other forms of entertainment on theatre attendance and ticket prices;

•	our ability to develop and acquire theatres at reasonable prices, on favorable terms or at all;

•	potential fines, awards of damages or injunctive relief if we fail to comply with the Americans with Disabilities Act;

•	the effect of a prolonged economic downturn on consumer spending and the demand for motion pictures;

•	the intense competition that exists in our industry;

•	our ability to take action and maintain operating efficiencies with the presence of partners;

•	the effect of our bankruptcy reorganization on our ability to obtain financing, to enter into new leases or to attract high-quality employees;

•	our ability to effectively generate additional ancillary revenue opportunities from our theatres; and

•	the loss of services of one or more members of our senior management team.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the notes.

THE TRANSACTIONS

On July 30, 2004, LCE Holdings, Inc., a company formed by our Sponsors, acquired 100% of the capital stock of our company and, directly and indirectly, Cinemex for an aggregate purchase price of approximately $1.5 billion pursuant to an agreement between LCE Holdings, Inc. and our former investors.

As a condition to and prior to the closing, we sold all of our Canadian and German film exhibition operations to our former investors. The proceeds from the sale of our Canadian film exhibition operations that we received were paid to our former investors in addition to the purchase price stated above. Our former investors indemnified us for certain potential liabilities in connection with these sales.

At the closing, we acquired, indirectly, from our former investors all of the outstanding stock of Cinemex, through which our former investors held all of their Mexican film exhibition operations. As a result, Cinemex became our wholly owned subsidiary. Concurrently with the acquisition, LCE Acquisition Corporation merged with and into Loews Cineplex Entertainment Corporation, with Loews Cineplex Entertainment Corporation continuing as the surviving corporation. As a result of the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation, Loews Cineplex Entertainment Corporation assumed by operation of law all of the rights and obligations of LCE Acquisition Corporation. The purchase of our company and Cinemex was financed with our borrowings under our senior secured credit facility, the issuance of the outstanding notes, cash equity investments by the Sponsors and cash on hand from operations.

RECENT DEVELOPMENTS

On June 20, 2005, our parent holding company, LCE Holdings, Inc. entered into a definitive merger agreement with Marquee Holdings Inc., the holding company of AMC Entertainment Inc., one of the world’s leading film exhibition companies. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of Loews and AMC, the merger of LCE Holdings, Inc. with and into Marquee Holdings, Inc. with Marquee Holdings, Inc. continuing as the holding company of the merged businesses, and the merger of Loews Cineplex Entertainment Corporation, the issuer of the outstanding notes and the notes offered hereby, and AMC Entertainment Inc., with AMC Entertainment Inc. continuing after the merger. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type. While we have not yet determined whether the merger, if it closes, would require a change of control repurchase offer of our senior subordinated notes, AMC has secured commitments to refinance our notes to the extent that such an offer is required under our indenture.

Each of the parties to the merger agreement has made customary representations, warranties and covenants, including, among others, (i) to conduct their respective businesses in the ordinary course prior to consummation of the merger, (ii) to use reasonable best efforts to obtain regulatory approval, including antitrust approval under the Hart-Scott-Rodino Act and (iii) to cooperate in connection with the refinancing of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation. Each of the respective controlling stockholders of Marquee Holdings Inc. and LCE Holdings, Inc. has given its consent to the Merger and the Merger Agreement, and each has entered into a consent and support agreement pursuant to which such stockholders agreed to approve the Merger and take certain other actions to support the transactions contemplated by the Merger Agreement.

If the merger is consummated, our Sponsors and certain members of our management would receive approximately 40% of the outstanding common stock of Marquee Holdings, Inc., the surviving holding company, in exchange for their equity in LCE Holdings, Inc. Upon the consummation of a merger, the shareholders of Marquee Holdings Inc., the surviving holding company, would enter into a stockholders agreement that would provide for the governance of Marquee Holdings Inc. The current owners of Marquee Holdings Inc. would be entitled to appoint five directors with a majority of the votes of the board of directors. The current owners of LCE Holdings, Inc. would be entitled to appoint four directors. The terms of the stockholders agreement would also require the consent of a specified majority of the stockholders in order to approve many types of transactions. We expect that the surviving operating company would be called AMC Entertainment Inc. and would be headquartered in Kansas City, Missouri. We also expect that Peter C. Brown, the Chairman of the Board, Chief Executive Officer and President of Marquee Holdings Inc., would remain in these roles in the surviving holding company.

THE EXCHANGE OFFER

Purpose and Effect

Concurrently with the sale of the outstanding notes on July 30, 2004, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use commercially reasonable efforts to consummate the exchange offer within 50 days after the effective date of the registration statement of which this prospectus is a part.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreement, referred to herein as Additional Interest. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors—If you do not properly tender your outstanding notes, your ability to transfer your outstanding notes will be adversely affected.”

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us, or the subsidiary guarantors; and

•	if the holder is a broker-dealer that will receive notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of the Exchange Notes

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third-parties, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes;

•	is an “affiliate” of ours or the subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act; or

•	is prohibited by law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2005, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $315.0 million in aggregate principal amount of outstanding notes were outstanding, and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.” In the event that we materially change the exchange offer, including by waiving a material condition, we will extend the offer period as necessary to comply with the requirements of applicable law.

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Procedures for Tendering

Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under “Exchange Agent” for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

•	confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

•	you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company (“DTC”) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading “—Resale of the Exchange Notes.”

The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of the notes and the letters of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transaction for such holders.

The term “holder” with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”).

If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

Book Entry Transfer

We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent’s account with respect to the notes in accordance with DTC’s procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program (“ATOP”) of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent’s Message to the exchange agent. The term “Agent’s Message” means a message transmitted by DTC that, when received by the exchange agent, forms part of the formation of a book-entry transfer and that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.

We will determine all questions as to the validity, form eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provide in the letter of transmittal designed for such notes, promptly following the expiration date.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail; Hand Delivery or Overnight Courier:

U.S. Bank National Association

Richard Prokosch

Corporate Trust Department

EP-MN-WS3C

60 Livingston Avenue

St. Paul, MN 55107

By Facsimile (Eligible Institutions Only):

(651) 495-8097

For Information or Confirmation by Telephone:

(800) 934-6802

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated July 30, 2004, by and among us, the subsidiary guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. Instead, we will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization as of March 31, 2005. You should read this table in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

As of March 31, 2005
(in millions)
Cash and cash equivalents	$51.6
Debt
Revolving credit facilities(1)	0.0
U.S. term loan	620.4
Capitalized leases and mortgage	30.2
Mexico term loan facility	91.8

Total Senior debt	742.4
Senior subordinated notes	315.0

Total debt	1,057.4
Stockholders’ equity	392.7

Total capitalization	$1,450.1

(1)	Our senior secured credit facility includes a $100.0 million revolving credit facility and the Cinemex senior secured credit facility includes a $25.0 million revolving credit facility. We use these revolving credit facilities to fund working capital and other general purposes. Availability under our revolving credit facility is reduced by our outstanding letters of credit, which at March 31, 2005 were $6.0 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The historical consolidated financial information for the predecessor period from January 1, 2004 to July 31, 2004 and the successor period from August 1, 2004 to December 31, 2004 have been combined for the following presentation of the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial statements are based on the historical combined consolidated financial statements of Loews Cineplex Entertainment Corporation included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions, which we refer to as the Transactions, as if they had occurred on January 1, 2004.

•	The issuance of new common stock by LCE Holdings, Inc. for an aggregate price of $421.7 million;

•	Our borrowing under our senior secured credit facility of $630.0 million;

•	Our issuance of $315.0 million of senior subordinated notes;

•	Our $2.3 million borrowing under our $100.0 million revolving credit facility;

•	The acquisition of all of the outstanding common stock of LCE Corp. and Cinemex for an aggregate purchase price of approximately $1.5 billion;

•	The repayment of the outstanding amounts under our previous U.S. credit facility of $326.8 million;

•	The merger of LCE Acquisition Corporation with and into Loews; and

•	The payment of transaction costs totaling approximately $59.2 million.

The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to these statements that management believes are reasonable. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes and other financial information pertaining to us included elsewhere in this prospectus, including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would have been if the Transactions had occurred as of January 1, 2004, nor are they indicative of the results for any future periods.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(IN THOUSANDS OF U.S. DOLLARS)

	Predecessor Historical for the Seven Months Ended July 31, 2004	Successor Historical for the Five Months Ended Dec. 31, 2004	Combined Twelve Months Ended Dec. 31, 2004	Transaction Related Adjustments		Pro Forma for the Twelve Months Ended December 31, 2004
Revenues
Box office	$384,814	$237,545	$622,359	$—		$622,359
Concession	156,646	94,884	251,530	—		251,530
Other	25,820	23,609	49,429	—		49,429

Total operating revenue	567,280	356,038	923,318	—		923,318

Expenses
Theatre operations and other	404,674	264,608	669,282	—		669,282
Cost of concessions	23,365	13,948	37,313	—		37,313
General and administrative	43,334	20,934	64,268	(9,169	)(a)	55,099
Depreciation and amortization	49,623	45,771	95,394	11,745	(b)	107,139
(Gain)/loss on sale/disposal of theatres	(3,734)	1,430	(2,304)	—		(2,304)

Total operating expenses	517,262	346,691	863,953	2,576		866,529

INCOME/(LOSS) FROM OPERATIONS	50,018	9,347	59,365	(2,576)		56,789
Interest expense, net	16,663	36,005	52,668	18,195	(c)	70,863
Loss on early extinguishment of debt	6,856	882	7,738	(7,738	)(d)	—
Equity income in long-term investments	(933)	(1,438)	(2,371)	(2,298	)(e)	(4,669)

INCOME/(LOSS) BEFORE INCOME TAXES	27,432	(26,102)	1,330	(10,735)		(9,405)
Income tax expense/(benefit)	12,886	(3,244)	9,642	(4,549	)(f)	5,093

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	$14,546	$(22,858)	$(8,312)	$(6,186)		$(14,498)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

(a)	Reflects an adjustment of $2.9 million to remove the actual historical management fee related to our former investors during the period, as the contract with our former investors was terminated on July 30, 2004, an adjustment to remove the one-time costs of $8.6 million associated with the transaction, (primarily success bonuses paid upon the completion of the Transactions) and the addition of the new annual management fee payable to our Sponsors of $2.3 million for the period prior to the Transactions. See “Certain Relationships and Related Transactions.”
(b)	The purchase price exceeded the underlying carrying amount of our net assets. The allocation of the excess purchase price to assets at July 31, 2004 is as follows:

	Book Value	Fair Value	Useful Lives
Property, plant and equipment	$651,945	$739,776	7.8
Advertising contracts	2,396	27,425	3.3
Non-Compete agreements	4,395	4,395	1.7
Management contracts	7,471	8,700	22.7
Beneficial leases	—	34,068	7.7
Tradenames	98,085	94,153	N/A
Goodwill	192,621	545,135	N/A

As the useful life of the tradenames and goodwill is indefinite, no amortization is recorded on these assets. The unaudited pro forma consolidated statement of operation has been adjusted to reflect additional depreciation expense on property, plant and equipment of $7.5 million and additional amortization on various intangibles of $4.2 million for the seven month period ended July 31, 2004 as a result of the increase in carrying values.

(c)	Reflects the net change in interest expense as a result of the new financing arrangements to fund the Transactions, which is calculated as follows:

In Thousands
Interest on new borrowings:
Revolving credit facility (1)	$546
U.S. term loan (2)	26,492
Senior subordinated notes (3)	28,350
Rolled-over existing borrowings (4)	11,064

Interest expense following the Transactions	66,452

Amortization of deferred financing fees (5)	4,411

Total pro forma interest expense	70,863

Historical interest expense	52,668

Adjustment to interest expense	$18,195

Each .125 percentage point change in the interest rate on our new senior secured credit facility would result in a change in interest expense of $0.8 million for the twelve months ended December 31, 2004.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS)

(1)	Represents interest on the outstanding balance and commitment fees on the balance of the revolving credit facility as follows (in thousands):

Historical for the Twelve Months Ended December 31, 2004
Average outstanding balance on revolving credit facility during the five months ended December 31, 2004 following completion of the Transaction	$1,250
Assumed interest rate: Weighted Average	4.21%

Pro forma interest	$53

Estimated average unused portion of revolving credit facility	$98,750

Commitment fee	0.50%

Pro forma commitment fee	$494

Total interest and commitment fee on revolving credit	$546

(2)	Represents interest on the new U.S. term loan as follows:

Outstanding balance on U.S. term loan	$630,000
Assumed interest rate: Weighted Average	4.21%

Pro forma interest on term loan	$26,492

(3)	Represents interest on the senior subordinated notes offered hereby as follows:

Outstanding balance on senior subordinated notes	$315,000
Assumed interest rate	9.00%

Pro forma interest on notes	$28,350

(4)	Represents the interest expense related to a mortgage, our theatre capital leases and the Cinemex senior credit facility that were not refinanced as part of the Transactions. Following the closing of the Transactions, we renegotiated a new senior secured credit facility of approximately $100 million to refinance the existing Cinemex senior facility and provide working capital. This transaction did not materially impact interest expense.

(5)	Reflects amortization expense on the $34.7 million of new deferred financing costs for the year ended December 31, 2004.

(d)	Reflects the removal of loss on early extinguishment of debt of $6.9 million for the seven months ended July 31, 2004 and $0.9 million for the five months ended December 31, 2004. The total loss on early extinguishment of debt was related to the accelerated amortization of deferred financing fees on our then existing term loan and priority secured credit facilities in the U.S. and the then existing Cinemex credit facility. These facilities were repaid in connection with the Transactions, have been replaced by new borrowings in the U.S. and Mexico that were utilized to fund the Transactions and are not liabilities of the Successor Company.

(e)	Reflects the removal of our share of the equity loss from operations for the seven month period ended July 31, 2004 of our former German joint venture as a result of the sale of our interest in that joint venture to our former investors. This sale is part of the Transactions described elsewhere in this prospectus.

(f)	Reflects the adjustment in income tax expense resulting from the above adjustments at the statutory tax rate used for the year ended December 31, 2004.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The financial data presented for the two years ended February 28, 2002, the one month ended March 31, 2002, the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 are derived from our audited combined consolidated financial statements. The financial data presented for the three months ended March 31, 2004 and 2005 are derived from our unaudited condensed combined consolidated financial statements which management believes include all adjustments necessary for a fair statement of our financial position and results of operations and cash flows for those periods. Our financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. We have consolidated Magic Johnson Theatres for all periods beginning April 1, 2002 as a result of our adoption of FIN 46(R). We have reflected the financial position and results of our former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of our former investors as part of the Transactions.

During the period from February 15, 2001 through March 21, 2002, we operated under the protection of chapter 11 of the U.S. Bankruptcy Code. For accounting purposes, we have accounted for the reorganization as of March 31, 2002. Accordingly, our historical financial information for all periods through March 31, 2002 reflects the financial results of operations of our Pre-Bankruptcy Predecessor Company (prior to reorganization), and our historical financial information for the period April 1, 2002 through July 31, 2004 reflects that of our Predecessor Company (post-reorganization, pre-Transactions). Our results of operations during the reorganization period were significantly affected by our bankruptcy proceedings and are therefore not comparable in all respects with our results for other periods presented.

On July 30, 2004, LCE Holdings, Inc., a company formed by our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex. For accounting purposes and consistent with our reporting periods, we have used July 31, 2004 as the effective date of the Transactions. Based on this event, we have reported our operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company period have different bases of accounting and are not therefore comparable.

You should read the selected historical financial data presented below together with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

Selected Historical Financial Data

(in thousands except share and per share data)

	Pre-Bankruptcy Predecessor (a)			Predecessor			Successor	Predecessor	Successor
	Year Ended February 28 or 29,		March 1 to March 31, 2002	Period April 1, to December 31, 2002(b)	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2001	2002
Statement of Operations Data
Revenues:
Box office	$628,851	$600,725	$52,514	$475,505	$628,643	$384,814	$237,545	$142,583	$136,232
Concessions	241,034	224,289	20,869	192,353	253,406	156,646	94,884	56,739	56,937
Other	35,383	31,139	2,158	36,657	46,189	25,820	23,609	10,378	9,331

Total operating revenues	905,268	856,153	75,541	704,515	928,238	567,280	356,038	209,700	202,500
Expenses:
Theatre operations and other expenses	714,132	652,944	55,187	517,017	681,493	404,674	264,608	155,862	155,478
Cost of concessions	39,061	35,080	2,609	27,574	35,460	23,365	13,948	8,484	8,642
General and administrative	50,369	42,186	3,906	55,942	60,099	43,334	20,934	15,798	12,082
Depreciation and amortization	124,119	108,823	6,010	50,746	80,940	49,623	45,771	21,803	26,905
Restructuring charges (a)	12,653	9,549	1,445	—	—	—	—	—	—
(Gain)/loss on sale/disposal of theatres (a)	240,609	33,810	—	733	(4,508)	(3,734)	1,430	(47)	—

Total operating expenses	1,180,943	882,392	69,157	652,012	853,484	517,262	346,691	201,900	203,107

Income/(loss) from operations	(275,675)	(26,239)	6,384	52,503	74,754	50,018	9,347	7,800	(607)
Interest expense, net	98,601	60,866	3,914	30,613	35,262	16,663	36,005	7,237	17,655
Loss on early extinguishment of Debt	—	—	—	—	—	6,856	882	—	—
Equity (income)/loss in long-term investments (b)	8,385	1,748	(85)	(1,499)	1,485	(933)	(1,438)	(1,425)	(1,080)
Reorganization costs (a)	42,146	96,497	2,573	—	—	—	—	—	—

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(424,807)	(185,350)	(18)	23,389	38,007	27,432	(26,102)	1,988	(17,182)
Income tax expense	3,598	2,550	199	8,033	15,339	12,886	(3,244)	2,958	(113)

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(428,405)	(187,900)	(217)	15,356	22,668	14,546	(22,858)	(970)	(17,069)
Discontinued operations, net of tax (d)	—	—	—	10,846	56,183	7,417	—	405	—
Extraordinary gain, net of tax (e)	—	—	474,290	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax (f)	(7,841)	—	—	4,000	—	—	—	—	—

Net income/(loss)	$(436,246)	$(187,900)	$474,073	$30,202	$78,851	$21,963	$(22,858)	$(565)	$(17,069)

Balance Sheet Data (at period end)
Cash and cash equivalents (h)	$47,200	$61,168	$—	$95,643	$139,425	$—	$71,015	—	$51,553
Total assets (k)	—	1,579,719	—	1,517,374	1,597,319	—	1,751,958	—	1,684,690
Total debt (h)	779,977	777,591	—	610,084	429,865	—	1,037,907	—	1,029,645
Total liabilities (j) (k)	—	1,595,266	—	911,033	913,935	—	1,346,568	—	1,292,035
Stockholders’ equity/ (deficit)	176,097	(15,547)	—	606,341	683,384	—	405,390	—	392,655
Attributable debt (h) (i)							1,073,422		1,061,302
Ratio of Attributable debt to Attributable EBITDA (i)							5.3x		N/A

Other Financial Data:
Capital expenditures	$150,859	$55,888	$1,512	$31,478	$40,895	$36,638	$17,205	$16,691	$5,247
Cash provided by/(used in) Operating activities (g)	(43,231)	60,631	(46,747)	64,347	88,959	75,226	38,097	(2,965)	(5,895)
Investing activities	(148,226)	(53,254)	3,416	(34,057)	(31,226)	174,302	(1,323,877)	(16,631)	(5,215)
Financing activities	206,922	6,067	73,272	10,311	(12,114)	(217,984)	1,187,060	(6,891)	(8,306)
EBITDA (c) (h)	—	—	—	104,748	154,209	100,574	56,556	31,028	27,378
Attributable EBITDA (c)	—	—	—	143,087	190,682	130,351	72,445	41,869	34,783
Ratio of earnings to fixed charges (l)	(1.96)x	(0.90)x	0.99x	1.37x	1.54x	1.57x	0.48x	0.97x	0.38x

(a)	See the notes to our combined consolidated financial statements for the respective periods noted above for additional discussion of our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” and our restructuring charges, (gain)/loss on sale/disposal of theatres and reorganization costs.
(b)	Includes the financial results of Loeks-Star Partners for all periods prior to April 2, 2002 under the equity method of accounting based on our 50% interest in the partnership and on a consolidated basis for all periods from April 2, 2002, the date Loeks-Star Partners became an entity under common control. Also includes the financial results of Magic Johnson Theatres for all periods prior to April 1, 2002 under the equity method of accounting based on our 50% interest in the partnership and on a consolidated basis from April 1, 2002, as a result of our adoption of FIN 46(R).
(c)	EBITDA represents income/(loss) before extraordinary gains, cumulative effect of a change in accounting principles, loss on early extinguishment of debt, discontinued operations, interest expense, income taxes, depreciation and amortization. Attributable EBITDA represents the combined consolidated EBITDA of our wholly owned operations, plus or minus certain adjustments, which we are permitted to exclude from EBITDA under the terms of the indenture governing our senior subordinated notes and senior secured credit facility (see table below for detail of such adjustments), plus 100% of the EBITDA of our Magic Johnson Theatres joint venture and our 50% share of our joint ventures’ EBITDA in the U.S., South Korea and Spain, as reported to us by those joint ventures. EBITDA and Attributable EBITDA are not presentations made in accordance with generally accepted accounting principles, which we also refer to as GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. EBITDA and Attributable EBITDA are not intended to be measures of cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We have included this financial information to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements, including the notes, are tied to similar measures. Attributable EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically total leverage and interest coverage ratios, and the indenture governing the notes contains limitations on our ability to borrow and to make certain payments, in each case that are calculated by reference to Attributable EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in our senior secured credit facility and indenture, our ability to pay dividends is restricted by a formula based on the amount of Attributable EBITDA. We believe that Attributable EBITDA is a key indicator of our operating performance because it shows our ability to realize free cash flow at a theatre level, whether the theatre is held by us or through one of our joint ventures. Attributable EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Attributable EBITDA measures. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and from certain of our U.S. joint ventures is restricted. In addition, our joint ventures will not be guarantors of the notes, or be bound by the covenants contained in the indenture for the notes. The debt of our joint ventures is non-recourse to us.

The reconciliation of net income (loss) before discontinued operations, cumulative effect of a change in accounting principle and extraordinary gain to each of EBITDA and Attributable EBITDA is shown below.

	Predecessor			Successor	Predecessor	Successor
	Period April 1, to December 31, 2002 (b)	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005

	(in thousands)			(in thousands)
Net income/(loss)	$30,202	$78,851	$21,963	$(22,858)	$(565)	$(17,069)

Net income/(loss) before discontinued operations, cumulative effect of a change in accounting principle and extraordinary gain	$15,356	$22,668	$14,546	$(22,858)	$(970)	$(17,069)
Depreciation and amortization	50,746	80,940	49,623	45,771	21,803	26,905
Interest expense	30,613	35,262	16,663	36,005	7,237	17,655
Loss on early extinguishment of debt	—	—	6,856	882	—	—
Income tax expense	8,033	15,339	12,886	(3,244)	2,958	(113)

EBITDA	$104,748	$154,209	$100,574	$56,556	$31,028	$27,378

Adjustments to EBITDA:
Management fee	$4,583	$5,000	$2,919	$1,673	$1,251	$999
(Gain)/loss on sale/disposal of theatres	733	(4,508)	(3,734)	1,430	(47)	—
Straight-line rent accrual in excess of cash	5,401	6,021	4,357	2,513	1,505	1,895
Transaction related expenses (1)	19,288	10,240	14,637	3,632	3,969	476
Equity (income)/loss in long-term investments	(1,499)	1,485	(933)	(1,438)	(1,425)	(1,080)
Our share of partnership EBITDA	9,833	18,235	12,531	8,089	5,588	5,115

Attributable EBITDA	$143,087	$190,682	$130,351	$72,455	$41,869	$34,783

(1)	Transaction related expenses are primarily comprised of professional and legal fees associated with potential mergers and acquisitions and initial public offerings which were not consummated and bonuses paid as a result of acquisitions.

(d)	The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of our former Canadian operations, which were sold to affiliates of our former investors, as part of the Transactions.
(e)	Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with our reorganization. See further discussion in the Notes to our combined consolidated financial statements for the respective periods.
(f)	Represents a one-time charge in fiscal year 2001 to reflect the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” regarding the accounting for advance sales and a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” See further discussion in the notes to our combined consolidated financial statements for the respective periods.
(g)	Cash provided by/(used in) operating activities reflects the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows:

	Pre-Bankruptcy Predecessor (a)			Predecessor			Successor	Predecessor	Successor
	Year Ended February 28 or 29,		March 1 to March 31, 2002	Period April 1, to December 31, 2002(b)	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2001	2002
				(in thousands)
Restructuring charges paid during the period	$12,653	$1,549	$32	$9,817	$3,065	$13	$17	$8	$7
Payment of bankruptcy claims	—	—	45,000	—	—	—	—	—	—
Reorganization claims paid during the period	3,852	21,913	6,009	20,278	3,210	522	352	245	65

Total	$16,505	$23,462	$51,041	$30,095	$6,275	$535	$369	$253	$72

(h)	Reflects our combined consolidated EBITDA, cash and debt amounts. For additional information, the following table sets forth our percentage share, based on our equity ownership, of the EBITDA, cash and debt of our joint ventures that are accounted for under the equity method in our consolidated financial information, as reported to us by our joint ventures. This information does not include any information with respect to our former joint venture in Germany, which was transferred to affiliates of our former investors, as part of the Transactions. We account for these joint ventures under the equity method, and therefore these amounts are not included in the respective line items in the table above. None of this information is a presentation made in accordance with generally accepted accounting principles and is not a measure of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company as a whole, including the value of our equity interests in our partnerships’ operations from period to period. We believe that the performance of our partnerships is of interest to investors in evaluating our company as a whole.

We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and certain of our U.S. joint ventures to us is restricted. In addition, our joint ventures will not guarantee the notes and will not be bound by the covenants contained in the indenture for the notes. The debt of our partnerships is non-recourse to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pre-Bankruptcy Predecessor (a)			Predecessor			Successor	Predecessor	Successor
	Year Ended February 28 or 29,		March 1 to March 31, 2002	Period April 1, to December 31, 2002(b)	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2001	2002
				(in thousands)
Our share of partnership EBITDA	$10,602	$13,679	$1,642	$9,833	$18,235	$12,531	$8,089	$5,588	$5,115
Our share of partnership cash (at period end)	3,390	2,524	2,450	4,978	8,264	8,404	7,292	4,281	2,507
Our share of partnership debt (at period end)	40,241	41,033	42,087	31,428	41,235	35,664	35,515	38,543	31,738

(i)	The calculation of the Ratio of Attributable debt to Attributable EBITDA is based on Attributable debt (calculated as our total debt plus our share of the debt of our joint ventures) at December 31, 2004 and combined Attributable EBITDA, which is calculated as the summation of Attributable EBITDA for the seven months ended July 31, 2004 and Attributable EBITDA for the five months ended December 31, 2004.
(j)	Includes liabilities subject to compromise of $540,933 as of February 28, 2002. There were no liabilities subject to compromise for any other periods reported. Additionally, no total liability information is provided for the year ended February 28, 2001 (see note (k) below for details).

(k)	EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”, deems a lessee to be the owner of an asset during the construction period if certain criteria are met, and requires that both the cost of construction of the asset and the related obligations be recognized on the lessee’s balance sheet during the construction period. We have concluded that we were the owner, for U.S. GAAP purposes, of two build-to-suit theatres that were part of large multi-tenant properties constructed during fiscal years 2000 and 2001—one in Manhattan (an 828,000 square foot building of which our theatre occupies 95,000 square feet) and the other in Boston (a 950,006 square foot building of which our theatre occupies 113,000 square feet). As a result, we would be required to include in our balance sheet as of February 28, 2001 the capitalized costs and related obligations associated with the developments as of each period-end. However, we are unable to obtain the information required, without unreasonable effort and/or expense, to record these costs and related obligations, and therefore have not included our total assets and total liabilities as of February 28, 2001. The assets and related obligations would have been removed from our balance sheets in the second and third quarters of fiscal 2002, as if a sale and leaseback of each project had occurred when construction was completed and the lease term began. There would have been no income statement or cash flow impact as the obligations would directly offset the related assets at that time, and there is no balance sheet impact for any subsequent period.

(l)	Our earnings were insufficient to cover our fixed charges by approximately $417.4 million, $184.7 million, $0.1 million, $0.6 million, $27.7 million and $17.7 million for the years ended February 28, 2001 and February 29, 2002, the one month ended March 31, 2002, the three months ended March 31, 2004, the five months ended December 31, 2004 and the three months ended March 31, 2005, respectively.

Selected Historical Operating Data

The table below sets forth unaudited selected operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. All amounts below include 100% of the operating results and theatre, screen and attendance counts of Cinemex from June 19, 2002 (date of acquisition), Loeks-Star Partners, in which we had a 50% interest prior to April 2, 2002 and subsequent thereto have acquired a 100% interest, and Magic Johnson Theatres, which, in accordance with our adoption of FIN 46(R), is recorded on a consolidated basis in all successor periods. The amounts below also include 100% of the operating results and theatre, screen and attendance counts of all our domestic partnerships, Yelmo and Megabox. Prior to July 25, 2002, our interest in Megabox was 24.6% and subsequent thereto our interest is 50%.

	Pre-Bankruptcy Predecessor			Predecessor			Successor	Predecessor	Successor
	Year Ended February 28 or 29,		March 1 to March 31, 2002	Period April 1, to December 31, 2002	Year Ended December 31, 2003	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	2001	2002
U.S. and Canada (1)
Theatres operated (at period end)	273	240	238	150	140	133	131	135	130
Screens operated (at period end)	2,375	2,243	2,232	1,536	1,488	1,449	1,440	1,456	1,444
Average screens per theatre	8.7	9.3	9.4	10.2	10.6	10.9	11.0	10.8	11.1
Average admissions per patron	$5.71	$6.09	$5.98	$6.65	$6.88	$7.10	$7.23	$7.07	$7.23
Average concession per patron	$2.22	$2.32	$2.41	$2.59	$2.63	$2.69	$2.72	$2.64	$2.83
Attendance (in thousands)	120,601	109,242	9,738	66,022	82,539	48,439	29,847	17,993	16,742

International (2)
Theatres operated (at period end)	21	22	23	61	67	67	70	65	70
Screens operated (at period end)	188	205	225	672	731	744	778	720	778
Average screens per theatre	9.0	9.3	9.8	11.0	10.9	11.1	11.1	11.1	11.1
Average admissions per patron	$3.83	$3.99	$4.03	$3.59	$3.78	$3.76	$4.05	$4.00	$4.24
Average concession per patron	$1.08	$1.07	$1.16	$1.45	$1.54	$1.56	$1.60	$1.56	$1.65
Attendance (in thousands)	9,707	14,363	1,397	32,153	50,575	33,953	21,435	13,015	12,940

Worldwide
Theatres operated (at period end)	294	262	261	211	207	200	201	200	200
Screens operated (at period end)	2,563	2,448	2,457	2,208	2,219	2,193	2,218	2,176	2,222
Average screens per theatre	8.7	9.3	9.4	10.5	10.7	11.0	11.0	10.9	11.1
Average admissions per patron	$5.57	$5.84	$5.73	$5.65	$5.71	$5.72	$5.90	$5.78	$5.93
Average concession per patron	$2.14	$2.17	$2.25	$2.21	$2.21	$2.22	$2.25	$2.19	$2.32
Attendance (in thousands)	130,308	123,605	11,135	98,175	133,114	82,392	51,282	31,008	29,682

(1)	In January 2004 our management committed to a plan to sell our former Canadian operations, including our interest in the Cineplex Galaxy Limited Partnership to affiliates of our former investors. This transaction closed on July 30, 2004. As a result of this transaction we have reported our Canadian operations as discontinued operations for the periods April 1, 2002 through July 31, 2004. Totals for the two years ended February 28, 2002 and for the one month ended March 31, 2002 include screens and locations and other relevant operating data for our Canadian operations.
(2)	Does not include any data related to our former German operations, which were sold to affiliates of our former shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions relating to these statements.

Overview

Loews Cineplex Entertainment Corporation (“we”, “us” and “our”) is a major film exhibition company with operations in the U.S., Mexico, Spain and South Korea. We operate theatres under the Loews Theatres, Cineplex Odeon and Star Theatres names in the U.S. and Cinemex in Mexico. Our significant joint ventures operate theatres under the Magic Johnson Theatres, Universal Cineplex, Megabox and Yelmo Cineplex names. As of March 31, 2005, we owned, or had an interest in, and operated 200 theatres with 2,222 screens in 18 states and the District of Columbia, Mexico, Spain and South Korea. Our principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; Seoul in South Korea; and Madrid and Barcelona in Spain.

Recent Developments

On June 20, 2005, our parent holding company, LCE Holdings, Inc. entered into a definitive merger agreement with Marquee Holdings Inc., the holding company of AMC Entertainment Inc., one of the world’s leading film exhibition companies. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of Loews and AMC, the merger of LCE Holdings, Inc. with and into Marquee Holdings, Inc. with Marquee Holdings, Inc. continuing as the holding company of the merged businesses, and the merger of Loews Cineplex Entertainment Corporation, the issuer of the outstanding notes and the notes offered hereby, and AMC Entertainment Inc., with AMC Entertainment Inc. continuing after the merger. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type. While we have not yet determined whether the merger, if it closes, would require a change of control repurchase offer of our senior subordinated notes, AMC has secured commitments to refinance our notes to the extent that such an offer is required under our indenture.

Each of the parties to the merger agreement has made customary representations, warranties and covenants, including, among others, (i) to conduct their respective businesses in the ordinary course prior to consummation of the merger, (ii) to use reasonable best efforts to obtain regulatory approval, including antitrust approval under the Hart-Scott-Rodino Act and (iii) to cooperate in connection with the refinancing of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation. Each of the respective controlling stockholders of Marquee Holdings Inc. and LCE Holdings, Inc. has given its consent to the Merger and the Merger Agreement, and each has entered into a consent and support agreement pursuant to which such stockholders agreed to approve the Merger and take certain other actions to support the transactions contemplated by the Merger Agreement.

If the merger is consummated, our Sponsors and certain members of our management would receive approximately 40% of the outstanding common stock of Marquee Holdings, Inc., the surviving holding company, in exchange for their equity in LCE Holdings, Inc. Upon the consummation of a merger, the shareholders of Marquee Holdings Inc., the surviving holding company, would enter into a stockholders agreement that would provide for the governance of Marquee Holdings Inc. The current owners of Marquee Holdings Inc. would be entitled to appoint five directors with a majority of the votes of the board of directors. The current owners of LCE Holdings, Inc. would be entitled to appoint four directors. The terms of the stockholders agreement would also require the consent of a specified majority of the stockholders in order to approve many types of transactions. We expect that the surviving operating company would be called AMC Entertainment Inc. and would be headquartered in Kansas City, Missouri. We also expect that Peter C. Brown, the Chairman of the

Board, Chief Executive Officer and President of Marquee Holdings Inc., would remain in these roles in the surviving holding company. You can find more information about AMC’s management team in AMC’s public filings available at www.sec.gov.

The Transactions

On July 30, 2004, LCE Holdings, Inc., a company formed by investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, which we refer to as our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex for an aggregate purchase price of approximately $1.5 billion. The purchase of our company and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the outstanding notes and cash equity investments by the Sponsors. Prior to the closing, we sold all of our Canadian and German film exhibition operations to our former investors, who indemnified us for certain potential liabilities in connection with those sales.

Revenues

We generate revenues primarily from box office receipts, concession sales and other revenue sources including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect our revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, our revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film’s appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. We generate other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of our theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of our theatre lobbies.

Expenses

The largest expenses of operating our theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon our film licensing arrangement with a distributor for a particular film. We purchase concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as our theatre leases generally require a fixed monthly minimum rent payment. Many of our theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of our leases provide for percentage rent only.

General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of our business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Our general and administrative costs also include payroll, occupancy costs related to our corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Our general and administrative staffing and associated costs are maintained at a level that we deem appropriate to manage and support the size and nature of our theatre portfolio and our business activities.

Attributable EBITDA and Debt

Our consolidated financial statements incorporate the operating results of our partnerships to the extent of our equity share as required by the equity method of accounting. However, covenants included in our senior secured credit agreement and in the indenture for our notes are based on our Attributable EBITDA. EBITDA represents income/(loss) before income from discontinued operations, cumulative effect of a change in accounting principle, loss on early extinguishment of debt, interest expense, income taxes and depreciation and amortization. Attributable EBITDA represents the combined consolidated EBITDA of our wholly owned operations, plus or minus certain adjustments to EBITDA required under the terms of the note indenture, plus our 50% share of our joint ventures’ EBITDA in the U.S., South Korea and Spain, as reported to us by those joint ventures, and 100% of the EBITDA of our Magic Johnson Theatres joint venture. EBITDA and Attributable EBITDA are not presentations made in accordance with generally accepted accounting principles, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. We believe that these measures provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements are tied to similar measures. Attributable EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically, total leverage and interest coverage ratios, and the indenture governing the notes contains limitations on our ability to borrow and to make certain payments, in each case that are calculated by reference to Attributable EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in our senior secured credit facility and indenture, our ability to pay dividends is restricted by a formula based on the amount of Attributable EBITDA. We believe that Attributable EBITDA is a key indicator of our operating performance, because it shows our ability to realize free cash flow at a theatre level, whether the theatre is held by us or through one of our joint ventures. Attributable EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Attributable EBITDA measures.

Additionally, our senior secured credit agreement and the covenants included in the indenture for our notes require us to include 50% of each partnership’s debt in our debt amounts for covenant purposes, which we refer to as “Attributable Debt.” Attributable Debt is not a GAAP term. Management uses Attributable Debt as a measure to monitor our compliance with our debt agreements.

While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and our U.S. joint venture is restricted. In addition, our joint ventures do not guarantee our debt, and will not be bound by the covenants contained in our credit agreement or note indenture. The debt of our joint ventures is non-recourse to us.

Discontinued Operations

In January 2004, our management committed to a plan to sell our interest in Cineplex Odeon Corporation, or COC, our former wholly owned subsidiary (comprising our Canadian operations, including our interest in the Cineplex Galaxy Limited Partnership). As a result of that decision, we have reported COC’s financial position as of December 31, 2003 and results of operations for the three months ended March 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002 as discontinued operations. COC generated total revenue of $58.7 million, $159.7 million, $198.5 million and $130.9 million and income before taxes of $0.7 million, $12.1 million, $74.5 million and $15.5 million for the three months ended March 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002, respectively.

On July 30, 2004, as a condition to, and immediately prior to, the closing of the Transactions, we sold 100% of our shares of capital stock of COC to affiliates of our former investors for a cash purchase price of $205.9 million. We used the proceeds from this sale to repay debt outstanding under our old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

On July 30, 2004, LCE Holdings, Inc, a company formed by our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex. For all accounting purposes and consistent with our reporting periods, we have used July 31, 2004 as the effective date of the Transactions. Based on this event, we have reported operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. Each period has a different basis of accounting and as a result they are not comparable. As a result, for purposes of presenting a comparison of our 2004 results to prior periods, we have presented our 2004 results as the mathematical addition of our operating results for the seven months ended July 31, 2004 to our operating results for the five months ended December 31, 2004. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

Total operating revenues. Total operating revenues for the three months ended March 31, 2005 decreased $7.2 million, or 3.4%, to $202.5 million from $209.7 million for the three months ended March 31, 2004.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the three months ended March 31, 2005 decreased $6.4 million, or 4.5%, to $136.2 million from $142.6 million for the three months ended March 31, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($10.7 million) during the period, a decrease in box office revenue from closed theatres ($1.7 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.3 million). These decreases in box office revenue, which total $12.7 million, were partially offset by an increase in average revenue per patron ($3.6 million) during the period and an increase in box office revenue from the operation of new theatres ($2.7 million). Attendance decreased approximately 1.4 million patrons, or 5.7%, for the three months ended March 31, 2005 as compared to the same period in the prior year. Comparing theatres open for the full three months in both periods presented attendance decreased by 1.8 million patrons or 7.6%, for the three months ended March 31, 2005 as compared to the same period in the prior year due primarily to product mix as experienced in the industry as a whole. For the three months ended March 31, 2005 industry attendance decreased by approximately 3%. This decrease in attendance can be attributed to the strong performance of film shown during the three months ended March 31, 2004 including The Passion of the Christ and The Lord of the Rings: Return of the King.

Concession revenue. Concession revenues for the three months ended March 31, 2005 increased $0.2 million, or 0.3%, to $56.9 million from $56.7 million for the three months ended March 31, 2004. This increase in concession revenue was due primarily to an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($1.7 million). These increases in concession revenue, which aggregated $5.3 million, were offset by a decrease in attendance volume during the period ($4.3 million), a decrease in concession revenue from closed theatres ($0.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.2 million).

Other revenues. Other revenues for the three months ended March 31, 2005 decreased $1.1 million, or 10.1%, to $9.3 million from $10.4 million for the three months ended March 31, 2004. This decrease in other revenue was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($0.9 million), a decrease in other revenue from closed theatres ($0.1 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.1 million) and a decrease in attendance volume ($0.1 million). These decreases in other revenue, which aggregated $1.2 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.1 million).

Theatre operations and other expenses. Theatre operations and other expenses for the three months ended March 31, 2005 decreased $0.4 million, or 0.2%, to $155.5 million from $155.9 million for the three months ended March 31, 2004. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($5.7 million), a decrease in operating costs related to closed theatres ($2.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.3 million). These decreases in theatre operations and other expenses, which aggregated $8.3 million, were offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($3.4 million), the additional costs associated with ticket price increases ($1.8 million), an increase in film rental costs related to an increase in film rental percentage ($1.0 million) and an increase in various other theatre operating expense items ($1.7 million). Theatre operations and other expenses, as a percentage of total revenues, increased to 76.7% for the three months ended March 31, 2005 as compared to 74.3% for the three months ended March 31, 2004. This increase is the result of theatre operations and other expenses being relatively flat for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004, but box office revenue for the same periods having decreased by approximately $6 million.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs decreased $1.6 million, or 2.5% for the three months ended March 31, 2005 to $63.3 million from $65.0 million for the three months ended March 31, 2004. This decrease in film costs was due primarily to a decrease in film costs and accruals as a result of the decrease in attendance ($4.9 million), a decrease in film costs associated with closed theatres ($0.7 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.1 million). These decreases, which aggregated $5.7 million were partially offset by increases in film rental payments resulting from ticket price increases ($1.7 million), increased film costs associated with the operation of new theatres ($1.3 million) and increased film costs as a result of an increase in film rental percentage split primarily related to film product mix ($1.1 million). Film costs as a percentage of box office revenue were 46.5% for the three months ended March 31, 2005 as compared to 45.6% for the same period in the prior year.

Rent expense. Rent expense increased $0.6 million for the three months ended March 31, 2005 to $30.2 million from $29.6 million for the three months ended March 31, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions. Cost of concessions for the three months ended March 31, 2005 increased $0.2 million, or 1.9%, to $8.7 million from $8.5 million for the three months ended March 31, 2004. This increase in cost of concessions was due primarily to an increase in product costs and the timing related to certain promotional programs ($0.6 million) and the incremental costs associated with the operation of new theatres ($0.3 million). This increase in cost of concessions, which aggregated $0.9 million, was partially offset by lower costs associated with the decrease in attendance volume ($0.6 million) and a decrease in the cost of concessions from closed theatres ($0.1 million). Cost of concessions, as a percentage of concession revenues, increased slightly to 15.2% for the three months ended March 31, 2005 as compared to 15.0% for the three months ended March 31, 2004.

General and administrative costs. General and administrative costs for the three months ended March 31, 2005 decreased $3.7 million, or 23.5%, to $12.1 million from $15.8 million for the three months ended March 31, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees from those related to potential merger and acquisition transactions which we incurred during the first quarter of 2004 ($3.5 million) and a decrease in the management fee payable to our current sponsors compared to the amount payable to our former investors ($0.3 million). This decrease in general and administrative expenses was partially offset by an increase in costs associated with our day-to-day home office operations ($0.1 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.0% for the three months ended March 31, 2005 as compared to 7.5% for the three months ended March 31, 2004.

Depreciation and amortization. Depreciation and amortization costs for the three months ended March 31, 2005 increased $5.1 million, or 23.4%, to $26.9 million from $21.8 million for the three months ended March 31, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($5.2 million). This increase was partially offset by the effect of foreign currency exchange rates on our international operations ($0.1 million).

Income from operations. Our operating income for the three months ended March 31, 2005 decreased $8.4 million to a loss of $0.6 million from income of $7.8 million for the three months ended March 31, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the three months ended March 31, 2005 increased $10.5 million, or 144.0%, to $17.7 million from $7.2 million for the three months ended March 31, 2004. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Income tax expense. Income tax expense for the three months ended March 31, 2005 decreased $3.1 million to a net benefit of $0.1 million from expense of $3.0 million for the three months ended March 31, 2004. The decrease was driven by the reduction in book income and Mexican inflationary adjustments. The effective tax rate for the three months ended March 31, 2005 was a benefit of approximately 1% as compared to expense of approximately 149% for three months ended March 31,2004. The change in the effective rate between the periods is primarily a result of the impact of Mexican inflationary adjustments and other permanent differences, offset by a valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

Net Loss. Net loss increased $16.5 million to a loss of $17.1 million for the three months ended March 31, 2005 from a loss of $0.6 million for the three months ended March 31, 2004. This increase in our net loss was due to the aggregate effect of all the factors described above and the income from discontinued operations that had been included in the three months ended March 31, 2004. Net loss, excluding discontinued operations, increased by $16.1 million to a loss of $17.1 million for the three months ended March 31, 2005 as compared to a loss of $1.0 million for the three months ended March 31, 2004 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our attributable EBITDA for the three months ended March 31, 2005 decreased $7.1 million, or 16.9%, to $34.8 million from $41.9 million for the three months ended March 31, 2004. This decrease in Attributable EBITDA was due primarily to decreases in our wholly owned EBITDA in the U.S. ($4.5 million) and Mexico ($2.1 million) which was due to the aggregate effect of all the factors described above and decreases in our 50% share of the operating results of our joint ventures in Spain ($0.1 million) and South Korea ($0.4 million).

The reconciliation of net income/(loss) to each of EBITDA and Attributable EBITDA is shown below:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(in thousands)
Net income/(loss) before discontinued operations	$(970)	$(17,069)
Depreciation and amortization	21,803	26,905
Interest expense, net	7,237	17,655
Income tax expense/(benefit)	2,958	(113)

EBITDA	31,028	27,378
Adjustments to EBITDA
Management fee	1,251	999
(Gain)/loss on sale/disposal of theatres	(47)	—
Straight-line rent accrual in excess of cash	1,505	1,895
Transaction related expenses	3,969	476
Equity (income)/loss in long-term investments	(1,425)	(1,080)
Our share of partnership EBITDA	5,588	5,115

Attributable EBITDA	$41,869	$34,783

Combined Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total operating revenues. Total operating revenues for the year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the year ended December 31, 2003.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the year ended December 31, 2004 decreased $6.2 million, or 0.9%, to $622.4 million from $628.6 million for the year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, our decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

Concession revenue. Concession revenues for the year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

Other revenues. Other revenues for the year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million), an increase in other revenues from the operation of new theatres ($0.2 million) and increases in other sources of revenue ($0.6 million). These increases in other revenues, which aggregated $5.0 million, were partially offset by a decrease in other revenues from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

Theatre operations and other expenses. Theatre operations and other expenses for the year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in operating costs associated with a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million) and a decrease in various other theatre operating expense items ($0.6 million). These decreases in theatre operations and other expenses, which aggregated $22.3 million, were partially offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($5.5 million) and the additional costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenues, improved to 72.4% for the year ended December 31, 2004 as compared to 73.4% for the year ended December 31, 2003.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs decreased $4.3 million, or 1.4% for the year ended December 31, 2004 to $299.9 million from $304.2 million for the year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in film costs or accruals as a result of the decrease in attendance ($3.9 million), a decrease in the film percentage split ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

Rent expense. Rent expense increased $0.7 million for the year ended December 31, 2004 to $120.2 million from $119.5 million for the year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions. Cost of concessions for the year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the incremental costs associated with the operation of new theatres ($0.9 million). This increase in cost of concessions, which aggregated $3.2 million, was partially offset by a decrease in cost of concession from closed theatres ($0.5 million), lower costs associated with the decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to our international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, increased to 14.8% for the year ended December 31, 2004 as compared to 14.0% for the year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

General and administrative costs. General and administrative costs for the year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Transactions ($8.0 million), including the payment of success bonuses related to the Transactions. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with our day to day operations ($3.0 million), a decrease in the management fee paid to our shareholders ($0.4 million) and the effect of changes in exchange rates with respect to our international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, increased to 7.0% for the year ended December 31, 2004 as compared to 6.5% for the year ended December 31, 2003.

Depreciation and amortization. Depreciation and amortization costs for the year ended December 31, 2004 on a combined basis increased $14.5 million, or 17.9%, to $95.4 million from $80.9 million for the year ended December 31, 2003. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($15.5 million). This increase was partially offset by the effect of foreign currency exchange rates with respect to our international operations ($1.0 million).

Gain/loss on sale/disposal of theatres. The gain on sale/disposal of theatres for the year ended December 31, 2004 decreased $2.2 million to $2.3 million from $4.5 million for the year ended December 31, 2003. The gain for the year ended December 31, 2004 was due primarily to the sale of one theatre property in the state of New York and the gain for the year ended December 31, 2003 was due primarily to the sale of two theatre properties located in Massachusetts and Minnesota.

Income from Operations. Our operating income for the combined year ended December 31, 2004 decreased $15.4 million, or 20.6%, to $59.4 million from $74.8 million for the year ended December 31, 2003. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the combined year ended December 31, 2004 increased $17.4 million, or 49.4%, to $52.7 million from $35.3 million for the year ended December 31, 2003. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Loss on early extinguishment of debt. Loss on early extinguishment of debt for the year ended December 31, 2004 was $7.7 million. This is due primarily to the write-off of the deferred financing fees on our former term and priority secured loans in the U.S. and the credit facility in Mexico that were repaid at the time of the Transactions. We did not record any loss on early extinguishment of debt for the year ended December 31, 2003.

Discontinued operations. Income from discontinued operations for the year ended December 31, 2004 decreased $48.8 million to $7.4 million for the year ended December 31, 2004 from $56.2 million for the year ended December 31, 2003. A portion of the decrease is attributable to the year ended December 2004 including only seven months of the operating results of our Canadian film exhibition business, which was sold to affiliates of our former shareholders. The remaining portion of the decrease in income from discontinued operations is the result of a gain that had been recorded during 2003 related to the sale of a portion of the interest in our Canadian theatre operations to the Cineplex Galaxy Income Fund.

Income tax expense. Income tax expense for the year ended December 31, 2004 decreased $5.7 million to $9.6 million from $15.3 million for the year ended December 31, 2003. The decrease was driven by the reduction of book income offset by an increase in non-deductible expenses. As a result of combining the predecessor and successor periods to obtain a full year ended December 31, 2004, the effective rates of 12.4% and 47.0% for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, are not meaningful for comparison to the effective rate of 40.4% for the year ended December 31, 2003.

Net Income. Net income decreased $79.8 million to a loss of $0.9 million for the combined year ended December 31, 2004 from income of $78.9 million for the year ended December 31, 2003. This decrease in net income was due to the aggregate effect of all the factors described above. Net income, excluding discontinued operations, decreased by $31.0 million to a loss of $8.3 million for the year ended December 31, 2004 on a combined period basis as compared to income of $22.7 million for the year ended December 31, 2003 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our attributable EBITDA for the year ended December 31, 2004 increased $12.1 million, or 6.4%, to $202.8 million from $190.7 million for the year ended December 31, 2003. This increase in Attributable EBITDA was due primarily to increases in EBITDA in the U.S. ($9.2 million) and Mexico ($0.6 million) resulting from our 50% share of the improved operating results of our joint ventures in Spain ($1.7 million) and South Korea ($0.6 million).

The reconciliation of net income (loss) before discontinued operations and cumulative effect of a change in accounting principle to each of EBITDA and Attributable EBITDA is shown below (in thousands).

	Year Ended December 31, 2003	Combined Twelve Months Ended December 31, 2004
Net income/(loss)	$78,851	$(895)

Net income/(loss) before discontinued operations and cumulative effect of a change in accounting principle	$22,668	$(8,312)
Depreciation and amortization	80,940	95,394
Interest expense	35,262	52,668
Loss on early extinguishment of debt	—	7,738
Income tax expense	15,339	9,642

EBITDA	$154,209	$157,130

Adjustments to EBITDA:
Management fee	$5,000	$4,592
(Gain)/loss on sale/disposal of theatres	(4,508)	(2,304)
Equity (income)/loss in long-term investments	1,485	(2,371)
Straight-line rent accrual in excess of cash	6,021	6,870
Transaction related expenses	10,240	18,269
Our share of partnership EBITDA	18,235	20,620

Attributable EBITDA	$190,682	$202,806

Year Ended December 31, 2003 Compared to the Nine Months Ended December 31, 2002

During 2001, we filed for protection under U.S. Bankruptcy laws. We emerged from bankruptcy on March 21, 2002. However, for accounting purposes and consistent with our reporting periods, we have used March 31, 2002 as the effective date of the reorganization and fresh-start adjustments. Accordingly, we have reported operating results for the period from April 1, 2002 through December 31, 2002, as all financial information prior to that date pertains to a different basis of accounting and is therefore not comparable.

Total operating revenues. Total operating revenues for the year ended December 31, 2003 increased $223.7 million, or 31.8%, to $928.2 million from $704.5 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($209.4 million) is related to our operating results for the first quarter of 2003. The exclusion of this period allows for the comparison of our operations for the same periods

(nine months ended December 31, 2003 to the nine months ended December 31, 2002). Excluding this increase, total operating revenues increased $14.3 million, or 2.0%, when compared to the prior period.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the year ended December 31, 2003 increased $153.1 million, or 32.2%, to $628.6 million from $475.5 million for the period from April 1, 2002 to December 31, 2002. A portion of this increase ($143.8 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our box office revenue for the period from April 1, 2003 through December 31, 2003 increased $9.3 million, or 2.0%, as compared to the same period in the prior year. This $9.3 million increase in box office revenue was due primarily to increases resulting from the inclusion of Cinemex for the full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 in the prior period ($9.8 million), revenues from the operation of new theatres ($5.1 million) and an increase in average revenue per patron ($14.7 million). These increases in box office revenue, which total $29.6 million, were partially offset by a decrease in attendance ($11.7 million) during the period and a decrease in box office revenue from closed theatres ($8.6 million).

Concession revenue. Concession revenue for the year ended December 31, 2003 increased $61.1 million, or 31.7%, to $253.4 million from $192.4 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($56.3 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our concession revenue for the period from April 1, 2003 through December 31, 2003 increased $4.8 million, or 2.5% as compared to the same period in the prior year. This $4.8 million increase in concession revenue was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($6.9 million), revenues from the operation of new theatres ($1.7 million) and an increase in concession revenue per patron ($3.8 million). These increases in concession revenue, which aggregated $12.4 million, were partially offset by a decrease in attendance volume ($4.6 million), and a decrease in concession revenue from closed theatres ($3.0 million).

Other revenues. Other revenues for the year ended December 31, 2003 increased $9.5 million, or 26.0%, to $46.2 million from $36.7 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($9.3 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our other revenues for the period from April 1, 2003 through December 31, 2003 increased $0.2 million as compared to the same period in the prior year.

Theatre operations and other expenses. Theatre operations and other expenses for the year ended December 31, 2003 increased $164.5 million, or 31.8%, to $681.5 million from $517.0 million for the period from April 1, 2002 to December 31, 2002. A portion of this increase ($159.0 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our theatre operations and other expenses for the period from April 1, 2003 through December 31, 2003 increased $5.5 million as compared to the same period in the prior year. This $5.5 million increase in theatre operating and other expenses was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($9.0 million), incremental costs associated with the operation of new theatres ($5.2 million), the additional costs associated with ticket price increases ($7.4 million) and increases at various other theatre level operating costs ($0.4 million). These increases in theatre operations and other expenses, which aggregated $22.0 million were partially offset by decreases in operating costs related to closed theatres ($9.7 million), a decrease in operating costs associated with a decrease in attendance volume ($6.8 million). Theatre operating and other expenses, as a percentage of total revenues, improved to 72.7% for the nine month period from April 1, 2003 to December 31, 2003 as compared 73.4% for the nine month period from April 1, 2002 to December 31, 2002.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs increased $68.1 million, or 28.8% for the year ended December 31, 2003 to $304.2 million from $236.1 million for the nine months ended December 31, 2002. A portion of this increase ($65.6 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our film costs for the period from April 1, 2003 through December 31, 2003 increased $2.5 million, or 1.1%, as compared to the same period in the prior year. This $2.5 million increase in film costs was due primarily to increases resulting from the inclusion of Cinemex for the full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 in the prior year ($3.6 million), an increase in film rental payments resulting from ticket price increases ($7.4 million) and increased film costs associated with the operation of new theatres ($2.6 million). These increases in film costs, which aggregated $13.6 million, were partially offset by a decrease in film costs or accruals as a result of the decrease in attendance ($5.9 million), decreases in film costs associated with closed theatres ($4.2 million) and a decrease in the film rental percentage split ($0.9 million). Film costs as a percentage of box office revenue were 49.2% for the nine months ended December 31, 2003 as compared to 49.6% for the same period in the prior year.

Rent expense. Rent expense increased $32.5 million for the year ended December 31, 2003 to $119.5 million from $87.0 million for the nine months ended December 31, 2002. A portion of this increase ($33.7 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our rent expense for the period from April 1, 2003 through December 31, 2003 decreased $1.2 million as compared to the same period in the prior year. This decrease in rent expense is due primarily to a decrease in leasing costs associated with closed theatres, which was partially offset by leasing costs associated with new theatres.

Cost of concessions. Cost of concessions for the year ended December 31, 2003 increased $7.9 million, or 28.6%, to $35.5 million from $27.6 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($8.1 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our cost of concessions for the period from April 1, 2003 through December 31, 2003 decreased $0.2 million as compared to the same period in the prior year. This $0.2 million decrease in cost of concessions was due primarily to a decrease in concession revenue from closed theatres ($0.4 million) and lower costs associated with a decrease in attendance volume ($0.6 million). These changes were partially offset by the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($0.6 million) and incremental costs associated with the operation of new theatres ($0.2 million). Cost of concessions, as a percentage of concession revenues, improved to 13.9% for the nine month period from April 1, 2003 to December 31, 2003 as compared 14.3% for the nine month period from April 1, 2002 to December 31, 2002.

General and administrative costs. General and administrative costs for the year ended December 31, 2003 increased $4.2 million, or 7.4%, to $60.1 million from $55.9 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($13.2 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our general and administrative costs for the period from April 1, 2003 through December 31, 2003 decreased $9.0 million, or 16.2%, as compared to the same period in the prior year. This $9.0 million decrease in general and administrative costs was due primarily to a decrease in transaction related expenses, such as merger and acquisition related costs, financing costs and professional and legal fees related to the acquisition of Cinemex in the prior year. General and administrative expenses, as a percentage of total revenues, improved to 6.5% for the nine month period from April 1, 2003 to December 31, 2003 as compared 7.9% for the nine month period from April 1, 2002 to December 31, 2002.

Depreciation and amortization. Depreciation and amortization costs for the year ended December 31, 2003 increased $30.2 million, or 59.5%, to $80.9 million from $50.7 million for the nine-month period from April 1,

2002 to December 31, 2002. A portion of this increase ($18.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our general and administrative costs for the period from April 1, 2003 through December 31, 2003 increased $11.8 million, or 23.2%, as compared to the same period in the prior year. This increase in depreciation and amortization was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($9.6 million) and incremental depreciation related to investment in new depreciable assets related to new builds ($2.2 million).

Gain/loss on sale/disposal of theatres. We reported a gain on sale or disposal of theatres for the year ended December 31, 2003 of $4.5 million. A portion of this gain ($1.7 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, we reported a gain of $2.8 million related to the recording of the sale of a theatre property in Massachusetts in 2003. We reported a loss of $0.7 million for the nine month period from April 1, 2002 to December 31, 2002 related to the sale of properties in New York and Arizona.

Income/(Loss) from Operations. Our operating income for the year ended December 31, 2003 increased $22.3 million, or 42.4%, to $74.8 million from $52.5 million for the nine-month period from April 1, 2003 to December 31, 2002. A portion of this increase ($12.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our operating income for the period from April 1, 2003 through December 31, 2003 increased $9.9 million as compared to the same period in the prior year. This increase in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the year ended December 31, 2003 increased $4.6 million, or 15.2%, to $35.3 million from $30.6 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our interest expense ($8.9 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our interest expense for the period from April 1, 2003 through December 31, 2003 decreased $4.3 million, or 14.0%, as compared to the same period in the prior year. This decrease in our interest expense was due primarily to decreases in interest rates and decreases in the level of outstanding borrowings.

Discontinued operations. Income from discontinued operations for the year ended December 31, 2003 increased $45.4 million to $56.2 million from $10.8 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our discontinued operations ($2.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, income from discontinued operations for the period from April 1, 2003 through December 31, 2003 increased $43.0 million as compared to the same period in the prior year. The increase in income from discontinued operations is the result of the gain on the sale of a portion of the interest in our Canadian theatre operations to the Cineplex Galaxy Income Fund during 2003. We decided to sell our remaining interest in the Canadian theatre operations as part of the Transactions.

Income tax expense. Income tax expense for the year ended December 31, 2003 increased $7.3 million to $15.3 million for the year ended December 31, 2003 from $8.0 million for the nine months ended December 31, 2002. Our effective tax rate for the year ended December 31, 2003 was 40.4% as compared to 34.3% for the period from April 1, 2002 to December 31, 2002. This increase in the effective tax rate is due to the tax provision of Cinemex.

Net Income. Net income increased $48.6 million to $78.9 million for the year ended December 31, 2003 from $30.2 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our results is related to our net income of $3.4 million for the first quarter of 2003. Excluding the impact noted above, net income for the period from April 1, 2003 through December 31, 2003 increased $49.2 million as compared to the same period in the prior year. This increase in net income was due to the aggregate effect of all the factors described above. Net income for the nine months ended December 31, 2003, excluding discontinued operations, increased by $2.8 million to income of $22.2 million as compared to net income of $19.4 million the prior period due to the aggregate effect of the items noted above, as well as a non-recurring $4.0 million gain in the 2002 period related to a change in accounting principle due to our adoption of Financial Interpretation Number (“FIN”) 46(R) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”

Attributable EBITDA. Our Attributable EBITDA for the year ended December 31, 2003 increased $47.6 million, or 33.3%, to $190.7 million from $143.1 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($37.6 million) related to the Attributable EBITDA for the first quarter of 2003. Excluding the impact noted above, our Attributable EBITDA for the period from April 1, 2003 through December 31, 2003 increased $10.0 million, or 7.0%, as compared to the same period in the prior year. This increase of $10.0 million in Attributable EBITDA was due primarily to increases in EBITDA in the U.S. ($3.5 million) and Mexico ($2.8 million) resulting from improved operating results and to improved results from the operations of our joint ventures in Spain ($1.7 million) and South Korea ($2.0 million).

The reconciliation of net income (loss) before discontinued operations and cumulative effect of a change in accounting principle to each of EBITDA and Attributable EBITDA is shown below (in thousands).

	Nine Months Ended December 31, 2002	Year Ended December 31, 2003
Net income/(loss)	$30,202	$78,851

Net income/(loss) before discontinued operations and cumulative effect of a change in accounting principle	$15,356	$22,668
Depreciation and amortization	50,746	80,940
Interest expense	30,613	35,262
Income tax expense	8,033	15,339

EBITDA	$104,748	$154,209

Adjustments to EBITDA:
Management fee	$4,583	$5,000
(Gain)/loss on sale/disposal of theatres	733	(4,508)
Equity (income)/loss in long-term investments	(1,499)	1,485
Straight-line rent accrual in excess of cash	5,401	6,021
Transaction related expenses	19,288	10,240
Our share of partnership EBITDA	9,833	18,235

Attributable EBITDA	$143,087	$190,682

Liquidity and Capital Resources

Cash flows

We generate cash flows from our theatre operations. Our cash flow is generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides us with positive working capital, which is consistent with our industry, since cash revenues are generally collected in advance of payment of our operating expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our revolving credit facilities will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the short-term and long-term. Additionally, we believe that our credit facilities in the U.S. and Mexico will be adequate to fund our long-term capital requirements and needs. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control, including but not limited to film product that is available. Any future theatre construction and renovation, acquisitions, investment in joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all. From time to time we may also acquire a portion of our notes in market transactions depending on market conditions and our liquidity requirements.

Operating Cash Flows. Net cash used in operating activities, as reflected in our statement of cash flows, was $5.9 million and $3.0 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in operating activities for the three months ended March 31, 2005 was due primarily to a decrease in revenues from the operations of our theatres, changes in our working capital related to the timing of payments to various vendors and payment of semi-annual interest on our senior subordinated notes on February 1, 2005. Cash used in operating activities for the three months ended March 31, 2004 was a result of changes in our working capital related to the timing of payments to various vendors. Net cash provided by operating activities was $38.1 million and $75.2 million for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively. Cash provided by operating activities for the five months ended December 31, 2004 was a result of changes in our operating activities and changes in our working capital related to the timing of payments to various vendors. Cash provided by operating activities for the seven months ended July 31, 2004 was a result of an increase in revenues from the operations of our theatres and changes in our working capital related to the timing of payments to various vendors. This increase was offset by increased operating costs related to the increase in revenues.

Net cash provided by operating activities was $89.0 million for the year ended December 31, 2003 and $64.3 million for the nine months ended December 31, 2002, respectively. Cash provided by operating activities for the year ended December 31, 2003 was a result of an increase in box office revenue, concession revenue and miscellaneous income from the operations of our theatres. This increase in revenue was offset by increased operating costs related to the increase in revenues as well as changes in our working capital related to the timing of payments to various service providers and payments made related to restructuring and reorganization related costs. Cash provided by operations for the nine months ended December 31, 2002 was related to an increase in our revenues from box office results from the strong slate of movies released during 2002 and from changes in working capital as a result of the timing of payments to various service providers. These increases were offset by the payment of restructuring and reorganization related costs during the period.

Investing Cash Flows. Net cash used in investing activities, as reflected in our statement of cash flows, was $5.2 million and $16.6 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in investing activities for the three months ended March 31, 2005 ($5.2 million) was due primarily to capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications. Cash used in investing activities for the three months ended March 31, 2004 ($16.6 million) was due primarily to capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications. Net cash used in investing activities, as reflected in our statement of cash flows, was $1,323.9 million for the five months ended December 31, 2004 and cash provided by investing activities was $174.3 million for the seven months ended July 31, 2004. Cash used in investing activities for the five months ended December 31, 2004 was due primarily to payments made to our former shareholders at the time of the Transactions ($1,305.9 million), capital expenditures related to the construction of one theatre location comprising 12 screens in the U.S. ($17.2 million) and payments made as a result of the Transactions ($3.2 million). This use of cash was partially offset by the proceeds from the sale of assets, which included one theatre location with 14 screens ($2.4 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of COC ($205.9 million) and the proceeds from the sale of assets, which included one theatre location with five screens ($7.4 million). These sources of cash were partially offset by capital expenditures related to the construction of one theatre location comprising 12 screens in Mexico ($36.6 million) and investment in/advances to partnerships ($2.4 million).

Net cash used in investing activities was $31.2 million for the year ended December 31, 2003 and $34.1 million for the nine months ended December 31, 2002. Net cash provided by investing activities for the year ended December 31, 2003 was due primarily to the proceeds from asset sales, which included three theatre locations with 12 screens ($13.7 million). These sources of cash were partially offset by capital expenditures ($40.9 million) and investment in/advances to partnerships ($4.1 million). Net cash used in investing activities for the nine months ended December 31, 2002, was due primarily to capital expenditures ($31.5 million), investment in our Megabox joint venture to increase our ownership interest to 50% ($20.6 million) and payments made related to the acquisition of Cinemex and Loeks-Star Partners ($3.5 million), partially offset by unrestricted cash from acquisitions ($16.2 million) and proceeds from asset sales, which included one theatre location with six screens ($5.2 million).

Financing Cash Flows. Net cash used in financing activities, as reflected in our statement of cash flows, was $8.3 million and $6.9 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in financing activities for the three months ended March 31, 2005 was due primarily to prepayments of debt related to our senior secured credit facility in the U.S. ($8.0 million). Cash used in financing activities for the three months ended March 31, 2004 was due primarily to payments made on our former term loan ($5.4 million) and priority secured credit agreement ($1.2 million). Net cash provided by financing activities, as reflected in our statement of cash flows, was $1,187.1 million for the five months ended December 31, 2004 and net cash used in financing activities was $218.0 million for the seven months ended July 31, 2004. Cash provided by financing activities for the five months ended December 31, 2004 was due primarily to the proceeds received from equity contributions from our Sponsors ($421.7 million), and the proceeds from our senior secured credit facility ($630.0 million), the notes ($315.0 million), the new Cinemex term loan ($90.0 million) and amounts drawn under our revolving credit facility ($7.3 million). These sources of cash were partially offset by repayment of our former term loan ($92.3 million), Mexican credit facility ($87.7 million) and priority secured credit agreement ($28.7 million), payments on amounts previously drawn under our revolving credit facilities ($7.3 million) and scheduled payments of amounts due under our senior secured credit facility ($1.6 million), and the payment of Transaction related expenses ($17.4 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to payments made on our former term loan ($215.0 million) and priority secured credit agreement ($2.4 million).

Net cash used in financing activities for the year ended December 31, 2003 was $12.1 million and net cash provided by financing activities was $10.3 million for the nine months ended December 31, 2002. Net cash used in financing activities for the year ended December 31, 2003 was due primarily to the repayment of debt ($174.3 million) and the payment of deferred financing fees ($1.8 million) partially offset by a return of capital from the sale of a minority interest in Cineplex Galaxy ($163.5 million) and an equity contribution ($0.5 million). Net cash provided by financing activities for the nine months ended December 31, 2002 was due primarily to borrowings from the Cinemex credit facilities ($95.8 million), an equity contribution from our former investors ($20.6 million) and the sale of common stock ($2.2 million) partially offset by repayment of debt ($83.7 million) and a return of capital paid by Cinemex to our former investors ($24.5 million).

Availability of Cash from Cinemex, International and Domestic Joint Ventures

The ability of Cinemex, Yelmo and Megabox to pay dividends or make other transfers of funds to us will depend on these entities’ operating results, will be subject to applicable laws and restrictions contained in agreements governing the debt of these entities and in the case of Yelmo and Megabox, will be subject to restrictions contained in shareholder or joint venture agreements governing the operations of these joint ventures. We have reinvested our share of the operating cash flows generated by Yelmo and Megabox into those entities in the past. However, we continue to evaluate potential repatriation opportunities through dividend distributions and other ways of monetizing our investments in these foreign joint ventures. Additionally, the agreement of our joint venture partners in Yelmo and Megabox is effectively required in order for those entities to make dividend or other transfer payments to us. We periodically review the performance of each of our joint ventures and reassess their roles in our long-range plans.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company is currently evaluating the AJCA and is not yet in a position to decide whether, or to what extent, it might repatriate foreign earnings to the U.S. The Company expects to finalize its assessment sometime in 2005.

Our domestic joint ventures are generally required by their respective joint venture agreements to make distributions of excess cash, as defined, to the joint venture partners. Two of our domestic joint venture partners have made equal distributions to each partner totaling $1.8 million, $1.4 million and $0.3 million for the year ended December 31, 2003, year ended December 31, 2004 and the three months ended March 31, 2005. These distributions are made from the joint ventures’ equity and have no impact on our share of the joint ventures’ EBITDA. Our remaining domestic joint venture has made no distributions for all periods presented as a result of its operating performance.

Capital Expenditures

We fund the cost of our capital expenditures through internally generated cash flows, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading our theatre facilities and general systems upgrades. During the five months ended December 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002 we had $17.2 million, $36.6 million, $40.9 million, and $31.5 million, respectively, in capital expenditures. We intend to continue to grow our theatre circuit through selective new building, the expansion of existing theatres and acquisitions.

(in millions)	Total Capital Expenditures	New Build Capital Expenditure	Maintenance and Upgrade Capital Expenditures
Twelve months ended December 31, 2004	$53.8	$42.1	$11.7
Year ended December 31, 2003	$40.9	$23.1	$17.8	(a)
Nine months ended December 31, 2002	$31.5	$27.0	$4.5

(a)	includes $5.5 million related to MIS upgrades.

We also invest capital to upgrade and maintain our existing theatres and our information systems. The nature of this capital spending includes the replacement and/or upgrade of projection and sound equipment, concession stands and equipment, seats, HVAC equipment, information systems and applications and other projects. These capital projects are anticipated and budgeted on an annual basis or in some cases are determined as needs arise in our day-to-day operations. Over the past three years we have expended, on average, approximately $11.3 million on maintenance and upgrade capital projects. We believe that this level of spending is generally indicative of the amount of our annual capital spending on maintenance and upgrade capital projects.

As of March 31, 2005, we had aggregate capital commitments in the U.S. of $104.4 million primarily related to the completion of construction of six theatre properties (comprising 94 screens) and the expansion of two theatre properties (comprising 9 screens). We expect to complete construction and to open these theatres during the period from 2005 to 2006.

Additionally, as of March 31, 2005, Cinemex had planned capital investments (but not contractual obligations) of $79.9 million related to eight theatre properties (comprising 98 screens). We expect to complete construction and to open these theatres during the next five years.

U.S. Credit Facility

In connection with our acquisition by our Sponsors we repaid all amounts outstanding under our former term loan due February 29, 2008 ($92.3 million) and our priority secured credit facility due March 31, 2007 ($28.7 million).

On July 30, 2004, we entered into a $730 million senior secured credit facility with Citicorp North America, Inc., as administrative agent. This credit facility is comprised of two tranches: (i) a $630 million term loan and (ii) a $100 million revolving credit facility, including letter of credit and swing line sub-facilities. The proceeds of the term loan were used to fund the payment of a portion of the purchase price paid to our former investors. This facility is guaranteed by our parent and by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (we had no unrestricted subsidiaries as of December 31, 2004), and is collateralized by a perfected security interest in substantially all of our assets and the assets of our direct and indirect restricted domestic subsidiaries, including a pledge of 100% of our capital stock, the capital stock of each of our restricted domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries. The term loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The term loan bears interest at a rate of: (i) the base rate or a eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). At March 31, 2005, we had not drawn against the revolving credit facility. The term loan bore interest at a weighted average rate of 4.85% at March 31, 2005 and interest is payable on the earlier of the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

Our senior secured credit facility also had a $100 million delayed draw term loan, which could have been used to refinance the Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the existing Cinemex credit facility in August 2004 (see below for details).

Additionally, as of March 31, 2005, we had $6.0 million in stand-by letters of credit issued under our revolving credit facility to support our commitments with respect to certain contractual obligations. As of March 31, 2005, we had additional availability of $94.0 million under our revolving credit facility.

Senior Subordinated Notes

On July 30, 2004, we issued $315 million of 9% senior subordinated notes due 2014, our outstanding notes, in a private placement. The outstanding notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt (as defined in the indenture). The outstanding notes are pari passu in right of payment with any of our future senior subordinated indebtedness. These notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st and mature on August 1, 2014. We used the proceeds of the outstanding notes to fund the payment of a portion of the purchase price to our former investors. The outstanding notes are guaranteed by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the indenture (we had no unrestricted subsidiaries as of March 31, 2005).

Covenants

Our senior secured credit facility and the indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, our senior secured credit facility includes financial performance covenants, including: (i) a Consolidated Adjusted Leverage Ratio (as defined therein) and (ii) a Consolidated Adjusted Interest Coverage Ratio (as defined therein). Compliance with the financial performance covenants is not tested until the quarter ended March 31, 2005.

Our senior secured facility has two financial covenants, (a) a Maximum Consolidated Adjusted Leverage Ratio of Consolidated Adjusted Debt to trailing four quarter Adjusted Annualized Pro Forma EBITDAR not to exceed (i) 7.25:1.00 for each fiscal quarter beginning with March 31, 2005 through December 31, 2005, (ii) 7.00:1.00 for each fiscal quarter in 2006, (iii) 6.50:1.00 for each fiscal quarter in 2007, (iv) 6.25:1.00 for each fiscal quarter in 2008, (v) 5.75:1.00 for each fiscal quarter in 2009, (vi) 5.50:1.00 for each fiscal quarter in 2010, and (vii) 5.25:1.00 for the fiscal quarters ending March 31, 2011 and June 30, 2011, and (b) a Consolidated Adjusted Interest Coverage Ratio of trailing four quarters Adjusted Annualized Pro Forma EBITDA to Consolidated Adjusted Interest Charges, not to fall below (i) 1.75:1.00 for each fiscal quarter beginning with March 31, 2005 through December 31, 2005, (ii) 1.85:1.00 for each fiscal quarter in 2006, (iii) 2.00:1.00 for each fiscal quarter in 2007, (iv) 2.25:1.00 for each fiscal quarter in 2008, (v) 2.50:1.00 for each fiscal quarter beginning with March 31, 2009 through June 30, 2011. In each case the Consolidated Adjusted Leverage and Consolidated Adjusted Interest Coverage Ratios are to be tested on the last day of each fiscal quarter and computed for us and our consolidated subsidiaries. We were in compliance with both these financial covenants as of March 31, 2005. Our Consolidated Adjusted Leverage Ratio was 6.26:1.00 and our Consolidated Adjusted Interest Coverage Ratio was 2.94:1.00 as of March 31, 2005. Our senior secured credit facility also limits the amount of capital expenditures we can make during each year the facility is in place. To the extent permitted, the difference between our actual capital expenditures in any year and the allowable amount, may be carried forward to the next succeeding year.

Commitments for Replacement Financing

If we consummate a merger with AMC Entertainment Inc., we would be required to repay all amounts outstanding under our existing $730 million U.S. senior secured credit facility and AMC would be required to repay all amounts outstanding under its existing senior secured credit facility. To refinance these existing senior secured credit facilities, AMC, as the surviving company in the merger, would enter into a new senior secured credit facility pursuant to the terms and conditions of the binding commitments that AMC has received from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Credit Suisse, Cayman Islands Branch. As the terms of the surviving company’s new credit agreement have not been agreed upon, they may differ significantly from those set forth herein, however we expect that the new credit facilities will consist of senior secured financing of up to $850 million, comprised of a $650 million term loan facility and a $200 million revolving credit facility. We expect that the initial interest rate on the $650 million term loan facility would be equal to LIBOR plus 2.50% or a base rate plus 1.50% and the initial interest rate on the $200 million revolving credit facility would be LIBOR plus 1.75% or a base rate plus 0.75%. The interest rate on the new term loan would initially be 0.25% higher than the rate on the term loan under our existing U.S. senior secured credit facility. The interest rate on the new revolving credit facility would be 1.00% lower than the rate on our existing revolving credit facility. We expect that the new $850 million senior secured credit facility would have affirmative covenants that are substantially consistent with the covenants in the existing Loews and AMC senior secured credit facilities and would have negative covenants that are consistent with the covenants in the existing Loews or AMC senior secured credit facilities. We expect that the baskets for permitted amounts under the new covenants would be adjusted as appropriate to reflect the combined size of the surviving entity. We expect that the new term loan facility of the surviving company would not be subject to any financial covenants. The new revolving credit facility would include a covenant that the combined company maintain a ratio of net senior secured debt to the EBITDA of the combined company and its subsidiaries that does not exceed 3.25x. We would also have a $325 million senior secured bridge loan facility available to us. The surviving company may only borrow under the $325 million bridge loan if it is required to make an offer to repurchase the existing Loews senior subordinated notes following the consummation of the merger. If the surviving company has to draw on the bridge facility, the initial interest rate on the drawn amount would be equal to the lesser of 10% or the yield at the time on AMC’s outstanding 8% Senior Subordinated Notes due 2014. The interest rate on the bridge facility would increase by 0.75% every six months following the draw, up to a cap of 12%, or 12.5% depending on the rating assigned to the surviving company’s debt.

Cinemex Credit Facility

Subsequent to our acquisition by our Sponsors, Cinemex repaid its former term loan due December 26, 2007 ($89.5 million).

On August 16, 2004, Cadena Mexicana S.A. de C.V., a wholly-owned subsidiary of Cinemex, entered into a new senior secured credit facility. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The Cinemex senior secured credit facility also includes a term loan with a one-year delay draw option of the peso equivalent of $10 million with Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

The Cinemex borrowings are non-recourse to Loews. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of March 31, 2005 was 11.27%. This rate was adjusted to 8.5% by an interest rate swap entered into on July 28, 2003 (see “Interest Rate Risk” below for additional information related to this interest rate swap). The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

The Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana’s subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cadena Mexicana senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. These covenants began for the quarter ended September 30, 2004. Consummation of our merger with AMC Entertainment Inc. would not constitute an event of default under the Cinemex senior secured credit facility.

The Cinemex senior secured credit facility has five financial covenants, (a) a Total Net Debt/EBITDA Ratio of Total Net Debt to trailing four quarter EBITDA not to exceed (i) 3.50:1.00 for each fiscal quarter beginning with the closing date through July 26, 2006, (ii) 3.25:1.00 for each fiscal quarter ending with July 26, 2007 and (iii) 3.00:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (b) a Total Net Debt/Net Worth Ratio of Total Net Debt to Consolidated Net Worth not to exceed (i) 2.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 1.75:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (c) an Interest Coverage Ratio of trailing four quarter EBITDA to Consolidated Interest Expense not to fall below (i) 3.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 3.25:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (d) a True-Lease Adjusted Leverage Ratio of Total Net Debt plus eight times the Consolidated Rental Expense for the trailing four quarters to trailing four quarters Consolidated EBITDA plus trailing four quarters Consolidated Rental Expense, not to equal or exceed 5.00:1.00 for any fiscal quarter, and (e) Minimum Consolidated Net Worth for the trailing four quarters will not be less than 750 million pesos plus 50% of the Consolidated Net Income for the immediately preceding year. In each case the various ratios noted above are to be tested on the last day of each fiscal quarter and computed for Cinemex and its consolidated subsidiaries. Cinemex was in compliance with the financial covenants as of March 31, 2005. Cinemex’s financial covenant ratios as of March 31, 2005 were as follows: (i) Total Net Debt to Consolidated EBITDA Ratio–2.00:1.00, (ii) Total Net Debt to

Consolidated Net Worth Ratio—0.57:1.00, (iii) Interest Coverage Ratio—4.43:1.00, (iv) True-Lease Adjusted Leverage Ration—3.45:1.00 and (v) Minimum Consolidated Net Worth Ratio–1.93:1.00.

International Joint Ventures

We have no contractual obligation to provide capital or credit support to our international joint ventures, Yelmo and Megabox.

Yelmo has a local standalone reducing credit facility of 40.0 million euros (approximately $51.7 million), which was fully drawn as of March 31, 2005. This facility matures in August 2007. In March 2004, the Yelmo credit agreement was amended to waive a default by Yelmo in its minimum EBITDA covenant for the fiscal year ended December 31, 2003. Also, pursuant to this amendment, Yelmo’s maximum debt to EBITDA ratio was increased and its ability to pay dividends restricted through the period ending December 31, 2005. The Yelmo borrowings are non-recourse to us.

Megabox has several stand-alone credit facilities totaling 37 billion Korean won (approximately $36.1 million), of which $1.2 million was drawn as of March 31, 2005. The Megabox borrowings are non-recourse to us.

Guarantees and Indemnification Obligations

We have agreements with certain vendors, financial institutions, lessors and service providers pursuant to which we have agreed to indemnify the other party for certain matters, such as acts and omissions made by us, our employees, agents or representatives.

We have agreements with each of our directors and executive officers to indemnify such director or executive officer, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been our director or officer.

In November 2003, Cineplex Galaxy Income Fund, or the Fund, a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by one of our former investors. On November 26, 2003, the Fund completed an initial public offering of Fund units in Canada. As a result of these transactions we, through COC, indirectly owned 44.4% of the Fund and in connection with the offering we agreed to indemnify the Fund, the holders of Fund units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC’s assets and the offering. Our total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy term loan facility that was put in place in connection with the offering. In connection with the sale of COC to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

In January 2004, we issued a corporate guaranty on behalf of our former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, we made an additional contribution of $1.2 million to our former German partnership, which we believed would satisfy a significant portion of the guaranty. Additionally, a subsidiary of ours is guarantor of several of the theatre leases of this partnership. In connection with the sale of our interest in this partnership to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

Based upon our historical experience and information known as of March 31, 2005, we believe the potential liability related to these guarantees and indemnities is not material.

Future Obligations

We conduct a significant part of our operations in leased premises. Our leases generally provide for minimum rent and many of our leases also include percentage rent based upon sales volume. Our leases may also include escalation clauses, guarantees and certain other restrictions, and may require us to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 15 to 25 years and contain various renewal options, generally in intervals of five to ten years.

The following table provides an estimate, as of March 31, 2005, of our existing contractual cash obligations, excluding any obligations of our joint ventures, over the next several years including our existing debt, leases and capital commitments and other obligations. It includes our future anticipated lease costs under existing leases through the initial lease term but excluding renewable option periods that are exercisable in the future. Certain of our leases have early termination rights; however, in the following table we assume these rights will not be exercised.

We estimate that our contractual cash obligations over the next several years will be as follows:

	Payments Due by Period (in thousands)
	Current (a)	2-3 Years	4-5 Years	After 5 Years	Total
Debt (b)(c)	$76	$31,585	$86,059	$911,925	$1,029,645
Capital lease obligations (d)	2,554	6,836	7,119	37,619	54,128
Operating leases	81,492	229,393	219,352	1,017,499	1,547,736
Capital commitments and other (e)	36,623	67,774	—	—	104,397

Total contractual cash obligations	$120,745	$335,588	$312,530	$1,967,043	$2,735,906

(a)	Represents the period from April 1, 2005 through December 31, 2005.
(b)	Represents obligations under our senior secured credit facility, the notes, the Cinemex senior credit facility and a mortgage, in each case excluding interest payments. The timing of a portion of these payments may be accelerated due to the fact that we are required to make annual payments under our senior secured credit facility related to excess cash flow, as defined in our senior secured credit agreement.
(c)	Reflects an $8.0 million prepayment of our senior secured credit facility which reduces the scheduled 2005 and 2006 payments by a like amount.
(d)	Capital lease obligations include interest payments of $26.3 million.
(e)	Does not include $79.9 million of planned, but non-committed, capital investment for Cinemex over the next five years or any planned, non-committed capital expenditures in the U.S.

In addition to these cash obligations, as of March 31, 2005, we had $6.0 million in standby letters of credit issued under our credit facility to support our commitments with respect to theatre leases and our workers’ compensation insurance.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

As of March 31, 2005, we had long-term debt or other obligations (including current maturities) of $1,057.4 million, of which $620.4 million was variable rate debt. An increase or decrease in interest rates on our variable rate debt would affect interest costs related to our debt. For comparative purposes, for every change of 0.125% in interest rates, our interest costs on our variable rate debt would change by approximately $0.8 million per year.

On July 28, 2003, Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Cinemex Term Loan.

The face amount of the interest rate swap on March 31, 2005 was 950 million Mexican pesos ($87.3 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $4.1 million as of March 31, 2005.

On October 28, 2004, we entered into an interest rate cap as a hedge of a portion of our floating rate debt. This hedge caps the interest rate at a maximum of 6% on $125 million of notional amount of debt for two years. Below the cap of 6% we continue to pay the actual prevailing interest rate on the underlying debt. The fair market value of this interest rate cap was immaterial as of March 31, 2005.

We are exposed to credit loss in the event of non-performance by the counterparty to our interest rate swap agreements. However, we do not anticipate non-performance by the counterparty.

Market Rate Risk

As of March 31, 2005, we had $315 million of outstanding notes. Increases in market interest rates would generally cause a decrease in the fair value of the notes and a decrease in market interest rates would generally cause an increase in the fair value of the notes.

Foreign Currency Exchange Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our operations in Mexico, Spain and South Korea. Accounting principles generally accepted in the U.S. require that subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. We report, as a component of other comprehensive income, foreign currency translation adjustments relating to currency fluctuations between the U.S. dollar and the functional currency of our Mexican operations and our international joint ventures.

Critical Accounting Policies and Estimates

New Accounting Principles

We adopted FIN 46(R) on January 1, 2004. FIN 46(R) requires the identification of our participation in variable interest entities, or VIEs, which are entities with a level of invested equity that is not sufficient to fund future activities in a manner permitting the entity to operate on a stand-alone basis or whose equity holders lack certain characteristics of a controlling financial interest. For entities identified as VIEs, FIN 46(R) sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIEs, if any, bears a majority of the risk to its expected losses, or stands to gain from a majority of its expected returns, and is, therefore, deemed the primary beneficiary of the VIE.

Based on the criteria set forth in FIN 46(R), we evaluated all of our joint venture investments and concluded that our investment in Magic Johnson Theatres previously accounted for under the equity method of accounting, met the definition of a VIE and that we were the primary beneficiary of Magic Johnson Theatres. Accordingly, we have consolidated Magic Johnson Theatres for all periods beginning April 1, 2002. Prior to adopting FIN 46(R), we had recorded 100% of the losses of Magic Johnson Theatres as required by EITF 99-10, “Percentages Used to Determine the Amount of Equity Method Losses.” This accounting treatment was required because we are committed to provide additional funding for the partnership’s day-to-day operations and we are required to guarantee a portion of the partnership’s minimum lease commitments. We recognized an adjustment of $4.0 million due to the cumulative effect of the change in accounting principle related to the consolidation of Magic Johnson Theatres.

In December 2003, the Financial Accounting Standards Board (“FASB”) published SFAS No. 132R, a revision to SFAS No. 132 Employers’ Disclosure about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106. SFAS No. 132R requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS No. 132 remained in effect until the provisions of SFAS No. 132R were adopted. The adoption of SFAS No. 132R had no impact on our operating results or financial position as it was related to disclosure only.

On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (“FSP No. 106-1”) in response to a new law regarding prescription drug benefits under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor’s ability to evaluate the direct effects of the new law. We have elected to defer recognition while evaluating the new law and the pending issuance of authoritative guidance. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. We sponsor a postretirement benefit plan which may benefit from the subsidy and as a result, we are currently evaluating the impact of FSP No. 106-2, which we are required to adopt in 2005.

In December 2004, the FASB issued Statement No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supercedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

In April 2005, the SEC approved a new rule delaying the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. Management is in the process of determining whether SFAS No. 123(R) will have a material impact on the results of operations or financial position of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 is an interpretation of SFAS 143, “Asset Retirement Obligations”, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is not expected to have a material impact on our results of operations or financial position.

Significant Accounting Policies and Estimates

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S., which require management to make estimates, judgments and assumptions that we believe are reasonable based on the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Film Rental Costs

Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Management’s estimates of the ultimate settlement of the film costs related to these types of films are based on historical trends for similar films and film performance expectations. These estimates may be modified to reflect changes in film performance from week-to-week. Film costs and the related film costs payable are adjusted to the final film settlement in the period we settle with the distributors. Actual settlement of these film costs could differ from the related estimates.

Leases

We conduct a significant portion of our operations in leased property. These theatre leases generally provide for the payment of fixed monthly rent, property taxes, common area maintenance, insurance and repairs. Certain of these leases provide for escalating lease payments over the terms of the leases. Additionally, certain leases also contain contingent rental fees based on a percentage of revenues. At our option, we can renew a substantial portion of our theatre leases, at the then fair market rental rate, for various periods with the maximum renewal period generally totaling 15 to 20 years. For financial statement purposes, the total amount of base rents over the fixed initial term of the leases is charged to expense utilizing the straight-line method. Rental expense in excess of the lease payments is recorded as a deferred rental liability.

Loss on Sale/Disposal of Theatres

Costs associated with theatre closures are recognized when management determines to dispose of a non-performing or non-strategic theatre property. These costs generally include the net book value of the related asset, and payments due under lease agreements to landlords, if applicable.

Long-Lived Assets

We continuously assess the recoverability of our long-lived assets by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected cash flows associated with these assets. Generally, this is determined on a theatre-by-theatre basis for theatre related assets. In making our assessment, we also consider the useful lives of our assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and other factors affecting the sustainability of asset cash flows. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) our estimate of fair value is based on discounted future cash flows. While we believe our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31, and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. We determine the fair value of each reporting unit using discounted cash flow analysis and compare such values to the respective reporting unit’s carrying amount. This impairment test is accomplished by comparing the fair value of our U.S. and Mexican reporting units to their carrying amount.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that we expect to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period. The recoverability of deferred income taxes is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgement about future attendance levels, revenues and expenses.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. We are currently evaluating the AJCA and are not yet in a position to decide whether, or to what extent, we might repatriate foreign earnings to the U.S. We expect to finalize our assessment sometime in 2005.

BUSINESS

Overview

We are one of the world’s leading film exhibition companies. As of March 31, 2005, we owned, operated or had an interest in 2,222 screens in 200 theatres in the U.S., Mexico, South Korea and Spain. The majority of our theatres are concentrated in major metropolitan markets where we have a strong market position. We operate through subsidiaries and joint ventures in these markets. We believe our concentration in major metropolitan markets results in several competitive advantages, including high attendance per screen, strategic importance to film studios and advertisers, low susceptibility to competitive building, and scale efficiencies in operations and marketing. We have the number one market share in New York City and Mexico City and the number two market share in Seoul, which are the second, third and fourth most populous metropolitan areas in the world. We also believe that our theatre portfolio is comprised of some of the most modern, high quality and profitable theatre assets in the industry, due to the investment of approximately $533 million over the last five years made by us and our joint ventures to upgrade and expand our global circuit, as well as selective theatre closings over the same period.

Historical Highlights

Our roots in the film exhibition business were established by Loews Theatres, the longest running theatre circuit in North America. Loews Theatres was founded in 1904 by Marcus Loew, whose first “nickelodeon” in a rented store evolved into the Loews theatre circuit. The highlights of our 100 year history are set forth below.

1904		•	Marcus Loew opens the first commercial theatre in the U.S.
1924		•	Loew joins Louis B. Mayer and Samuel Goldwyn to form the Metro-Goldwyn-Mayer (MGM) studio
1954		•	The Department of Justice rules theatre circuits must separate film production and distribution from the operation of theatres
		•	Loews and MGM become separate entities
1986		•	Tri-Star Pictures, a subsidiary of Coca-Cola, acquires Loews
1990		•	Tri-Star Pictures and Columbia Pictures are combined and the new entity is sold to Sony
1994		•	Loews establishes its Magic Johnson Theatres joint venture to operate theatres in underserved minority communities in major urban markets
		•	Cinemex is founded
1998		•	Loews and Cineplex Odeon Corporation are combined
		•	Loews establishes its Yelmo joint venture in Spain
1999		•	Cinemex becomes the largest theatre operator in the Mexico City Metropolitan Area
		•	Loews establishes its Megabox joint venture in South Korea
2001		•	Loews files for bankruptcy protection in the U.S. and Canada
2002		•	Loews emerges from bankruptcy protection
		•	Cinemex is acquired by our former investors
		•	Loews increases its ownership interest in Megabox to 50%
2004		•	Loews celebrates 100 years of continuous film exhibition
		•	Bain Capital, The Carlyle Group and Spectrum Equity Investors acquire Loews
2005	•		Loews announces agreement to merge with AMC Entertainment Inc.

United States

Overview

In the U.S., we operate 130 theatres with 1,444 screens in 18 states and the District of Columbia. We have leading positions in some of the largest metropolitan areas in the country, including New York, Chicago, Detroit,

Boston, Seattle, Washington, D.C., Baltimore, San Francisco and Los Angeles. We operate theatres in the U.S. under the Loews Theatres, Cineplex Odeon, Star Theatres, Magic Johnson Theatres and Universal Cineplex names.

Recent Trends

After a significant increase in screen count from 1995 to mid-2000 during the industry-wide upgrade to modern multiplex theatres with stadium seating, the number of screens in the U.S. declined from approximately 37,500 at its peak in mid-2000 to approximately 36,600 in 2004. This reduction in screens was facilitated by the closure of older, less competitive theatres. The building of new theatres, along with these closures, has left the industry with an improved asset base, with average screens per theatre increasing from 3.6 in 1995 to 6.1 in 2004. This improved asset base, combined with growth in attendance, has caused attendance per screen to return to 1995 levels.

The top five U.S. exhibitors, Regal, AMC, Loews, Cinemark and Carmike, have gained market share as the industry has consolidated. In the aggregate they accounted for approximately 43% of U.S. box office revenue in 2004. Beyond the top five exhibitors, the market remains highly fragmented, with approximately 600 exhibitors operating nearly 60% of the screens in the country. We believe that the market share of larger exhibitors will continue to increase.

Circuit

Over the past five years, we have invested approximately $257 million in upgrading and expanding our U.S. circuit. As of March 31, 2005, we had 1,444 screens in 130 theatres in the U.S. The following table details our theatre circuit by state:

U.S. Circuit

State	Number of Theatres	Number of Screens	State	Number of Theatres	Number of Screens
New York	28	250	Ohio	2	32
New Jersey	17	209	Connecticut	2	30
Illinois	17	167	Pennsylvania	2	29
Michigan	9	148	Washington, D.C.	4	26
Washington	10	103	Arizona	2	21
Maryland	9	94	Florida	1	20
Texas	7	86	Virginia	2	15
Massachusetts	6	86	Georgia	1	12
California	7	73	Utah	1	9
Indiana	3	34

Business Strategy

Increase Revenue per Patron and Attendance. We seek to provide our guests with the best out-of-home entertainment experience in modern, well-maintained theatres and with friendly and efficient employees. Our major market focus allows us to leverage revenue growth opportunities by providing value for our patrons and advertisers. We intend to increase revenue per patron by pursuing opportunities to increase ticket prices and concession sales per patron. We intend to continue increasing our attendance by providing a premium movie-going experience, developing targeted marketing and programming, implementing customer loyalty programs and selectively opening new theatres in underserved markets.

Increase Ancillary Revenue. We seek to further develop high margin ancillary revenue opportunities including advertising, sponsorships and on-line ticketing service charges. Ancillary revenue has increased from $9.4 million in 2000 to $17.0 million in 2004. Increases in ancillary revenue are particularly beneficial to us, because of our high margins on these revenues.

•	On-Screen and Off-Screen Advertising. We believe we are well positioned to grow our advertising revenues because our concentration in major metropolitan markets allows us to command attractive average rates from advertisers and sponsors. We offer advertisers moving film, or rolling stock, and slide advertising on our screens. In the U.S., we believe the rolling stock advertising market is still underdeveloped, because until recently some film studios prohibited the screening of rolling stock advertising in advance of their films. As U.S. advertisers become more aware of the high recall rates produced by on-screen advertising, we believe there is an opportunity for revenue from this source to grow to the levels generated in more mature cinema advertising markets.

We also offer advertisers a number of off-screen advertising opportunities. These include product sampling programs, advertisements on cups, popcorn bags and ticket stock, and in-lobby exposure on plasma screens, video monitors, posters and other displays.

•	Sponsorships and Promotions. We offer advertisers the opportunity to become our “official” sponsor in various categories. We also invite advertisers to sponsor targeted programming, like Reel Moms, a series of morning movie screenings designed for parents and their babies. Some of our current promotional sponsors in the U.S. include Cingular, Coca-Cola and American Express.

•	On-line Ticket Sales. We also continue to expand our on-line ticket sales. In 2004, we sold 5.6% of our tickets on-line in our U.S. markets, up approximately 16% from 2003. Because on-line ticketing is particularly prevalent in urban areas, we believe we are well positioned to take advantage of this ancillary revenue stream. For example, in Manhattan, approximately 12% of our tickets were purchased on-line during 2004. On-line ticket sales are more profitable due to a surcharge added when a ticket is sold on-line. We are a founder and current shareholder of Fandango, an on-line movie ticketing company in the U.S. On-line ticket sales are expected to grow as film exhibitors enhance on-line offerings and consumers’ purchasing habits change.

Maximize Operating Efficiency. We continuously evaluate opportunities to operate our theatre portfolio in the most efficient manner, including centralizing purchasing functions, implementing volume purchasing, improving employee training and introducing better incentives to our local and regional managers. The continued evolution of our theatre portfolio from 8.0 screens per theatre at the beginning of 2000 to 11.0 screens per theatre today allows us to capture scale efficiencies in staff payroll, theatre management and general and administrative costs. Our management information systems help us to increase productivity by helping us to make timely decisions regarding film placement, staffing levels, concession sales and pricing levels.

Optimize Theatre Portfolio. We carefully monitor the operating performance of our theatres, managing our portfolio toward improved strategic positioning and profitability. We selectively pursue new theatre building opportunities when we believe they will strengthen our competitive position in a local area, maintain or improve the superior quality of our theatre circuit and provide an opportunity for attractive return on investment. We also seek to renovate, expand or refurbish older theatres in strategic locations to improve their competitive position in key local markets. Finally, we seek to close underperforming theatres that generate minimal cash flow, are in non-strategic locations or that have weak competitive positions.

Film Licensing

Evaluation of Films. We license films on a film-by-film and theatre-by-theatre basis by negotiating directly with film distributors. Prior to negotiating for a film license, we evaluate the film’s prospects. Criteria we consider for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected rating from the MPAA. Successful licensing depends greatly upon our knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as on the availability of commercially successful motion pictures. Given the concentration of our theatres in major metropolitan markets, our patrons enjoy a wide variety of film genres. Our theatres play all types of movies, from independent art films to Hollywood blockbusters. Our film buyers have significant experience in evaluating content across genres, and as a result can effectively select films that they anticipate will play well specifically in our theatres.

Licensing Zones. Distributors establish film licensing zones ranging from several city blocks to several square miles, depending primarily upon population density. In film licensing zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those films being offered and negotiating directly with the distributor. If there is more than one theatre in a zone, a distributor will determine which theatre within that zone will show a film based on factors such as the exhibitor’s willingness to meet the distributor’s exhibition demands (such as film terms, length of run and screening of trailers), location, quality of theatre and compatibility of the theatre with the film (e.g., sound technology).

Rental Fees. Our film rental fees are typically based either on firm terms established prior to the opening of the film or on a mutually agreed settlement upon the conclusion of the film’s run. We pay the distributor a specified percentage of box office receipts, with the percentages sometimes declining over the term of the film’s run and other times negotiated on an aggregate basis for the entire license period. We also sometimes negotiate film rental fees where we pay the distributor a fixed percentage over the license period. Rental fees that are subject to a settlement process are negotiated upon conclusion of the film’s run based upon how the film actually performs.

Duration of Film Licenses. The duration of our film licenses are negotiated with our distributors on a film-by-film basis. The terms of the license agreements depend on the performance of each film. Marketable movies that are expected to have high box office revenue will generally have longer license terms than movies with more uncertain performance and popularity.

Relationships with Distributors. The most important aspect of maintaining a consistent revenue stream from motion pictures is having access to all films available in the marketplace. We strive to maintain quality relationships with all of the major distributors, as well as with smaller art and specialized distributors.

Management Information Systems

Our integrated theatre and corporate information systems enable us to manage our business effectively and enhance our ability to generate high margins.

Each theatre’s point-of-sale and time and attendance systems enable the theatre manager to closely monitor and manage the performance of the business on a real-time basis, including ticket sales, concession sales, cash receipts, inventory levels and the number of employees working at any time. Easy access to this information allows the theatre manager to make quick adjustments to more effectively utilize the theatre’s assets, including moving films to larger or smaller auditoriums and changing the hourly floor staff to meet changes in attendance flows. The flexibility to make changes in a timely manner helps to maximize profits and theatre operating efficiency.

The theatre level systems and our home office systems are fully integrated. Detailed transactional data (box office sales, concession sales and payroll data) at the theatre automatically flow into the home office applications at the close of business each night. A series of reports and ad-hoc queries at our disposal make this data easily accessible to both corporate and theatre management from any location. The reports are flexible and simplify data analysis, enabling management to quickly focus on the relevant information based upon any of our key performance metrics.

Marketing and Advertising

Distributors build awareness of major film releases through multimedia advertising campaigns that they organize and substantially finance. We complement these efforts through our own promotional programs including co-sponsoring celebrity auctions, benefit premieres, advance screening programs and sweepstakes, as well as community-based programs. We leverage our promotional partnerships to increase traffic at our theatres and to market our brand through out-of-theatre campaigns. We believe that our marketing efforts help to increase our attendance, concession sales and customer loyalty.

We rely upon advertising and movie schedules in newspapers and through telephone services as well as on our own and other websites to inform our patrons of film selections and show times. We also exhibit previews of both coming attractions and films presently playing on other screens. In addition, our logos are frequently included in film studio advertisements.

We use the Internet to allow patrons to access show times, view movie trailers, enter contests and access links to our promotional partners. We believe the Internet is becoming an important source of show times, replacing traditional newspaper listings, and this is increasingly allowing us to better manage advertising costs. Some newspapers have come to view show times as content and, in order to compete with on-line media, have reduced the fee for posting show times. Patrons can obtain information about us and our theatres’ show times by accessing our website.

Mexico

Overview

With 2004 box office revenue of $479 million, Mexico is the number one film exhibition market in Latin America, and one of the largest film exhibition markets in the world. The Mexico City Metropolitan Area, or MCMA, has a population of approximately 22 million people and is the third largest urban area in the world. The MCMA represents approximately 33% of the overall Mexican box office.

We operate in Mexico through Cinemex, which operates 37 theatres with 413 screens, primarily located in the MCMA. Cinemex has the number one market share in the MCMA with an estimated 48% of box office revenue in 2004. Cinemex attendance for the year ended December 31, 2004 was 26.9 million patrons. Cinemex was founded in 1994 by Miguel Ángel Dávila (the current Cinemex CEO) and two partners.

Circuit

As of March 31, 2005, Cinemex operated 37 theatres with 413 screens primarily in the MCMA. The following table details our theatre circuit by city:

Cinemex Circuit

City	Number of Theatres	Number of Screens
MCMA	32	353
Toluca	2	23
Cuernavaca	2	22
Guadalajara	1	15

Business Strategy

Increase Revenue per Patron. In addition to targeted ticket price increases, Cinemex is focused on leveraging its strong market position by seeking other revenue enhancing opportunities. Cinemex plans to introduce a VIP service in Mexico to allow patrons to pay a premium for better seating and service. To increase high margin concession sales, Cinemex developed a delicatessen area and a specialty coffee service. Cinemex has also been working to develop programs to increase attendance, such as “Cinema de Cinemex” (Reel Moms) and a loyalty program “Invitado Especial” (Special Guest).

Increase Ancillary Revenue. Cinemex is focused on further growing its industry-leading advertising business. Cinemex is expanding its on-screen advertising, video game operations, internet ticketing and Linea Cinemex, a proprietary telephone ticketing service.

Pursue Selective New Theatre Development Opportunities. Growing attendance frequency and underscreened markets present an attractive growth opportunity in Mexico. We believe that Cinemex’s strong brand, relationships with landlords and developers, and experience in developing new theatres give it a competitive advantage when developing these opportunities.

Cinemex evaluates potential theatre sites extensively. Physical locations are analyzed for traffic patterns, access, visibility and complementary uses, such as adjacent shopping centers and restaurants. The demographics of potential patrons are reviewed and current and future competitive factors are considered. Projections are developed using management’s knowledge and experience, and only those opportunities that meet Cinemex’s return threshold and strategic criteria are accepted.

Since its founding in 1994, Cinemex has built and opened 34 new theatres. Cinemex plans to open additional locations in the MCMA and other major markets that meet its financial and strategic criteria. We believe that these projects will further reinforce Cinemex’s strong position in the Mexican film exhibition market.

Selectively Refurbish or Expand Older Theatres with Strong Competitive Positions. Cinemex continuously evaluates its circuit for opportunities to improve quality and increase utilization. As part of this program, Cinemex has begun a plan to upgrade or renovate certain theatres in key locations. These theatres are particularly important to Cinemex, as each serves a high income neighborhood in the MCMA. For the same reason, these locations are also important to film distributors and advertisers targeting affluent audiences.

Operations

Most of Cinemex’s theatre managers and corporate managers have worked with the company for many years, and Cinemex’s tradition of promoting from within has been a strong factor in motivating employees and fostering loyalty. Cinemex has built a strong corporate culture.

Cinemex centrally manages its theatre portfolio from Mexico City due to the proximity of its theaters. The company leverages purchasing across its entire base of theatres to gain economies of scale from suppliers.

Management Information Systems

Cinemex’s state-of-the-art management information systems help the management team operate the business more effectively. These operating systems include an on-line ticketing system, point-of-sale retail system and management reporting system. The point-of-sale system also tracks concession statistics and a new loyalty card program allows management to better understand its customer tastes and purchasing habits. In addition, Cinemex’s proprietary on-line ticketing systems and its Linea Cinemex phone sales service allow customers to reserve and buy tickets ahead of time.

South Korea

Overview

With box office revenue of approximately $700 million in 2004, South Korea is one of the top film exhibition markets worldwide. The South Korean market has experienced significant growth since the late 1990s driven primarily by the introduction of multiplex theatres and expanding domestic film content.

In 1999, we established Megabox as a joint venture with the Orion Group, a diversified South Korean company. Megabox operates seven modern theatres with 66 screens and stadium seating in 100% of its auditoriums. The Megabox COEX theatre in Seoul drew 6.2 million patrons in both 2003 and 2004, which we believe to be the highest theatre attendance in the world.

Circuit

As of March 31, 2005, Megabox operated seven theatres with 66 screens in the country’s largest urban markets. The following table details our theatre circuit by city:

Megabox Circuit

City	Number of Theatres	Number of Screens
Seoul	2	21
Pusan	2	17
Daegu	1	10
Jeonju	1	10
Ulsan	1	8

Spain

Overview

With 2004 box office revenue of approximately $862 million, Spain is the fourth largest film exhibition market in Europe and the seventh largest film exhibition market in the world. The Spanish population has developed a strong movie-going habit, with attendance and box office revenue having increased steadily since 1995 due to multiplex construction, theatre refurbishment and the rising popularity of domestic films.

In Spain, we have a 50% interest in a joint venture, Yelmo, with Ricardo Évole Martíl. Yelmo, formed in 1998, operates under the brand name Yelmo Cineplex and is Spain’s largest film exhibitor based on attendance, with 299 screens in 26 theatres. Yelmo operates a modern circuit focused on key urban areas.

Circuit

As of March 31, 2005, Yelmo operated 26 theatres with 299 screens. The following table details the Yelmo theatre circuit by region:

Yelmo Circuit

Region	Number of Theatres	Number of Screens
Madrid	7	72
Malaga-Andalucia	3	49
Barcelona	4	43
Canary Islands	4	40
Galicia	3	31
Asturias	2	27
Alicante-Levante	2	23
Vitoria-Pais Vasco	1	14

Employees

As of March 31, 2005, we employed approximately 6,792 people in the U.S., of which approximately 12% were full-time employees and approximately 88% were part-time employees. There were 2,086 employees in Mexico, of which approximately 19% were full-time employees and approximately 81% were part-time employees. Approximately 4% and 81% of our U.S. and Mexican employees, respectively, are represented by unions. We consider our employee relations to be good.

Real Estate

As of March 31, 2005, in the U.S. we owned ten theatres, leased 115 theatres independently, leased three theatres with joint venture partners and operated two theatres under management arrangements. We generally have long-term leases, with original terms ranging from 15 to 25 years, renewal options usually in intervals of 5 to 10 years and, in some cases, termination rights. As of March 31, 2005, Cinemex owned one theatre and leased 36 theatres, Yelmo owned ten theatres and leased 16 theatres and Megabox leased seven theatres.

Antitrust

The distribution of motion pictures in the U.S. is largely regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these cases, the manner in which we can license films from certain distributors is subject to consent decrees which effectively require major film distributors to offer and license films to exhibitors in the U.S., including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot enter into long-term arrangements with major distributors for the supply of films, but must compete and negotiate for film licenses on a film-by-film and theatre-by-theatre basis.

ADA

Our theatres in the U.S. must comply with the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA. We develop new theatres to be accessible to the disabled and we believe we are in substantial compliance with current regulations relating to accommodating disabled persons. Failure to comply with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified job applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business.

Environmental

We own, manage and operate theatres and other properties which are subject to certain federal, state and local laws and regulations relating to environmental protection, including those governing past or present releases of or exposure to hazardous materials. Some of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous materials found at the property. As a result, we may incur significant costs to clean up contamination present on, at or under our properties, even if such contamination was present prior to the commencement of our operations at the site and was not caused by our activities. See “—Legal Proceedings—Environmental Litigation.”

Other

Our operations are subject to federal, state and local laws governing matters such as construction, renovation and operation of theatres, as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such laws.

Legal Proceedings

Metreon Arbitration

In May 1997, we entered into a 21-year lease with Metreon, Inc. (“Metreon”) to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, we have had a dispute with Metreon with respect to (1) construction costs that Metreon claims are our responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord’s assertion that we occupy at least 48.5% of the center. We asserted that we occupied substantially less of the center and that various expenses included in operating expenses charged to us were improper. In the Chapter 11 proceeding we assumed the Metreon lease without prejudice to any of our or Metreon’s rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage of the center occupied by us as of August 1, 2003 and directing Metreon to pay our legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon’s motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon’s motion to vacate the arbitration award, confirmed the award, and awarded us attorney’s fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon is appealing this judgment. If the final award is confirmed by the appellate court, the maximum liability for operating expenses claimed by Metreon to be allocable to our theatre will be reduced significantly and we expect that Metreon will then commence legal proceedings to collect the remaining amount of operating expenses it claims are due from us. We believe that we have meritorious defenses to all of Metreon’s claims against us under the lease and we intend to vigorously defend our position.

Environmental Litigation

Two drive-in theatres in the State of Illinois, both formerly leased by us, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of our leases. One of these leases terminated in the ordinary course prior to the commencement of our Chapter 11 case and we rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of our liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property, located in Cicero, Illinois, is the subject of an action filed in August 1998 by the Illinois Attorney General’s office seeking civil penalties and various forms of equitable relief in connection with the disposal. Recently, we concluded settlement negotiations with the Illinois Attorney General and the owners of the property located in Cicero, Illinois to resolve this lawsuit and the related claims by the State and the property owners that were filed in our Chapter 11 case. The negotiated settlement was approved by the Bankruptcy Court and the Illinois state court on October 26 and 27, 2004, respectively. The settlement requires us to make payments totaling $2.2 million, $2.0 million of which were paid from a fund for general unsecured creditors established under our Chapter 11 Plan. Pursuant to the terms of the settlement, a portion of the total payments were deposited in a trust fund administered by the Illinois Environmental Protection Agency, a portion was paid to the property owners and a portion was paid to the Illinois Attorney General.

Six West Retail Acquisition, Inc.

Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that we, Sony Corporation and certain of our current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that we violated our contractual and fiduciary responsibilities in managing three theatres for Six West. We believe that Six West’s claims are without merit and intend to oppose them vigorously. We believe that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in the Plan. In March 2004, the judge in this case issued an opinion and order granting defendants’ motion for summary judgment and dismissing all of Six West’s claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30, 2005, a panel of the Court of Appeals affirmed the lower court’s decision. On April 13, 2005, Six West petitioned the Court of Appeals for a rehearing of its appeal by the full court. This motion was subsequently denied.

Village East Litigation

On March 18, 2003, the owners and operators of the Village East Cinema, an independent seven-screen theatre in Manhattan, filed suit under federal and state antitrust laws against various motion picture theatre chains and film distributors, including us and our then ultimate parent companies, Onex Corporation and Oaktree Capital Management, LLC. The plaintiffs alleged that we violated Section 1 of the Sherman Antitrust Act and Section 340 of N.Y. Gen. Bus. Law by: (1) coercing film distributors not to deal with the Village East Cinema; and (2) entering into exclusive contracts with film distributors that grant our theatres the exclusive right to exhibit films within a specified area for an unreasonably long period of time. The plaintiffs also alleged that Onex Corporation’s and our acquisitions of other theatres across the United States violated Section 7 of the Clayton Act, and that the presence of common directors on our board and one of our competitors violated Section 8 of the Clayton Act. The plaintiffs further alleged state law causes of action for unjust enrichment and tortious interference with prospective contractual relations arising from the same conduct. We, along with several other defendants, filed a motion to dismiss the complaint on May 19, 2003. In December 2003, the court issued an order dismissing the plaintiff’s Section 7 claim and their state law claim for unjust enrichment. In September 2004, we settled this litigation without any admission of liability; all claims against us were dismissed without prejudice, the plaintiffs and we exchanged releases and we made a payment to the plaintiffs that was not material.

Discount Ticket Litigation

We sold various types of advance sale discount movie tickets with expirations dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against us alleging our illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California’s Business and Professions Code Section 17200 et seq. The Weaver compliant alleges that such corporate discount tickets constitute gift certificates subject to California’s prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and seeks declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The plaintiff likely intends to focus its restitution and disgorgement efforts on our expired, unredeemed discount tickets. We do not expect the outcome of this litigation to have a material impact on our operating results or financial position.

Other

Other than the lawsuits noted above, we are a defendant in various lawsuits arising in the ordinary course of business and we are involved in certain environmental matters. From time to time we are involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to us, which may arise as a result of these matters, will not have a material adverse effect on our operating results, financial position or cash flows.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees are elected by and serve at the discretion of our board of directors. There are no family relationships between any of the directors, executive officers or key employees. The following table sets forth information regarding our executive officers and other key employees.

Name	Age	Position and Term in Office
Travis Reid	51	President, Chief Executive Officer and Director
Miguel Ángel Dávila	39	CEO Cinemex and Director of Loews
John J. Walker	52	Senior Vice President, Chief Financial Officer and Treasurer
Adolfo Fastlicht Kurián	38	Director of Cinemex
Steven Bunnell	45	Senior Vice President and Head Film Buyer
Alan Benjamin	50	Senior Vice President, Real Estate
John McCauley	40	Senior Vice President, Marketing
Michael Politi	37	Senior Vice President and General Counsel
Frank Stryjewski	48	Senior Vice President, Theatre Operations
Bryan Berndt	48	Vice President, Finance and Controller

The following biographies describe the business experience of our executive officers and key employees:

Travis Reid joined Loews in 1991 as Senior Vice President of Film and has been President, Chief Executive Officer and a director of the company since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to his current position, Mr. Reid was President, North American Operations beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. He began his career at age 20 at a drive-in movie theatre in California. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward. Mr. Reid is also a director of Yelmo and Megabox.

Miguel Ángel Dávila joined Loews in 2002 as a result of the Cinemex acquisition and continues to serve as Chief Executive Officer of Cinemex. Mr. Dávila founded Cinemex in 1994 with Mr. Fastlicht and another classmate from Harvard Business School. Mr. Dávila has been Chief Executive Officer of Cinemex since 2002 and a director of Loews since 2005. Prior to that, Mr. Dávila was Co-Director General of Cinemex together with Mr. Fastlicht and its other founder. Mr. Dávila is the current president of CANACINE, the National Chamber of Cinematography and Video industry in Mexico. Prior to forming Cinemex, Mr. Dávila was a business analyst for McKinsey and Co. Mr. Dávila received his B.A. from ITAM and his M.B.A. from Harvard Business School.

John J. Walker joined Loews in 1987 as Vice President and Controller of Loews Theatres and has been Senior Vice President, Chief Financial Officer and Treasurer since 1990. He is responsible for oversight of accounting and financial reporting, treasury and cash management, financing, internal audit, safety and security, purchasing and procurement, MIS and human resources and administration. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Walker is also a director of Yelmo.

Adolfo Fastlicht Kurián joined Loews in 2002 as a result of the Cinemex acquisition and continues to serve as a non-employee member of the board of directors of Cinemex since May 2005. Mr. Fastlicht founded Cinemex in 1994 with Mr. Dávila and another classmate from Harvard Business School and served as its Co-Director General together with these individuals through 2002, and as its Director, Real Estate through May 2005. From 2000 to 2004, Mr. Fastlicht served as President of the Mexican Real Estate Association. Mr. Fastlicht studied hotel business administration at Boston University and received an M.B.A. from Harvard Business School.

Steven Bunnell joined Loews in 1993 and has been Senior Vice President and Head Film Buyer for Loews U.S. operations since March 2003. Prior to that, he served as Vice President, Film Buying for Loews’ U.S. operations beginning May 1998 and has headed the U.S. Film Department since May 2000. Mr. Bunnell served as Vice President of Film Buying for Loews Theatres from 1995 until May 1998.

Alan Benjamin joined Loews in 1999 and has been Senior Vice President, Real Estate for Loews’ U.S. operations since March 2003. Prior to joining us in May 1999, Mr. Benjamin worked for 16 years at AMC Theatres, where he most recently served as Senior Vice President of AMC Realty, Inc.

John McCauley joined Loews in 2001 and has been Senior Vice President, Marketing for Loews’ U.S. operations since March 2003. Prior to joining us, Mr. McCauley served as Senior Director of Marketing and Communication for the National Football League (NFL) from December 1995 through May 2001.

Michael Politi joined Loews in 1999 and has been Senior Vice President and General Counsel since January 2004. Prior to that, Mr. Politi served as Senior Vice President and Corporate Counsel for Loews. From September 1996 through January 1999, Mr. Politi was a corporate associate at the law firm Fried, Frank, Harris, Shriver & Jacobson in New York.

Frank Stryjewski joined Loews in April 2005 as its Senior Vice President of Theatre Operations. From 2002 through April 2005, Mr. Stryjewski served as Senior Vice President, Strategic Development and Marketing for American Multi-Cinema, Inc. Prior to that, Mr. Stryjewski was President of General Cinema Theatres.

Bryan Berndt joined Loews in 1997 as a Vice President, Finance and has been Vice President, Finance and Controller since August 2002. Prior to joining us in 1997, Mr. Berndt was employed by Price Waterhouse LLP for eight years, where he was a Senior Manager, Audit. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants.

Corporate Governance

The board of directors of LCE Holdings, Inc. manages our business and affairs. It consists of ten members. Pursuant to a stockholders agreement entered into among the Sponsors, LCE Holdings, Inc. and LCE Intermediate Holdings, Inc. as part of the Transactions, each of Bain Capital and The Carlyle Group are entitled to designate three members of the board of directors and Spectrum Equity Investors is entitled to designate two members of the board of directors. In 2004, Bain Capital designated John Connaughton, Philip Loughlin and Ian Reynolds as members of the board of directors; The Carlyle Group designated Michael Connelly, Allan Holt and Eliot Merrill as members of the board of directors; and Spectrum Equity Investors designated Brion Applegate and Benjamin Coughlin as members of the board of directors. In addition, Travis Reid, our chief executive officer, and Miguel Ángel Dávila, CEO of Cinemex, are directors of LCE Holdings, Inc.

Board of Directors

All of our directors serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. The following table sets forth information regarding our non-management directors:

Name	Age
John Connaughton	39
Philip Loughlin	37
Ian Reynolds	33
Michael Connelly	53
Allan Holt	53
Eliot Merrill	34
Brion Applegate	51
Benjamin Coughlin	32

The following biographies describe the business experience of our non-management directors:

John Connaughton joined Bain Capital in 1989. He has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company where he consulted in the medical, consumer products and business service industries. Mr. Connaughton received an M.B.A. from Harvard Business School where he was a Baker Scholar. He received a B.S. from the University of Virginia. Mr. Connaughton is also a member of the Boards of Directors of ProSiebenSat.1 Media AG, and Warner Chilcott Holdings Co., Ltd., Warner Music Group, MC Acquisition Corp. and Epoch Senior Living.

Philip Loughlin joined Bain Capital in 1996. He has been a Managing Director since 2003. Prior to joining Bain Capital, Mr. Loughlin was Executive Advisor to the President of Eagle Snacks, Inc. Previously, Mr. Loughlin was a consultant at Bain & Company where he focused on telecommunications, industrial manufacturing and consumer products. Mr. Loughlin also served as a Product Manager at Norton Company. Mr. Loughlin received an M.B.A. from Harvard Business School where he was a Baker Scholar and graduated cum laude with an A.B. from Dartmouth College. Mr. Loughlin is also a member of the Boards of Directors of Burger King Corporation, Brenntag A.G. and Professional Services Industries, Inc.

Ian Reynolds joined Bain Capital in 1996. He has been a Principal since 2004. Prior to joining Bain Capital, Mr. Reynolds was a consultant at Bain & Company where he consulted in the technology and consumer products industries. Mr. Reynolds received an M.B.A. from Harvard Business School where he was a Baker Scholar and graduated cum laude with a B.A. from Yale College.

Michael Connelly is a Managing Director of The Carlyle Group focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining Carlyle, Mr. Connelly spent more than 25 years in the investment banking and banking industries in the communications sectors. Most recently he was a Managing Director at Credit Suisse First Boston and prior to that a Managing Director at Donaldson, Lufkin & Jenrette in the Media and Telecommunications Group. Before DLJ, he was in the Mergers and Acquisitions Group at The First Boston Corporation. He began his career at The Bank of Boston where he focused on media credits and financial restructurings. Mr. Connelly received his M.B.A. from The Wharton School at the University of Pennsylvania and his undergraduate degree at Georgetown University, where he is a member of the Board of Regents. Mr. Connelly is also a member of the Board of Directors of Pan Am Sat.

Allan Holt is a Managing Director and Co-head of the U.S. Buyout group of The Carlyle Group. Mr. Holt joined Carlyle in 1991, initially with primary responsibilities as Senior Vice President and Chief Financial Officer of one of Carlyle’s portfolio companies. Prior to joining Carlyle, he spent three and a half years with Avenir Group, Inc., an investment and advisory group. Mr. Holt was also previously with MCI Communications Corporation, where he was Director of Planning and Budgets. Before joining MCI, he was with Coopers & Lybrand. Mr. Holt is a graduate of Rutgers University and received his M.B.A. from the University of California, Berkeley. Mr. Holt is also a member of the Boards of Directors of Aviall, Inc., Avio S.p.A., CPU Technology, Inc., Piedmont Holdings, MedPointe, Inc., The Relizon Company, Standard Aero, Ltd. and Vought Aircraft Industries, Inc.

Eliot Merrill is a Principal of The Carlyle Group focused on U.S. buyout opportunities in the telecommunications and media sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. Prior to joining Freeman Spogli, Mr. Merrill was an Associate at Dillon Read & Co. Inc. in the Mergers and Acquisitions Group. Before that, Mr. Merrill was a Sail Consultant and Special Project Coordinator for Doyle Sailmakers, Inc. Mr. Merrill graduated magna cum laude from Harvard College.

Brion Applegate co-founded Spectrum in 1993 with Bill Collatos and serves as a Managing Director. Prior to forming Spectrum, he began his career in the private equity industry in 1979 with TA Associates. Prior investments of note include PriCellular, American Cellular, HO Systems, Illuminet, and Tut Systems.

Mr. Applegate holds an M.B.A. from Harvard Business School, and received his bachelor’s degree from Colgate University. He is also a member of the Board of Directors of CBD Media LLC, and Nassau Broadcasting Partners L.P.

Benjamin Coughlin joined Spectrum Equity Investors in 1997 and has been a Principal since 2000. Prior to Spectrum, Mr. Coughlin worked as an Associate at Apax Partners in Munich, Germany, where he was involved with later-stage and buyout opportunities in the technology and information services industries. At Spectrum, Mr. Coughlin focuses on buyout investments in the media, information services, and communications industries. Mr. Coughlin graduated from Harvard College with a bachelor’s degree, cum laude, in Economics, where he was also a John Harvard Scholar. He is also a member of the Boards of Directors of Becket Media L.P. and CBD Media LLC.

Board Committees

Audit Committee

The audit committee of our board of directors is currently composed of three members, Mssrs. Loughlin, Merrill and Coughlin, and operates under a written charter adopted by the board of directors in October 2004. The board of directors has not designated an audit committee financial expert within the meaning of SEC regulations. Nevertheless, we believe the experience and education of the members of the audit committee qualifies them to monitor the integrity of our financial statements, legal and regulatory requirements applicable to us, the public accountants’ qualifications and independence, the performance of our internal audit function, and our compliance with the Sarbanes-Oxley Act and the rules and regulations thereunder. The principal duties and responsibilities of our audit committee are as follows:

•	to assist our board of directors in monitoring the integrity of our financial statements, our outside auditors’ qualifications and independence, the performance of our internal audit function and outside auditors and our compliance with legal and regulatory requirements;

•	to select, evaluate and replace (subject to stockholder approval) our outside auditors; and

•	to provide for appropriate funding for the payment of compensation to any accounting firm and advisers retained.

The audit committee has the authority to retain special legal, accounting or other consultants to the extent it deems necessary to carry out its duties.

Compensation Committee

The compensation committee of our board of directors is currently composed of three members, Mssrs. Connaughton, Connelly and Applegate, and operates under a written charter adopted by the board of directors in October 2004. The principal duties and responsibilities of the compensation committee are as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to make recommendations to the board regarding the compensation of our chief executive officer and the other executive officers of our company and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Compensation of Directors

The members of our board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

Compensation of Executives

The following table sets forth compensation information for each person who served as our Chief Executive Officer during 2004, our four other executive officers who were the most highly compensated for the year ended December 31, 2004 and our former President, U.S. Division, whose employment with us ended as of December 31, 2004. We refer to these individuals collectively as our “named executive officers.”

	Annual Compensation(1)			All Other Compensation ($)(2)
	Fiscal Year	Salary ($)	Bonus ($)
Travis Reid, President, Chief Executive Officer and Director	2004	575,000	339,020	2,737,429
Miguel Ángel Dávila, Chief Executive Officer of Cinemex and Director	2004	400,000	366,349	2,783,895
John Walker, Senior Vice President, Chief Financial Officer and Treasurer	2004	399,572	327,640	960,214
Michael Norris, President U.S. Division(3)	2004	382,438	—	1,563,026
Adolfo Fastlicht Kurián, Director of Real Estate of Cinemex	2004	300,000	162,329	648,765
Alan Benjamin, Senior Vice President, Real Estate	2004	295,752	73,000	134,752

(1)	None of the named executive officers received personal benefits or other annual compensation in excess of the lesser of $50,000 or 10% of the combined salary and bonus of such officer in 2004.
(2)	All Other Compensation includes employer match and profit sharing contributions under our 401(k) plan in the amounts of $6,150 and $4,510, respectively, for each of Messrs. Reid, Walker and Benjamin. Mr. Norris received employer match and profit sharing contributions under our 401(k) of $2,596 and $4,510, respectively, plus one time bonus and severance payments pursuant to his employment agreement totaling $958,274. In connection with the Transactions, Messrs Reid, Dávila, Walker, Norris, Kurián and Benjamin received transaction bonuses of $1,687,500, $1,772,388, $567,500, $567,500, $645,628 and $107,500, respectively. Messrs. Reid and Walker also received retention payments in respect of fiscal year 2004 in the amounts of $1,000,000 and $352,500, respectively. Mr. Dávila also received a bonus of $1,000,000 related to the signing of his employment agreement.
(3)	Mr. Norris’ employment with us ended on December 31, 2004.

Agreements with Employees

Pursuant to his employment agreement with us, Mr. Reid receives an annual base salary of $600,000 along with customary benefits, and he is eligible for an annual performance bonus of between 50% and 100% of his base salary with a target of 75% of his base salary based on achieving business goals and targets established each year by our board of directors. Mr. Reid will not receive an annual bonus if we fail to achieve the business goals and targets that would have corresponded to an annual bonus of 50% of his base salary. If we terminate Mr. Reid’s employment without cause or if Mr. Reid terminates his employment for good reason, Mr. Reid will receive (1) his base salary and a bonus equal to the lesser of his annual bonus for the preceding fiscal year and his target bonus for the then current fiscal year for a period of 18 months and (2) either (a) a lump sum payment equal to the fair market value (net of exercise price) of the shares subject to the options granted to Mr. Reid under Mr. Reid’s Option Agreement with us based on the number of years of employment that Mr. Reid has completed with us following July 30, 2004 or (b) if such termination is in connection with a change of control of our company or within two years following such a change of control, at Mr. Reid’s option, either an amount equal to his maximum severance benefits described in (1) above or the fair market value (net of exercise price) of the shares subject to all of his vested options (including the acceleration of certain unvested options) granted under his Option Agreement. Mr. Reid has agreed not to compete with us for a period of 18 months following termination of his employment. The initial term of Mr. Reid’s employment agreement ends on January 1, 2008 and will be automatically extended thereafter for successive terms of one year each unless terminated by Mr. Reid or us. Mr. Reid also received a retention bonus of $1.0 million related to services that he provided to us following the Transactions.

Pursuant to his employment agreement, Mr. Dávila receives an annual base salary of $400,000 along with certain enumerated benefits, and is eligible for an annual performance bonus of between 38% and 100% of his base salary if Cinemex’s financial results meet certain budgeted EBITDA targets. In the event we terminate Mr. Dávila’s employment without cause or Mr. Dávila terminates his employment for good reason, Mr. Dávila will receive each month for a period of 18 months 1/12th of his target bonus for the then current fiscal year and 1/12th of the lesser of either his salary for the previous fiscal year or 75% of his salary for the then current fiscal year. Mr. Dávila has agreed not to compete with us for a period of 18 months following termination of his employment. Mr. Dávila also participates in our Management Stock Option Plan and is eligible to receive cash payments related to the equity value of Cinemex pursuant to a stock appreciation rights agreement with Cinemex.

Pursuant to an agreement relating to his services as director of Cinemex, Mr. Fastlicht receives fees equal to $150,000 for each 360-day period during which he serves as director. In the event we terminate his services prior to October 30, 2006 without cause, Mr. Fastlicht will receive an amount equal to subtracting from $404,464 the product of multiplying such number by the number of complete calendar months during which he served as director divided by 18. Mr. Fastlicht has agreed not to compete with us for a period of 12 months following termination of his services.

We also have agreements with each of David Badain, Alan Benjamin, Steven Bunnell, James Fagerstrom, Richard Manzione, John McCauley, Juan Monroy, Michael Politi, Frank Stryjewski, and John Walker. Each of these agreements provides that if we terminate the executive’s employment without cause or if the executive terminates his employment for good reason, the executive will be paid an amount equal to his base salary and a bonus equal to the lesser of his annual bonus for the preceding fiscal year and his target bonus for the then current fiscal year for a period of the greater of six months or one month for each completed year with us (not to exceed 12 months). For Messrs. Politi, Stryjewski and Walker, such severance period shall be 12 months or, in the case of Mr. Stryjewski, 24 months in the case of a termination during the first two years of his employment in connection with a change of control of our company. For Mr. Benjamin, such severance period shall last until he has received at least $228,094 in base salary and bonus. Each executive has agreed not to compete with us during the severance period following termination of his employment with us. The initial term of each executive’s employment agreement ends on January 1, 2007, except for Messrs. Politi and Walker, whose agreements end on January 1, 2008, and Mr. Stryjewski, whose agreement ends on April 4, 2008. Each agreement is automatically extended thereafter for successive terms of one year each unless terminated by the executive or us.

Management Stock Option Plan

Our parent companies have adopted a Management Stock Option Plan providing for the granting of options to our key employees. The plan is administered by our board of directors. Under the plan, our board of directors is authorized to grant options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. Not all of the options authorized have been granted. Typically, one-third of the options granted to an employee vest in equal annual installments on each of the five annual anniversary dates of the date of grant. The remaining two-thirds become eligible to vest upon a change of control of the Company provided that certain equity valuation targets are achieved in connection with the change of control and in any event they will vest upon the seventh anniversary of the date of grant.

Options/SAR Grants in 2004

In November 2004, Mr. Dávila was granted options under our Management Stock Option Plan to acquire up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. These options represented 100% of the options granted to our employees or directors in 2004. The exercise prices of the Class A Common Stock, Class L Common

Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. Mr. Dávila also received stock appreciation rights (SARs) related to the equity value of Cinemex. Under his SAR agreement, Mr. Dávila is eligible to receive cash payments equivalent to the increase in value of 4,405 shares of Cinemex Common Stock and 67,737 shares of Cinemex Preferred Stock. These SARs represent all of the SARs granted to Cinemex employees or directors in 2004. One-third of Mr. Dávila’s options and SARs vest in five equal annual installments beginning July 30, 2005, with accelerated vesting upon certain changes of control. The remainder of his SARs may vest in whole or in part based upon the value of the equity of Cinemex upon his resignation, or upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event they will vest upon the seventh anniversary of July 30, 2004. The remainder of his options may vest based upon the value of the equity of LCE Holdings, Inc. upon his resignation, certain changes of control, or following an initial public offering and in any event they will vest upon the seventh anniversary of July 30, 2004.

Options Grants in First Quarter 2005

In January 2005, members of management were granted stock options under our Management Stock Option Plan to purchase Class A Common Stock of LCE Holdings, Inc., Class L Common Stock of LCE Holdings, Inc. and Preferred Stock of LCE Intermediate Holdings, Inc. shares, respectively, up to the following amounts: Mr. Reid – 381,311, 42,368 and 7,590; Mr. Walker – 152,525, 16,947 and 3,036; and Mr. Benjamin – 76,262, 8,474 and 1,518. The exercise prices of the Class A Common Stock, Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. Mr. Reid’s options may also vest based upon the value of the equity of LCE Holdings, Inc. upon his resignation.

Benefit Plans

We offer customary health and welfare benefit plans to all of our salaried and some of our hourly U.S. employees, as well as a 401(k) plan, under which we make ordinary company contributions on behalf of those salaried U.S. employees who participate. Certain of these U.S. plans are described below. Most of our non-U.S. employees receive benefits under our local country benefit plans. In addition, employees who are members of collective bargaining units receive benefits in accordance with the relevant collective bargaining agreement.

Savings Plan

We have a defined contribution profit sharing and savings plan under which we contribute an amount equal to 50% of an employee’s contribution, up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), but this amount is not eligible for matching contributions by us. The savings plan also provides for special profit sharing contributions, the annual amount of which is determined in our discretion.

Pension Plans

We sponsor three tax qualified defined benefit pension plans. One is a “frozen” plan that owes fixed benefits to roughly 131 current salaried employees and to about 777 former retired and terminated employees. We continue to fund the plan in accordance with U.S. Internal Revenue Code requirements.

A second “cash balance” pension plan provides modest ongoing benefits to roughly 1,478 current non-union, hourly-paid employees who work more than 1,000 hours per year.

A third “Seniority Premium and Termination Indemnity” pension plan provides modest benefits to all eligible employees in Mexico.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and Related Transactions with Sponsors

Stockholders Agreements

Simultaneously with the closing of the Transactions, we, the Sponsors, LCE Intermediate Holdings and our parent company entered into a stockholders agreement. The stockholders agreement includes terms relating to the election of our directors and the directors of our parent company, restrictions on the issuance or transfer of shares, including the right of a minority stockholder to sell shares in a sale transaction entered into by a majority stockholder, commonly known as a tag-along right, the right of a majority stockholder to force a minority stockholder to sell shares upon the sale of a majority owner’s interest, at the same price and on the same other terms and conditions as the majority owner, commonly known as a drag-along right, other special corporate governance provisions (including the right to approve various corporate actions) and customary expense reimbursement provisions. We, the Sponsors, LCE Intermediate Holdings and our parent company have also entered into a registration rights agreement which provides that our Sponsors will have the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act shares of our common stock held by them.

Management Agreement

We and LCE Intermediate Holdings, Inc. have entered into a management agreement with each of the Sponsors pursuant to which such entities or their affiliates provide us management services. Pursuant to such agreement, affiliates of the Sponsors receive an aggregate annual management fee of $4.0 million, and reimbursement for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement and enforcement of remedies. In addition, pursuant to such agreement, affiliates of the Sponsors also received aggregate transaction fees of approximately $20.0 million in connection with services provided by such entities related to the Transactions. The management agreement provides that affiliates of the Sponsors may receive fees in connection with certain financing and acquisition transactions. The management agreement includes customary indemnification provisions in favor of the Sponsors and their affiliates.

Management Stockholders Agreement

We have entered into a management stockholder agreement with each of our stockholders that provides for restrictions and rights related to the transfer, sale and purchase of our stock, including tag-along, drag-along and participation rights and call options, and contains agreements related to the voting of shares of our stock. In general, those restrictions and rights terminate upon a change of control or the consummation of an initial public offering.

Relationships and Related Transactions with Loews’ Affiliates

As used in this section, our references to OCM Cinema Holdings, LLC, or OCM Cinema, include OCM Cinema and certain of its affiliates and our references to Onex Corporation, or Onex, include Onex and certain of its affiliates. Affiliates of Onex and OCM Cinema were our principal stockholders prior to the Transactions and are referred to elsewhere in this prospectus as our former investors.

Cineplex Galaxy Income Fund

Fund Public Offering

In November 2003, Loews combined its Canadian theatre operations with the film exhibition business of Galaxy Entertainment Inc., or Galaxy, to form Cineplex Galaxy Limited Partnership, or Cineplex Galaxy. Concurrently, Cineplex Galaxy Income Fund, an Ontario trust, or the Fund, publicly issued units of the Fund for aggregate net proceeds of approximately $124 million, and used the proceeds to acquire an approximate 37% limited partnership interest in Cineplex Galaxy. Onex owned an approximate 73% economic interest and an approximate 79% voting interest in Galaxy, and Gerald W. Schwartz and Anthony Munk were also on the board of directors of Galaxy. At the time of the combination, Galaxy operated 13 theatres in Canada. Our interest in Cineplex Galaxy was sold to our former investors concurrent with the closing of the Transaction.

Continuing Relationship with Cineplex Galaxy

Services Agreement. In connection with the Fund’s public offering, COC entered into a services agreement to provide to Cineplex Galaxy and its affiliates management information systems administration and maintenance, and software applications development and support systems. For these services, COC will receive an annual fee of $500,000 (with annual increases to adjust for increases in the consumer price index in the prior year) plus $25,000 (with annual increases to adjust for increases in the Canadian consumer price index in the prior year) for each eight additional theatre locations opened by Cineplex Galaxy following the offering (net of theatre closures). The service fee is subject to adjustment if COC is requested to provide additional services.

The initial term of the services agreement is 10 years, renewable for further five-year periods, subject to the approval of COC and the independent directors of the general partner of Cineplex Galaxy. The services agreement may be terminated following certain customary events of default, or upon 12 months’ notice if the Loews group (as defined in the related documents, and including Onex) ceases to hold more than 20% of the Fund’s units on a fully diluted basis. It may also be terminated upon 12 months’ notice by the independent directors of the general partner of Cineplex Galaxy and by COC upon 24 months’ notice.

In connection with the Transactions, we entered into an agreement to provide COC the services required under the services agreement, in return for the entire fee payable to COC under that agreement. We and Cineplex Galaxy mutually agreed to terminate the services agreement effective May 11, 2005.

Employment Arrangements. We employ a film buyer on behalf of Cineplex Galaxy and are reimbursed and indemnified by Cineplex Galaxy with respect to such employment. Cineplex Galaxy employs several individuals in our construction and design department on our behalf. We reimburse Cineplex Galaxy in respect of such employment arrangements.

Non-Compete in Canada. In connection with the sale of its Canadian assets to Cineplex Galaxy, Loews has agreed not to acquire, operate or develop any theatres in Canada so long as Loews and its subsidiaries hold at least 20% of the Fund’s units (on a fully diluted basis) and for 12 months thereafter, other than:

•	the six theatres held by COC at the time of the Fund’s offering,

•	theatres in Canada owned by non-Canadian entities which acquire or merge with us (provided, that if Loews owns any of those theatres as a result of the transaction, Loews agrees to offer to sell those theatres to Cineplex Galaxy at fair value within 12 months after the completion of that transaction), or

•	theatres in Canada that Cineplex Galaxy determines not to acquire, operate or develop within 120 days after we give it notice that we wish to do so.

As part of the Transactions, Loews sold its interest in COC to affiliates of its former investors. Loews will continue to be subject to this non-compete through July 30, 2005.

Indemnification

Loews and COC provided certain representations, warranties and indemnities to the Fund in connection with the Fund’s public offering. COC’s total maximum liability for these representations, warranties and related indemnities is limited to the gross cash proceeds of the offering and, in Loews’ case, to the net cash proceeds of the offering plus any amounts drawn at closing under the partnership’s term facility. Loews also provided an indemnity for certain matters relating to Galaxy. Onex has agreed to indemnify Loews with respect to any amount Loews is required to pay with respect to Galaxy. These representations and warranties survive the offering for a period of 18 months, except that certain limited matters survive without limitation of time and the “no misrepresentations” representation relating to any prospectus disclosure and related indemnity survives for a period of three years.

In connection with the sale of COC to the former investors, the purchaser indemnified Loews with respect to any liability for these representations, warranties and indemnities and COC guaranteed this indemnity.

Tax Sharing Agreement—Mexico

We have entered into a tax sharing agreement with Cinemex Acquisition Corp. and Cinemex LLC in connection with the Transactions. Cinemex Acquisition Corp. and Cinemex LLC held 100% of the outstanding equity interests of Symphony Subsisting Vehicle, S. de R.L. de C.V. and all of the shares of common stock of Cinemex, which entities, together, directly and indirectly owned our Mexican film exhibition assets. We agreed to bear one-half of any net income tax imposed under Mexican law with respect to the sale of the equity interests of Symphony Subsisting Vehicle and Cinemex and Cinemex Acquisition Corp. and Cinemex LLC, which will continue to be owned by our former investors, will agree to bear the other half.

Each of the entities which purchased our Canadian film exhibition operations and COC entered into a guaranty under which each will guarantee the obligations of Cinemex Acquisition Corp. and Cinemex LLC under the tax sharing agreement.

Sale of Canadian and German Film Exhibition Operations

As part of the Transactions, we:

•	sold our interest in COC, and thereby dispose of our Canadian film exhibition operations, to our former investors, for aggregate proceeds of $205.9 million; and

•	sold our German film exhibition operations to our former investors for $1.00.

We have guaranteed certain real property leases for theatres located in Canada and in Germany. Our former investors have agreed to indemnify us for these liabilities.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers which terminate upon the resignation by such persons. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, there was reasonable cause to believe such conduct was unlawful.

Arrangements with Management

We have entered into agreements with senior management relating to their employment. For more information, see “—Agreements with Employees.”

Cinemex

Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the boards of Cinemex and Loews, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex’s new theatres opened in December 2004. Mr. Kurián’s father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald’s restaurant owned by Mr. Kurián’s wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre’s concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex’s subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice. We believe that these and other such arrangements have been entered into on arms-length terms or are immaterial to our results of operations.

PRINCIPAL STOCKHOLDERS

All of our issued and outstanding capital stock is held by LCE Holdco LLC. Indirectly through their holdings in LCE Holdings, Inc., the Sponsors own substantially all of the membership interests of LCE Holdco LLC. Bain Capital owns 38%, The Carlyle Group owns 38% and Spectrum Equity Investors owns 24% of each of the Class A common stock and Class L common stock of LCE Holdings, Inc., and, in the same proportion, 100% of the preferred stock of LCE Intermediate Holdings, Inc. Together with LCE Holdings, Inc., we adopted an omnibus management incentive plan for members of our management team following the consummation of the Transactions.

The following table provides certain information as of June 10, 2005 with respect to the beneficial ownership of the interests in LCE Holdings, Inc. by (i) each holder known by us who beneficially owns 5% or more of the outstanding equity interests of that company, (ii) each of the members of our board of directors, (iii) each of our named executive officers, and (iv) all of the members of our board of directors and our executive officers as a group.

Notwithstanding the beneficial ownership of common stock presented below, a stockholders’ agreement governs the stockholders’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders’ agreement have agreed to vote their shares to elect the board of directors as set forth therein. In addition, an amended and restated investor agreement governs certain stockholders’ exercise of voting rights with respect to effecting a change of control transaction. See “Certain Relationships and Related Party Transactions.”

Except as described in the agreements mentioned above or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022.

Name and Address	Shares of Class A Common Stock	Shares of Class L Common Stock	Percentage Ownership
Bain Capital Holdings (Loews) I, L.P. and Related Funds (1)	13,285,332.70	1,476,148.08	38
The Carlyle Group Partners III Loews, L.P. and Related Funds (2)	13,285,332.70	1,476,148.08	38
Spectrum Equity Investors IV, L.P. and Related Funds (3)	8,596,391.81	955,154.65	24
Travis Reid (4)	75,460.35	8,384.49	*
John Walker (5)	18,508.27	2,056.46	*
Alan Benjamin (6)	11,339.08	1,259.92	*
Miguel Ángel Dávila (7)	3,940.20	437.80	*
Adolfo Fastlicht Kurián	—	—	—
John Connaughton (8)	—	—	—
Philip Loughlin (8)	—	—	—
Ian Reynolds (8)	—	—	—
Michael Connelly (9)	—	—	—
Allan Holt (9)	—	—	—
Eliot Merrill (9)	—	—	—
Brion Applegate (10)	—	—	—
Benjamin Coughlin (10)	—	—	—
All directors and executive officers as a group	109,247.91	12,138.68	0.3

*	Indicates less than 1% of common stock.
(1)

Represents shares owned by the following group of investment funds affiliated with Bain Capital funds: (i) 6,911,833.52 shares of Class A common stock and 767,981.50 shares of Class L common stock owned by Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC and (ii) 6,373,499.18 shares of Class A common stock and 708,166.58 shares of Class L common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is Bain Capital Investors, LLC. The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(2)	Represents shares owned by the following group of investment funds affiliated with The Carlyle Group: (i) 1,323,964.89 shares of Class A common stock and 147,107.21 shares of Class L common stock owned by TC Group Investment Holdings, L.P., whose general partner is TCG Holdings II, L.P., whose general partner is DBD Investors V, L.L.C., (ii) 11,326,740.86 shares of Class A common stock and 1,258,526.76 shares of Class L common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C., and (iii) 634,626.95 shares of Class A common stock and 70,514.11 shares of Class L common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. The address is c/o The Carlyle Group, 520 Madison Avenue, 42nd Floor, New York, NY 10022.
(3)	Represents shares owned by the following group of investment funds affiliated with Spectrum Equity Investors funds: (i) 8,445,954.96 shares of Class A common stock and 938,439.44 shares of Class L common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 49,859.07 shares of Class A common stock and 5,539.90 shares of Class L common stock owned by Spectrum Equity Investors Parallel IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 100,577.78 shares of Class A common stock and 11,175.31 shares of Class L common stock owned by Spectrum IV Investment Managers’ Fund, L.P. The address is c/o Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.
(4)	Includes 25,421 Class A shares and 2,825 Class L shares issuable pursuant to options that will be exercisable within 60 days of June 10, 2005.
(5)	Includes 10,168 Class A shares and 1,130 Class L shares issuable pursuant to options that will be exercisable within 60 days of June 10, 2005.
(6)	Includes 5,084 Class A shares and 565 Class L shares issuable pursuant to options that will be exercisable within 60 days of June 10, 2005.
(7)	Includes 3,940 Class A shares and 438 Class L shares issuable pursuant to options that will be exercisable within 60 days of June 10, 2005.
(8)	Messrs. Connaughton, Loughlin and Reynolds are directors of LCE Holdings, Inc. Messrs. Connaughton and Loughlin are Managing Directors of Bain Capital Partners, LLC. Mr. Reynolds is a Principal at Bain Capital Partners, LLC. Accordingly, Messrs. Connaughton, Loughlin and Reynolds may be deemed to beneficially own the shares of common stock held by the Bain Funds. Messrs. Connaughton, Loughlin and Reynolds disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address for each is c/o Bain Capital, 111 Huntington Avenue, Boston, MA 02199.
(9)	Messrs. Connelly, Holt and Merrill are directors of LCE Holdings, Inc. Messrs. Connelly and Holt are Managing Directors of The Carlyle Group. Mr. Merrill is a Principal of The Carlyle Group. Accordingly, Messrs. Connelly, Holt and Merrill may be deemed to beneficially own the shares of common stock held by The Carlyle Group. Messrs. Connelly, Holt and Merrill disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address for each is c/o The Carlyle Group, 520 Madison Avenue, 42nd Floor, New York, NY 10022.
(10)	Messrs. Applegate and Coughlin are directors of LCE Holdings, Inc. Mr. Applegate is a Managing Director of Spectrum Equity Investors. Mr. Coughlin is a Principal at Spectrum Equity Investors. Accordingly, Messrs. Applegate and Coughlin may be deemed to beneficially own the shares of common stock held by the Spectrum Funds. Messrs. Applegate and Coughlin disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address for each is c/o Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

We summarize below the principal terms of the agreements that govern our and Cinemex’s senior secured credit facility. This summary is not a complete description of all the terms of such agreements.

Our Senior Secured Credit Facility

General

In connection with the Transactions, we entered into a senior secured credit facility with a syndicate of institutional lenders and financial institutions.

Our senior secured credit facility provides for senior secured financing of up to $730 million, consisting of:

•	a $630 million term loan with a maturity of seven years (all of which was used to finance the Transactions and pay related fees and expenses); and

•	a $100 million revolving credit facility with a maturity of six years, including a letter of credit sub-facility, a U.S. dollar swingline loan sub-facility and a peso sub-facility (including a peso swingline loan sub-facility). The U.S. dollar and peso swingline loan sub-facilities bear interest at the interest rate applicable to the base rate of the revolving credit facility, but allow us to borrow on same-day notice and with a lower minimum borrowing amount.

Following the merger of LCE Acquisition Corporation with and into Loews Cineplex Entertainment Corporation, we became the borrower under the term loan facility and the revolving credit facility, and Cadena Mexicana de Exhibición, S.A. de C.V. (a wholly owned subsidiary of Cinemex) and Cinemex may become additional borrowers under the peso sub-facility.

All borrowings under our senior secured credit facility are subject to satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Proceeds of the revolving credit facility, swingline loans and letters of credit are used to provide financing for working capital and other general corporate purposes.

Interest Rates and Fees

The interest rates per annum applicable to the U.S. dollar denominated loans under our senior secured credit facility, other than swingline loans, is equal to an applicable margin percentage plus, at our option, either (a) a base rate equal to the greater of (1) the base rate of Citicorp North America, Inc. and (2) the Federal Funds Effective Rate plus 0.50% or (b) a LIBOR rate equal to the costs of funds for deposits in dollars for an interest period chosen by us of one, two, three or six months, or a nine or 12 month period if made available, and adjusted for certain additional costs. Peso denominated revolving credit loans bear interest at an applicable margin percentage plus the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate). Dollar swingline loans bear interest at the interest rate applicable to base rate revolving loans. Peso swingline loans bear interest at the cost of funds of the peso swingline lender plus an applicable margin percentage.

The U.S. dollar denominated loans under our senior secured credit facility bear interest at (i) the LIBOR rate plus 2.25% or the base rate plus 1.25% for term loans and (ii) the LIBOR rate plus 2.75% or the base rate plus 1.75% for revolving credit loans. Peso denominated revolving credit loans bear interest at the TIIE rate plus 2.75%. The applicable margin percentage under our U.S. dollar revolving credit facility and peso sub-facility are subject to adjustments based upon our lease-adjusted leverage ratio being within certain defined ranges.

On the last day of each calendar quarter we also pay a commitment fee (calculated in arrears) to each lender equal to 0.50% per annum in respect of any unused commitments under the revolving credit facility.

Prepayments

Subject to certain exceptions, the senior secured credit facility requires us to prepay outstanding term loans with:

•	50% (as may be reduced based upon our lease-adjusted leverage ratio) of our annual “excess cash flow”;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;

•	50% (as may be reduced based upon our lease-adjusted leverage ratio) of the net cash proceeds of specified issuances of equity securities; and

•	100% (as may be reduced based upon our lease-adjusted leverage ratio) of the net cash proceeds of any incurrence of debt, excluding certain debt issuances.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR rate loans and TIIE rate loans.

Amortization of Term Loans

The term loan under our senior secured credit facility amortizes each year in an amount of 1% per annum in equal quarterly installments, with the balance payable at the final maturity of the term loan facility.

Collateral and Guarantees

The obligations under our senior secured credit facility are guaranteed by all of our existing and future domestic subsidiaries (except for unrestricted subsidiaries, as defined in our senior secured credit facility) and by our parent, LCE Holding, LLC, and are secured by a perfected security interest in substantially all of our assets and assets of our direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of each of our restricted domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries.

Restrictive Covenants and Other Matters

Our senior secured credit agreement also requires us to comply on a quarterly basis with certain financial covenants, including a maximum lease-adjusted leverage ratio test and a minimum interest coverage ratio test, which financial covenants will become more restrictive over time. In addition, our senior secured credit facility documentation includes negative covenants that will, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries, to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase equity interests;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	make capital expenditures;

•	engage in certain transactions with affiliates;

•	engage in mergers, acquisitions and asset sales;

•	transfer all or substantially all of our assets;

•	enter into agreements limiting subsidiary distributions;

•	amend or otherwise alter the terms of our indebtedness, including the notes and other material agreements;

•	prepay, redeem or purchase certain indebtedness including the notes; and

•	alter the business we conduct.

Our senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the obligations under our senior secured credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our senior secured credit facility will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor.

Cinemex’s Senior secured credit facility

General

On August 16, 2004, Cinemex entered into a senior secured credit facility with Banca Inbursa, S.A., Institución de banca Múltiple, Grupo Financiero Inbursa and Scotiabank Inverlat, S.A., Institución de banca Múltiple, Grupo Financiero Scotiabank Inverlat.

Cinemex’s senior secured credit facility provide for senior secured financing of up to $125 million, consisting of:

•	a $100 million term loan facility with a maturity of five years ($90 million of which was borrowed as an initial term loan to refinance Cinemex’s existing term loan and $10 million of which is available on a delayed draw basis through August 16, 2005); and

•	a $25 million revolving credit facility with a maturity of one year, the proceeds of which are used to provide financing for capital expenditures and general corporate purposes. Loans under the revolving credit facility have a term of 90 days and may be reborrowed.

Interest Rates, Fees and Prepayments

The loans bear interest at a rate of the TIIE rate plus (i) for term loans, an applicable margin based upon a period of time which has elapsed since the initial term loan was drawn ranging from 1.50% to 2.00% and (ii) for revolving loans, 1.75%.

A commitment fee equal to 0.20% must be paid to each lender upon the disbursement to us of additional funds under the delayed draw, or at the expiration of the term, whatever happens first, in respect of any unused commitments under the term loan facility.

Subject to certain exceptions and reinvestment rights, the term loans must be prepaid with 100% of the net cash proceeds of certain asset sales.

Voluntary prepayments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to TIIE rate loans.

Amortization of term loans

Commencing on February 16, 2007, the term loans under Cinemex’s term loan facility amortize in 6-month installments, with $20 million payable in 2007, $30 million payable in 2008, and $50 million payable in 2009 through the maturity of the term loan facility.

Collateral and Guarantees

The obligations under Cinemex’s senior secured credit facility are guaranteed by Grupo Cinemex and certain of Cinemex’s existing and future operating subsidiaries, and are secured by a pledge of 100% of the capital stock of certain of Cinemex’s existing and future operating subsidiaries, as such pledged stock may be partially released in connection with the amortization of the term loan.

Restrictive Covenants and Other Matters

The Cinemex senior secured credit facility also require Cinemex to comply on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test, a minimum consolidated net worth test, a maximum lease adjusted leverage ratio test, a maximum leverage ratio test and a maximum indebtedness to net worth ratio test, which financial covenants will become more restrictive over time. In addition, Cinemex’s senior secured credit facility documentation includes negative covenants that will, subject to significant exceptions, limit the ability of Grupo Cinemex, Cinemex and its subsidiaries, to, among other things:

•	incur indebtedness with affiliates;

•	pay dividends, make payments or redeem or repurchase equity interests;

•	incur liens;

•	make investments and loans;

•	make capital expenditures;

•	engage in certain transactions with affiliates;

•	engage in mergers, acquisitions and asset sales;

•	transfer all or substantially all of their assets;

•	incur contingent obligations; and

•	alter the business they conduct.

Cinemex’s senior secured credit facility contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to payment defaults under certain indebtedness, cross acceleration to certain indebtedness, certain events of bankruptcy, material judgments, actual or asserted failure of any guaranty or security document supporting the obligations under Cinemex’s senior secured credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under Cinemex’s senior secured credit facility will be entitled to take various actions, including the acceleration of amounts then due under Cinemex’s senior secured credit facility and all actions permitted to be taken by a secured creditor. Consummation of our merger with AMC Entertainment Inc. would not constitute an event of default under Cinemex’s senior secured credit facility.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.”

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the outstanding notes as the “Notes.” The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from Loews upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general unsecured obligations of Loews;

•	are subordinated in right of payment to all existing and future Senior Debt of Loews; and

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Loews.

The Guarantees:

•	are general unsecured obligations of such Guarantor;

•	are subordinated in right of payment to all existing and future Guarantor Senior Debt of such Guarantor; and

•	are pari passu in right of payment with any future senior subordinated Indebtedness of such Guarantor.

All of our Subsidiaries (which do not include Magic Johnson Theatres) are “Restricted Subsidiaries.” Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” we are permitted to designate certain of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture. Unrestricted Subsidiaries do not guarantee these Notes.

Principal, Maturity and Interest

Loews issued Notes in an aggregate principal amount of $315 million. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same class as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on August 1, 2014.

The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. Interest on the Notes accrues at the rate of 9% per annum and will be payable semi-annually in arrears on February 1 and August 1 commencing on February 1, 2005. Loews will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to Loews at least three Business Days prior to the applicable payment date, Loews, through the paying agent or otherwise, will pay all principal, interest, premium, if any, and Additional Interest (as defined under “The Exchange Offer—Purpose and Effect”), if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless Loews elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

Loews will maintain one or more paying agents (each, a “paying agent”) for the Notes in the Borough of Manhattan, City of New York.

Loews will also maintain one or more registrars (each, a “registrar”) with offices in the Borough of Manhattan, City of New York. Loews will also maintain a transfer agent in New York. The initial registrar is U.S. Bank National Association. The initial transfer agent is U.S. Bank National Association. The registrar and the transfer agent in New York will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of Loews.

Loews may change the paying agents, the registrars or the transfer agents without prior notice to the holders. Loews or any of its Restricted Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Loews is not required to transfer or exchange any Note selected for redemption. Also, Loews is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Ranking

Senior Debt versus Notes

The payment of principal, interest, premium, if any, and Additional Interest, if any, on, and other obligations with respect to, the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of Loews, including Senior Debt incurred after the date of the Indenture.

As of March 31, 2005, Senior Debt of Loews and the Guarantors was $650.6 million (excluding approximately $6.0 million of letters of credit), all of which was secured.

Although the Indenture contains limitations on the amount of additional Indebtedness that Loews and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

Liabilities of Subsidiaries versus Notes

All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the Notes, and, as described below under “—Guarantees”, Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Debt. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

At March 31, 2005, the total liabilities of our Subsidiaries (other than the Guarantors) were $131.0 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of Loews or a Guarantor that is Senior Debt will rank senior to the Notes and the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Loews and the relevant Guarantor, respectively.

We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Debt or the Guarantor Senior Debt of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of Loews or the Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of Loews or the Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Payment of Notes

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the holders of Notes will be entitled to receive any payment or distribution with respect to the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”), in the event of any distribution to creditors of Loews:

(1) in a liquidation or dissolution of Loews;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Loews or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Loews’ assets and liabilities.

Loews also may not make any payment in respect of the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of that series of Designated Senior Debt.

Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any holder of the Notes receives a payment or distribution in respect of the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”) when the payment or distribution is prohibited by the subordination provisions under the Indenture, then the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt or the Trustee, as the case may be, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.

Loews must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations. As such, the rights of holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Guarantor Senior Debt. The terms of the subordination and payment blockage provisions described above with respect to Loews’ obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Loews, holders of Notes may recover less ratably than creditors of Loews who are holders of Senior Debt. See “Risk Factors—Risks Related to the Notes and the Exchange Offer—Your right to receive payments on the notes is unsecured and is junior to the borrowings under our senior secured credit facility, all of our and the guarantors’ existing senior indebtedness and possibly all of our and the guarantors’ future indebtedness.”

Optional Redemption

From time to time prior to August 1, 2007, Loews may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of additional Notes), with the net cash proceeds of one or more Equity Offerings, at a redemption price of 109.000% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that:

(1) at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes), must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Notes held by Loews and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Notes may be redeemed, in whole or in part, at any time prior to August 1, 2009 at the option of Loews upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after August 1, 2009, Loews may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days’ notice mailed by first class mail to each holder’s registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2009	104.500%
2010	103.000%
2011	101.500%
2012 and thereafter	100.000%

Loews may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guarantees

Each Domestic Restricted Subsidiary that guaranteed any Senior Debt outstanding on the date of the Indenture jointly and severally guaranteed Loews’ obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee will be subordinated to any Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to Loews or another Guarantor without limitation, or with, into or to any other Person if (x) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee or (y) such sale or other disposition complies with clauses (1), (2) and (3) of the first paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales.” The Guarantee of a Guarantor will be released in the event that:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with clauses (1), (2) and (3) of the first paragraph of the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales,”

(b) Loews designates the applicable Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the date of the Indenture is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary in the circumstances described under “—Certain Covenants—Additional Guarantees,” or

(d) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture, and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantee, if any, of and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Loews or any Restricted Subsidiary (other than a Foreign Subsidiary) have been released.

Mandatory Redemption

Loews is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Loews may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” Loews may at any time and from time to time purchase Notes by tender offer, in the open market, negotiated transactions or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless Loews at such time gives notice of redemption under the second or third paragraph under the caption “—Optional Redemption” or unless the conditions specified below have been satisfied, each holder of Notes will have the right to require Loews to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Loews will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 60 days following any Change of Control, unless Loews at such time gives notice of redemption under the second or third paragraph under the caption “—Optional Redemption” or unless the conditions specified below have been satisfied, Loews will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Loews will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Loews will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Loews will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Loews.

Loews will not be required to make a Change of Control Offer upon a Change of Control if all of the following conditions are met:

(1) Prior to the date that is the later of (A) 15 days after the public announcement of such Change of Control transaction and (B) the date on which such Change of Control transaction is consummated, Loews shall inform each of the Rating Agencies of such Change of Control transaction and shall thereafter provide to each of the Rating Agencies any financial or other information relating to such Change of Control transaction or the parties thereto as reasonably requested by such Rating Agencies;

(2) Neither Rating Agency shall have issued a downgrade, withdrawal or qualification of the rating given to the Notes by such Rating Agency in effect immediately prior to the public announcement of such Change of Control transaction at any time during the period commencing on the date of such public announcement of such Change of Control transaction and ending on the date that is 45 days following the date on which such Change of Control transaction has been consummated;

(3) Immediately prior to the public announcement or consummation of the Change of Control transaction, the rating of the Notes by any of the Rating Agencies as in effect on such date shall not be lower than the rating of the Notes by such Rating Agency as in effect on the date of the Indenture;

(4) on a pro forma basis after giving effect to such Change of Control transaction, Loews’ Consolidated Attributable Leverage Ratio would not be higher than its Consolidated Attributable Leverage Ratio on the date immediately prior to the consummation of the Change of Control transaction;

(5) on a pro forma basis after giving effect to such Change of Control transaction, and immediately prior to the public announcement of such Change of Control transaction, the Consolidated Attributable Leverage Ratio for Loews is or would be, as applicable, equal to or lower than the Consolidated Attributable Leverage Ratio for Loews on the date of the Indenture;

(6) on a pro forma basis after giving effect to such Change of Control transaction, Loews is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) the Person who is Loews’ or Holdco’s counterparty in the Change of Control transaction, or any Person who controls, is under common control with, or is controlled by, such Person, has material operations in a Permitted Business; and

(8) at the time such Change of Control is consummated, no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

In addition, Loews will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Loews and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. Loews will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will restrict us from purchasing Notes, and will also provide that the occurrence of certain change of control events with respect to Loews would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 120 days following a Change of Control, to the extent required to permit Loews to comply with this covenant, Loews will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. If we do not repay such Senior Debt or obtain such consents, we will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The provisions described above that require Loews to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Loews repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Loews and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Loews and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Loews and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Loews to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Loews and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Loews will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Loews (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $15.0 million, the fair market value is determined by Loews’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Loews or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on Loews’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Loews or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which Loews and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by Loews or such Restricted Subsidiary from such transferee that are converted by Loews or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by Loews or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of Loews), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 3.5% of Consolidated Total Assets of Loews at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale Loews or the applicable Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under Senior Debt of Loews or such Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if Loews shall so reduce Obligations under such Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to Loews or an Affiliate of Loews;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Loews or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in Loews or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary,

(B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided however that the provisions set forth in clauses (2) and (3) of this paragraph shall be deemed satisfied by Loews or the applicable Restricted Subsidiary if by the end of such 365 day period such party shall have entered into a binding agreement under which it is contractually committed to make an investment referred to in such clauses and such investment is effected within 180 days from the date such binding agreement is entered into (but only if such 180th day occurs later than such 365th day).

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $20.0 million, Loews will make an offer (an “Asset Sale Offer”) to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, Loews may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, Loews may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Loews will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Loews will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Loews will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of Loews’ or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Loews payable in Equity Interests (other than Disqualified Stock) of Loews or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to Loews or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Loews or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Loews or any direct or indirect parent of Loews, including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into any Equity Interest of Loews that is not Disqualified Stock);

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (or, as applicable, any Guarantees) (other than (x) Indebtedness permitted under clauses (8) and (9) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Loews would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Loews and the Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (8), (10), (11), (12), (13), (14), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Loews for the period (taken as one accounting period) from the date of the Indenture to the end of Loews’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of Loews, of property and marketable securities received by Loews after the date of the Indenture from the issue or sale of (x) Equity Interests of Loews (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds and marketable securities received from Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under the first paragraph of the caption “—Optional Redemption”, (ii) cash proceeds and marketable securities received from the sale of Equity Interests of Loews or Holdco (the proceeds of which are contributed to Loews) to members of management, directors or consultants of Loews, any direct or indirect parent corporation of Loews and the Restricted Subsidiaries after the date of the Indenture to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (iii) Designated Preferred Stock and (iv) Disqualified Stock) or (y) debt securities of Loews that have been converted into such Equity Interests of Loews (other than Refunding Capital Stock (as defined below), Equity Interests or convertible debt securities of Loews sold to a Restricted Subsidiary or Loews, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Loews, of property and marketable securities contributed to the capital of Loews after the date of the Indenture (other than (i) net cash proceeds from Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under the first paragraph of the caption “—Optional Redemption”, (ii) by a Restricted Subsidiary, (iii) any Disqualified Stock, (iv) any Designated Preferred Stock, (v) any Excluded Contributions) and (vi) net cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, plus

(d) Without duplication of any amounts included in clause (4) of the paragraph below, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of Loews, of property and marketable securities received after the date of the Indenture by means of (A) the sale or other disposition (other than to Loews or a Restricted Subsidiary) of Restricted Investments made by Loews or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Loews or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of Loews or its Restricted Subsidiaries or (B) the sale (other than to Loews or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Loews or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Loews or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary as determined by the Board of Directors of Loews in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Loews or any Restricted Subsidiary in such Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this covenant;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Loews or any direct or indirect parent of Loews (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Loews) of Equity Interests of Loews or any direct or indirect parent of Loews or contributions to the equity capital of Loews (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Loews or to an employee stock ownership plan or any trust established by Loews or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as the Indebtedness subordinated to the Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Loews or any of its direct or indirect parents held by any future, present or former employee, director or consultant of Loews, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, and a Restricted Payment in respect of stock appreciation rights or similar phantom stock rights, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Loews and, to the extent contributed to Loews, Equity Interests of any of its direct or indirect parents, in each case to members of management, directors or consultants of Loews, any of its Subsidiaries or any of its direct or indirect parents that occurs after the date of the Indenture plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Loews or any of its Subsidiaries or any of its direct or indirect parents in connection with the Transactions that are foregone in return for the receipt of Equity Interests of Loews or any direct or indirect parents of Loews plus (C) the cash proceeds of “key man” life insurance policies received by Loews or its Restricted Subsidiaries after the date of the Indenture (provided that Loews may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Loews or any Restricted Subsidiary issued or incurred in compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the Indenture and the declaration and payment of dividends to any direct or indirect parent company of Loews, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Loews issued after the date of the Indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Loews would have had an Attributable Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Loews from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the Indenture;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, after giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale received by Loews and/or its Restricted Subsidiaries consist of cash and/or marketable securities, not to exceed the greater of $15.0 million and 0.90% of Consolidated Total Assets of Loews at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on Loews’ common stock following the first public offering of Loews’ common stock or the common stock of any of its direct or indirect parents after the date of the Indenture, of up to 6.0% per annum of the net cash proceeds received by or contributed to Loews in any past or future public offering, other than public offerings with respect to Loews’ common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $35.0 million;

(12) the declaration and payment of dividends to, or the making of loans to, Holdco in amounts required for such party to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain its legal existence;

(B) federal, state and local income taxes to the extent such income taxes are attributable to the income of Loews and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that Loews and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were Loews and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary and reasonable salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of Loews to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Loews and its Restricted Subsidiaries;

(D) reasonable general corporate overhead expenses (including professional and administrative expenses) for any direct or indirect parent of Loews to the extent such expenses are attributable to the ownership or operation of Loews and its Restricted Subsidiaries; and

(E) reasonable fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by the Indenture.

(13) cash dividends or other distributions on Loews’ or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or this offering;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends to Holdco on or about the date of the Indenture as contemplated by the Purchase Agreement from the net proceeds received by Loews from the sale of the Notes and borrowings under the Credit Agreement on the date of the Indenture, the proceeds of which will be used as described in this prospectus; or

(16) Restricted Payments in an amount equal to the amount of Specified Foreign Asset Sale Proceeds outstanding as of the date of such payment; provided however that at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, Loews is permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (4), (5), (6), (7), (9), (11), (14) and (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Loews or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of Loews. Loews’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $25.0 million.

Loews will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Loews and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if an Investment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock

Loews will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Loews and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Attributable Fixed Charge Coverage Ratio for Loews’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least

2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by Loews or any Guarantor pursuant to any Revolving Credit Facility together with the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed $100.0 million, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder with Net Proceeds from Asset Sales; provided further that Grupo Cinemex may incur Indebtedness under this clause (1) in an aggregate principal amount not to exceed $25.0 million;

(2) Indebtedness incurred by Loews or any Guarantor pursuant to any Term Loan Facility together with the guarantees thereunder; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed $730.0 million less (i) the amount of any outstanding Indebtedness (up to a maximum of $100.0 million) incurred by Grupo Cinemex pursuant to clause (18) of this paragraph and (ii) the amount of all mandatory principal payments actually made by the borrower thereunder with Net Proceeds from Asset Sales;

(3) Indebtedness incurred by Loews and the Guarantors represented by the Notes (including any Guarantee thereof) issued on the date of the Indenture and the incurrence by Loews and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Notes issued on the date of the Indenture (including any Guarantee thereof);

(4) Existing Indebtedness (other than Indebtedness described in clauses (1), (2), (3) and (18);

(5) Indebtedness, including Capitalized Lease Obligations incurred by Loews or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 270 days before or after such purchase, lease or improvement in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) and any Indebtedness that refunds or refinances such Indebtedness, does not exceed the greater of (x) $40.0 million and (y) 2.35% of Consolidated Total Assets of Loews;

(6) Indebtedness incurred by Loews or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 15 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of Loews or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Loews or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Loews and any Restricted Subsidiaries in connection with such disposition;

(8) Indebtedness of Loews owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by Loews or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Loews or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if Loews is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of Loews with respect to the Notes;

(9) Shares of Preferred Stock of a Restricted Subsidiary issued to Loews or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Loews or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations of Loews or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of hedging (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange and (C) risks with respect to the fluctuation in commodity prices;

(11) Obligations in respect of performance and surety bonds and performance and completion guarantees provided by Loews or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) Indebtedness of Loews or any Restricted Subsidiary that is a Guarantor or Preferred Stock of any Restricted Subsidiary that is a Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $50.0 million;

(13) (x) Any guarantee by Loews or a Guarantor of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary incurred in accordance with the terms of the Indenture, and (z) any guarantee by a Guarantor of Indebtedness of Loews incurred in accordance with the terms of the Indenture;

(14) Indebtedness or Preferred Stock incurred by Loews or any Restricted Subsidiary that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (3), (4) and (5) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing

Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of Loews or a Guarantor or (y) Indebtedness or Preferred Stock of Loews or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided further, that subclause (A) of this clause (14) will not apply to any refunding or refinancing of any Senior Debt;

(15) Indebtedness or Preferred Stock of Persons that are acquired by Loews or any Restricted Subsidiary or merged into Loews or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) Loews would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Attributable Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(17) Indebtedness of Foreign Subsidiaries in an aggregate principal amount, which when taken together with all Indebtedness of Foreign Subsidiaries incurred pursuant to this clause (17) and then outstanding, does not exceed $50.0 million;

(18) Indebtedness incurred by Grupo Cinemex under the Mexican Credit Agreement together with the incurrence of the guarantees thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $125.0 million outstanding at any one time, less (i) the amount of any outstanding Indebtedness incurred by Loews pursuant to clause (2) of this paragraph under the delayed draw term loan facility included in the Term Loan Facility as in effect on the date of the Indenture and (ii) the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(19) Indebtedness of Loews or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement or the Mexican Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(20) if Loews could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving pro forma effect to such incurrence, Indebtedness incurred by Grupo Cinemex in connection with, and to finance, the acquisition of a business, in an aggregate principal amount which, when taken together with the amount of Indebtedness previously incurred pursuant to this clause (20) and then outstanding (including any Refinancing Indebtedness with respect thereto), does not exceed the sum of (x) $25.0 million and (y) the difference between (A) $125.0 million and (B) the aggregate amount of Indebtedness incurred by Grupo Cinemex pursuant to clause (2) of this paragraph under the delayed draw term loan facility included in the Term Loan Facility as in effect on the date of the Indenture and clause (18) above; and

(21) Indebtedness consisting of promissory notes issued by Loews or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdco permitted by the covenant described under the caption “—Certain Covenants—Restricted Payments.”

For purposes of determining compliance with this “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Loews will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement or the Mexican Credit Agreement outstanding on the date of the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clauses (1), (2) and (18), as applicable, of the definition of Permitted Debt and Loews shall not be permitted to reclassify all or any portion of such Indebtedness. The maximum amount of Indebtedness that Loews and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering

The Indenture governing the Notes provides that Loews will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) of Loews or Guarantor Senior Debt (including Acquired Debt) of such Restricted Subsidiary, as the case may be, unless such Indebtedness is either:

(1) pari passu in right of payment with the Notes or the Guarantees; or

(2) subordinate in right of payment to the Notes or the Guarantees.

For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of Secured Debt have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Loews will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of Loews or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the date of the Indenture to the extent and in the manner such Liens are in effect on the date of the Indenture;

(ii) Liens securing the Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes issued in accordance with the terms of the Indenture) and the related Guarantees; and

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Loews will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Loews or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Loews or any of its Restricted Subsidiaries;

(2) make loans or advances to Loews or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Loews or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement, the Mexican Credit Agreement or related documents or (y) on the date of the Indenture, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2) the Indenture, the Notes and the Guarantees (including any Exchange Notes and related Guarantees);

(3) purchase money obligations or other obligations described in clause (5) of the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by Loews or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Debt otherwise permitted to be incurred pursuant to the covenants described under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock (i) of Loews or any Restricted Subsidiary that is a Guarantor that is incurred subsequent to the date of the Indenture pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of Loews subsequent to the date of the Indenture pursuant to clauses (5), (12), (17) or (20) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) of this paragraph; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Loews’ Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, instruments or obligations existing on the date of the Indenture, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of Loews’ Board of Directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the date of the Indenture.

Merger, Consolidation or Sale of Assets

Loews may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Loews is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Loews and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Loews is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Loews) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (Loews or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than Loews) assumes all the obligations of Loews under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) Loews shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Indenture also provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “—Guarantees.”

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Loews, which properties and assets, if held by Loews instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Loews on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Loews.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Loews under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

This “—Certain Covenants—Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Loews and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Loews or any other Restricted Subsidiary, subject in the case of the consolidation, merger or transfer of properties of a Guarantor to the provisions described under “—Guarantees” and (b) Loews may merge with an Affiliate incorporated solely for the purpose of reincorporating Loews in another state of the United States so long as the amount of Indebtedness of Loews and its Restricted Subsidiaries is not increased thereby. Notwithstanding anything to the contrary in the Indenture, the merger of LCE Acquisition Corporation into Loews on the date of the Indenture shall be permitted.

Transactions with Affiliates

Loews will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Loews or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Loews or such Restricted Subsidiary with an unrelated Person; and

(2) Loews delivers to the Trustee

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors approving such Affiliate Transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Loews and/or any Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Loews or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments (other than pursuant to clause (7) of the second paragraph of “—Certain Covenants—Restricted Payments”) and Permitted Investments (other than pursuant to clauses (3), (10) and (13) of the definition thereof) permitted by the Indenture;

(3) the payment to the Sponsors and any of their Affiliates of annual management, consulting, monitoring and advisory fees and Termination Fees and related indemnities and expenses pursuant to the Management Agreement;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Loews, any of its direct or indirect parents or any Restricted Subsidiary, as determined in good faith by the Board of Directors of Loews or senior management thereof;

(5) the payment by Loews or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (A) pursuant to the Management Agreement and (B) approved by a majority of the members of the Board of Directors of Loews or such Restricted Subsidiary, as applicable, or a majority of the disinterested members of the Board of Directors of Loews or such Restricted Subsidiary, as applicable, in each case in good faith;

(6) transactions in which Loews or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Loews or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of Loews in good faith;

(7) payments or loans (or cancellations of loans) to employees or consultants of Loews or any of its direct or indirect parents or any Restricted Subsidiary in an aggregate amount not to exceed $10.0 million which are approved by a majority of the Board of Directors of Loews in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the date of the Indenture (other than the Management Agreement and Stockholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture);

(9) the existence of, or the performance by Loews or any of its Restricted Subsidiaries of its obligations under the terms of, the Stockholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the date of the Indenture and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by Loews or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Stockholders Agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture;

(10) (x) the Transactions and the payment of all fees and expenses related to the Transactions and (y) the payment of bonuses to management of Loews or any of its Subsidiaries upon consummation of the Transactions in an aggregate amount not to exceed $6.0 million;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to Loews or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of Loews or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; and

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Holdco to any Permitted Holder or to any director, officer, employee or consultant of Loews or Holdco or their Subsidiaries or of Loews to Holdco or to any Permitted Holder or to any director, officer, employee or consultant of Loews or Holdco or their Subsidiaries.

Business Activities

Loews will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Loews and its Subsidiaries taken as a whole.

Payments for Consent

Loews will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

Loews will cause each Restricted Subsidiary that Guarantees any Indebtedness of Loews or any of its Restricted Subsidiaries (other than any Foreign Subsidiary that solely Guarantees any Indebtedness of any other Foreign Subsidiary or any Restricted Subsidiary that Guarantees any Indebtedness of any Foreign Subsidiary incurred solely for working capital purposes and does not Guarantee any Indebtedness of Loews or any Domestic Restricted Subsidiary) to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis and all other obligations under the Indenture; provided, however, that any Foreign Subsidiary that Guarantees any Indebtedness of Loews or any Domestic Restricted Subsidiary will be required to unconditionally Guarantee the payment of the principal of, premium, if any, and interest on the Notes on a senior subordinated basis and all other obligations under the Indenture only to the extent of the amount of the Indebtedness of Loews or any Domestic Restricted Subsidiary so Guaranteed by such Foreign Subsidiary. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) the Term Loan Facility and Revolving Credit Facility and (2) all other Indebtedness of Loews and its Restricted Subsidiaries (other than Indebtedness of the type that would not have required a Guarantee of the Notes), then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and retrieval System (or any successor system), Loews will furnish to the Trustee and Cede & Co., the nominee of DTC and the holder of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Loews were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Loews’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Loews were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, Loews will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

In addition, if at any time Holdco becomes a Guarantor (there being no obligation of Holdco to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of Loews or of any direct or indirect parent of Loews (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of Loews, be filed by and be those of Holdco rather than Loews.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) Loews defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) Loews defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not prohibited by the subordination provisions of the Indenture;

(3) Loews defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 45 days after the notice specified below;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Loews or any Restricted Subsidiary or the payment of which is guaranteed by Loews or any Restricted Subsidiary (other than Indebtedness owed to Loews or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting Loews, a Guarantor or any Significant Subsidiary;

(6) the failure by Loews or any Significant Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of Loews, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee other than by reason of the release of the Guarantee in accordance with the terms of the Indenture and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to Loews) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to Loews and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by Loews and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (5) above with respect to Loews occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if Loews has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except (1)a default in the payment of the principal of or interest on such Notes and (2) in respect of a covenant or provision in the Indenture that cannot be modified or amended without the consent of each holder of an outstanding Note affected.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose Loews delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Loews is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Loews is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No direct or indirect parent and no director, officer, employee, incorporator, member, partner, stockholder of Loews, any Subsidiary or any direct or indirect parent will have any liability for any obligations of Loews or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

Loews may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) Loews’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Loews’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Loews may, at its option and at any time, elect to have the obligations of Loews released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of Loews but not its Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) Loews must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and Loews must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Loews has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Loews has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Loews has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Loews or any of its Restricted Subsidiaries is a party or by which Loews or any of its Restricted Subsidiaries is bound;

(6) Loews must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Loews with the intent of defeating, hindering, delaying or defrauding creditors of Loews or others; and

(7) Loews must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) make any change in the preceding amendment and waiver provisions;

(9) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(10) modify the Guarantees in any manner adverse to the holders of the Notes; or

(11) amend, change or modify in any material respect the obligation of Loews to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen.

Notwithstanding the preceding, without the consent of any holder of Notes, Loews, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Loews’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Loews’ assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to add to the covenants of Loews or a Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon Loews or a Guarantor;

(8) to add a Guarantee of the Notes; or

(9) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Loews, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and Loews has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Loews is a party or by which Loews is bound;

(3) Loews has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Loews has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, Loews must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notices

All notices to the holders will be valid if published in a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in the U.S. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the Wall Street Journal. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

Concerning the Trustee

If the Trustee becomes a creditor of Loews, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at August 1, 2009 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note, through August 1, 2009 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Loews or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of Loews and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of Loews in a manner permitted pursuant to the covenant contained under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments” or Permitted Investment or the granting of a Lien permitted by the covenant contained under the caption “—Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Loews or by Loews or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof; and

(10) the issuance or sale of director’s qualifying shares and shares issued to foreign nationals under applicable law.

“Attributable EBITDA” means, for any period, the sum, without duplication, of (a) EBITDA of Loews (other than EBITDA attributable to the Specified 50/50 JVs) for such period, (b) Loews’ equity percentage of the EBITDA of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the EBITDA of Magic Johnson Theatres for such period.

“Attributable EBITDAR” means, for any period, the sum, without duplication, of (a) EBITDAR of Loews (other than EBITDAR attributable to the Specified 50/50 JVs) for such period, (b) Loews’ equity percentage of the EBITDAR of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the EBITDAR of Magic Johnson Theatres for such period.

“Attributable Fixed Charge Coverage Ratio” means, with respect to Loews for any period consisting of Loews’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Attributable EBITDA for such period to Attributable Fixed Charges for such period. In the event that Loews, any Restricted Subsidiary or any Specified 50/50 JV incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Attributable Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Attributable Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Attributable Fixed

Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period and as if Loews, such Restricted Subsidiary or such Specified 50/50 JV had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

For purposes of making the computation referred to above, without duplication, the opening of newly constructed theaters that have been operated for at least six months by Loews, any Restricted Subsidiary or any Specified 50/50 JV, Investments, acquisitions, dispositions (including disposition of theaters), mergers or consolidations (as determined in accordance with GAAP) that have been made by Loews, any Restricted Subsidiary or any Specified 50/50 JV during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such theater openings, Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Attributable Fixed Charge obligations and the change in Attributable EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Loews, any Restricted Subsidiary or any Specified 50/50 JV since the beginning of such period) shall have opened a newly constructed theater that has been operated for at least six months, or made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Attributable Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such theater opening, Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a theater opening, Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Loews and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions other than the Transaction (and the related restructuring initiatives), for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and, in each case including, but not limited to, reduction in personnel expenses, the execution or termination of any contracts, reduction of costs related to administrative functions, reduction of costs related to leased or owned properties, the termination of any personnel or the closing (or approval by the Board of Directors of Loews, such Restricted Subsidiary or such Specified 50/50 JV, as the case may be, of any closing) of any facility, as applicable; provided that, in that case, such adjustments are set forth in an Officers’ Certificate signed by Loews’ chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution, (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors of Loews and (iv) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Loews to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Loews may designate.

“Attributable Fixed Charges” means, for any period, the sum, without duplication of (a) Fixed Charges of Loews for such period, (b) Loews’ equity percentage of the Fixed Charges of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the Fixed Charges of Magic Johnson Theatres for such period.

“Attributable Indebtedness” means, as of any date in any period, the sum of, without duplication, (a) Indebtedness of Loews and its Restricted Subsidiaries (net of any cash and Cash Equivalents of Loews and its Restricted Subsidiaries that are Domestic Subsidiaries or that are organized under the laws of Mexico held in the United States or Mexico, respectively) as of such date, (b) Loews’ equity percentage of Indebtedness of the Specified 50/50 JVs (other than Magic Johnson Theatres) as of such date, (c) 100% of Indebtedness of Magic Johnson Theatres (net of any cash and Cash Equivalents of Magic Johnson Theatres) as of such date and (d) the product obtained by multiplying (i) Consolidated Attributable Lease Expense for such period by (ii) 8; provided that, in determining the amount of Attributable Indebtedness of Loews and its Restricted Subsidiaries for purposes of this definition, the amount of Indebtedness of Loews and its Restricted Subsidiaries consisting of revolving credit loans under the Revolving Facility or any other revolving credit facility as of any date shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter ending during the four fiscal quarters most recently ended on or prior to such date, divided by four (4) (with the amount thereof as of June 30, 2004 deemed to be $0 for purposes of such calculation). Notwithstanding anything set forth above in this definition, Indebtedness of Loews or its Restricted Subsidiaries shall not be netted against any amount in cash equal to the difference between (x) the aggregate amount of Specified Foreign Asset Sale Proceeds and (y) any amount of Restricted Payments previously made pursuant to clause (16) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided, however, that the amount of Specified Foreign Asset Sale Proceeds will, in whole or in part, be so netted if the Chief Financial Officer of Loews delivers to the Trustee a certificate certifying that such proceeds will be used to permanently repay or retire Indebtedness of Loews or any of its Restricted Subsidiaries within 10 days of the date on which the applicable Qualified Foreign Asset Sale has been consummated. Upon delivery of such certificate, the amount of Specified Foreign Asset Sale Proceeds will be reduced by the amount thereof used or to be used to repay or retire such Indebtedness.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Loews and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) Loews becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Loews or any direct or indirect parent holding company of Loews; or

(3) (A) prior to the first public offering of common stock of either Holdco or Loews, the first day on which the Board of Directors of Holdco or Loews shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Holdco or Loews on the date of the Indenture or (ii) were either (x) nominated for election by the Board of Directors of Holdco or Loews, a majority of whom were directors on the date of the Indenture or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either Holdco or Loews, (i) if such public offering is of Holdco common stock, the first day on which a majority of the members of the Board of Directors of Holdco are not Continuing Directors or (ii) if such public offering is of Loews’ common stock, the first day on which a majority of the members of the Board of Directors of Loews are not Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of the Indenture, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the Securities and Exchange Commission.

“Consolidated Attributable Lease Expense” means, for any period, the sum of, without duplication, (a) the Consolidated Lease Expense of Loews for such period, (b) Loews’ equity percentage of the Consolidated Lease Expense of the Specified 50/50 JVs (other than Magic Johnson Theatres) for such period and (c) 100% of the Consolidated Lease Expense of Magic Johnson Theatres.

“Consolidated Attributable Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Attributable Indebtedness on the last day of such period to (b) Attributable EBITDAR for such period. Consolidated Attributable Leverage Ratio shall be calculated after giving effect to pro forma adjustments comparable to the pro forma adjustments set forth in the definition of “Attributable Fixed Charge Coverage Ratio”.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense including the amortization of deferred financing fees and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting)), the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees relating to the Specified Financing and any losses resulting from the mark-to-market accounting of interest rate Hedging Obligations to the extent such losses are accounted for as interest expense, the interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Loews or any Restricted Subsidiary and commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period.

“Consolidated Lease Expense” means, for any period, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of fixed and contingent rentals payable in cash by such Person for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP (but excluding taxes, common area maintenance and similar amounts in the case of gross leases and excess accruals (or reversals thereof) of straight-line rent expense amounts); provided that payments in respect of Capitalized Lease Obligations shall not constitute Consolidated Lease Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains, losses or expenses (including, without limitation, expenses related to the Transactions, severance, relocation, facilities consolidation, signing or retention bonuses and other restructuring costs) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) as well as any current period impact of new accounting pronouncements including those related to purchase accounting;

(3) any net after-tax gains or losses attributable to asset or lease dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income shall be (A) increased by the amount of (i) dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof during such period (subject in the case of distribution or payments made to a Restricted Subsidiary to the limitations contained in clause (5) below) and (ii) Net Income of Magic Johnson Theatres to the extent such Net Income is not otherwise included in the Consolidated Net Income of Loews; provided, that such amount shall not exceed $2.0 million in any such period and (B) decreased by the amount of any equity of Loews in a net loss of any such Person for such period to the extent Loews has funded such net loss;

(5) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) during such period, to the extent not already included therein; provided, however, that to the extent that any Net Income of a Foreign Subsidiary for such period would be excluded as a result of this clause (5) solely as a result of any encumbrance of the type permitted by clauses (1) to (7), (9)(ii) or (12) (with respect to agreements referred to in clauses (1) to (7) and (9)(ii)) of the second paragraph of the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries” and Loews shall have delivered to the Trustee on the date of the event requiring a calculation of Consolidated Net Income a certificate of the Chief Financial Officer of Loews certifying that, in the good faith judgment of such officer, such encumbrances do not impair Loews’ ability to make payments on the Notes, such net income shall be included in such Consolidated Net Income;

(6) noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs, reasonable cash compensation charges related to any stock appreciation rights or similar phantom stock rights program and reasonable customary cash charges resulting from purchase accounting to the extent such charges represent sales bonuses to management shall be excluded;

(7) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

(8) noncash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded;

(9) any noncash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded;

(10) inventory purchase accounting adjustments and amortization, impairment and other noncash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any other transaction shall be excluded; and

(11) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions or any other acquisition shall be included for the fiscal periods that such revenue would otherwise have been recognized.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Loews and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by Loews and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by Loews and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries and, in the case of Loews, 100% of the total assets of Magic Johnson Theatres determined in accordance with GAAP, as shown on its most recent internal balance sheet that is available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means that certain credit agreement, dated as of the date of the Indenture, among LCE Holdco LLC, Loews, Grupo Cinemex, S.A. de C.V., and Cadena Mexicana de Exhibición, S.A. de C.V., the lenders party thereto, Citicorp North America, Inc., as Administrative Agent, Banco Nacional de Mexico, S.A., Grupo Financiero Banamex, as Mexican Administrative Agent, Credit Suisse First Boston, as Syndication Agent, and Bank of America, N.A., Deutsche Bank Trust Company Americas and Lehman Commercial Paper Inc., as Co-Documentation Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Loews or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of Loews or any direct or indirect parent company of Loews (other than Disqualified Stock) that is issued for cash (other than to Loews or any of its Subsidiaries or an employee stock ownership plan or trust established by Loews or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments”.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by Loews in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Loews or a Restricted Subsidiary) in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) if such Capital Stock is issued to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that Loews may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by Loews with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders” and such repurchase or redemption complies with “—Certain Covenants—Limitation on Restricted Payments.”

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of Loews that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“Domestic Subsidiary” means any Subsidiary of Loews that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits, plus franchise or similar taxes of such Person and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) all other non-cash charges of such Person and its Restricted Subsidiaries to the extent such noncash charges were deducted in computing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, other than for straight-line rent accruals determined in accordance with GAAP to the extent such accruals exceed any rent payments for the applicable period; provided, however that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all noncash items of income of such Person and its Restricted Subsidiaries (other than accruals of revenue or recognition of deferred revenue items or reversal of reserves with respect to reserves that are not included in EBITDA in the ordinary course of business), plus

(7) the amount of management, monitoring, consulting and advisory fees and related expenses and Termination Fees paid to the Sponsors and any of their Affiliates (other than portfolio companies) (or any accruals relating to such fees and related expenses) pursuant to the Management Agreement, plus

(8) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Loews by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders, other than pursuant to restrictions permitted by clauses (1) to (7), (9)(ii) or (12) (with respect to agreements referred to in clauses (1) to (7) and (9)(ii)) of the second paragraph of the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries.”

“EBITDAR” means with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (a) EBITDA of such Person and its Restricted Subsidiaries for such period and (b) without duplication, Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Loews or any of its direct or indirect parent (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of Loews or of any direct or indirect parent of Loews registered on Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution and (iii) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by Loews and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Loews or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments”.

“Existing Indebtedness” means Indebtedness of Loews and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Loews’ Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Specified 50/50 JVs” means each of (a) Megabox Cineplex and (b) Yelmo Cineplex; provided that if Loews shall cease to own at least 50% of the Equity Interests in either such joint venture, such joint venture shall cease to continue as a Foreign Specified 50/50 JV.

“Foreign Subsidiary” means any Subsidiary of Loews that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Grupo Cinemex” means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its Subsidiaries.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of Loews under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the date of the Indenture or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Loews; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdco” means LCE Holdco LLC and any other direct or indirect parent holding company of Loews organized at the direction of a Permitted Holder (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders), in each case so long as such Person is a direct or indirect parent of Loews.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, (A) that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and (B) items that would appear as a liability upon a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10 “The Effects of Lessee Involvement in Asset Construction” shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of Loews, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Loews or any Subsidiary of Loews sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Loews such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Loews, Loews will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” and such Investment in the Equity Interest of such former Subsidiary shall not be considered an Investment in existence on the date of the Indenture. The acquisition by Loews or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Loews or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to Loews’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Loews at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Loews shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Loews’ “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Loews’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Loews.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Magic Johnson Theatres” means Magic Johnson Theatres, a California partnership.

“Management Agreement” means the Management Agreement by and among LCE Acquisition Corporation, LCE Holdco, LLC, LCE Intermediate Holdings, Inc., LCE Holdings, Inc., Loews and the Sponsors as in effect on the date of the Indenture and any amendment thereto (so long as such amendment is not as a whole less favorable to the holders of the Notes in any respect than the original agreement as in effect on the date of the Indenture).

“Megabox Cineplex” means Megabox Cineplex, Inc., a South Korean joint venture 50% of the Equity Interests in which are indirectly owned by Loews on the date of the Indenture.

“Mexican Credit Agreement” means that certain credit agreement, dated as of December 26, 2002, among Cadena Mexicana de Exhibición, S.A. de C.V., as Borrower, Grupo Cinemex, S.A. de C.V. and the Subsidiaries listed therein, as Guarantors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as Syndication Agent, Documentation Agent, Collateral Agent, Co-Bookrunner and Co-Lead Arranger, and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Administrative Agent, Co-Lead Arranger and Co-Bookrunner, and the Banks listed therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds (other than Specified Foreign Asset Sale Proceeds) received by Loews or any Restricted Subsidiary in respect of any Asset Sale, in each case net of, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by Loews as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Loews after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Loews.

“Officers’ Certificate” means a certificate signed on behalf of Loews by two Officers of Loews, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Loews, that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means any transfer of property or assets by Loews or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash and Investments) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by Loews or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by Loews or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by Loews is (x) less than $30.0 million, such determination shall be made in good faith by the Board of Directors of Loews and (y) greater than or equal to $30.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means any line of business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by Loews as of the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means each of Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., TC Group, L.L.C., Carlyle Partners III Loews, L.P., CP II Coinvestment, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P., and their respective Affiliates, but not including, however, any portfolio companies of any of the Permitted Holders.

“Permitted Investments” means

(1) any Investment by Loews in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Loews or any Restricted Subsidiary of Loews in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Loews or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the date of the Indenture and any extension, modification or renewal of any such Investments existing on the date of the Indenture, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date of the Indenture);

(6) loans and advances to employees made in the ordinary course of business; provided that loans that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by Loews or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Loews or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Loews or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt;”

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, and loans and advances to officers, directors and employees in connection with the Transactions in an aggregate amount not to exceed $5.0 million;

(10) Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (10) and outstanding on the date such Investment is made, do not exceed the greater of (x) $55.0 million and (y) 3.25% of Consolidated Total Assets of Loews;

(11) Investments the payment for which consists of Equity Interests of Loews or any of its direct or indirect parents (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees in the ordinary course of business; and

(13) Investments by Loews or a Restricted Subsidiary in joint ventures engaged in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (x) $30.0 million (y) 1.75% of Consolidated Total Assets of Loews (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means

(1) Equity Interests in Loews or any direct or indirect parent of Loews issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of Loews issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture;

provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Loews or any Restricted Subsidiary;

(4) Liens on property at the time Loews or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Loews or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by Loews or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Loews or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of Loews or any Restricted Subsidiary;

(9) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the date of the Indenture or referred to in clauses (3), (4) and (17)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of Loews or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that Loews or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Loews or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Loews and its Restricted Subsidiaries in the ordinary course of business;

(17) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $15.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Loews or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Loews and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Loews or any Restricted Subsidiary in the ordinary course of business;

(21) Liens solely on any cash earnest money deposits made by Loews or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(22) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Loews in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by Loews or any Restricted Subsidiary to provide collateral to the depositary institution; and

(23) Liens with respect to the assets of a non-guarantor Restricted Subsidiary securing Indebtedness of such non-guarantor Restricted Subsidiary incurred in accordance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Agreement” means the Purchase Agreement dated as of June 18, 2004, among LCE Holdings, Inc., Loews and the other Persons identified therein.

“Qualified Foreign Asset Sale” means an Asset Sale (in one or more related transactions) involving the sale of all or substantially all of the assets, or all or substantially all of the Equity Interests held by Loews or any of its Restricted Subsidiaries, of (a) Grupo Cinemex, any successor entity thereof or any of their respective direct or indirect parents or (b) any of the Foreign Specified 50/50 JVs or any successor entity thereof, whether by merger, consolidation or otherwise, in which all of the following conditions are met:

(1) prior to the consummation of such Asset Sale, the Notes are not rated below the rating given to such Notes by each of the Rating Agencies as of the date of the Indenture;

(2) Loews shall, within 20 days of the consummation of such Asset Sale, inform each of the Rating Agencies of the Asset Sale and the potential application of a portion of the proceeds thereof to make Restricted Payments and the amount by which Loews’ ability to make Restricted Payments has been enhanced as a result of such Asset Sale, and neither Rating Agency shall have issued a downgrade, withdrawal or qualification of the rating given to the Notes as in effect immediately prior to the consummation of such Asset Sale by such Rating Agency within 45 days from the date on which such Rating Agency has been so informed by Loews;

(3) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds thereof to repay outstanding Indebtedness of Loews, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale and the change in Attributable EBITDA following such Asset Sale, Loews’ Consolidated Attributable Leverage Ratio as of the date such Asset Sale is consummated would not be higher than its Consolidated Attributable Leverage Ratio on the date immediately prior to the consummation of such Asset Sale;

(4) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds of such Asset Sale to repay outstanding Indebtedness of Loews, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale and the change in Attributable EBITDA following such Asset Sale, Loews’ Consolidated Attributable Leverage Ratio as of the date such Asset Sale is consummated would not be higher than its Consolidated Attributable Leverage Ratio on the date of the Indenture;

(5) on a pro forma basis, after giving effect to such Asset Sale, including the application of the net cash proceeds to repay outstanding Indebtedness of Loews, its Restricted Subsidiaries or the Foreign Specified 50/50 JV which is the subject of the applicable Qualified Foreign Asset Sale substantially concurrently with such Asset Sale, Loews would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(6) as of the date such Asset Sale is consummated, no Default or Event of Default has occurred and is continuing or would occur as a result thereof.

For purposes of this definition, reference to Grupo Cinemex’s or its successor entity’s direct or indirect parents will only include any direct or indirect parent company of Grupo Cinemex or such successor entity whose only significant asset is its direct or indirect equity ownership of Grupo Cinemex or such successor entity.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $20.0 million, the fair market value shall be determined by an Independent Financial Advisor.

“Rating Agencies” means (i) S&P and Moody’s or (ii) if S&P or Moody’s or both of them shall not make ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Loews, which will be substituted for S&P or Moody’s or both, as the case may be.

“Representative” means the trustee, agent or representative (if any) for an issue of Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Loews (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Revolving Credit Facility” means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement, including any refinancing, extension, renewal, refund, repayment, redemption, defeasance, retirement or issuance of other Indebtedness in exchange or replacement thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its rating business.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of Loews, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of Loews under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of the Indenture or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of Loews to a Subsidiary of Loews;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of Loews or any Subsidiary of Loews (including, without limitation, amounts owed for compensation), other than guarantees under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by Loews;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Loews; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Loews.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and this offering of the Notes.

“Specified 50/50 JVs” means each of (a) Megabox Cineplex, (b) Yelmo Cineplex, (c) Magic Johnson Theatres, (d) Universal Cineplex Odeon Joint Venture, (e) Citywalk Big Screen Theatres Joint Venture, (f) Allied Crescent Advertising Company and (g) Loews Kaplan Cinema Associates Partnership; provided that if Loews shall cease to own at least 50% of the Equity Interests in any such joint venture, such joint venture shall cease to constitute a Specified 50/50 JV.

“Specified Foreign Asset Sale Proceeds” means an amount equal to the Specified Percentage of the net cash proceeds from the sale (in one or more related transactions) of assets of, or Equity Interests held by Loews or any of its Restricted Subsidiaries in, Grupo Cinemex, any successor entity thereof, or any of their respective direct or indirect parent holding companies or any Foreign Specified 50/50 JV or any successor entity thereof, whether by merger, consolidation or otherwise, pursuant to a Qualified Foreign Asset Sale that remain after the application of any such proceeds as follows:

First, to permanently repay (including as a result of the assumption of debt by the acquiror in a Qualified Foreign Asset Sale) Indebtedness of the entity that is the subject of the Specified Foreign Asset Sale substantially concurrently with such sale,

Second, to return to Loews and its Restricted Subsidiaries an amount equal to the fair market value (at the time when made) of any net Investments made in Grupo Cinemex, any successor entity thereof, or any of its direct or indirect parent holding companies, or any Foreign Specified 50/50 JV or any successor entity thereof, as applicable, by Loews or any Restricted Subsidiary following the date of the Indenture, and

Third, to permanently repay Indebtedness of Loews or any Restricted Subsidiary (other than Grupo Cinemex or any of its direct or indirect parent holding companies) substantially concurrently with the Qualified Foreign Asset Sale; provided, however, that such repayment shall only be effected if the sum of the amounts applied pursuant to the first and second items above are not sufficient to satisfy the conditions set forth in the definition of “Qualified Foreign Asset Sale” and then only to the extent required to satisfy such conditions.

Notwithstanding the foregoing, the Chief Financial Officer of Loews may deliver to the Trustee a certificate certifying that Loews has elected not to treat such net cash proceeds as Specified Foreign Asset Sale Proceeds and has not made any Restricted Payments permitted by clause (16) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” with respect to such net cash proceeds. Immediately following the delivery of such certificate, the net cash proceeds from such Qualified Foreign Asset Sale will be deemed not to constitute Specified Foreign Asset Sale Proceeds and will be applied as provided for in the Indenture under the caption “—Repurchase at the Option of Holders—Asset Sales.”

For purposes of this definition, reference to Grupo Cinemex’s or its successor entity’s direct or indirect parent holding companies will only include any direct or indirect parent holding company of Grupo Cinemex or such successor entity whose only significant asset is its direct or indirect equity ownership of Grupo Cinemex or such successor entity.

“Specified Percentage” means 50% if the Consolidated Attributable Leverage Ratio is more than 5.5:1.0, 75% if the Consolidated Attributable Leverage Ratio is 5.5:1.0 or less but more than 4.75:1.0, and 100% if the Consolidated Attributable Leverage Ratio is 4.75:1.0 or less.

“Sponsors” means Bain Capital Partners, LLC, TC Group, L.L.C. (an Affiliate of The Carlyle Group) and Applegate and Collatos, Inc. (an Affiliate of Spectrum Equity Investors) and their respective Affiliates, but not including, however, any portfolio company of any of the Sponsors.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement dated as of July 30, 2004 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., Loews, the Permitted Holders and the other stockholders party thereto.

“Subordinated Indebtedness” means (a) with respect to Loews, any Indebtedness of Loews that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Notwithstanding that it may be accounted for on a consolidated basis in accordance with GAAP, Magic Johnson Theatres shall not be deemed to be a Subsidiary of Loews unless following the date of the Indenture Loews acquires more than 50% of the Equity Interests of Magic Johnson Theatres, which at such time Magic Johnson Theatres shall become a Subsidiary of Loews; provided that Magic Johnson Theatres shall not be deemed a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary.

“Termination Fees” means the one-time payment under the Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates (other than portfolio companies) in the event of either a Change of Control or the completion of a registered initial public offering of the common stock of Loews.

“Term Loan Facility” means the term loan facility (including the delayed draw term loan facility) contained in the Credit Agreement and any other facility or financing arrangement, including any refinancing, extension, renewal, refund, repayment, redemption, defeasance, retirement or issuance of other Indebtedness in exchange or replacement thereof, in whole or in part.

“Transactions” means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement and (iii) this offering of the Notes.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 1, 2009; provided, however, that if the period from such redemption date to August 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of Loews that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Loews, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Loews may designate any Subsidiary of Loews (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Loews or any Subsidiary of Loews (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Loews, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Loews or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (1) Loews could incur $1.00 of additional Indebtedness pursuant to the Attributable Fixed Charge Coverage Ratio test described under the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (2) the Attributable Fixed Charge Coverage Ratio for Loews and its Restricted Subsidiaries would be greater than such ratio for Loews and its Restricted

Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by Loews to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, whenever it is necessary to determine whether Loews has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly

Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Yelmo Cineplex” means Yelmo Cineplex S.L., a Spanish joint venture 50% of the Equity Interests in which are indirectly owned by Loews on the date of the Indenture.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Book-Entry, Delivery and Form—Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Loews and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Loews, the Trustee nor any agent of Loews or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of Beneficial Ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the Beneficial Ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its Beneficial Ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the Beneficial Owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or Loews. Neither Loews nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the Beneficial Owners of the Notes, and Loews and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Loews that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither Loews nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies Loews that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) Loews, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions”.

Same Day Settlement and Payment

Loews will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Loews will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Loews expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. Dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated transaction within the meaning of Section 1.1275-6 of the United States Treasury Regulations. Moreover, except as expressly provided below in the discussion of certain estate tax consequences to non-U.S. holders, it is limited to United States federal income tax consequences and it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if a valid election is in place to treat the trust as a United States person

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer or the ownership or disposition of the notes or that any such position would not be sustained.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as a taxable exchange for federal income tax purposes. Accordingly, the exchange of the outstanding notes for the exchange notes will not result in recognition of gain or loss to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Accordingly, references to “notes” apply equally to the exchange notes and the outstanding notes.

United States Holders

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting.

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Unites States Treasury Regulations. The IRS, however, may take a different position, which could affect the amount and timing of income that a United States Holder must recognize.

We have the option to repurchase the notes under certain circumstances at a premium to the issue price. Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by holders in advance of receipt of any such redemption premium.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed above, or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in a note generally will be the United States Holder’s cost therefor (plus accrued market discount, if any, if a United States Holder elected to include such market discount in income) less any principal payments received by such holder (and less any amortizable bond premium such holder has applied to reduce interest on the note). Subject to the discussion of market discount below, this gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitation.

Market Discount and Bond Premium

If a United States Holder has purchased the notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange, redemption, retirement or other taxable disposition of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the outstanding note for which such exchange note was exchanged). Unless a United States Holder elects to accrue market discount under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of a note (including, in the case of an exchange note exchanged for an outstanding note, the date of the acquisition of the outstanding note) to the maturity date.

A United States Holder may elect to include market discount in income currently as it accrues, either ratably or on a constant yield method. In that case, such holder’s tax basis in its notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS.

If a United States Holder does not make such an election, in general, all or a portion of its interest expense on any indebtedness incurred or continued in order to purchase or carry notes (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the outstanding note for which such exchange note was exchanged) may be deferred until maturity or certain earlier dispositions.

If a United States Holder has purchased the notes for an amount greater than their face value, such holder will have purchased such notes with amortizable bond premium. Such holder generally may elect to amortize that premium from the purchase date to the maturity date of the notes under the constant yield method. Amortizable premium generally may be deducted against interest income on the outstanding note or the exchange note (including, in the case of an exchange note, the income on the outstanding note for which such exchange note was exchanged) and generally may not be deducted against other income. A United States Holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.

The rules regarding market discount and bond premium are complex. Prospective investors should consult their own tax advisors regarding market discount and bond premium rules.

Information Reporting and Backup Withholding

Pursuant to IRS tax rules, if a United Stated Holder holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting, including a certification that the holder is not subject to backup withholding and is a U.S. person.

If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and (absent new legislation) 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Non-United States Holders

Definition of Non-United States Holders

A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the notes by us or any paying agent to a non-United States Holder will not be subject to United States federal withholding tax, provided that the holder satisfies one of two tests.

The first test (the “portfolio interest” test) is satisfied if:

•	such holder does not, actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that the holder is not a U.S. person, or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

The second test is satisfied if the non-United States Holder is entitled to the benefits of an income tax treaty between the United States and the non-United States Holder’s country of residence under which such interest is exempt from United States federal withholding tax, and such holder or its agent provides to us a properly completed and executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption) or such non-United States Holder holds its notes through a “qualified intermediary” to whom evidence of treaty benefits was provided.

Payments of interest on the notes that do not meet the above-described requirements will be subject to a United States federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding. Non-United States Holders who acquired notes with bond premium should see their tax advisors regarding the application of the bond premium rules.

The certification requirements described in this section “Non-United States Holders” may require a non-United States Holder that provides an IRS form, or that claims the benefits of an income tax treaty, to also provide its United States taxpayer identification number.

Sale, Exchange or Retirement of the Notes

The exchange of notes for exchange notes will not be a taxable event. Subject to the discussion below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to United States federal income tax on any gain recognized on any other sale, exchange, redemption or retirement of the notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business:

•	Such holder will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular United States federal income tax on any interest and gain with respect to the notes in the same manner as if it were a United States Holder.

•	If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

•	If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

United States rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

•	Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds received by the holder on a sale of their notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses a foreign office of a broker that has certain connections to the United States.

•	We suggest that non-United States Holders consult their tax advisors concerning the application of information reporting and backup withholding rules.

United States Federal Estate Tax

A note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States estate tax purposes provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the United States estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty. The estate tax does not apply for 2010 but (absent new legislation) is reinstated thereafter.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale. In addition, until                     , 200    , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes and the guarantees by those of the guarantors that are incorporated under the laws of the State of California, the State of Delaware, the State of New York or the Commonwealth of Massachusetts will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP LLC, which is an investor in certain investment funds affiliated with Bain Capital and often a co-investor with such funds. Certain legal matters relating to the guarantors that are incorporated under the laws of the State of Connecticut will be passed upon for us by Cohn Birnbaum & Shea. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Illinois will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Indiana will be passed upon for us by Hackman Hulett & Cracraft, LLP. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the States of Maryland, New Jersey, Pennsylvania and Virginia will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Michigan will be passed upon for us by Warner Norcross & Judd LLP. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Ohio will be passed upon for us by Porter Wright Morris & Arthur LLP. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Texas will be passed upon for us by Fulbright & Jaworski, L.L.P.

EXPERTS

The consolidated financial statements as of December 31, 2004 and for the five-month period then ended and the combined consolidated financial statements as of December 31, 2003 and for the seven-month period ended July 31, 2004, the year ended December 31, 2003 and the nine-month period ended December 31, 2002 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP (which report for the periods ended July 31, 2004 contains an explanatory paragraph referring to our adoption of FIN 46(R) as discussed in Note 4 to those financial statements), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Megabox Cineplex, Inc, as of and for the year ended December 31, 2004, included in this prospectus, have been so included in reliance on the report of Samil PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The address of Samil PricewaterhouseCoopers is Kukje Center Building, 191 Hangangro 2ga, Yongsan-gu, Seoul 140-702, Korea. Samil PricewaterhouseCoopers is a member of the Korean Institute of Certified Public Accountants, and the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

The consolidated financial statements of AMC Entertainment Inc. as of March 31, 2005 and for the period from July 16, 2004 (date of inception) through March 31, 2005 and the consolidated financial statements as of April 1, 2004 and for the period from April 2, 2004 through December 23, 2004 and for each of the two fiscal years ended April 1, 2004 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the Trustee and to Cede & Co., the nominee of DTC and the holder of the notes, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q and Form 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. We have satisfied our obligation to furnish this information required to be filed prior to the date of filing of the registration statement of which this prospectus is a part, and we may satisfy our obligations to provide information to the Trustee and to Cede & Co., the nominee of DTC and the holder of the notes, at any time by filing such information with the SEC.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

I NDEX

Audited Financial Statements

Reports of Independent Registered Public Accounting Firm	F-2

Combined Consolidated Balance Sheet at December 31, 2003 (Predecessor Company) and December 31, 2004 (Successor Company)	F-4

Combined Consolidated Statement of Operations for the period from April 1, 2002 to December 31, 2002 (Predecessor Company), the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company) and the period from August 1, 2004 to December 31, 2004 (Successor Company)

F-5

Combined Consolidated Statement of Changes in Stockholders’ Equity for the period from April 1, 2002 to December 31, 2002 (Predecessor Company), the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company) and the period from August 1, 2004 to December 31, 2004 (Successor Company)

F-6

Combined Consolidated Statement of Cash Flows for the period from April 1, 2002 to December 31, 2002 (Predecessor Company), the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 31, 2004 (Predecessor Company) and the period from August 1, 2004 to December 31, 2004 (Successor Company)

F-8

Notes to Combined Consolidated Financial Statements	F-9

Unaudited Financial Statements	F-50

Unaudited Condensed Combined Consolidated Balance Sheet at December 31, 2004 and March 31, 2005	F-51

Unaudited Condensed Combined Consolidated Statement of Operations for the Three Months ended March 31, 2004 (Predecessor Company and March 31, 2005 (Successor Company)	F-52

Unaudited Condensed Combined Consolidated Statement of Changes in Stockholders’ Equity for the Three Months ended March 31, 2005	F-53

Unaudited Condensed Combined Consolidated Statement of Cash Flows for the Three Months ended March 31, 2004 (Predecessor Company) and March 31, 2005 (Successor Company)	F-54

Notes to Unaudited Condensed Combined Consolidated Financial Statements	F-55

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Loews Cineplex Entertainment Corporation:

In our opinion, the accompanying combined consolidated balance sheet and the related combined consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries and Grupo Cinemex, S.A. de C.V. and its subsidiaries (collectively, the “Predecessor Company”) at December 31, 2003 and the results of their combined operations and their cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, the Predecessor Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised December 2003)” during the year ended December 31, 2003 with retroactive application for all periods presented.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

April 15, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Loews Cineplex Entertainment Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the “Successor Company”) at December 31, 2004 and the results of their operations and their cash flows for the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

April 15, 2005

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Combined Consolidated Predecessor	Consolidated Successor
	December 31, 2003	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$139,425	$71,015
Accounts and other receivables	31,023	34,284
Prepaid rent	9,775	9,924
Inventories	3,965	3,981
Assets held for sale	2,528	2,408
Prepaid expenses and other current assets	7,341	11,316
Current assets of discontinued operations	64,251	—

TOTAL CURRENT ASSETS	258,308	132,928

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	652,538	732,156
OTHER ASSETS
Investments in and advances to partnerships	115,612	115,577
Goodwill	200,043	550,536
Other intangible assets, net	114,509	164,483
Deferred charges and other assets	30,313	56,278
Long-term assets of discontinued operations	225,996	—

TOTAL ASSETS	$1,597,319	$1,751,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$136,667	$133,800
Deferred revenue	31,804	33,538
Current maturities of long-term debt	23,478	6,401
Current portion of capital leases	964	1,044
Current liabilities of discontinued operations	45,882	—

TOTAL CURRENT LIABILITIES	238,795	174,783

LONG-TERM DEBT	406,387	1,031,506
LONG-TERM CAPITAL LEASE OBLIGATIONS	21,285	26,989
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	7,733	12,125
OTHER LIABILITIES	36,261	101,165
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	203,474	—

TOTAL LIABILITIES	913,935	1,346,568

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Predecessor Company
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
Common stock-class A voting ($.01 par value, 250,000 shares authorized; 48,000 shares issued and outstanding at December 31, 2003)	—	—
Common stock-class B voting ($.01 par value, 100,000 shares authorized 70,295 shares issued and outstanding at December 31, 2003)	1	—
GRUPO CINEMEX
Series P convertible preferred stock (no par value, 3,165,555 shares authorized, issued and outstanding at December 31, 2003)	58,064	—
Series B common stock (no par value, 209,773 shares authorized, issued and outstanding at December 31, 2003)	1,024	—

Successor Company
Common stock voting ($0.01 par value, 3,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2004)	—	—

Additional paid-in capital	540,169	421,671
Accumulated other comprehensive income/(loss)	(24,927)	6,577
Retained earnings/(deficit)	109,053	(22,858)

TOTAL STOCKHOLDERS’ EQUITY	683,384	405,390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,597,319	$1,751,958

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor			Consolidated Successor
	Period from April 1 to December 31, 2002	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004
REVENUES
Box office	$475,505	$628,643	$384,814	$237,545
Concession	192,353	253,406	156,646	94,884
Other	36,657	46,189	25,820	23,609

Total operating revenues	704,515	928,238	567,280	356,038

EXPENSES
Theatre operations and other expenses	517,017	681,493	404,674	264,608
Cost of concessions	27,574	35,460	23,365	13,948
General and administrative	55,942	60,099	43,334	20,934
Depreciation and amortization	50,746	80,940	49,623	45,771
Loss/(gain) on sale/disposal of theatres	733	(4,508)	(3,734)	1,430

Total operating expenses	652,012	853,484	517,262	346,691

INCOME FROM OPERATIONS	52,503	74,754	50,018	9,347

Interest expense, net	30,613	35,262	16,663	36,005
Loss on early extinguishment of debt	—	—	6,856	882
Equity (income)/loss in long-term investments	(1,499)	1,485	(933)	(1,438)

INCOME/(LOSS) BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	23,389	38,007	27,432	(26,102)

Income tax expense/(benefit)	8,033	15,339	12,886	(3,244)

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	15,356	22,668	14,546	(22,858)

Discontinued operations, net of tax of $4,687, $26,592 and $4,720, respectively	10,846	56,183	7,417	—
Cumulative effect of a change in accounting principle, net of tax of $0	4,000	—	—	—

NET INCOME/(LOSS)	$30,202	$78,851	$21,963	$(22,858)

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Accumulated Other Comprehensive Loss	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Predecessor Company

Balance at March 31, 2002	—	$—	—	$—	40,000	$—	60,000	$1	$—	$334,999	$—	$335,000
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(20,743)	—	—	(20,743)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(1,900)	—	—	(1,900)
Net income for the nine months ended December 31, 2002	—	—	—	—	—	—	—	—	—	—	30,202	30,202

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	7,559
Purchase of additional 49% of Loeks-Star Theatres as of April 2, 2002	—	—	—	—	4,784	—	6,707	—	—	39,812	—	39,812
Combination of Grupo Cinemex Theatres as of June 19, 2002	3,165,555	58,064	209,773	1,024	—	—	—	—	—	166,639	—	225,727
Return of capital to Grupo Cinemex stockholders	—	—	—	—	—	—	—	—	—	(24,549)	—	(24,549)
Sale of common stock to directors and employees	—	—	—	—	657	—	—	—	—	2,200	—	2,200
Capital contribution	—	—	—	—	2,559	—	3,588	—	—	20,592	—	20,592

Balance as of December 31, 2002	3,165,555	$58,064	209,773	$1,024	48,000	$-	70,295	$1	$(22,643)	$539,693	$30,202	$606,341
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,391	—	—	1,391
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(2,396)	—	—	(2,396)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(1,279)	—	—	(1,279)
Net income for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	—	78,851	78,851

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	76,567
Purchase of additional 1% interest in Loeks-Star Theatres	—	—	—	—	—	—	—	—	—	476	—	476

Balance as of December 31, 2003	3,165,555	$58,064	209,773	$1,024	48,000	$-	70,295	$1	$(24,927)	$540,169	$109,053	$683,384
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(9,949)	—	—	(9,949)
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(257)	—	—	(257)
Net income for the seven months ended July 31, 2004	—	—	—	—	—	—	—	—	—	—	21,963	21,963

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	11,757
Sale of Canada and Germany to former investors	—	—	—	—	—	—	—	—	(7,288)	172,057	—	164,769

Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(42,421)	$712,226	$131,016	$859,910

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Common Stock	Amount	Accumulated Other Comprehensive Income/(Loss)	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
Successor Company

Balance as of July 31, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	—	$—	$(42,421)	$712,226	$131,016	$859,910
Merger with Loews Acquisition Corp.:
Cancellation of Loews Cineplex Entertainment common stock	—	—	—	—	(48,000)	—	(70,295)	(1)	—	—	1,280	(570,136)	(127,056)	(695,913)
Reissuance of Loews Cineplex Entertainment common stock	—	—	—	—	—	—	—	—	1,000	—	—	421,671	—	421,671
Impact of acquisition of Grupo Cinemex	(3,165,555)	(58,064)	(209,773)	(1,024)	—	—	—	—	—	—	41,141	(142,090)	(3,960)	(163,997)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	3,705	—	—	3,705
Unrealized income on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	2,872	—	—	2,872
Net loss for the five months ended December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	—	(22,858)	(22,858)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,281)

Balance as of December 31, 2004	—	$—	—	$—	—	$—	—	$—	1,000	$—	$6,577	$421,671	$(22,858)	$405,390

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor			Consolidated Successor
	Period from April 1 to December 31, 2002	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004
OPERATING ACTIVITIES
Net income/(loss)	$30,202	$78,851	$21,963	$(22,858)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gain from discontinued operations	(10,846)	(56,183)	(7,417)	—
Cumulative effect of a change in accounting principle	(4,000)	—	—	—
Depreciation and amortization	50,746	80,940	49,623	45,771
Loss/(gain) on sale/disposal of theatres	733	(4,508)	(3,734)	1,430
Loss on early extinguishment of debt	—	—	6,856	882
Amortization of debt issuance costs	2,185	1,908	1,862	7,916
Equity (income)/loss from long-term investments	(1,499)	1,485	(933)	(1,438)
Deferred income taxes	2,838	10,027	7,503	381
Reorganization costs paid during the period	(20,278)	(3,210)	(522)	(352)
Restructuring costs paid during the period	(9,817)	(3,065)	(13)	(17)
Change in restricted cash	12,784	11,630	—	—
Dividends paid to redeemable preferred stockholders	(12,784)	(11,630)	—	—
Changes in operating assets and liabilities, exclusive of acquired businesses:
Decrease/(increase) in accounts receivable	6,106	(8,156)	(1,621)	(1,640)
Increase/(decrease) in accounts payable and accrued expenses	15,899	(6,131)	8,724	5,425
Changes in other operating assets and liabilities, net	2,078	(2,999)	(7,065)	2,597

Net Cash Provided by Operating Activities	64,347	88,959	75,226	38,097

INVESTING ACTIVITIES
Payment of purchase price to former shareholders	—	—	—	(1,305,861)
Proceeds from sale of Cineplex Odeon Canada	—	—	205,861	—
Proceeds from sale of assets	5,245	13,738	7,449	2,350
Investment in/advances to partnerships, net	(20,592)	(4,069)	(2,370)	—
Unrestricted cash from acquisitions	16,227	—	—	—
Payments made related to preacquisition contingencies	(3,459)	—	—	(3,161)
Capital expenditures	(31,478)	(40,895)	(36,638)	(17,205)

Net Cash Provided by/(Used in) Investing Activities	(34,057)	(31,226)	174,302	(1,323,877)

FINANCING ACTIVITIES
Equity contributions	22,792	476	—	421,671
Return of capital from Cineplex Galaxy	—	163,462	—	—
Return of capital to our former investors	(24,549)	—	—	—
Proceeds from revolving credit facility	—	15,000	—	7,250
Repayments of revolving credit facilities	—	(15,000)	—	(7,250)
Proceeds from U.S. Term B Facility	—	—	—	630,000
Repayments of U.S. Term B facility	—	—	—	(1,575)
Proceeds from issuance of senior subordinated notes	—	—	—	315,000
Proceeds from Grupo Cinemex Term Loan	—	—	—	90,000
Borrowings under Grupo Cinemex Credit Facilities	95,792	—	—	—
Repayments under Grupo Cinemex Credit Facilities	(71,300)	—	—	(87,682)
Repayments on Term Loan Agreement	(3,750)	(118,868)	(214,979)	(92,335)
Repayments under Priority Secured Credit Agreement	(262)	(3,688)	(2,400)	(28,650)
Repayment of Loeks-Star Theatres revolving credit line	(4,322)	(50,778)	—	—
Payment of Transaction related expenses	—	—	—	(17,365)
Debt issuance costs	—	(1,757)	—	(41,556)
Repayment of mortgage and capital leases	(4,090)	(961)	(605)	(448)

Net Cash Provided by/(Used in) Financing Activities	10,311	(12,114)	(217,984)	1,187,060

Effect of exchange rate changes on cash and cash equivalents	(1,722)	(1,837)	(544)	(690)
Increase/(decrease) in cash and cash equivalents	38,879	43,782	31,000	(99,410)
Cash and cash equivalents at beginning of period	56,764	95,643	139,425	170,425

Cash and cash equivalents at end of period	$95,643	$139,425	$170,425	$71,015

Supplemental cash flow information:
Income taxes paid, net of refunds received	$7,553	$12,235	$12,277	$5,765

Interest paid	$26,851	$34,189	$17,600	$11,947

New capital lease obligations	$—	$—	$—	$6,748

The accompanying notes are an integral part of these combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 1—ORGANIZATION AND BUSINESS

Loews Cineplex Entertainment Corporation (“LCE” or the “Company”) is a major film exhibition company with operations and/or investments in the United States, Mexico, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex and Star Theatres names. The Company’s significant partnerships operate theatres under the Magic Johnson, Megabox and Yelmo Cineplex names. As of December 31, 2004, the Company owns, or has an interest in, and operates 2,218 screens at 201 theatres in 18 states and the District of Columbia, Mexico, Spain and South Korea. The Company’s principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; Madrid in Spain; and Seoul in South Korea.

Included in the Company’s screen and theatre counts are 425 screens in 38 theatres in which it holds a partnership interest. The Company’s significant partnership interests include a 50% partnership interest in Magic Johnson Theatres (“MJT”), which operates 60 screens in five theatres in the U.S (as discussed in Note 3, Variable Interest Entities, MJT has been consolidated for all periods presented), Yelmo Cineplex, S.L. (“Yelmo Cineplex”), which operates 299 screens in 26 theatres in Spain and Megabox Cineplex, Inc. (“Megabox Cineplex”), which operates 66 screens in seven theatres in South Korea.

On July 30, 2004, LCE Acquisition Corporation, a subsidiary of LCE Holdings, Inc., a company formed by Bain Capital Partners, LLC (“Bain”), The Carlyle Group (“Carlyle”) and Spectrum Equity Investors (“Spectrum”), acquired 100% of the capital stock of the Company and, indirectly, Grupo Cinemex S.A. de C.V. (“Grupo Cinemex”) for an aggregate purchase price of approximately $1.5 billion (the “Acquisition”) pursuant to an agreement between LCE Holdings, Inc. and its former investors, Onex Corporation (“Onex”) and OCM Cinema Holdings, LLC (“OCM Cinema”) (see Note 3).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation/Combination

The combined consolidated financial statements include the accounts of LCE and its consolidated subsidiaries, and, for the period from June 20, 2002 through July 31, 2004, Grupo Cinemex and its consolidated subsidiaries, on a combined basis, as LCE and Grupo Cinemex were entities under common control. As a result of the Acquisition the consolidated financial statements include the accounts of Grupo Cinemex on a consolidated basis from August 1, 2004. Majority-owned companies are consolidated and, except where consolidation is required in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)” (see Note 4), 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

The date of the Acquisition was July 30, 2004, but for accounting purposes and to coincide with its normal financial closing, the Company has utilized July 31, 2004 as the effective date of the Acquisition. As a result, the Company has reported operating results and financial position for all periods presented prior to July 31, 2004 as Predecessor Company and the period from August 1, 2004 through December 31, 2004 as Successor Company due to the resulting change in the basis of accounting (see Note 3).

During 2001 Loews Cineplex Theatres, Inc. (“LCT”) filed for protection under U.S. Bankruptcy laws. The effective date of LCT’s emergence from those bankruptcy proceedings was March 21, 2002. However, for

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

accounting purposes, it has accounted for the reorganization and fresh-start adjustments on March 31, 2002, to coincide with its normal financial closing for the month of March.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues, Film Rental Costs, Advertising and Barter Transactions

Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenues from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependant upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Management’s estimates of the ultimate settlement of the film costs related to these types of films are based on historical trends for similar films and film performance expectations. These estimates can be modified to reflect changes in film performance from week-to-week. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settles with the distributors. Actual settlement of these film costs could differ from those related estimates.

The cost of advertising and marketing programs are charged to operations in the period incurred. Total advertising expenses were $22.1 million, $22.0 million, $11.2 million and $8.8 million for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively.

Periodically, the Company engages in barter transactions for marketing services. Emerging Issues Task Force Issue (“EITF”) No. 99-17, “Accounting for Advertising Barter Transactions,” requires advertising barter transactions to be valued based on similar cash transactions that have occurred within six months prior to the barter transaction. The amounts recognized are not material for all periods presented.

Cash and Cash Equivalents

The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Deferred Charges and Other Assets

Deferred charges and other assets consist principally of deferred debt issuance costs, deferred property taxes, deferred income taxes, deferred rent, deferred development costs and deposits. The deferred debt issuance

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the respective debt and recorded as a component of interest expense.

Long-term Investments in/Advances to Partnerships

Except where consolidation is required in accordance with FIN 46(R) (see Note 4), investments in partnerships are recorded under the equity method of accounting. Under the equity method, the cost of the investment is adjusted to reflect the Company’s proportionate share of the partnerships’ operating results. Advances to partnerships represent advances to the respective partnerships in which the Company has an interest for working capital and other capital requirements.

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value, which approximates fair value. Variable rate long-term debt principally consists of obligations which carry floating interest rates and which approximate current market rates. The Company’s senior subordinated notes carry a fixed rate of 9%. As of December 31, 2004 the face amount of the senior subordinated notes was $315 million and the fair market value was $341 million.

Derivatives

From time to time, the Company utilizes derivative financial instruments to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and their effect on the combined consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in offsetting changes in the fair value of cash flows of the asset or liability hedged.

Property, Equipment and Leaseholds

Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. Costs include major expenditures for new build theatres, renovations, expansions, improvements and replacements that extend useful lives or increase capacity and interest costs associated with significant capital additions. Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings (a)	30-40 years
Equipment	5-10 years
Leasehold Improvements	Over the initial fixed term of the lease

(a)	For owned buildings constructed on leased property the useful life does not exceed the fixed term of the land lease.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

Capitalized Software Costs

The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occur only after the preliminary project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. The capitalized costs are amortized on a straight-line basis over the three year estimated useful life of the software.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangible assets primarily represent management agreements, non-compete agreements, screen advertising contracts, tradenames and beneficial leases. The following criteria are considered in determining the recognition of intangible assets: (1) the intangible asset arises from contractual or other rights, or (2) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. Intangible assets with finite lives are amortized over their respective useful lives.

Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31 and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company determines the fair value of each reporting unit using discounted cash flow analysis and compares such values to the respective reporting unit’s carrying amount. While the Company believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Long-Lived Assets

The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) the Company’s estimate of fair value is based on discounted future cash flows. While the Company believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

Foreign Currency Translation

The Company’s foreign entities utilize the local currency as their functional currency. Accordingly, the Company’s foreign entities’ financial statements have been translated from their respective functional currencies into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting period for revenues and expenses. The effects of translating foreign currency financial statements into U.S. dollars are included in the accumulated other comprehensive income account in stockholders’ equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

For the period that Grupo Cinemex has been combined and consolidated, Mexico was not considered a highly or hyper inflationary economy. If Mexico becomes a highly or hyper inflationary economy, the Company may need to record translation gains and losses in its income statement.

Leases

The Company conducts a significant portion of its operations in leased properties. These theatre leases generally provide for the payment of fixed monthly rent, property taxes, common area maintenance, insurance and repairs. Certain of these leases provide for escalating lease payments over the terms of the leases. Additionally, certain leases also contain contingent rental fees based on a percentage of revenues. The Company, at its option, can renew a substantial portion of its theatre leases for various periods with the maximum renewal period generally totaling 15 to 20 years. For financial statement purposes, the total amount of base rents over the fixed initial term of the leases is charged to expense utilizing the straight-line method. Rental expense in excess of the lease payments is recorded as a deferred rental liability.

Financing Obligations

The Company considers the provisions of EITF No. 97-10, “The Effect of Lessee Involvement in Asset Construction” (“EITF 97-10”), when it is involved in the construction of an asset that will be leased when the construction is completed, to determine if it is, pursuant to EITF 97-10, the owner of such assets during the construction period. If the Company is considered the owner, the Company capitalizes the costs of the property with which the Company is involved during the construction period. A corresponding financing obligation is recorded in other liabilities. Once construction is completed, the Company considers the requirements of SFAS No. 98, “Accounting for Leases”, for sale/leaseback treatment, and if the arrangement meets the requirements for sale treatment, the asset and obligation are removed. If the Company fails to meet the requirements for sale treatment, the asset and financing obligation are amortized over the initial fixed lease term.

Stock Based Compensation

As permitted under SFAS No. 123, “Accounting for Stock Based Compensation,” (“SFAS No. 123”) the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board (“APB”) opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock options were outstanding prior to November 2004. No stock-based compensation expense is reflected in the five months ended December 31, 2004, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

For purposes of the disclosure below, compensation costs for the Plan have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

Expected life (years)	7
Expected volatility	37.0%
Expected dividend yield	—
Risk free interest rate	3.92%

If the fair value method had been applied to stock option grants, the Company’s net loss for the five months ended December 31, 2004 would have changed as follows:

Net loss
As reported	($22,858)
Deduct: total stock-based compensation expense determined under fair value method	(6)

Pro forma	($22,864)

Reclassifications

Certain prior period amounts in these financial statements have been reclassified to conform to current year presentation.

New Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) published SFAS No. 132R, a revision to SFAS No. 132 Employers’ Disclosure about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106. SFAS No. 132R requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS No. 132 remained in effect until the provisions of SFAS No. 132R were adopted. The adoption of SFAS No. 132R had no impact on the operating results or financial position of the Company as it was related to disclosure only.

On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (“FSP No. 106-1”) in response to a new law regarding prescription drug benefits under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor’s ability to evaluate the direct effects of the new law The Company has elected to defer recognition while evaluating the new law and the pending issuance of authoritative guidance. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. The Company sponsors a postretirement benefit plan which may benefit from the subsidy and as a result, the Company is currently evaluating the impact of FSP No. 106-2, which the Company is required to adopt in 2005.

NOTE 3—ACQUISITIONS

Acquisition of the Company

On June 18, 2004, the Company’s former stockholders, including Onex and OCM Cinema, entered into a Stock Purchase Agreement with LCE Holdings, Inc., a company controlled by investment funds affiliated with

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 3—ACQUISITIONS, (Continued)

Bain, Carlyle and Spectrum (collectively, “the new investor group”), pursuant to which LCE Holdings, Inc., through its wholly-owned subsidiary LCE Intermediate Holdings, Inc., (collectively, the “Parent Companies”) agreed to acquire 100% of the capital stock of LCE and, indirectly, 100% of the capital stock of Grupo Cinemex for an aggregate purchase price of approximately $1.5 billion. On July 30, 2004, LCE Holdings, Inc. completed the Acquisition.

Prior to the Acquisition, the Company also had operations in Canada and Germany. As a condition to, and immediately prior to, the closing of the Acquisition, the Company sold 100% of the shares of capital stock of Cineplex Odeon Corporation (“COC”), its Canadian subsidiary, and its interest in Neue Filmpalast GmbH & Co. KG, a German partnership, to affiliates of Onex and OCM Cinema for a cash purchase price of $205.9 million (see Note 5). The proceeds from this sale were utilized by the Company to repay debt outstanding under its old credit facilities.

The aggregate purchase price of approximately $1.5 billion includes assumed debt facilities and was financed with new borrowings by the Company, including a new senior secured credit facility ($630 million), the issuance of senior subordinated notes ($315 million), a borrowing under a new revolving credit facility ($2 million), cash equity investments by the new investor group ($421 million) and cash from LCE’s operations ($112 million). A portion of these proceeds was used to pay fees related to the closing of the Acquisition. Concurrent with the Acquisition, the Successor Company’s remaining term loan ($92.3 million) and the priority secured credit facility ($28.7 million) were repaid.

The purchase price under the Stock Purchase Agreement was fixed and there were no adjustments that would result in a change in the overall purchase price.

The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under purchase accounting, the acquisition consideration was allocated to the Company’s assets and liabilities based upon their relative fair values. The consideration remaining was allocated to identifiable intangibles with a finite life and is being amortized over that life, as well as to goodwill and identifiable intangibles with infinite lives, which will be evaluated, at least, on an annual basis to determine impairment and adjusted accordingly. The allocation of the acquisition consideration was based on management’s analysis with the assistance of a valuation completed during the fourth quarter of 2004.

The following is a summary of the opening balance sheet of the Successor Company:

	Balances at July 31, 2004
Cash and cash equivalents	$58,632
Other current assets	53,064
Property and equipment	739,776
Goodwill	545,135
Intangible assets	168,739
Other non-current assets	166,962
Current liabilities	158,664
Long-term debt	1,032,821
Other long-term liabilities	119,152

Net assets	$421,671	(a)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 3—ACQUISITIONS, (Continued)

(a)	Reflects the equity of the Successor Company of $421.7 million (purchase price of $1,480.8 million less the new debt issued as part of the Transactions ($947.2 million) and cash on hand utilized to pay various fees and expenses ($111.9 million).

The Company incurred a total of $59.2 million of fees and expenses as a result of the Acquisition. These fees and expenses were primarily comprised of accounting, legal and professional fees, financial advisory and investment banking fees and fees paid to other service providers including $20.0 million paid to related parties (see Note 16). Of the $59.2 million of fees and expenses incurred $41.6 million was related to debt issuance costs and was capitalized and $17.6 million was Acquisition related costs of which $16.9 million was capitalized as part of the Purchase price and $700 was expensed. The Company incurred $1.9 million and $7.9 million of deferred debt issuance cost amortization for the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively.

The amount recorded for goodwill is not subject to amortization, is reported at the reporting unit level and is not expected to be deductible for tax purposes. Refer to Note 9 for additional information regarding the goodwill and intangibles recorded.

Pro Forma Information

The unaudited pro forma financial information presented below sets forth the Company’s historical statements of operations for the periods indicated and gives effect to the Acquisition of the Company as if it took place at the beginning of each period presented below. Such information is presented for comparative purposes only and is not intended to represent what the Company’s results of operations would actually have been had these transactions occurred at the beginning of each period presented.

	Pro forma for the year ended December 31, 2003	Pro forma for the year ended December 31, 2004
	(unaudited)	(unaudited)
Total operating revenues	$928,238	$923,318
Income from operations	$54,620	$47,620
Net loss before discontinued operations	$(7,511)	$(19,781)
Net income	$(7,511)	$(19,781)

NOTE 4—VARIABLE INTEREST ENTITIES

The Company adopted FIN 46(R) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” during the first quarter of 2004. FIN 46(R) requires the identification of the Company’s participation in variable interest entities (“VIEs”), which are entities with a level of invested equity that is not sufficient to fund future activities in a manner permitting the entity to operate on a stand-alone basis, or whose equity holders lack certain characteristics of a controlling financial interest. For an entity identified as a VIE, FIN 46(R) sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the risk to its expected losses, or stands to gain from a majority of its expected returns, and is, therefore, deemed the primary beneficiary of the VIE.

Based on the criteria set forth in FIN 46(R), the Company evaluated all of its joint venture investments and concluded that its investment in MJT, previously accounted for under the equity method of accounting, met the

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 4—VARIABLE INTEREST ENTITIES, (Continued)

definition of a VIE and the Company was deemed to be the primary beneficiary. Accordingly, the Company has consolidated MJT and has retroactively restated the related information for December 31, 2003. Prior to the adoption of FIN 46(R), the Company had recorded 100% of the losses of MJT as required by EITF 99-10, “Percentages Used to Determine the Amount of Equity Method Losses.” This was required as the Company is committed to provide additional funding for the partnership’s day-to-day operations and is required to guarantee a portion of the partnership’s minimum lease commitments. The Company has recorded an adjustment of $4.0 million due to the cumulative effect of a change in accounting principle related to the consolidation of MJT.

As a result of the consolidation of MJT, the Company has recorded additional assets of $11.9 million and $10.2 million and additional liabilities of $1.2 million and $1.5 million at December 31, 2003 and 2004, respectively.

Additionally, the Company does not have any significant investments in any other variable interest entities.

NOTE 5—DISCONTINUED OPERATIONS

In January 2004, Company management committed to a plan to sell COC, the Company’s wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, the Company has reported COC’s financial position as of December 31, 2003 and its results of operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $130.9 million, $198.5 million and $159.7 million and income before taxes of $15.5 million, $74.5 million and $12.1 million for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004, respectively. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

NOTE 6—ACCOUNTS AND OTHER RECEIVABLES

Accounts receivable consists of:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Trade receivables	$17,117	$16,114
Taxes receivable	13,053	15,903
Other	853	2,267

Total accounts receivable	$31,023	$34,284

No single customer accounts for more than 10% of total trade receivables or total revenues as of and for all periods presented.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 7—PROPERTY, EQUIPMENT AND LEASEHOLDS

Property, equipment and leaseholds consists of:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Land	$32,702	$31,754
Buildings and leasehold improvements	526,341	520,394
Equipment	207,148	178,438
Software	1,637	988
Construction in progress	13,885	41,442

Total property, equipment and leaseholds	781,713	773,016
Less: accumulated depreciation and amortization	129,175	40,860

	$652,538	$732,156

In connection with the Acquisition the Company revalued its property, equipment and leaseholds based on management’s analysis with the assistance of a valuation completed during the fourth quarter of 2004 and those assets were adjusted to their respective fair values as of the effective date of the Acquisition (see Note 3).

Depreciation expense was $48.0 million, $77.2 million, $45.0 million and $39.7 million for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 respectively. Amortization expense for capitalized software costs was $139, $404, $257 and $207 for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004.

The cost of property and equipment under capital leases included in the table above amounted to $15.1 million and $21.3 million as of December 31, 2003 and December 31, 2004, respectively, with accumulated depreciation of $1.2 million and $401 as of December 31, 2003 and 2004, respectively.

Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 was $493, $42, $107 and $137, respectively.

Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed-upon amount to be reimbursed from the developer. EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction”, requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $1.5 million and $21.4 million of construction project costs and corresponding financing lease obligations on its combined consolidated balance sheet related to these types of projects as of December 31, 2003 and 2004, respectively.

The Company has recognized a provision for asset impairment of $1.8 million for the seven months ended July 31, 2004. These charges are included in Depreciation and amortization line in the combined consolidated statement of operations. There were no charges recognized for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 8—ASSETS HELD FOR SALE

On November 17, 2003, the Company entered into an agreement to sell one of its theatre properties located in New York. As a result of this transaction, the Company had classified $2.5 million on its December 31, 2003 consolidated balance sheet as Assets held for sale. This balance reflected the net book value of the theatre property to be sold. Additionally, as the operations of this theatre were not significant to the results of operations of the Company, they were not classified as discontinued operations in the Company’s combined consolidated statement of operations. The sale of this theatre property closed on May 27, 2004 with the Company receiving net proceeds of $7.4 million, resulting in the recognition of a gain of $4.9 million which is included in Loss/gain on sale/disposal of theatres in the combined consolidated statement of operations for the year ended December 31, 2003.

On December 2, 2004, the Company entered into an agreement to sell one of its theatre properties located in Arizona. As a result of this transaction, the Company has classified $2.4 million on its December 31, 2004 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property. Additionally, as the operations of this theatre were not significant to the results of operations of the Company, they were not classified as discontinued operations in the Company’s consolidated statement of operations. The sale of this theatre property is expected to close during 2005 and the Company does not expect to record a loss on this sale.

NOTE 9—GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill and other intangibles for the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 are as follows:

Predecessor	December 31, 2002	Foreign Exchange	Other		Amortization	December 31, 2003		Useful Life
Goodwill	$222,736	$(6,300)	$(16,393	)(a)	$—	$200,043	(c)	Indefinite
Tradenames	100,455	(1,156)	(1,000	)(b)	—	98,299		Indefinite
Non-compete agreements	7,462	(496)			(1,605)	5,361		5 years
Screen advertising contracts	4,833	(313)			(1,338)	3,182		4 years
Management contracts	8,005	—	—		(338)	7,667		20 – 29 years

	$343,491	$(8,265)	$(17,393)		$(3,281)	$314,552

(a)	Realization of deferred tax assets causing the release of valuation allowance to goodwill.
(b)	Adjustment related to the acquired Loeks-Star Partners tradename based on management’s final valuation.
(c)	At December 31, 2003, goodwill by segment is as follows: U.S.-$115.6 million and International-$84.4 million.

Seven Months Ended July 31, 2004

Predecessor	Balance Dec. 31, 2003	Foreign Exchange	Other		Amortization	Balance July 31, 2004	Useful Life
Goodwill	$200,043	$(1,238)	$(6,184	)(a)	$—	$192,621	Indefinite
Tradenames	98,299	(214)	—		—	98,085	Indefinite
Non-compete agreements	5,361	(116)	—		(850)	4,395	5 years
Screen advertising contracts	3,182	(78)	—		(708)	2,396	4 years
Management contracts	7,667	—	—		(196)	7,471	20 – 29 years

	$314,552	$(1,646)	$(6,184)		$(1,754)	$304,968

(a)	Realization of deferred tax assets causing the release of valuation allowance to goodwill.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 9—GOODWILL AND OTHER INTANGIBLE ASSETS, (Continued)

Five Months Ended December 31, 2004

Successor	Balance July 31, 2004 (a)	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2004		Useful Life
Goodwill	$545,135	$2,304	$3,097	(b)	$—	$550,536	(c)	Indefinite
Tradenames	94,153	203	—		—	94,356		Indefinite
Non-compete agreements	4,395	176	—		(1,079)	3,492		2 years
Screen advertising contracts	27,425	93	—		(3,491)	24,027		3 to 5 years
Beneficial lease rights	34,068	—	—		—	34,068		1 to 19 years
Management contracts	8,700	—	—		(160)	8,540		18 to 26 years

	$713,876	$2,776	$3,097		$(4,730)	$715,019

(a)	Revaluation of the Company’s goodwill and other intangible assets as of July 31, 2004 performed as a result of the Acquisition (see Note 3).
(b)	Change in deferred tax assets causing an increase in the valuation allowance and goodwill.
(c)	At December 31, 2004, goodwill by segment is as follows: U.S.-$465.1 million and International-$85.4 million

Accumulated amortization was $5.2 million and $4.7 million at December 31, 2003 and 2004, respectively. Amortization expense was $1.9 million for the nine months ended December 31, 2002. The estimated aggregate amortization expense for the next five years is as follows: $15.8 million in 2005; $12.9 million in 2006; $10.3 million in 2007; $5.0 million in 2008 and $3.1 million in 2009.

NOTE 10—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

The Company’s domestic long-term investments consist of a 50% interest in certain U.S. partnerships, which together operate three theatres with 31 screens and a 50% interest in the MJT partnership, which operates five theatres with 60 screens. MJT has been consolidated for all periods presented in accordance with FIN 46(R) (see Note 4) and is therefore not included in the Company’s long-term investments and advances to partnership information. The remaining U.S. partnerships are accounted for using the equity method.

The Company’s international long-term investments include a 50% interest in Yelmo Cineplex, which operates 26 theatres with 299 screens at December 31, 2004 and a 50% interest in Megabox Cineplex, which operates seven theatres with 66 screens at December 31, 2004. The Company’s ownership interest in Megabox Cineplex was 24.6% for the period from April 1, 2002 through July 25, 2002. The Company accounts for these investments following the equity method of accounting.

On June 5, 2003, the Company (through its subsidiary Onex Kinos GmbH) acquired a 50% interest in Neue Filmpalast GmbH & Co. KG (“Neue Filmpalast”), a German partnership formed to hold 30 theatres with 192 screens acquired from UFA Theatre GmbH & Co. KG. During 2003 and 2004, the Company and its partner in the venture each funded approximately $2.0 million and $1.6 million, respectively, to Neue Filmpalast. The Company accounted for this investment following the equity method of accounting. Substantially all of the Company’s investment in Neue Filmpalast was offset by its pro rata share of the operating losses of that entity. On July 30, 2004, as a condition to the closing of the Acquisition, the Company sold its interest in Neue Filmpalast to affiliates of Onex and OCM Cinema for nominal consideration.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 10—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS, (Continued)

The Company’s carrying value of its investment in Yelmo Cineplex was $57.3 million and $39.4 million and its investment in Megabox Cineplex was $45.9 million and $64.4 million at December 31, 2003 and 2004, respectively. The Company’s carrying values of its investments in Yelmo Cineplex and Megabox Cineplex as of December 31, 2004 include adjustments recorded as a result of management’s analysis with the assistance of a valuation completed during the fourth quarter of 2004. These investments have been in the form of equity.

The Company’s carrying value of its investment in its U.S. partnerships was $12.7 million and $11.8 million as of December 31, 2003 and 2004, respectively. These investments have been in the form of equity.

The difference between the Company’s carrying value of its long-term investments and advances to partnerships of $115.6 million as of December 31, 2003 and 2004, and the proportional underlying net equity of those partnerships of $70.3 million and $78.1 million as of December 31, 2003 and 2004, respectively, is accounted for as goodwill.

The following table presents condensed financial information for the Company’s partnerships, excluding MJT which is consolidated for all periods presented, on a combined basis:

	Combined Consolidated Predecessor			Consolidated Successor
	Period from April 1 to December 31, 2002	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004
Box office	$79,017	$158,649	$114,211	$64,928
Concession/other	32,484	67,256	45,601	27,871

Total revenues	111,501	225,905	159,812	92,799
Total operating costs	85,320	187,378	131,181	72,416
General and administrative costs	4,495	9,514	7,511	4,147
(Gain)/loss on sale/disposal of theatres	—	—	(813)	72
Depreciation and amortization	11,893	25,048	14,366	10,943

Income from operations	$9,793	$3,965	$7,567	$5,221

Net income/(loss)	$4,194	$(2,970)	$1,866	$2,875

Company’s share of income/(loss)	$1,499	$(1,485)	$933	$1,438

Current assets	$19,341	$34,418	N/A	$26,795
Non-current assets	$224,863	$241,946	N/A	$242,432
Current liabilities	$42,361	$74,080	N/A	$72,647
Non-current liabilities	$57,424	$70,893	N/A	$54,128

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 11—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Accounts payable—trade	$56,437	$58,730
Accrued occupancy	20,233	21,817
Onex and OCM Cinema management fee	5,000	—
Accrued interest	1,630	16,321
Other accrued expenses	53,367	36,932

	$136,667	$133,800

NOTE 12—LONG-TERM DEBT AND OTHER OBLIGATIONS

Long-term debt and other obligations consist of:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Priority Secured Credit Agreement	$31,050	$—
Grupo Cinemex Credit Facility	88,990	—
Term Loan Agreement	307,314	—
U.S. Term Loan	—	628,425
Senior Subordinated Notes	—	315,000
Grupo Cinemex Term Loan	—	92,061
Mortgage Payable—non-recourse, 10% due 2007	2,511	2,421

	429,865	1,037,907
Less: Current maturities	23,478	6,401

	$406,387	$1,031,506

In connection with the Acquisition (see Note 3), the Company repaid all amounts outstanding under its then existing term loan and priority secured credit facility.

U.S. Term Loan

On July 30, 2004, the Company entered into a $730 million Credit Agreement (the “Credit Agreement”) with Citicorp North America, Inc., as administrative agent. The Credit Agreement is composed of two tranches: (i) a $630 million term loan (“U.S. Term Loan”) and (ii) a $100 million revolving credit facility, including a letter of credit sub-facility. The proceeds of the U.S. Term Loan have been used to fund the payment of a portion of the purchase price to the Company’s former stockholders. These facilities are guaranteed by the Company’s parent, LCE Holdings, LLC, and all of the Company’s existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (there are no unrestricted subsidiaries as of December 31, 2004), and are collateralized by a perfected security interest in substantially all of the Company’s and such subsidiaries’ assets, including a pledge of 100% of the Company’s capital stock, the capital stock of each of its restricted subsidiaries and a portion of the capital stock of certain of its foreign subsidiaries that are directly owned by the Company or its restricted domestic subsidiaries. The U.S. Term Loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The U.S. Term Loan bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company’s Adjusted Leverage Ratio (as defined in the Credit Agreement). The maturity

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 12—LONG-TERM DEBT AND OTHER OBLIGATIONS, (Continued)

date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on the Company’s Adjusted Leverage Ratio (as defined in the Credit Agreement). At December 31, 2004 the Company had not drawn against the revolving credit facility. The U.S. Term Loan bears interest at a weighted average rate of 4.21% at December 31, 2004 and interest is payable on the earlier of: the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

The Credit Agreement also had a $100 million delayed draw term loan, which could have been used to refinance the Grupo Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the Grupo Cinemex credit facility in August 2004 (see below for details).

Additionally, as of December 31, 2004, the Company had $6.0 million in stand-by letters of credit issued under its revolving credit facility to support its commitment with respect to certain contractual obligations. As of December 31, 2004, the Company had additional availability of $94.0 million under the revolving credit facility.

Senior Subordinated Notes

On July 30, 2004, the Company issued $315 million of 9% Senior Subordinated Notes due 2014 (the “Notes”) in a private placement offering. The Notes are unsecured obligations and are subordinated in right of payment to all of the Company’s existing and future senior debt (as defined in the Notes indenture). The Notes are pari passu in right of payment with any of the Company’s future senior subordinated indebtedness. The Notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st. The Notes mature on August 1, 2014. The Company used the proceeds of the Notes to fund the payment of a portion of the purchase price to its former stockholders. The Notes are guaranteed by all of the Company’s existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Note indenture (there are no unrestricted subsidiaries as of December 31, 2004). See Note 22 for additional financial information related to the guarantors of the Company’s debt.

U.S. Term Loan and Senior Subordinated Note Covenants

The Credit Agreement and the Note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, the Credit Agreement includes financial performance covenants, including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). Compliance with the financial performance covenants is not tested until the quarter ended March 31, 2005. As of December 31, 2004, the Company was in compliance with all applicable covenants.

Former Grupo Cinemex Credit Facility

On December 26, 2002, Cadena Mexicana de Exhibicion, S.A. de C.V. (“Cadena Mexicana”), a subsidiary of Grupo Cinemex, entered into a senior secured credit facility consisting of one billion Mexican pesos (approximately $95.8 million at December 26, 2002) of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other Mexican financial institutions. In connection with the change of control

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 12—LONG-TERM DEBT AND OTHER OBLIGATIONS, (Continued)

of Grupo Cinemex as a result of the Acquisition, Grupo Cinemex was required to obtain, and obtained, a waiver from its lenders from a covenant that would have treated such ownership change as a default. As a result, its existing term loans remained outstanding immediately following the Acquisition. The remaining balance of these term loans ($87.7 million) was repaid on August 16, 2004 utilizing the proceeds from the new Grupo Cinemex Term Loan described below.

New Grupo Cinemex Credit Facility

On August 16, 2004, Cadena Mexicana entered into a new senior secured credit facility. The initial amount drawn under the new senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The senior secured credit facility also includes a term loan (“Grupo Cinemex Term Loan”) with a one-year delay draw option of the peso equivalent of $10 million. The Grupo Cinemex Term Loan was issued by Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under this senior secured credit facility are guaranteed by Grupo Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

The Grupo Cinemex borrowings are non-recourse to LCE. Interest on the Grupo Cinemex Term Loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Grupo Cinemex Term Loan as of December 31, 2004 was 10.33%. This rate was adjusted to 8.50% by an interest rate swap entered into on July 28, 2003 (see below for additional information related to this interest rate swap). The Grupo Cinemex Term Loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

The Grupo Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Grupo Cinemex and each of the guarantors and, in certain instances, Grupo Cinemex’s subsidiaries that are not guarantors, as defined in the Grupo Cinemex credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Grupo Cinemex and the guarantors under the Grupo Cinemex senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. These covenants began for the quarter ended September 30, 2004. As of December 31, 2004, Grupo Cinemex was in compliance with its credit facility covenants.

Derivatives

On July 28, 2003, Grupo Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Grupo Cinemex Term Loan.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 12—LONG-TERM DEBT AND OTHER OBLIGATIONS, (Continued)

The face amount of the interest rate swap on December 31, 2004 was one billion Mexican pesos ($92.1 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $2.9 million as of December 31, 2004. The liability related to this interest rate swap is reported as a component of Other liabilities in the Company’s consolidated balance sheet as of December 31, 2004.

On October 28, 2004, the Company entered into an interest rate cap as a hedge of a portion of its U.S. Term loan. This hedge caps the interest rate at a maximum of 6% on $125 million of notional amount of debt for two years. Below the cap of 6% the Company continues to pay the actual prevailing interest rate on the underlying debt. The fair market value of this interest rate cap is immaterial as of December 31, 2004. The liability related to this interest rate swap is reported as a component of Other liabilities in the Company’s consolidated balance sheet as of December 31, 2004.

In accordance with SFAS No. 133, the interest rate swap and cap discussed above have been designated as cash flow hedges and qualify for hedge accounting. Under hedge accounting, changes in the fair value of the interest rate swap and cap are reported as a component of Accumulated other comprehensive income/(loss) in the Company’s consolidated balance sheet.

The Company is exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap and cap agreements. However, the Company does not anticipate non-performance by the counterparties.

Annual maturities of obligations under long-term debt for the next five years and thereafter are set forth as follows:

Year Ending December 31,
2005	$6,401
2006	6,412
2007	26,922
2008	33,915
2009	52,332
Thereafter	911,925

$1,037,907

NOTE 13—EQUITY

All of the Company’s class A and class B voting common stock (collectively, “common stock”) authorized, issued and outstanding prior to August 1, 2004 (Predecessor Company) was cancelled in connection with the Acquisition (see Note 3 for further discussion).

As a result of the Acquisition, the Company has authorized 3,000 shares of common stock with a par value of $0.01 per share and had 1,000 shares of common stock issued and outstanding as of December 31, 2004 (Successor Company). Each share of the Company’s common stock is entitled to one vote.

At December 31, 2003 Grupo Cinemex had Series B, no par, common shares and Series P Class II, no par, variable preferred stock outstanding. As a result of the Acquisition, Grupo Cinemex became a wholly owned subsidiary of the Company on July 30, 2004 and its equity accounts are eliminated in consolidated.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 13—EQUITY, (Continued)

The components of accumulated other comprehensive income/(loss) consist of:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Currency translation adjustment	$(19,352)	$3,705
Minimum pension liability adjustment	(3,179)	—
Unrealized gain/(loss) on interest rate swaps	(2,396)	2,872

	$(24,927)	$6,577

NOTE 14—LEASES

The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rent plus percentage rent based upon sales volume and may include escalation clauses, guarantees and certain other restrictions. Leases may also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of five to ten years. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases.

As a result of the requirements of EITF No. 97-10, the Company has been deemed the owner of one leased theatre property in Maryland as it paid directly for a substantial portion of the construction costs of this theatre. Additionally, upon completion of construction in October 2004, it was determined that this theatre property did not meet the requirements of sale/leaseback treatment and, as a result, the Company has a total of $6.8 million recorded as an asset and financing obligation which has been included in capital leases.

Future minimum rent commitments at December 31, 2004 under the above-mentioned operating and capital leases are as follows (Grupo Cinemex operating lease totals included below include an inflationary factor in the annual minimum lease commitments for all applicable leases):

Year Ending December 31,	Operating Leases	Capital Leases
2005	$109,904	$3,418
2006	114,739	3,418
2007	113,799	3,418
2008	108,738	3,553
2009	106,563	3,566
Thereafter	980,714	37,619

Total minimum rent	$1,534,457	54,992

Less amount representing interest		26,959

Net minimum rent		$28,033

Minimum rent expense related to operating leases was $73.0 million, $101.6 million, $59.9 million and $42.9 million for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively. In addition to the

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 14—LEASES, (Continued)

minimum rent expense noted above, the Company incurs percentage rent charges. Percentage rent expense was $8.6 million, $11.9 million, $6.8 million and $3.7 million for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively.

NOTE 15—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

Profit Sharing and Savings Plan

The Company has a defined contribution Profit Sharing and Savings Plan (the “Savings Plan”) for substantially all eligible salaried employees in the United States, to which the Company contributes by matching 50% of the employee contribution up to a maximum of the first 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit); however, the incremental amount is not eligible for matching contributions by the Company. The Savings Plan also provides for discretionary profit sharing contributions, the annual amount of which is determined by the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1.1 million, $1.6 million, $1.4 million and $327 for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively.

Employee Health and Welfare and Other Post-retirement Benefits

The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of December 31, 2004.

The significant assumptions used in determining post-retirement benefit cost and the accumulated post-retirement benefit obligation were as follows:

	Predecessor	Successor
	Year Ended December 31, 2003	Year Ended December 31, 2004
Discount rate for benefit obligations	6.25%	5.75%
Discount rate for net periodic benefit costs	6.75%	6.00%
Assumed health care trend rate	9.00%	9.00%
Annual decrease in assumed health care trend rate	0.50%	0.50%
Assumed ultimate health care trend rate	5.00%	5.00%
Assumed ultimate trend rate to be reached in year	2012	2013

An increase of 1% in the assumed health care cost trend rate would increase the net periodic costs as of December 31, 2004 by $51 and the accumulated post-retirement benefit obligation at December 31, 2004 by $1.3 million.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 15—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS, (Continued)

Net post-retirement life and medical benefit expense was as follows:

	Predecessor			Successor
	Period Ended December 31, 2002	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004
Net periodic benefit cost
Service cost	$122	$170	$141	$106
Interest cost	284	389	325	230
Amortization of prior service cost	(25)	7	(4)	—
Amortization of losses	7	22	170	—

Net periodic post-retirement expense	$388	$588	$632	$336

As a result of management’s analysis with the assistance of a valuation completed in the fourth quarter of 2004, the Company recorded a $5.1 million increase in the liability related to the post-retirement health and welfare benefit plan.

The status of the Company’s post-retirement life and medical benefits at December 31 were as follows:

	Predecessor	Successor
	2003	2004
Change in benefit obligation:
Benefit obligation at beginning of period	$5,290	$6,395
Service cost	170	247
Interest cost	389	554
Plan participant contribution	7	7
Amendment	(62)	—
Actuarial loss	1,142	3,634
Benefits paid	(541)	(806)

Benefit obligation at end of period	$6,395	$10,031

Change in plan assets:
Fair value of plan assets at January 1	$—	$—
Return on plan assets	—	—
Employer contribution	534	799
Plan participant contributions	7	7
Benefits paid	(541)	(806)

Fair value of plan assets at December 31	$—	$—

Accrued benefit costs
Total accumulated obligations	$(6,395)	$(10,031)
Funded status	—	—
Unrecognized net loss	1,407	356
Unrecognized prior service costs	(68)	—

Accrued liability	$(5,056)	$(9,675)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 15—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS, (Continued)

The Company expects to make the following future benefit payments:

2005	$521
2006	580
2007	641
2008	707
2009	775
years 2010-2014	4,970

Additionally, the Company expects to make a contribution of $521 to the post retirement benefit plan net of employee contribution for the year ending December 31, 2005.

Pension Plans

The Company provides several pension plans covering its employees in both the U.S. and Mexico.

In the U.S., the Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees’ Pension Plan (the “U.S. Pension Plan”) and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the “SRP”). The U.S. Pension Plan is a frozen cash balance plan. The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

In Mexico, the Company provides a Seniority Premium and Termination Indemnity for Retirement Plan (the “Mexico Plan”) to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. (“SCE”) and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. (“Servino”). Both SCE and Servino are wholly owned subsidiaries of Grupo Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee’s age and salary at the date of retirement. The Company has not funded the Mexico Plan as of December 31, 2004.

The significant weighted average assumptions used in determining pension plan costs and accumulated benefit obligations for all the pension plans were as follows:

	Predecessor	Successor
	Year Ended December 31, 2003	Year Ended December 31, 2004
Discount rate for benefit obligations	5.83%	5.67%
Discount rate for net periodic pension costs	6.17%	5.83%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%
Assumed return on plan assets	9.00%	9.00%

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 15—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS, (Continued)

Net periodic pension plan costs in the aggregate for the pension plans include the following components:

	Predecessor			Successor
	Period Ended December 31, 2002	Year Ended December 31, 2003	Seven Months Ended July 31, 2004	Five Months Ended December 31, 2004
Net periodic benefit cost
Service cost	$166	$351	$198	$155
Interest cost	562	720	404	274
Amortization of transition obligation	3	39	22	15
Net recognized return on plan assets	(594)	(642)	(441)	(314)
Amortization of losses	2	12	5	—

Net periodic benefit expense	$139	$480	$188	$130

A reconciliation of the Company’s pension plan benefit obligation in the aggregate for all pension plans follows:

	Predecessor	Successor
	2003	2004
Change in benefit obligation:
Benefit obligation at January 1	$11,756	$11,331
Service cost	351	354
Interest cost	720	678
Actuarial (gain)/loss	(408)	364
Benefits paid	(1,060)	(1,551)

Benefit obligation at December 31	$11,359	$11,176

The status of the Company’s pension plan assets and funded status in the aggregate for all pension plans at December 31 was as follows:

	Predecessor	Successor
	2003	2004
Change in plan assets:
Fair value of plan assets at January 1	$6,923	$8,128
Actual return on plan assets	1,092	974
Company contributions	1,066	797
Benefits paid	(953)	(1,347)

Fair value of plan assets at December 31	$8,128	$8,552

Change in funded status of plan:
Funded status of plan	$(3,231)	$(2,625)
Unrecognized actuarial loss	1,029	(295)
Unrecognized transition obligation	555	498
Additional liability	(1,030)	(28)

Accrued benefit cost at December 31	$(2,677)	$(2,450)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 15—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS, (Continued)

The Company’s weighted average pension plan asset allocations by asset category for all pension plans and the target allocation ranges by asset category for all pension plans, excluding the SRP are shown in the table below. The SRP’s target asset allocation is 100% in fixed income investments and is not reflected in the table below.

Asset Categories for Pension Plans	Actual Allocation 2003	Actual Allocation 2004	Target Allocation
Cash and equivalents	5.8%	6.3%	0.0%
International equities	9.1%	10.1%	16.0%
Fixed income	22.8%	22.1%	30.0%
Domestic equities	62.3%	61.5%	54.0%

The Company’s pension plan committee’s policy is to invest pension plan assets in a diversified portfolio consisting of a traditional mix of U.S. and International equity securities and fixed income securities. These investments are made in order to achieve a targeted long-term rate of return of up to 9.00%. The pension plan committee believes that the pension plans’ risk and liquidity are, in large part, a function of asset mix and has reviewed the long-term performance characteristics of various asset classes and has focused on balancing risk and reward over the long-term. The pension plan committee utilizes specialists to assist it with its analysis of investment allocations.

The Company expects to make the following future benefit payments:

2005	$820
2006	804
2007	814
2008	857
2009	772
years 2010-2014	4,006

Additionally, the Company expects to make contributions of $121 to the pension plans for the year ending December 31, 2005.

Other Plans

Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $979, $1.1 million, $526 and $267 for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004, respectively.

NOTE 16—RELATED PARTY TRANSACTIONS

The Company has entered into transactions with certain related parties, including its stockholders. A summary of significant transactions with these parties is provided below.

The Company had agreed to pay Onex and OCM Cinema an annual management fee of $5.0 million. A total of $5.0 million and $7.9 million of this management fee was accrued as of December 31, 2003 and July 31, 2004, respectively. This liability was discharged in connection with the Acquisition (see Note 3).

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 16—RELATED PARTY TRANSACTIONS, (Continued)

The Company agreed to pay Onex and OCM Cinema $1.4 million and $720, respectively, for reimbursement of third party invoices related to financial advisory services provided to the Company. This fee was paid during 2003 and is included in General and administrative expense in the combined consolidated statement of operations for the year then ended.

The Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of December 31, 2004 and $1.7 million was included in the General and administrative expenses line item in the consolidated statement of operations for the five months ended December 31, 2004.

The Company paid, concurrent with the closing of the Acquisition, Bain, Carlyle and Spectrum $20.0 million for financial advisory services provided to the Company. Of this $20.0 million, $10.1 million was related to the Acquisition and $9.9 million was related to the Company’s new debt. Additionally, the Company agreed to reimburse Bain, Carlyle and Spectrum $300 for various out-of-pocket expenses they incurred as a result of the Acquisition. This expense reimbursement was paid concurrent with the closing of the Acquisition (see Note 3).

The Company has an outstanding note receivable from a former officer of Grupo Cinemex. This note receivable is denominated in U.S. dollars and bears interest at a fixed rate of 8.0% per annum. This note receivable balance was $1.8 million and $1.4 million as of December 31, 2003 and 2004, respectively. The Company has a liability of $3.2 million and $2.4 million payable to the same former officer related to a non-compete agreement as of December 31, 2003 and 2004, respectively.

Construction of Grupo Cinemex’ theatres are primarily performed by three companies: Inmobiliaria y Constructora K, S.A. de C.V. (“Inmobiliaria K”), Inmobiliaria y Constructora L S.A. de C.V. (“Inmobiliaria L”) and Constructora Andres Bello (“Andres Bello”). An individual who has investments in each of the three entities is the Director of Real Estate of Grupo Cinemex. The general manager of Inmobiliaria K, Inmobiliaria L and Andres Bello is the father of the same individual. The construction services provided by the three companies are generally negotiated at cost plus a predetermined margin.

The following tables provide additional information related to the transactions between Grupo Cinemex and the related parties noted above.

	Amounts paid June 19, 2002 to December 31, 2002	Amounts paid during the year ended December 31, 2003	Amounts paid during the seven months ended July 31, 2004	Amounts paid during the five months ended December 31, 2004
	(Predecessor Company)	(Predecessor Company)	(Predecessor Company)	(Successor Company)
Andres Bello	$217	$8,006	$1,867	$228
Inmobiliaria K	$213	$3,345	$5,025	$4,432
Inmobiliaria L	$5,615	$242	$—	$—

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 17—INCOME TAXES

The provision/(benefit) for income taxes consists of the following:

	Combined Consolidated Predecessor			Consolidated Successor
	Period from April 1 to December 31, 2002	For the Year Ended December 31, 2003	Period from January 1 to July 31, 2004	Period from August 1 to December 31, 2004
Current tax provision/(benefit)
U.S. federal	$533	$—	$3,092	$(3,303)
State and local	2,296	1,963	1,450	(1,281)
Foreign	2,366	3,349	841	959

Total current	5,195	5,312	5,383	(3,625)
Deferred tax provision/(benefit)
U.S. federal	5,028	10,980	4,892	2,442
State and local	1,876	1,592	1,794	(753)
Foreign	(4,066)	(2,545)	817	(1,308)

Total deferred	2,838	10,027	7,503	381

Total tax provision/(benefit)	$8,033	$15,339	$12,886	$(3,244)

Reconciliation of the provision/(benefit) for income taxes to the statutory federal income tax rate follows:

	Combined Consolidated Predecessor						Consolidated Successor
	Period from April 1 to December 31, 2002%		For the Year Ended December 31, 2003%		Period from January 1 to July 31, 2004%		Period from August 1 to December 31, 2004%
Provision/(benefit) on pre-tax loss before discontinued operations and cumulative effect of change in accounting principle at statutory federal income tax rate	$8,186	35.0	$13,302	35.0	$9,601	35.0	$(9,136)	35.0
Provision for state and local taxes (net of federal income tax benefit)	2,712	11.6	2,311	6.1	2,109	7.7	(1,322)	5.1
Increase in valuation allowance	—	—	—	—	—	—	5,171	(19.8)
Mexican inflationary adjustment	(2,851)	(12.2)	265	0.7	1,399	5.1	2,390	(9.2)
Foreign equity investments	(680)	(2.9)	19	0.0	(223)	(0.8)	(386)	1.5
Other	666	2.8	(558)	(1.4)	—	—	39	(0.2)

	$8,033	34.3	$15,339	40.4	$12,886	47.0	$(3,244)	12.4

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 17—INCOME TAXES, (Continued)

Significant components of the deferred tax assets and liabilities follow:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Deferred tax assets:
Net operating loss carryforwards	$188,634	$188,162
Accrued liabilities	17,961	3,515
Property and equipment	87,390	86,895
Deferred rent liability	4,847	9,024
Deferred revenue	6,024	5,501
Capital loss carryforward	—	13,592
Other	11,707	10,114

	316,563	316,803
Deferred tax liabilities:
Intangible assets	—	12,423
Partnership equity interest	17,451	16,382
Other	265	3,394

	17,716	32,199
Less: Valuation allowance	(285,648)	(272,818)

Net deferred tax asset	$13,199	$11,786

The valuation allowance of $272.8 million as of December 31, 2004 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with depreciation and net operating loss (“NOL”) carryforwards. The Company has concluded that, based upon expected future results, it is more likely than not that the deferred income tax asset balance related to its U.S. operations will not be realized. In addition, as a result of the change in asset basis (discussed in Note 3) the valuation allowance balances are not comparable.

As a result of LCT’s emergence from bankruptcy in 2002 and the extinguishment of debt, the available U.S. NOL carryforward has been reduced by $130.4 million as of December 31, 2002. In addition, the ability to utilize the remaining U.S. NOLs will be subject to limitations due to the change in the Company’s ownership. The December 31, 2004 deferred tax asset and the valuation allowances were established as part of the Acquisition. As a result any tax benefit derived from the release of the valuation allowances post-Acquisition will be accounted for as a credit to goodwill until exhausted, then intangible assets until exhausted and lastly as a deduction from the income tax provision.

The $467.7 million total NOL carryforward at December 31, 2004 primarily relates to the U.S. operations and will expire between the years 2005 and 2022. The capital loss carryforward of $32.1 million at December 31, 2004 will expire in 2009.

No provision has been made for foreign withholding taxes or United States income taxes associated with the cumulative undistributed earnings of foreign corporate joint ventures of approximately $36.6 million at December 31, 2004, as these earnings are expected to be reinvested indefinitely in working capital and other business needs. It is not practicable to make a determination of the amount of unrecognized deferred income tax liability with respect to such earnings.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 17—INCOME TAXES, (Continued)

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company is currently evaluating the AJCA and is not yet in a position to decide whether, or to what extent, it might repatriate foreign earnings to the U.S. The Company expects to finalize its assessment sometime in 2005.

NOTE 18—SEGMENTS

The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic segment. Financial information related to the Company’s international joint ventures and its investment in Grupo Cinemex is included in International. Information related to the international joint ventures is included on an equity method basis. There were no material amounts of sales or transfers among geographic segments.

Predecessor Company	United States	International	Combined Consolidated
Nine months ended December 31, 2002
Box office revenues	$430,106	$45,399	$475,505
Concessions	166,842	25,511	192,353
Total operating revenues	617,475	87,040	704,515
Loss on asset disposition	733	—	733
Income from continuing operations	44,130	8,373	52,503
Equity (income)/loss	176	(1,675)	(1,499)
Total assets	1,085,798	431,576	1,517,374
Capital expenditures	22,705	8,773	31,478
Depreciation and amortization expense	40,729	10,017	50,746

Year ended December 31, 2003
Box office revenues	$556,380	$72,263	$628,643
Concessions	211,806	41,600	253,406
Total operating revenues	797,614	130,624	928,238
Gain on asset disposition	(4,508)	—	(4,508)
Income from continuing operations	63,111	11,643	74,754
Equity (income)/loss	1,541	(56)	1,485
Total assets	1,195,697	401,622	1,597,319
Capital expenditures	23,793	17,102	40,895
Depreciation and amortization expense	57,149	23,791	80,940

Seven months ended July 31, 2004
Box office revenues	$336,544	$48,270	$384,814
Concessions	126,942	29,704	156,646
Total operating revenues	480,910	86,370	567,280
(Gain)/loss on asset disposition	(4,550)	816	(3,734)
Income from continuing operations	44,453	5,565	50,018
Equity (income)/loss	(94)	(839)	(933)
Capital expenditures	27,835	8,803	36,638
Depreciation and amortization expense	35,817	13,806	49,623

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 18—SEGMENTS, (Continued)

Successor Company	United States	International	Consolidated
Five months ended December 31, 2004
Box office revenues	$210,686	$26,859	$237,545
Concessions	78,891	15,993	94,884
Total operating revenues	304,172	51,866	356,038
Loss on asset disposition	156	1,274	1,430
Income/(loss) from continuing operations	12,584	(3,237)	9,347
Equity (income)/loss	(99)	(1,339)	(1,438)
Total assets	1,338,082	413,876	1,751,958
Capital expenditures	9,054	8,151	17,205
Depreciation and amortization expense	32,776	12,995	45,771

NOTE 19—QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the years ended December 31, 2004 and 2003 is presented below:

	2004
	Predecessor			Successor
	First Quarter	Second Quarter	July 2004	August and September 2004	Fourth Quarter	Total
Total operating revenues	$209,700	$245,478	$112,102	$126,812	$229,226	$923,318
Income from operations	$7,800	$25,888	$16,330	$(1,718)	$11,065	$59,365
Income from discontinued operations	$405	$1,515	$5,497	$—	$—	$7,417
Net income/(loss) (a)	$(565)	$13,917	$8,611	$(8,163)	$(14,695)	$(895)

	2003
Predecessor	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total operating revenues	$209,407	$244,617	$235,376	$238,838	$928,238
Income from operations	$12,376	$17,777	$22,925	$21,676	$74,754
Income from discontinued operations	$2,937	$4,844	$5,554	$42,848	$56,183
Net income/(loss)	$3,365	$9,176	$19,149	$47,161	$78,851

a)	During 2004 the Company corrected errors in its calculation of quarterly tax provision for each of the first three quarters of 2004. As a result of this adjustment the Company’s 2004 income tax provision decreased $1.7 million in Q1, decreased $7.7 million in Q2, increased $1.6 million for the month of July and decreased $1.2 million in the two months ended September.

NOTE 20—STOCK OPTION PLAN AND STOCK APPRECIATION RIGHTS AGREEMENT

Stock Option Plan

On November 8, 2004, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc., the Parent Companies, approved and these companies adopted a new Management Stock Option Plan (the “Option

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 20—STOCK OPTION PLAN AND STOCK APPRECIATION RIGHTS AGREEMENT, (Continued)

Plan”) providing for the granting of options to key employees of the Company. As the Company is a consolidated subsidiary of the Parent Companies, the aforementioned stock options have been accounted for as stock compensation in accordance with APB Opinion No. 25. The Option Plan provides for the grant of stock options to participants thereunder to purchase up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates of July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011.

During November 2004, all stock options available for grant under the Option Plan were granted to the Chief Executive Officer of Grupo Cinemex. No other grants were made during 2004.

On January 1, 2005, the Boards of Directors of the Parent Companies expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc.

The following table summarizes stock option activity and information about the stock options outstanding at December 31, 2004:

	Number of Shares	Weighted Average Exercise Price
Outstanding at August 1, 2004	—	$—
Granted	66,846	$3.43
Exercised	—	$—
Forfeited/Expired	—	$—

Outstanding at December 31, 2004	66,846	$3.43

Options exercisable at December 31, 2004	—	$—
Weighted average fair value of options granted		$4.89
Options available for grant at December 31, 2004		—
Weighted average remaining contractual life		10 years

Stock Appreciation Rights

In November 2004, the Company entered into a Stock Appreciation Rights Agreement (the “SAR Agreement”) with the Chief Executive Officer of Grupo Cinemex under which stock appreciation rights (“SARs”) based upon the equity value of Grupo Cinemex were granted. The SARs granted allow for the receipt of cash payments equivalent to the increase in value of 4,405 units (representing 4,405 shares of Grupo Cinemex Common Stock and 67,737 shares of Grupo Cinemex Preferred Stock) from July 30, 2004. The SARs vest in a manner consistent with that of the stock options granted under the Option Plan except that the equity valuation is based upon the equity of Grupo Cinemex.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 20—STOCK OPTION PLAN AND STOCK APPRECIATION RIGHTS AGREEMENT, (Continued)

No stock-based compensation expense related to the SARs granted is reflected in the five months ended December 31, 2004, as there has been no appreciation in the equity value of Grupo Cinemex.

NOTE 21—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

In November 2003, the Cineplex Galaxy Income Fund (the “Fund”), a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions the Company, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC’s assets and the offering. The Company’s total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify the Company for any and all liabilities resulting from the Company’s indemnification obligations.

In January 2004, the Company issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, the Company made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of the Company was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of the Company’s interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from the Company’s indemnification obligations.

Based upon the Company’s historical experience and information known as of December 31, 2004, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

As of December 31, 2004, the Company has aggregate capital commitments in the U.S. of $106.9 million primarily related to the completion of construction of six theatre properties (comprising 94 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the period from 2005 to 2006.

As of December 31, 2004, Grupo Cinemex had planned capital investments (but not contractual obligations) of $80.0 million related to eight theatre properties (comprising 98 screens). Grupo Cinemex expects to complete construction and to open these theatres during the next five years.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 21—COMMITMENTS AND CONTINGENCIES, (Continued)

Metreon Arbitration

In May 1997, the Company entered into a 21-year lease with Metreon, Inc. (“Metreon”) to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company’s responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord’s assertion that the Company occupies at least 48.5% of the center. The Company asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to the Company were improper. In the Chapter 11 proceeding the Company assumed the Metreon lease without prejudice to any of the Company’s or Metreon’s rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage of the center occupied by the Company as of August 1, 2003 and directing Metreon to pay the Company’s legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon’s motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon’s motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon is appealing this judgment. If the final award is confirmed by the appellate court, the maximum liability of the Company for operating expenses claimed by Metreon to be allocable to the Company’s theatre will be reduced significantly and the Company expects that Metreon will then commence legal proceedings to collect the remaining amount of operating expenses it claims are due from the Company. The Company believes it has meritorious defenses to all of Metreon’s claims against the Company under the lease and the Company intends to vigorously defend its position.

Environmental Litigation

Two drive-in theatres in the State of Illinois, both formerly leased by the Company, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of the Company’s leases. One of these leases terminated in the ordinary course prior to the commencement of the Company’s Chapter 11 case and the Company rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of the Company’s liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property, located in Cicero, Illinois, is the subject of an action filed in August 1998 by the Illinois Attorney General’s office seeking civil penalties and various forms of equitable relief in connection with the disposal. Recently, the Company concluded settlement negotiations with the Illinois Attorney General and the owners of the property located in Cicero, Illinois to resolve this lawsuit and the related claims by the State and the property owners that were filed in the Company’s Chapter 11 case. The negotiated settlement was approved by the Bankruptcy Court and the Illinois state court on October 26 and 27, 2004, respectively. The settlement required the Company to make payments totaling $2.2 million, $2.0 million of which were paid from a fund for general unsecured creditors established under the Company’s Chapter 11 Plan. Pursuant to the terms of the settlement, a portion of the total payments was deposited in a trust fund administered by the Illinois Environmental Protection Agency, a portion was paid to the property owners and a portion was paid to the Illinois Attorney General.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 21—COMMITMENTS AND CONTINGENCIES, (Continued)

Six West Retail Acquisition, Inc.

Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, the Company and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. The Company believes that Six West’s claims are without merit and intends to oppose them vigorously. The Company believes that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in the Plan. In March 2004, the judge in this case issued an opinion and order granting defendants’ motion for summary judgment and dismissing all of Six West’s claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30 2005, the court of appeals affirmed the lower court’s decision.

Village East Litigation

On March 18, 2003, the owners and operators of the Village East Cinema, an independent seven-screen theatre in Manhattan, filed suit under federal and state antitrust laws against various motion picture theatre chains and film distributors, including the Company and its then ultimate parent companies, Onex Corporation and Oaktree Capital Management, LLC. The plaintiffs alleged that the Company violated Section 1 of the Sherman Antitrust Act and Section 340 of N.Y. Gen. Bus. Law by: (1) coercing film distributors not to deal with the Village East Cinema; and (2) entering into exclusive contracts with film distributors that grant the Company’s theatres the exclusive right to exhibit films within a specified area for an unreasonably long period of time. The plaintiffs also alleged that Onex Corporation’s and the Company’s acquisitions of other theatres across the United States violated Section 7 of the Clayton Act, and that the presence of common directors on the board of the Company and one of its competitors violated Section 8 of the Clayton Act. The plaintiffs further alleged state law causes of action for unjust enrichment and tortious interference with prospective contractual relations arising from the same conduct. The Company, along with several other defendants, filed a motion to dismiss the complaint on May 19, 2003. In December 2003, the court issued an order dismissing the plaintiff’s Section 7 claim and their state law claim for unjust enrichment. In September 2004, the Company settled this litigation without any admission of liability; all claims against the Company were dismissed without prejudice, the Company and the plaintiffs exchanged releases and the Company made a payment to the plaintiffs that was not material.

Discount Ticket Litigation

The Company sold various types of advance sale discount movie tickets with expirations dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company alleging its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California’s Business and Professions Code Section 17200 et seq. The Weaver compliant alleges that such corporate discount tickets constitute gift certificates subject to California’s prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and seeks declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The plaintiff likely intends to focus its restitution and disgorgement efforts on the Company’s expired, unredeemed discount tickets. The Company does not expect the outcome of this litigation to have a material impact on its operating results or financial position.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 21—COMMITMENTS AND CONTINGENCIES, (Continued)

Other

Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company’s operating results, financial position or cash flows.

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION

As of December 31, 2004, the Company had outstanding $315.0 million aggregate principal amount of 9% senior subordinated notes due 2014. These senior subordinated notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, subject to certain limited exceptions, by all of the Company’s wholly-owned existing and future domestic subsidiaries. The Company’s foreign subsidiary, Grupo Cinemex, and its domestic and foreign joint ventures do not guarantee the senior subordinated notes.

The following supplemental tables present condensed combined consolidating balance sheets for the Company and its subsidiary guarantors and subsidiary non-guarantors as of December 31, 2004 and 2003 and the condensed combined consolidating statements of operation and cash flows for the period from April 1 to December 31, 2002 (Predecessor Company), the year ended December 31, 2003 (Predecessor Company), the period from January 1 to July 31, 2004 (Predecessor Company) and the period from August 1 to December 31, 2004 (Successor Company).

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Balance Sheet as of December 31, 2003 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$117,340	$22,085	$—	$139,425
Other current assets	—	32,436	22,196	—	54,632
Current assets of discontinued operations	—	—	64,251	—	64,251

TOTAL CURRENT ASSETS	—	149,776	108,532	—	258,308
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	—	514,473	138,065	—	652,538

OTHER ASSETS
Goodwill	—	115,621	84,422	—	200,043
Investment in subsidiaries and partnerships	683,384	105,448	—	(673,220)	115,612
Other non-current assets	—	101,671	43,151	—	144,822
Long-term assets of discontinued operations	—	—	225,996	—	225,996

TOTAL ASSETS	$683,384	$986,989	$600,166	$(673,220)	$1,597,319

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Other current liabilities	$—	$162,250	$30,663	$—	$192,913
Current liabilities of discontinued operations	—	—	45,882	—	45,882

TOTAL CURRENT LAIBILITIES	—	162,250	76,545	—	238,795
LONG-TERM DEBT	—	321,847	84,540	—	406,387
OTHER LONG-TERM LIABILITIES	—	47,110	18,169	—	65,279
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	—	—	203,474	—	203,474

TOTAL LIABILITIES	—	531,207	382,728	—	913,935

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	—	1	59,088	—	59,089
Additional paid-in capital	599,258	420,883	109,122	(589,094)	540,169
Accumulated other comprehensive income/(loss)	(24,927)	(868)	(24,059)	24,927	(24,927)
Retained earnings	109,053	35,766	73,287	(109,053)	109,053

TOTAL STOCKHOLDERS’ EQUITY	683,384	455,782	217,438	(673,220)	683,384

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$683,384	$986,989	$600,166	$(673,220)	$1,597,319

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Consolidating Balance Sheet as of December 31, 2004 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$58,523	$12,492	$—	$71,015
Other current assets	—	34,600	27,313	—	61,913

TOTAL CURRENT ASSETS	—	93,123	39,805	—	132,928
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	—	575,852	156,304	—	732,156

OTHER ASSETS
Goodwill	—	465,143	85,393	—	550,536
Investments in subsidiaries and partnerships	1,333,175	101,798	—	(1,319,396)	115,577
Other non-current assets	31,829	150,163	38,769	—	220,761

TOTAL ASSETS	$1,365,004	$1,386,079	$320,271	$(1,319,396)	$1,751,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$22,475	$128,506	$23,802	$—	$174,783

LONG-TERM DEBT	937,125	2,320	92,061	—	1,031,506
OTHER LONG-TERM LIABILITIES	14	122,539	17,726	—	140,279

TOTAL LIABILITIES	959,614	253,365	133,589	—	1,346,568

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	—	—	—	—	—
Additional paid-in capital	421,671	1,116,637	190,201	(1,306,838)	421,671
Accumulated other comprehensive income/(loss)	6,577	—	6,591	(6,591)	6,577
Retained earnings/(deficit)	(22,858)	16,077	(10,110)	(5,967)	(22,858)

TOTAL STOCKHOLDERS’ EQUITY	405,390	1,132,714	186,682	(1,319,396)	405,390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,365,004	$1,386,079	$320,271	$(1,319,396)	$1,751,958

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Statement of Operations

for the Nine Month Ended December 31, 2002 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$417,159	$58,346	$—	$475,505
Concession	—	161,077	31,276	—	192,353
Other	—	19,425	17,232	—	36,657

Total operating revenues	—	597,661	106,854	—	704,515

EXPENSES
Theatre operations and other expenses	—	449,840	67,177	—	517,017
Cost of concessions	—	20,547	7,027	—	27,574
General and administrative	—	40,905	15,037	—	55,942
Depreciation and amortization	—	39,377	11,369	—	50,746
Loss on sale/disposal of theatres and other	—	733	—	—	733

Total operating expenses	—	551,402	100,610	—	652,012

INCOME FROM OPERATIONS	—	46,259	6,244	—	52,503

Interest expense, net	—	23,612	7,001	—	30,613
Equity income in long-term investments	(30,202)	(3,875)	—	32,578	(1,499)

INCOME BEFORE INCOME TAXES, DISCONTINUED OPERATIONS, CUMULATIVE AND CHANGE IN ACCOUNTING PRINCIPLE	30,202	26,522	(757)	(32,578)	23,389
Income tax expense/(benefit)	—	9,845	(1,812)	—	8,033

INCOME BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	30,202	16,677	1,055	(32,578)	15,356
Discontinued operations, net of tax	—	—	10,846	—	10,846
Cumulative effect of a change in accounting principle, net of tax	—	—	4,000	—	4,000

NET INCOME	$30,202	$16,677	$15,901	$(32,578)	$30,202

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Statement of Operations

for the Year Ended December 31, 2003 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$539,943	$88,700	$—	$628,643
Concession	—	204,634	48,772	—	253,406
Other	—	28,130	18,059	—	46,189

Total operating revenues	—	772,707	155,531	—	928,238

EXPENSES
Theatre operations and other expenses	—	583,432	98,061	—	681,493
Cost of concessions	—	25,770	9,690	—	35,460
General and administrative	—	49,931	10,168	—	60,099
Depreciation and amortization	—	54,044	26,896	—	80,940
Gain on sale/disposal of theatres and other	—	(4,508)	—	—	(4,508)

Total operating expenses	—	708,669	144,815	—	853,484

INCOME FROM OPERATIONS	—	64,038	10,716	—	74,754

Interest expense, net	—	24,959	10,303	—	35,262
Equity (income)/loss in long-term investments	(78,851)	4,293	—	76,043	1,485

INCOME/(LOSS) BEFORE INCOME TAXES, AND DISCONTINUED OPERATIONS	78,851	34,786	413	(76,043)	38,007
Income tax expense	—	14,186	1,153	—	15,339

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS	78,851	20,600	(740)	(76,043)	22,668
Discontinued operations, net of tax	—	—	56,183	—	56,183

NET INCOME	$78,851	$20,600	$55,443	$(76,043)	$78,851

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Statement of Operations

for the Seven Month Ended July 31, 2004 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$326,778	$58,036	$—	$384,814
Concession	—	122,728	33,918	—	156,646
Other	—	16,892	8,928	—	25,820

Total operating revenues	—	466,398	100,882	—	567,280

EXPENSES
Theatre operations and other expenses	—	342,533	62,141	—	404,674
Cost of concessions	—	16,258	7,107	—	23,365
General and administrative	—	32,609	10,725	—	43,334
Depreciation and amortization	—	34,673	14,950	—	49,623
Loss/(gain) on sale/disposal of theatres and other	—	(4,550)	816	—	(3,734)

Total operating expenses	—	421,523	95,739	—	517,262

INCOME FROM OPERATIONS	—	44,875	5,143	—	50,018

Interest expense, net	—	9,155	7,508	—	16,663
Loss on early extinguishment of debt	—	6,856	—	—	6,856
Equity income in long-term investments	(21,963)	1,967	—	19,063	(933)

INCOME/(LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	21,963	26,897	(2,365)	(19,063)	27,432
Income tax expense	—	11,228	1,658	—	12,886

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS	21,963	15,669	(4,023)	(19,063)	14,546
Discontinued operations, net of tax	—	—	7,417	—	7,417

NET INCOME/(LOSS)	$21,963	$15,669	$3,394	$(19,063)	$21,963

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Consolidating Statement of Operations

for the Five Month Ended December 31, 2004 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$204,508	$33,037	$—	$237,545
Concession	—	76,298	18,586	—	94,884
Other	—	14,184	9,425	—	23,609

Total operating revenues	—	294,990	61,048	—	356,038

EXPENSES
Theatre operations and other expenses	—	224,791	39,817	—	264,608
Cost of concessions	—	9,935	4,013	—	13,948
General and administrative	—	14,875	6,059	—	20,934
Depreciation and amortization	—	32,094	13,677	—	45,771
Loss on sale/disposal of theatres and other	—	156	1,274	—	1,430

Total operating expenses	—	281,851	64,840	—	346,691

INCOME/(LOSS) FROM OPERATIONS	—	13,139	(3,792)	—	9,347

Interest expense, net	31,223	(1,002)	5,784	—	36,005
Loss on early extinguishment of debt	—	—	882	—	882
Equity income in long-term investments	(8,365)	960	—	5,967	(1,438)

INCOME/(LOSS) BEFORE INCOME TAXES	(22,858)	13,181	(10,458)	(5,967)	(26,102)
Income tax benefit	—	(2,896)	(348)	—	(3,244)

NET INCOME/(LOSS)	$(22,858)	$16,077	$(10,110)	$(5,967)	$(22,858)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Statement of Cash Flows

for the Nine Month Ended December 31, 2002 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by Operating Activities	$—	$42,353	$21,994	$—	$64,347

INVESTING ACTIVITIES
Investments in/advances to partnerships, net	(20,592)	(20,592)	—	20,592	(20,592)
Unrestricted cash from acquisitions	—	—	16,227	—	16,227
Capital expenditures	—	(22,705)	(8,773)	—	(31,478)
Other investing activities	—	55	—	1,731	1,786

Net Cash Used in Investing Activities	$(20,592)	$(43,242)	$7,454	$22,323	$(34,057)

FINANCING ACTIVITIES
Equity contributions	20,592	20,592	—	(20,592)	20,592
Borrowings under Grupo Cinemex Credit Facility	—	—	95,792	—	95,792
Repayment under Grupo Cinemex Credit Facility	—	—	(71,300)	—	(71,300)
Return of capital	—	—	(24,549)	—	(24,549)
Other financing activities	—	(10,224)	1,731	(1,731)	(10,224)

Net Cash Provided by/(Used in) Financing Activities	$20,592	$10,368	$1,674	$(22,323)	$10,311

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,722)	—	(1,722)
Increase in cash and cash equivalents	—	9,479	29,400	—	38,879
Cash and cash equivalents at beginning of period	—	56,266	498	—	56,764

Cash and cash equivalents at end of period	$—	$65,745	$29,898	$—	$95,643

Condensed Combined Consolidating Statement of Cash Flow

for the Year Ended December 31, 2003 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by Operating Activities	$—	$76,019	$12,940	$—	$88,959

INVESTING ACTIVITIES
Proceeds from the sale of assets	—	13,738	—	—	13,738
Capital expenditures	—	(23,793)	(17,102)	—	(40,895)
Other investing activities	(476)	(2,255)	(4,069)	2,731	(4,069)

Net Cash Provided by/(Used in) Investing Activities	$(476)	$(12,310)	$(21,171)	$2,731	$(31,226)

FINANCING ACTIVITIES
Borrowings from revolving credit facilities	—	15,000	—	—	15,000
Return of capital from Cineplex Galaxy	—	163,462	—	—	163,462
Repayments on Term Loan Agreement	—	(118,868)	—	—	(118,868)
Repayment of Loeks-Star revolving credit line	—	(50,778)	—	—	(50,778)
Repayment of revolving credit facilities	—	(15,000)	—	—	(15,000)
Other financing activities	476	(5,930)	2,255	(2,731)	(5,930)

Net Cash Used in Financing Activities	$476	$(12,114)	$2,255	$(2,731)	$(12,114)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,837)	—	(1,837)
Increase/(decrease) in cash and cash equivalents	—	51,595	(7,813)	—	43,782
Cash and cash equivalents at beginning of period	—	65,745	29,898	—	95,643

Cash and cash equivalents at end of period	$—	$117,340	$22,085	$—	$139,425

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 22—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, (Continued)

Condensed Combined Consolidating Statement of Cash Flow

for the Seven Months Ended July 31, 2004 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by Operating Activities	$—	$66,652	$8,574	$—	$75,226

INVESTING ACTIVITIES
Capital expenditures	—	(27,835)	(8,803)	—	(36,638)
Proceeds from sale of Cineplex Odeon Canada	—	205,861	—	—	205,861
Other investing activities	—	5,556	(2,370)	1,893	5,079

Net Cash Provided by/(Used I)n Investing Activities	$—	$183,582	$(11,173)	$1,893	$174,302

FINANCING ACTIVITIES
Repayments on Term Loan Agreement	—	(214,979)	—	—	(214,979)
Other financing activities	—	(3,005)	1,893	(1,893)	(3,005)

Net Cash Used in Financing Activities	$—	$(217,984)	$1,893	$(1,893)	$(217,984)

Effect of exchange rate changes on cash and cash equivalents	—	—	(544)	—	(544)
Increase/(decrease) in cash and cash equivalents	—	32,250	(1,250)	—	31,000
Cash and cash equivalents at beginning of period	—	117,340	22,085	—	139,425

Cash and cash equivalents at end of period	$—	$149,590	$20,835	$—	$170,425

Condensed Consolidating Statement of Cash Flow

for the Five Months Ended December 31, 2004 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by/(Used in) Operating Activities	$—	$37,558	$539	$—	$38,097

INVESTING ACTIVITIES
Payment of purchase price to former shareholders	(1,127,259)	—	(178,602)	—	(1,305,861)
Capital expenditures	—	(9,054)	(8,151)	—	(17,205)
Acquisition of Grupo Cinemex	(178,602)	—	—	178,602	—
Other investing activities	—	(2,315)	—	1,504	(811)

Net Cash Used in Investing Activities	$(1,305,861)	$(11,369)	$(186,753)	$180,106	$(1,323,877)

FINANCING ACTIVITIES
Equity contributions, net of transaction costs	421,671	—	178,602	(178,602)	421,671
Proceeds from U.S. Term B Facility	630,000	—	—	—	630,000
Proceeds from issuance of senior subordinated notes	315,000	—	—	—	315,000
Proceeds from Grupo Cinemex Term Loan	—	—	90,000	—	90,000
Repayments on Term Loan Agreement	—	(92,335)	—	—	(92,335)
Repayments on Priority Secured Credit Agreement	—	(28,650)	—	—	(28,650)
Repayments on Grupo Cinemex Credit Facility	—	—	(87,682)	—	(87,682)
Payment of Transaction related expenses	(15,334)	—	(2,031)	—	(17,365)
Deferred financing fees	(39,724)	—	(1,832)	—	(41,556)
Other financing activities	(5,752)	3,729	1,504	(1,504)	(2,023)

Net Cash Provided by/(Used in) Financing Activities	$1,305,861	$(117,256)	$178,561	$(180,106)	$1,187,060

Effect of exchange rate changes on cash and cash equivalents	—	—	(690)	—	(690)
Decrease in cash and cash equivalents	—	(91,067)	(8,343)	—	(99,410)
Cash and cash equivalents at beginning of period	—	149,590	20,835	—	170,425

Cash and cash equivalents at end of period	$—	$58,523	$12,492	$—	$71,015

This Page Left Intentionally Blank

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

UNAUDITED CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2004	March 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,015	$51,553
Accounts and other receivables	34,284	33,375
Prepaid rent	9,924	9,446
Inventories	3,981	2,941
Assets held for sale	2,408	2,398
Prepaid expenses and other current assets	11,316	10,883

TOTAL CURRENT ASSETS	132,928	110,596
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	732,156	691,688

OTHER ASSETS
Investments in and advances to partnerships	115,577	116,086
Goodwill	550,536	549,981
Other intangible assets, net	164,483	159,019
Deferred charges and other assets	56,278	57,320

TOTAL ASSETS	$1,751,958	$1,684,690

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$133,800	$113,380
Deferred revenue	33,538	32,055
Current maturities of long-term debt	6,401	6,404
Current portion of capital leases	1,044	1,064

TOTAL CURRENT LIABILITIES	174,783	152,903

LONG-TERM DEBT	1,031,506	1,023,241
LONG-TERM CAPITAL LEASE OBLIGATIONS	26,989	26,718
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	12,125	12,125
OTHER LIABILITIES	101,165	77,048

TOTAL LIABILITIES	1,346,568	1,292,035

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock voting ($0.01 par value, 3,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2004 and March 31, 2005)	—	—
Additional paid-in capital	421,671	421,671
Accumulated other comprehensive income	6,577	10,911
Retained deficit	(22,858)	(39,927)

TOTAL STOCKHOLDERS’ EQUITY	405,390	392,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,751,958	$1,684,690

The accompanying notes are an integral part of these consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor	Consolidated Successor
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
REVENUES
Box office	$142,583	$136,232
Concession	56,739	56,937
Other	10,378	9,331

Total operating revenues	209,700	202,500

EXPENSES
Theatre operations and other expenses	155,862	155,478
Cost of concessions	8,484	8,642
General and administrative	15,798	12,082
Depreciation and amortization	21,803	26,905
Gain on sale/disposal of theatres	(47)	—

Total operating expenses	201,900	203,107

INCOME FROM OPERATIONS	7,800	(607)

Interest expense, net	7,237	17,655
Equity income in long-term investments	(1,425)	(1,080)

INCOME/(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,988	(17,182)
Income tax expense/(benefit)	2,958	(113)

LOSS FROM CONTINUING OPERATIONS	(970)	(17,069)

Discontinued operations—sale of Canadian operations, net of tax of $257	405	—

NET LOSS	$(565)	$(17,069)

The accompanying notes are an integral part of these condensed combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Common Stock	Amount	Accumulated Other Comprehensive Income	Additional Paid-In Capital	Retained Deficit	Total Stockholders’ Equity
Successor Company
Balance as of December 31, 2004	1,000	$—	$6,577	$421,671	$(22,858)	$405,390
Foreign currency translation adjustment	—	—	3,062	—	—	3,062
Unrealized income on interest rate swap contracts	—	—	1,272	—	—	1,272
Net loss for the three months ended March 31, 2005	—	—	—	—	(17,069)	(17,069)

Comprehensive loss	—	—	—	—	—	(12,735)

Balance as of March 31, 2005	1,000	$—	$10,911	$421,671	$(39,927)	$392,655

The accompanying notes are an integral part of these unaudited condensed combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS OF U.S. DOLLARS)

	Combined Consolidated Predecessor	Consolidated Successor
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
OPERATING ACTIVITIES
Net loss	$(565)	$(17,069)
Gain from discontinued operations	(405)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,803	26,905
Gain on sale/disposal of theatres	(47)	—
Amortization of debt issuance costs	427	1,135
Equity income from long-term investments	(1,425)	(1,080)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	(499)	909
Decrease in accounts payable	(19,722)	(20,420)
Changes in other operating assets and liabilities, net	(2,532)	3,725

Net Cash Used in Operating Activities	(2,965)	(5,895)

INVESTING ACTIVITIES
Proceeds from sale of assets	60	32
Capital expenditures	(16,691)	(5,247)

Net Cash Used in Investing Activities	(16,631)	(5,215)

FINANCING ACTIVITIES
Repayments on Term Loan Agreement	(5,436)	—
Repayments on Priority Secured Credit Facility	(1,200)	—
Repayments of U.S. Term B facility	—	(8,000)
Repayment of mortgage and capital leases	(255)	(306)

Net Cash Used in Financing Activities	(6,891)	(8,306)

Effect of exchange rate changes on cash and cash equivalents	53	(46)
Decrease in cash and cash equivalents	(26,434)	(19,462)
Cash and cash equivalents at beginning of period	139,425	71,015

Cash and cash equivalents at end of period	$112,991	$51,553

The accompanying notes are an integral part of these condensed combined consolidated financial statements.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION

Loews Cineplex Entertainment Corporation (“LCE” or the “Company”) is a major film exhibition company with operations and/or investments in the United States, Mexico, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex and Star Theatres names. The Company’s significant partnerships operate theatres under the Magic Johnson, Megabox and Yelmo Cineplex names. As of March 31, 2005, the Company owns, or has an interest in, and operates 2,222 screens at 200 theatres in 18 states and the District of Columbia, Mexico, Spain and South Korea. The Company’s principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; Madrid in Spain; and Seoul in South Korea.

Included in the Company’s screen and theatre counts are 425 screens in 38 theatres in which it holds a partnership interest. The Company’s significant partnership interests include a 50% partnership interest in Magic Johnson Theatres (“MJT”), which operates 60 screens in five theatres in the U.S (as a result of the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)”, MJT has been consolidated for all periods presented), Yelmo Cineplex, S.L. (“Yelmo Cineplex”), which operates 299 screens in 26 theatres in Spain and Megabox Cineplex, Inc. (“Megabox Cineplex”), which operates 66 screens in seven theatres in South Korea.

On July 30, 2004, LCE Holdings, Inc., a company formed by Bain Capital Partners, LLC (“Bain”), The Carlyle Group (“Carlyle”) and Spectrum Equity Investors (“Spectrum”), acquired, through its wholly-owned subsidiary LCE Intermediate Holdings, Inc. (collectively, the “Parent Companies”), 100% of the capital stock of the Company and, indirectly, Grupo Cinemex S.A. de C.V. (“Grupo Cinemex”) for an aggregate purchase price of approximately $1.5 billion (the “Acquisition”) pursuant to an agreement between LCE Holdings, Inc. and the Company’s former investors, Onex Corporation (“Onex”) and OCM Cinema Holdings, LLC (“OCM Cinema”).

The date of the Acquisition was July 30, 2004, but for accounting purposes and to coincide with its normal financial closing, the Company has utilized July 31, 2004 as the effective date of the Acquisition. As a result, the Company has reported operating results and financial position for all periods presented prior to July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company due to the resulting change in the basis of accounting.

Basis of Presentation

These unaudited condensed combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The Company’s combined consolidated financial statements include the accounts of LCE and its consolidated subsidiaries, and, for the period from June 20, 2002 (date of acquisition of Grupo Cinemex by the Company’s former shareholders) through July 31, 2004, Grupo Cinemex and its consolidated subsidiaries, on a combined basis, as LCE and Grupo Cinemex were entities under common control. As a result of the Acquisition the consolidated financial statements include the accounts of Grupo Cinemex on a consolidated basis from August 1, 2004. Majority-owned companies are consolidated and, except where consolidation is required in accordance with FIN 46(R), 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

In the opinion of management, these unaudited condensed combined consolidated financial statements contain all adjustments necessary to fairly present the financial position of the Company as of March 31, 2005 and December 31, 2004 and the results of operations and cash flows for the three months ended March 31, 2005 and 2004. All adjustments are of a normal recurring nature. These unaudited condensed combined consolidated financial statements should be read in conjunction with the Company’s audited combined consolidated December 31, 2004 financial statements.

Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates.

New Accounting Principles

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supercedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

In April 2005, the SEC approved a new rule delaying the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. Management is in the process of determining whether SFAS No. 123(R) will have a material impact on the results of operations or financial position of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 is an interpretation of SFAS 143, “Asset Retirement Obligations”, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 will be required to be adopted by the Company by the end of 2005. FIN 47 is not expected to have a material impact on the results of operations or financial position of the Company.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 2—DISCONTINUED OPERATIONS

In January 2004, Company management committed to a plan to sell Cineplex Odeon Corporation (“COC”), the Company’s wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, the Company has reported COC’s results of operations for the three months ended March 31, 2004 as discontinued operations. COC generated total revenue of $58.7 million and income before taxes of $0.7 million for the three months ended March 31, 2004.

NOTE 3—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

The Company’s domestic long-term investments consist of a 50% interest in certain U.S. partnerships, which together operate three theatres with 31 screens and a 50% interest in MJT, which operates five theatres with 60 screens. MJT has been consolidated for all periods presented in accordance with FIN 46(R) and is therefore not included in the Company’s long-term investments and advances to partnership information. The remaining U.S. partnerships are accounted for using the equity method.

The Company’s international long-term investments include a 50% interest in Yelmo Cineplex, which operates 26 theatres with 299 screens at March 31, 2005 and a 50% interest in Megabox Cineplex, which operates seven theatres with 66 screens at March 31, 2005. The Company accounts for these investments following the equity method of accounting.

The following table presents condensed financial information for the Company’s partnerships, excluding MJT, which is consolidated for all periods presented, on a combined basis:

	Combined Consolidated Predecessor	Consolidated Successor
	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
Total revenues	$73,030	$56,119
Total operating costs	$58,839	$43,891
Income from continuing operations	$5,458	$4,019
Net income	$2,849	$2,160

The condensed financial information above includes the operating results of the Company’s German partnership for the three months ended March 31, 2004. On July 30, 2004, the Company sold its interest in its German partnership to affiliates of its former shareholders as a result the operating results of the German partnership are not included for the three months ended March 31, 2005.

NOTE 4—EMPLOYEE BENEFITS

Employee Health and Welfare and Other Post-retirement Benefits

The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 4—EMPLOYEE BENEFITS, CONTINUED

with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of March 31, 2005.

The following are the components of net periodic expense related to the post-retirement health and welfare plan for the three months ended March 31, 2004 and 2005:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
Net periodic benefit cost
Service cost	$60	$60
Interest cost	139	122
Amortization of prior service cost	(1)	—
Amortization of losses	73	—

Net periodic post-retirement expense	$271	$182

The Company did not make any significant contributions to the post-retirement health and welfare plan for the three months ended March 31, 2005. The Company still expects to contribute $521 to the post-retirement health and welfare plan by December 31, 2005.

Pension Plans

The Company provides several pension plans covering its employees in both the U.S. and Mexico.

In the U.S., the Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees’ Pension Plan (the “U.S. Pension Plan”) and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the “SRP”).

The U.S. Pension Plan is a frozen cash balance plan.

The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

In Mexico, the Company provides a Seniority Premium and Termination Indemnity for Retirement Plan (the “Mexico Plan”) to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. (“SCE”) and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. (“Servino”). Both SCE and Servino are wholly owned subsidiaries of Grupo Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee’s age and salary at the date of retirement. The Company has not funded the Mexico Plan as of March 31, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 4—EMPLOYEE BENEFITS, CONTINUED

The following are the components of net periodic expense related to the pension plans for the three months ended March 31, 2004 and 2005:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
Net periodic benefit cost
Service cost	$46	$55
Interest cost	159	146
Amortization of losses	2	—
Expected return on assets	(189)	(172)

Net periodic pension expense	$18	$29

The Company did not make any significant contributions to the pension plans for the three months ended March 31, 2005. The Company still expects to contribute $121 to the pension plans by December 31, 2005.

NOTE 5—INCOME TAXES

The Company determines income tax expense for interim periods by applying Statement of Financial Accounting Standards (SFAS) No.109, Accounting for Income Taxes and APB Opinion No. 28, Interim Financial Reporting, which prescribes the use of the full year’s estimated effective tax rate in financial statements for interim periods. The provision for income taxes for the first quarter 2005 indicates a tax benefit of $0.1 million, while the provision for the first quarter of 2004 indicates a tax expense of $ 3.0 million, reflecting an effective tax rate of (0.68%) for the first quarter 2005 and 148.79% for the first quarter 2004 respectively. The change in the effective rate between the periods is primarily a result of the impact of Mexican inflationary adjustments.

The tax benefit in the first quarter of 2005 was attributable to the Company’s Mexican operations. The Company did not record a benefit for U.S. income taxes in the first quarter of 2005 because the Company recorded an offsetting valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company is currently evaluating the AJCA and is not yet in a position to decide whether, or to what extent, it might repatriate foreign earnings to the U.S. The Company expects to finalize its assessment sometime in 2005.

NOTE 6—RELATED PARTY TRANSACTIONS

The Company has entered into transactions with certain related parties, including its stockholders. A summary of significant transactions with these parties is provided below.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 6—RELATED PARTY TRANSACTIONS, CONTINUED

Prior to the Acquisition the Company had agreed to pay Onex and OCM Cinema an annual management fee of $5.0 million. A total of $1.3 million of this management fee was accrued for the three months ended March 31, 2004. This liability was discharged in connection with the Acquisition.

In conjunction with the Acquisition the Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of March 31, 2005 and in the General and administrative expenses line item in the consolidated statement of operations for the three months ended March 31, 2005.

The Company has an outstanding note receivable from a former officer of Grupo Cinemex. This note receivable is denominated in U.S. dollars and bears interest at a fixed rate of 8.0% per annum. This note receivable balance was $1.4 million and $1.4 million as of December 31, 2004 and March 31, 2005, respectively. The Company has a liability of $2.4 million and $2.4 million payable to the same former officer related to a non-compete agreement as of December 31, 2004 and March 31, 2005, respectively.

Construction of Grupo Cinemex’ theatres is primarily performed by three companies: Inmobiliaria y Constructora K, S.A. de C.V. (“Inmobiliaria K”), Inmobiliaria y Constructora L S.A. de C.V. (“Inmobiliaria L”) and Constructora Andres Bello (“Andres Bello”). An individual who has investments in each of the three entities is the Director of Real Estate of Grupo Cinemex. The general manager of Inmobiliaria K, Inmobiliaria L and Andres Bello is the father of the same individual. The construction services provided by the three companies are generally negotiated at cost plus a predetermined margin.

The following tables provide additional information related to the transactions between Grupo Cinemex and the related parties noted above.

	Amounts paid during the three months ended March 31, 2004	Amounts paid during the three months ended March 31, 2005
	(Predecessor Company)	(Successor Company)
Andres Bello	$1,475	$—
Inmobiliaria K	$182	$309

On January 1, 2005, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc., the Company’s parent companies approved, and on January 12, 2005 these companies entered into, Management Subscription Agreements providing for the sale of 91,948 shares of Class A Common Stock and 10,216 shares of Class L Common Stock of LCE Holdings, Inc. and 1,830 shares of Preferred Stock of LCE Intermediate Holdings, Inc. to key employees of the Company. The sale was completed on April 27, 2005 for total proceeds of $1.1 million. These proceeds will be contributed to the Company by LCE Holdings, Inc. and LCE Intermediated Holdings, Inc. during the second quarter of 2005.

NOTE 7—SEGMENT AND GEOGRAPHIC DATA

The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic segment. Financial information related to the

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 7—SEGMENT AND GEOGRAPHIC DATA, CONTINUED

Company’s international joint ventures and its investment in Grupo Cinemex is included in International. Information related to the international joint ventures is included on an equity method basis. There were no material amounts of sales or transfers among geographic segments.

Predecessor Company	United States	International	Total
Three months ended March 31, 2004
Box office revenues	$124,680	$17,903	$142,583
Concessions	46,357	10,382	56,739
Total operating revenues	178,118	31,582	209,700
Equity (income)/loss	161	(1,586)	(1,425)
Income from continuing operations	6,182	1,618	7,800

Successor Company
Three months ended March 31, 2005
Box office revenues	$118,559	$17,673	$136,232
Concessions	46,301	10,636	56,937
Total operating revenues	172,005	30,495	202,500
Income/(loss) from continuing operations	1,047	(1,654)	(607)
Equity (income)/loss	86	(1,166)	(1,080)
Total assets	1,270,609	414,081	1,684,690

NOTE 8—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

In November 2003, the Cineplex Galaxy Income Fund (the “Fund”), a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions the Company, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC’s assets and the offering. The Company’s total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify the Company for any and all liabilities resulting from the Company’s indemnification obligations.

In January 2004, the Company issued a corporate guaranty on behalf of Neue Filmpalast GmbH & Co. KG (“Neue Filpalast”), its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, the Company made an additional contribution of $1.2 million to Neue Filmpalast, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of the

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 8—COMMITMENTS AND CONTINGENCIES, CONTINUED

Company was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of the Company’s interest in this partnership to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify the Company for any and all liabilities resulting from the Company’s indemnification obligations.

Based upon the Company’s historical experience and information known as of March 31, 2005, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

As of March 31, 2005, the Company had aggregate capital commitments in the U.S. of $104.4 million primarily related to the completion of construction of six theatre properties (comprising 94 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the next five years.

As of March 31, 2005, Grupo Cinemex had planned capital investments (but not contractual obligations) of $79.9 million related to eight theatre properties (comprising 98 screens). Grupo Cinemex expects to complete construction and to open these theatres during the next five years.

Metreon Arbitration

In May 1997, the Company entered into a 21-year lease with Metreon, Inc. (“Metreon”) to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company’s responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord’s assertion that the Company occupies at least 48.5% of the center. The Company asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to the Company were improper. In the Chapter 11 proceeding the Company assumed the Metreon lease without prejudice to any of the Company’s or Metreon’s rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by the Company and directing Metreon to pay the Company’s legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon’s motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon’s motion to vacate the arbitration award, confirmed the award, and awarded the Company attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon is appealing this judgment. If the final award is confirmed by the appellate court, the maximum liability of the Company for operating expenses claimed by Metreon to be allocable to the Company’s theatre will be reduced significantly and the Company expects that Metreon will then commence legal proceedings to collect the remaining amount of operating expenses it claims are due from the Company. The Company believes it has meritorious defenses to all of Metreon’s claims against the Company under the lease and the Company intends to vigorously defend its position.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 8—COMMITMENTS AND CONTINGENCIES, CONTINUED

Six West Retail Acquisition, Inc.

Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, the Company and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. The Company believes that Six West’s claims are without merit and intends to continue to oppose them vigorously. The Company believes that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in the Plan. In March 2004, the judge in this case issued an opinion and order granting defendants’ motion for summary judgment and dismissing all of Six West’s claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30 2005, a panel of the court of appeals affirmed the lower court’s decision. On April 13, 2005, Six West petitioned the court of appeals for a rehearing of its appeal by the full court.

Discount Ticket Litigation

The Company sold various types of advance sale discount movie tickets with expirations dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company alleging its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California’s Business and Professions Code Section 17200 et seq. The Weaver compliant alleges that such corporate discount tickets constitute gift certificates subject to California’s prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and seeks declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The plaintiff likely intends to focus its restitution and disgorgement efforts on the Company’s expired, unredeemed discount tickets. The Company does not expect the outcome of this litigation to have a material impact on its operating results or financial position.

Other

Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company’s operating results, financial position or cash flows.

NOTE 9—STOCK-BASED COMPENSATION

Stock Option Plan

As permitted under SFAS No. 123, “Accounting for Stock Based Compensation,” (“SFAS No. 123”) the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board (“APB”) opinion No. 25, “Accounting for Stock Issued to Employees,” and related

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 9—STOCK-BASED COMPENSATION, CONTINUED

interpretations. No stock options were outstanding prior to November 2004. No stock-based compensation expense is reflected in the three months ended March 31, 2005, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant and there was no increase in value related to the stock appreciation rights issued in 2004.

On November 8, 2004, the Boards of Directors of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc., the Company’s Parent Companies, approved and these companies adopted a new Management Stock Option Plan (the “Option Plan”) providing for the granting of options to key employees of the Company. On November 8, 2004, under the Option Plan, the Boards of Directors of the Company’s Parent Companies granted stock options to participants thereunder to purchase up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 1, 2005, the Boards of Directors of the Parent Companies expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of LCE Holdings, Inc. and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 12, 2005, under the Option Plan the Company granted, to participants thereunder, stock options to purchase up to 1,313,617 shares of Class A Common Stock and 145,956 shares of Class L Common Stock of LCE Holdings, Inc. and 26,153 shares of Preferred Stock of LCE Intermediate Holdings, Inc. As the Company is a consolidated subsidiary of the Parent Companies, the aforementioned stock options have been accounted for as stock compensation in accordance with APB Opinion No. 25. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates from July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011. The weighted average exercise price of the options granted during the first quarter was $10.60 per share.

For purposes of the disclosure below, compensation costs for the Plan have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

Expected life (years)	7
Expected volatility	39.0%
Expected dividend yield	—
Risk free interest rate	4.39%

If the fair value method had been applied to stock option grants, the Company’s net loss for the three months ended March 31, 2005 would have changed as follows:

Net loss
As reported	$(17,069)
Deduct: total stock-based compensation expense determined under fair value method	(308)

Pro forma	$(17,377)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 10—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION

As of March 31, 2005, the Company had outstanding $315.0 million aggregate principal amount of 9% senior subordinated notes due 2014. These senior subordinated notes are fully and unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, subject to certain limited exceptions, by all of the Company’s wholly-owned existing and future domestic subsidiaries. The Company’s foreign subsidiaries, including Grupo Cinemex and its subsidiaries, and its domestic and foreign joint ventures do not guarantee the senior subordinated notes.

The following supplemental tables present condensed consolidating balance sheets for the Company and its subsidiary guarantors and subsidiary non-guarantors as of December 31, 2004 and March 31, 2005 and the condensed combined consolidating statements of operation and cash flows for the three months ended March 31, 2004 (Predecessor Company) and the three months ended March 31, 2005 (Successor Company).

Condensed Consolidating Balance Sheet as of December 31, 2004 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$58,523	$12,492	$—	$71,015
Other current assets	—	34,600	27,313	—	61,913

TOTAL CURRENT ASSETS	—	93,123	39,805	—	132,928
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	—	575,852	156,304	—	732,156

OTHER ASSETS
Goodwill	—	465,143	85,393	—	550,536
Investments in subsidiaries and partnerships	1,333,175	101,798	—	(1,319,396)	115,577
Other non-current assets	31,829	150,163	38,769	—	220,761

TOTAL ASSETS	$1,365,004	$1,386,079	$320,271	$(1,319,396)	$1,751,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$22,475	$128,506	$23,802	$—	$174,783

LONG-TERM DEBT	937,125	2,320	92,061	—	1,031,506
OTHER LONG-TERM LIABILITIES	14	122,539	17,726	—	140,279

TOTAL LIABILITIES	959,614	253,365	133,589	—	1,346,568

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	—	—	—	—	—
Additional paid-in capital	421,671	1,116,637	190,201	(1,306,838)	421,671
Accumulated other comprehensive income	6,577	—	6,591	(6,591)	6,577
Retained earnings/(deficit)	(22,858)	16,077	(10,110)	(5,967)	(22,858)

TOTAL STOCKHOLDERS’ EQUITY	405,390	1,132,714	186,682	(1,319,396)	405,390

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,365,004	$1,386,079	$320,271	$(1,319,396)	$1,751,958

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 10—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, CONTINUED

Condensed Consolidating Balance Sheet as of March 31, 2005 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$—	$36,466	$15,087	$—	$51,553
Other current assets	—	30,602	28,441	—	59,043

TOTAL CURRENT ASSETS	—	67,068	43,528	—	110,596
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	—	541,378	150,310	—	691,688

OTHER ASSETS
Goodwill	—	464,730	85,251	—	549,981
Investments in subsidiaries and partnerships	1,307,947	100,988	—	(1,292,849)	116,086
Other non-current assets	30,767	145,532	40,040	—	216,339

TOTAL ASSETS	$1,338,714	$1,319,696	$319,129	$(1,292,849)	$1,684,690

LIABILITIES AND STOCKHOLDERS’ EQUITY

TOTAL CURRENT LIABILITIES	$16,932	$113,456	$22,515	$—	$152,903

LONG-TERM DEBT	929,125	2,292	91,824	—	1,023,241
OTHER LONG-TERM LIABILITIES	2	99,243	16,646	—	115,891

TOTAL LIABILITIES	946,059	214,991	130,985	—	1,292,035

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	—	—	—	—	—
Additional paid-in capital	421,671	1,087,336	192,085	(1,279,421)	421,671
Accumulated other comprehensive income	10,911	—	10,913	(10,913)	10,911
Retained earnings/(deficit)	(39,927)	17,369	(14,854)	(2,515)	(39,927)

TOTAL STOCKHOLDERS’ EQUITY	392,655	1,104,705	188,144	(1,292,849)	392,655

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,338,714	$1,319,696	$319,129	$(1,292,849)	$1,684,690

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 10—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, CONTINUED

Condensed Combined Consolidating Statement of Operations for the

Three Months Ended March 31, 2004 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$120,753	$21,830	$—	$142,583
Concession	—	44,708	12,031	—	56,739
Other	—	6,818	3,560	—	10,378

Total operating revenues	—	172,279	37,421	—	209,700

EXPENSES
Theatre operations and other expenses	—	131,575	24,287	—	155,862
Cost of concessions	—	5,928	2,556	—	8,484
General and administrative	—	12,888	2,910	—	15,798
Depreciation and amortization	—	15,318	6,485	—	21,803

Gain on sale/disposal of theatres	—	(47)	—	—	(47)

Total operating expenses	—	165,662	36,238	—	201,900
INCOME FROM OPERATIONS	—	6,617	1,183	—	7,800

Interest expense, net	—	3,989	3,248	—	7,237
Equity (income)/loss in long-term investments	565	56	—	(2,046)	(1,425)

INCOME/(LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(565)	2,572	(2,065)	2,046	1,988
Income tax expense	—	492	2,466	—	2,958

INCOME/(LOSS) FROM CONTINUING OPERATIONS	(565)	2,080	(4,531)	2,046	(970)
Discontinued operations, net of tax	—	—	405	—	405

NET INCOME/(LOSS)	$(565)	$2,080	$(4,126)	$2,046	$(565)

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2005 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
REVENUES
Box office	$—	$114,849	$21,383	$—	$136,232
Concession	—	44,660	12,277	—	56,937
Other	—	6,980	2,351	—	9,331

Total operating revenues	—	166,489	36,011	—	202,500

EXPENSES
Theatre operations and other expenses	—	130,405	25,073	—	155,478
Cost of concessions	—	6,217	2,425	—	8,642
General and administrative	—	9,167	2,915	—	12,082
Depreciation and amortization	—	18,735	8,170	—	26,905
Gain on sale/disposal of theatres and other	—	—	—	—	—

Total operating expenses	—	164,524	38,583	—	203,107

INCOME/(LOSS) FROM OPERATIONS	—	1,965	(2,572)	—	(607)

Interest expense/(income), net	15,677	(582)	2,560	—	17,655
Equity (income)/loss in long-term investments	1,392	980	—	(3,452)	(1,080)

INCOME/(LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(17,069)	1,567	(5,132)	3,452	(17,182)
Income tax expense/(benefit)	—	275	(388)	—	(113)

NET INCOME/(LOSS)	$(17,069)	$1,292	$(4,744)	$3,452	$(17,069)

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 10—CONDENSED COMBINED CONSOLIDATING FINANCIAL INFORMATION, CONTINUED

Condensed Combined Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2004 (Predecessor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by/(Used in) Operating Activities	$—	$858	$(3,823)	$—	$(2,965)

INVESTING ACTIVITIES
Capital expenditures	—	(14,234)	(2,457)	—	(16,691)
Other investing activities	—	(978)	—	1,038	60

Net Cash Used in Investing Activities	$—	$(15,212)	$(2,457)	$1,038	$(16,631)

FINANCING ACTIVITIES
Repayment under Term Loan	—	(5,436)	—	—	(5,436)
Repayment under Priority Secured credit facility	—	(1,200)	—	—	(1,200)
Other financing activities	—	(255)	1,038	(1,038)	(255)

Net Cash Provided by/(Used in) Financing Activities	$—	$(6,891)	$1,038	$(1,038)	$(6,891)

Effect of exchange rate changes on cash and cash equivalents	—	—	53	—	53
Increase in cash and cash equivalents	—	(21,245)	(5,189)	—	(26,434)
Cash and cash equivalents at beginning of period	—	117,340	22,085	—	139,425

Cash and cash equivalents at end of period	$—	$96,095	$16,896	$—	$112,991

Condensed Consolidating Statement of Cash Flow for the Three Months Ended March 31, 2005 (Successor)

	Loews Cineplex Entertainment Corporation	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
OPERATING ACTIVITIES

Net Cash Provided by/(Used in) Operating Activities	$—	$(8,213)	$2,318	$—	$(5,895)

INVESTING ACTIVITIES
Capital expenditures	—	(3,932)	(1,315)	—	(5,247)
Other investing activities	—	(1,606)	—	1,638	32

Net Cash Used in Investing Activities	$—	$(5,538)	$(1,315)	$1,638	$(5,215)

FINANCING ACTIVITIES
Intercompany transfers	8,000	(8,000)	1,638	(1,638)	—
Repayments on U.S. Term Loan	(8,000)	—	—	—	(8,000)
Other financing activities	—	(306)	—	—	(306)

Net Cash Provided by/(Used in) Financing Activities	$—	$(8,306)	$1,638	$(1,638)	$(8,306)

Effect of exchange rate changes on cash and cash equivalents	—	—	(46)	—	(46)
Decrease in cash and cash equivalents	—	(22,057)	2,595	—	(19,462)
Cash and cash equivalents at beginning of period	—	58,523	12,492	—	71,015

Cash and cash equivalents at end of period	$—	$36,466	$15,087	$—	$51,553

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND PER SHARE DATA

AND AS OTHERWISE NOTED)

NOTE 11—SUBSEQUENT EVENT

On June 20, 2005, the Company’s parent holding company, LCE Holdings, Inc. entered into a definitive merger agreement with Marquee Holdings Inc., the holding company of AMC Entertainment Inc. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of the Company and AMC, the merger of LCE Holdings, Inc. with and into Marquee Holdings, Inc. with Marquee Holdings, Inc. continuing as the holding company of the merged businesses, and the merger of the Company and AMC Entertainment Inc., with AMC Entertainment Inc. continuing after the merger. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type including antitrust approval and completion of financing to refinance our U.S. senior secured credit facility and the senior secured credit facility of AMC Entertainment Inc.

Each of the parties to the merger agreement has made customary representations, warranties and covenants, including, among others, (i) to conduct their respective businesses in the ordinary course prior to consummation of the merger, (ii) to use reasonable best efforts to obtain regulatory approval, including antitrust approval under the Hart-Scott-Rodino Act and (iii) to cooperate in connection with the refinancing of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation.

If the merger is consummated, the Sponsors and certain members of the Company’s management would receive approximately 40% of the outstanding common stock of Marquee Holdings, Inc., the surviving holding company, in exchange for their equity in LCE Holdings, Inc. Upon the consummation of a merger, the shareholders of Marquee Holdings Inc., the surviving holding company, would enter into a stockholders agreement that would provide for the governance of Marquee Holdings Inc. The current owners of Marquee Holdings Inc. would be entitled to appoint five directors with a majority of the votes of the board of directors. The current owners of LCE Holdings, Inc. would be entitled to appoint four directors. The terms of the stockholders agreement would also require the consent of a specified majority of the stockholders in order to approve many types of transactions.

FINANCIAL STATEMENTS OF 50 PERCENT OR LESS OWNED PERSONS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of

Megabox Cineplex, Inc.

In our opinion, the accompanying balance sheet and the related statement of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Megabox Cineplex, Inc. (the “Company”) as of December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ Samil PricewaterhouseCoopers

May 2, 2005

Seoul, KOREA

Samil PricewaterhouseCoopers is the Korean member firm of the PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

MEGABOX CINEPLEX, INC.

BALANCE SHEETS

DECEMBER 31, 2003 AND 2004

	2003 Unaudited		2004		2004 Unaudited
	(in Thousands of Korean Won)				(US Dollars, Note 3)
Assets
Current assets
Cash and cash equivalents	(Won)	7,075,695	(Won)	5,403,993	$5,220,745
Short-term financial instruments		1,000,000		1,000,000	966,090
Trade accounts receivable, net of allowance of (Won)551,133 thousand in 2003 and (Won)793,930 thousand in 2004		1,992,214		1,827,036	1,765,082
Other receivables, net of allowance of (Won)14,508 thousand in 2003 and (Won)842 thousand in 2004		52,120		3,357,819	3,243,956
Current deferred income tax assets		493,362		428,600	414,066
Other current assets		326,500		338,189	326,721

Total current assets		10,939,891		12,355,637	11,936,660
Leasehold deposits, net of allowance of (Won)500,000 thousand in 2003		27,632,521		33,443,917	32,309,842
Property and equipment, net		34,284,509		40,462,698	39,090,617
Other assets		952,625		4,009,159	3,873,209

Total assets	(Won)	73,809,546	(Won)	90,271,411	$87,210,328

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	(Won)	8,387,704	(Won)	7,847,221	$7,581,124
Other accounts payable		3,671,052		8,983,565	8,678,933
Deferred revenue		995,085		942,241	910,290
Income tax payable		3,019,472		2,955,151	2,854,943
Capital lease obligations		1,313,562		127,619	123,291
Other current liabilities		528,805		611,347	590,616

Total current liabilities		17,915,680		21,467,144	20,739,197
Leasehold deposits payable		4,778,091		6,147,470	5,939,011

Total liabilities		22,693,771		27,614,614	26,678,208

Commitments and contingencies (Note 7)

Shareholders’ equity
Common stock, (Won)5,000 par value, authorized 12,000,000 shares, issued and outstanding 5,328,644 shares at December 31, 2003 and 2004		26,583,535		26,583,535	25,682,094
Additional paid in capital		5,304,724		5,304,724	5,124,842
Retained earnings		19,227,516		30,768,538	29,725,184

Total shareholders’ equity		51,115,775		62,656,797	60,532,120

Total liabilities and shareholders’ equity	(Won)	73,809,546	(Won)	90,271,411	$87,210,328

The accompanying notes are an integral part of these financial statements.

MEGABOX CINEPLEX, INC.

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	2002 Unaudited		2003 Unaudited		2004		2004 Unaudited
	(in Thousands of Korean Won)						(US Dollars, Note 3)
Revenues
Admissions	(Won)	54,816,974	(Won)	65,209,947	(Won)	71,494,503	$69,070,141
Concessions		11,242,367		14,107,614		14,527,586	14,034,959
Others		4,718,051		5,159,437		8,920,690	8,618,191

		70,777,392		84,476,998		94,942,779	91,723,291
Cost and expenses
Film exhibition costs		29,126,322		34,372,511		37,418,021	36,149,185
Concession costs		2,725,775		3,396,114		3,488,737	3,370,435
Loss on disposal of property and equipment		1,474,171		136,282		—	—
Advertisement and promotion		2,423,838		2,915,180		3,083,822	2,979,250
General and administrative expenses		22,800,771		27,883,498		31,673,210	30,599,178
Depreciation and amortization expenses		3,103,562		3,781,740		4,050,070	3,912,733

		61,654,439		72,485,325		79,713,860	77,010,781

Operating income		9,122,953		11,991,673		15,228,919	14,712,510
Interest income		120,178		114,146		431,515	416,882
Interest expense		(875,826)		(177,498)		(62,352)	(60,238)
Other income, net		420,536		580,365		826,989	798,947

		(335,112)		517,013		1,196,152	1,155,591
Income before income taxes		8,787,841		12,508,686		16,425,071	15,868,101
Income tax expense		2,592,372		3,758,941		4,884,049	4,718,431

Net income	(Won)	6,195,469	(Won)	8,749,745	(Won)	11,541,022	$11,149,670

The accompanying notes are an integral part of these financial statements

MEGABOX CINEPLEX, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	Common Stock		Additional paid-in capital		Retained earnings		Total
	(in Thousands of Korean Won)
Balances at January 1, 2002 (unaudited)	(Won)	24,339,515	(Won)	—	(Won)	4,282,302	(Won)	28,621,817
Issuance of common stock		2,244,020		5,304,724		—		7,548,744
Net income		—		—		6,195,469		6,195,469

Balances at December 31, 2002 (unaudited)	(Won)	26,583,535	(Won)	5,304,724	(Won)	10,477,771	(Won)	42,366,030
Net income		—		—		8,749,745		8,749,745

Balances at December 31, 2003 (unaudited)	(Won)	26,583,535	(Won)	5,304,724	(Won)	19,227,516	(Won)	51,115,775
Net income		—		—		11,541,022		11,541,022

Balances at December 31, 2004	(Won)	26,583,535	(Won)	5,304,724	(Won)	30,768,538	(Won)	62,656,797

Unaudited
	(US Dollars, Note 3)
Balances at December 31, 2003		$25,682,094		$5,124,842		$18,575,514		$49,382,450
Net income		—		—		11,149,670		11,149,670

Balances at December 31, 2004		$25,682,094		$5,124,842		$29,725,184		$60,532,120

The accompanying notes are an integral part of these financial statements.

MEGABOX CINEPLEX, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

	2002 Unaudited		2003 Unaudited		2004		2004 Unaudited
	(in Thousands of Korean Won)						(US Dollars, Note 3)
Cash flows from operating activities
Net income	(Won)	6,195,469	(Won)	8,749,745	(Won)	11,541,022	$11,149,670
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expenses		3,103,562		3,781,740		4,050,070	3,912,733
Loss on disposal of property and equipment		1,474,171		136,282		—	—
Bad debt expenses		7,727		529,661		243,147	234,902
Reversal of allowance for doubtful accounts		—		—		(294,845)	(284,847)
Deferred income tax provision		(142,408)		(513,022)		(61,213)	(59,137)
Others		109,839		513,929		(21,339)	(20,616)
Changes in operating assets and liabilities
Increase in trade accounts receivable		(670,705)		(376,371)		(77,970)	(75,326)
Decrease (increase) in other receivables		(1,722)		2,781,231		(1,556,934)	(1,504,139)
Decrease (increase) in other current assets		(35,030)		40,295		(11,687)	(11,291)
Decrease (increase) in other assets		2,437,357		(298,500)		(2,140,000)	(2,067,433)
Increase (decrease) in trade accounts payable		2,444,414		254,866		(540,483)	(522,155)
Increase (decrease) in other accounts payable		1,710,622		(3,451,296)		5,312,513	5,132,367
Increase (decrease) in deferred revenue		255,190		617,931		(52,844)	(51,052)
Increase (decrease) in other current liabilities		(40,188)		(30,113)		82,542	79,742
Increase in income tax payable		147,388		1,114,298		(64,321)	(62,140)

Net cash provided by operating activities		16,995,686		13,850,676		16,407,658	15,851,278

Cash flows from investing activities
Decrease in short-term financial instruments		950,000		50,000		—	—
Proceeds from disposal of property and equipment		568,600		25,802		—	—
Increase in leasehold deposits		(5,727,360)		(5,181,341)		(7,811,396)	(7,546,513)
Acquisition of property and equipment		(11,111,671)		(1,593,270)		(10,394,620)	(10,042,141)

Net cash used in investing activities		(15,320,431)		(6,698,809)		(18,206,016)	17,588,654)

Cash flows from financing activities
Increase in leasehold deposits payable		533,936		1,335,155		1,369,379	1,322,944
Issuance of common stock		7,548,744		—		—	—
Payment of capital lease obligations		(4,986,539)		(992,896)		(1,242,723)	(1,200,583)
Decrease in short-term borrowings		(3,999,949)		(3,000,000)		—	—

Net cash provided by (used in) financing activities		(903,808)		(2,657,741)		126,656	122,361

Net increase (decrease) in cash and cash equivalents		771,447		4,494,126		(1,671,702)	(1,615,015)
Cash and cash equivalents
Beginning of year		1,810,122		2,581,569		7,075,695	6,835,760

End of year	(Won)	2,581,569	(Won)	7,075,695	(Won)	5,403,993	$5,220,745

Supplemental cash flow information
Cash paid for interest	(Won)	913,871	(Won)	177,498	(Won)	62,352	$60,238
Cash paid for taxes		2,587,392		3,162,944		5,009,582	4,839,708

The accompanying notes are an integral part of these financial statements.

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

1. The Company

Megabox Cineplex, Inc. (the “Company”) was incorporated on November 16, 1999, pursuant to the laws of the Republic of Korea, to engage in the entertainment business through operating multiplex theaters. The Company operates 7 movie theaters comprising 66 screens in Seoul, Busan, Suwon, Daegu, Haewoondae, Cheonju and Ulsan. The Company intends to open more theaters in the future and currently has agreed to lease two additional theaters in Seoul that are under construction.

The primary business of the Company is the operation of motion picture theaters which generate revenues principally through admissions and concessions sales. The Company considers itself to be in a single segment. Ten major distributors in the motion picture industry produced films which accounted for approximately 88% of the Company’s admission revenues in 2004.

On July 31, 2002, Loews Cineplex Entertainment Corporation (“Loews”) acquired 1,015,518 shares that had been held by the Company’s parent, Mediaplex, Inc. (“Mediaplex”) In addition to the shares acquired by Loews from Mediaplex, the Company issued 448,804 additional shares to Loews. As a result, effective July 31, 2002, Loews owns 50% of the Company, with Mediaplex owning the other 50% as shown in the following table.

	Number of shares	Percentage of ownership
Mediaplex	2,664,322	50%
Loews	2,664,322	50%

Shares Outstanding	5,328,644	100%

Mediaplex is majority owned by Orion Corp, a large Korean conglomerate specializing in entertainment and snack food businesses.

2. Summary of Significant Accounting Policies

The significant accounting policies followed by the Company in the preparation of its financial statements are summarized below:

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below.

Unaudited Periods

The Company’s Balance Sheet as of December 31, 2003 and the Statements of Income, Statements of Changes in Shareholders’ Equity and Statements of Cash Flows for the years ended December 31, 2002 and 2003 are unaudited. Management believes these financial statements include all adjustments necessary for a fair statement of the Company’s financial position and results of operations and cash flows for these periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts in

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

the financial statements and accompanying notes. Actual results could differ from those estimates and such difference could be material. Management’s most significant estimates are insurance reserves, bonus accruals, impairments, property and income taxes, bad debt reserves and litigation reserves.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of three months or less at the date of purchase and consist primarily of money market accounts and deposits.

Short-term Financial Instruments

Short-term financial instruments represent time deposits with local Korean Banks with maturities greater than three months but less than twelve months.

Trade Accounts Receivable

Trade accounts receivable are reported at the principal amount outstanding. Interest is generally not accrued on such receivables due to their short-term nature.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts and notes receivable based on specific analysis of impaired receivables and the aggregate estimated collectibility of remaining receivables. Such receivables are charged off when deemed to be uncollectible.

Inventories

Inventories, principally concessions and theater supplies, are stated at the lower of cost or market, with cost being determined using the weighted average method. If the net realizable value of inventory is less than its cost, the carrying amount is reduced to the net realizable value.

Property and Equipment

The cost of property and equipment includes purchase costs or construction costs, such as incidental costs directly related to preparing the property and equipment for use.

Property and equipment are carried at cost less accumulated depreciation (adjusted by recognized impairments). Assets held for disposal are reported at the lower of the asset’s carrying amount or its fair value less costs to sell. Amortization of assets recorded under capital leases is included with depreciation expense. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as described below:

Classification	Estimated useful lives
Building and structures	5-20 years
Machinery and equipment	10 years
Furniture and fixtures	5 years
Vehicles	5 years
Others	5 years

Routine maintenance and repairs are charged to current operations as incurred. Betterments and renewals, enhancing the value of the assets, are capitalized.

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

Impairment of Property and Equipment

The Company accounts for its property and equipment in accordance with the Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company considers a trend of operating results that are not in agreement with management’s expectations to be an indicator of potential impairment. An additional impairment indicator used by management is the existence of competition in a market, either from third parties or from the Company’s own expansion. For purposes of SFAS No. 144, property and equipment are evaluated for impairment at the theater level except when multiple theaters are located in the same geographical area. The Company deems a theater or market to be impaired if a forecast of undiscounted future operating cash flows directly related to the theater or market, including estimated disposal value if any, is less than its carrying amount. If a theater or market is determined to be impaired, the loss is measured as the amount by which the carrying amount of the theaters within the market exceeds its fair value. Fair value is based on management’s estimates, which are based on using the best information available, including prices for similar theaters or the results of valuation techniques such as discounting estimated future cash flows. Considerable judgment is necessary to estimate fair value, including discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Lease Transactions

The Company accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreement. Machinery and equipment acquired under capital lease agreements are recorded at cost as property and equipment and depreciated using the straight-line method over their estimated useful lives. In addition, the present value of aggregate lease payments are recorded as obligations under capital leases. Interest is amortized over the lease period using the effective interest rate method.

In addition to capital leases, the Company has various non-cancelable operating lease agreements. Most of the Company’s lease agreements require the Company to advance a substantial non-interest bearing leasehold deposit to the landlord for the landlord’s use during the lease term. Upon expiration of the lease term, the landlord is obligated to return the amount deposited to the Company. However, the Company is exposed to the risk that the landlord may have insufficient liquidity to be able to refund the Company’s deposit. To mitigate this risk, the Company secures a lien position in the property and may initiate foreclosure procedures to recover its deposit. These deposits are classified as leasehold deposits in the Company’s financial statements. In addition, certain leases require additional amounts to be paid contingent on the Company’s monthly theater revenue. Leases are generally renewable after 10 to 20 years. Additionally, operating leases also require the Company to pay property taxes, common area maintenance, insurance and repairs on a monthly basis. For financial statement purposes, rent expense is determined based on contingent amounts payable as a percentage of the Company’s theater revenue.

Subleases

For certain theater locations, the Company subleases space to retail establishments. Generally, these subleases require the counterparty to place a non-interest bearing leasehold deposit with the Company for the duration of the lease term and also make fixed monthly rent payments or rent payments based on a percentage of the counterparty’s monthly revenue. These deposits are classified as leasehold deposits payable in the Company’s Balance Sheets.

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

Revenue is recognized from fixed monthly rental arrangements on a straight-line basis, unless collectibility is uncertain. Revenue from contingent rental arrangements is recognized when amounts are determinable and receivable from sublessees. Contingent rental revenue amounted to (Won)1,354,243 (unaudited), (Won)1,021,554 (unaudited) and (Won)681,734 for the years ended December 31, 2002, 2003 and 2004, respectively.

Sublease agreements also generally require monthly payments from sublessees for common area maintenance, which is recognized by the Company as revenue on a gross basis.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Advertising

The Company expenses advertising costs when incurred. Advertising expense amounted to (Won)2,423,838 (unaudited), (Won)2,915,180 (unaudited) and (Won)3,083,822 for the years ended December 31, 2002, 2003 and 2004, respectively.

Points Program

The Company has a bonus point program to reward regular customers. Related to this program, the Company defers a portion of revenue based on estimated customer redemption rates. The Company recognizes revenue subsequently when the points are redeemed or expire.

Severance Plan

Employees and directors with one or more years of service are entitled to receive annual payments based on their current rate of pay. The accrual for the severance liability approximates the amount that would be payable assuming all eligible employees and directors were to terminate their employment at the respective balance sheet date.

Revenue Recognition

Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theater and when services are provided for the leasing and advertisement business.

3. Convenience Translation in United States Dollar Amounts (Unaudited)

The Company reports its financial statements in the Korean Won. The United States dollar (“US dollar”) amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader, and have been converted at the rate of 1,035.1 Korean Won to one US dollar, which is the noon buying rate of the US Federal Reserve Bank of New York in effect on December 31, 2004. Such translations should not

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

be construed as representations that the Korean Won amounts represent, have been, or could be, converted into US dollars at that or any other rate. The US dollar amounts are unaudited and are not presented in accordance with generally accepted accounting principles either in Korea or the United States of America.

4. Property and Equipment

Property and equipment as of December 31, 2003 and 2004 consist of the following:

	2003		2004
	Unaudited
Building and structures	(Won)	30,980,323	(Won)	37,130,634
Machinery and equipment		6,525,103		9,015,373
Furniture and fixtures		5,626,687		6,964,124
Vehicles		231,210		287,990
Other		443,785		629,687
Construction in-progress		68,400		74,000

Total property and equipment	(Won)	43,875,508	(Won)	54,101,808
Less: accumulated depreciation		(9,590,999)		(13,639,110)

	(Won)	34,284,509	(Won)	40,462,698

During 2003, the Company moved its headquarters offices. Leasehold improvements of (Won)90,479 (unaudited) which could not be moved to the new location were written-off. The Company also closed two of its theaters located in Seoul, one in 2003 and one in 2002. Related to these closures, the Company wrote off fixtures and equipment that could not be utilized in other locations amounting (Won)45,562 (unaudited) in 2003 and (Won)175,608 (unaudited) in 2002. All of these write-offs were recorded through depreciation in the Company’s income statement.

5. Troubled Debt Restructuring

In 2002, Megabox entered into a lease agreement with a Korean lessor to open a new theater in the Seoul area. The lessor began construction on the theater and as part of the lease agreement, Megabox paid an advance deposit of (Won)1,000,000. In 2003, the lessor declared bankruptcy and entered into liquidation. During 2003, Megabox setup an allowance of (Won)500,000 related to its deposit and petitioned the courts to secure its claim, claiming return of its deposit and an additional amount for damages. During 2004, the court fixed the Company’s claim at (Won)1,160,000, which is scheduled to be repaid by the end of 2007 along with interest at a rate of 1% per annum. The repayment schedule determined by the court is as follows:

	Principal		Interest		Total
Payment Date:
December 31, 2004 (paid)	(Won)	10,000	(Won)	13,825	(Won)	23,825
December 31, 2005		10,000		11,500		21,500
December 31, 2006		570,000		11,400		581,400
December 31, 2007		570,000		5,700		575,700

Total	(Won)	1,160,000	(Won)	42,425	(Won)	1,202,425

As a result of the restructuring of the receivable, the Company reduced its allowance for bad debt to (Won)198,323, which represents a present value discount related to future expected cash flows. As the Company

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

receives payments, it will record interest income at the rate of 9.1% offset by a reduction in its allowance. As of December 31, 2004, details of the book value of the Company’s remaining outstanding receivables are as follows:

	Principal		Allowance for bad debt		Book value
Deposit due from lessor	(Won)	1,150,000	(Won)	198,323	(Won)	951,677
Transfer to current portion		(10,000)		(841)		(9,159)

Total	(Won)	1,140,000	(Won)	197,482	(Won)	942,518

6. Accrued Severance Benefits

Changes in accrued severance benefits for the years ended December 31, 2002, 2003 and 2004 are as follows:

	2002		2003		2004
	Unaudited		Unaudited
Beginning of the year	(Won)	56,777	(Won)	—	(Won)	37,026
Provision during the year		402,065		539,904		535,458
Payments during the year		(458,842)		(502,878)		(503,075)

End of the year	(Won)	—	(Won)	37,026	(Won)	69,409

Future annual severance payments are estimated as follows:

For the year ended December 31	Annual payments
2005	(Won) 503,075
2006	503,075
2007	503,075
2008	503,075
2009	503,075
2010-2014	(Won)2,515,375

The above amounts were determined based on the current employee salary rates and the number of service years that will be accumulated upon retirements. These amounts do not include amounts that might be paid to employees that will cease working for the Company before their normal retirement age.

7. Commitments and Contingencies

Bank Facilities

As of December 31, 2004, the Company has entered into loan agreements with several banks. These facilities are primarily used for working capital purposes during the start-up phase of new theaters. Loan facilities available in aggregate as of December 31, 2004 are as follows:

Type	Facility limit		Balance Outstanding
General loans	(Won)	17,000,000	(Won)	—
Issuance of commercial paper and revolving loans		20,000,000		—
Funding facility for notes payable issued by the Company		10,000,000		3,708,000

	(Won)	47,000,000	(Won)	3,708,000

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

There were no amounts outstanding as of December 31, 2003.

The above facilities generally expire within one year if not renewed and do not require commitment fees. Such facilities may be withdrawn or canceled at either the request of the Company or the financial institution. All facilities are unsecured, but personally guaranteed by the Company’s CEO.

Lease Agreements and Commitments

As of December 31, 2004, the Company has capital lease agreements for six vehicles. Future lease payments under these agreements are as follows:

For the year ended December 31	Annual lease payments
2005	(Won)	63,589
2006		53,127
2007		41,677

Total rental payments		158,393
Less amount representing interest		(30,774)

Capital lease obligations	(Won)	127,619

For most of its theater leases, the Company placed a non-interest bearing leasehold deposit with the landlord and is also required to pay monthly rent based on a percentage of the applicable theater’s revenue. Contingent rental expenses amounted to (Won)3,903,053 (unaudited), (Won)5,144,288 (unaudited) and (Won)6,196,520 for the years ending December 31, 2002, 2003 and 2004, respectively.

As of December 31, 2004, the Company has agreed to lease two new theaters in the Seoul area, which are currently under construction. In accordance with the lease agreement, the Company provided (Won)1,600,000 as leasehold deposits, and upon completion of the theaters the Company will be required to provide additional leasehold deposits amounting to (Won)4,400,000.

Subject to various sublease and advertising arrangements, the Company receives leasehold deposits from sub-leasees or customers. As of December 31, 2004, based on contractual expiration dates and not considering any renewal options, the Company is obligated to return leasehold deposits to sublessees or customers as follows:

For the year ended December 31	Deposits Payable
2005	(Won)	1,695,470
2006		1,200,000
2007		530,000
2008		1,600,000
2009		900,000

	(Won)	5,925,470

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

Litigation

As of December 31, 2004, the Company is involved in various lawsuits as described below, of which the outcomes are uncertain at this stage.

Description	Plaintiff	Amount of claim		Portion currently recorded as other receivables
Claim for return of contract deposits and penalty payment	The Company	(Won)	3,294,000	(Won)	1,665,600
Claim for return of contract deposits and penalty payment	The Company		3,085,000		1,559,500
Claim for check payment	The Company		1,950,000		—

Totals		(Won)	8,329,000	(Won)	3,225,100

In addition, the Company is a defendant in a lawsuit filed by a lessor requesting an increase in a leasehold deposit amounting to (Won)10,000,000 as of December 31, 2004. The Company believes that, although the outcome of this matter is uncertain, the ultimate resolution would not result in a material loss for the Company. Accordingly, no provision for potential losses arising from such claims against the Company is reflected in the accompanying financial statements.

8. Capital Stock

According to its Articles of Incorporation, the Company is authorized to issue 12,000,000 common shares with a par value of (Won)5 per share. As of December 31, 2004, the Company’s common stocks issued and outstanding consist of 5,328,644 shares. The Company is also authorized to issue up to 3,300,000 shares of convertible preferred stock which is entitled to receive cash dividends of 0.1% or more per annum per share.

Classification	No. of shares issued	Common stock		Additional paid in capital
Established (November 16,1999)	2,400,000	(Won)	12,000,000	(Won)	—
Issuance (November 11, 2000)	2,479,840		12,339,515		—
Issuance (July 31, 2002)	448,804		2,244,020		5,304,724

	5,328,644	(Won)	26,583,535	(Won)	5,304,724

9. Restricted Retained Earnings

The Company has appropriated (Won)1,500,000 from retained earnings as a business development reserve. Under Korean law, this reserve is not available for the payment of cash dividends, but may be transferred to capital stock or used to reduce accumulated deficit, if any.

10. Income Taxes

Income tax expense for the years ended December 31, 2002, 2003 and 2004 is as follows:

	2002		2003		2004
	Unaudited		Unaudited
Current income taxes	(Won)	2,734,780	(Won)	4,271,963	(Won)	4,945,262
Deferred income taxes		(142,408)		(513,022)		(61,213)

Income tax expense	(Won)	2,592,372	(Won)	3,758,941	(Won)	4,884,049

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

A reconciliation of income taxes at statutory rates to actual tax expense is as follows:

	2002 Unaudited		2003 Unaudited		2004

Income before income taxes	(Won)	8,787,841	(Won)	12,508,686	(Won)	16,425,071
Statutory income tax rate		29.7%		29.7%		29.7%
Income tax provision at the statutory rate		2,596,789		3,701,880		4,865,046
Effect of future tax rate changes on temporary items		—		47,605		8,268
Permanent differences from taxable income or expense, net		(4,417)		9,456		28,335
Tax credit		—		—		(17,600)

	(Won)	2,592,372	(Won)	3,758,941	(Won)	4,884,049

Effective income tax rates		29.5%		30.1%		29.7%

In accordance with Korea’s Revised Corporate Income Tax Law, enacted in 2003 and effective from January 1, 2005, the statutory tax rate applicable to the Company for the fiscal years beginning January 1, 2005, was amended from 29.7% to 27.5%.

Tax effects of major cumulative temporary differences as of December 31, 2003 and 2004 are as follows:

	2003 Unaudited		2004
Current deferred income tax assets
Deferred revenue	(Won)	276,926	(Won)	259,116
Other current liabilities		10,182		19,296
Allowance for doubtful accounts		208,509		161,544

		495,617		439,956
Current deferred income tax liabilities
Accrued income		(2,255)		(11,356)

Current deferred income tax assets, net	(Won)	493,362	(Won)	428,600

	2003 Unaudited		2004
Non-current deferred income tax assets
Property and equipment	(Won)	143,834	(Won)	269,809

The management of the Company believes that it is more likely than not that future expected income will be enough to utilize the deductible temporary differences expiring in each fiscal year and accordingly, deferred income tax assets are deemed to be realizable as of December 31, 2004.

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

11. Related Party Transactions

As discussed in Note 1, the Company is 50% owned by Mediaplex. and Loews Cineplex Entertainment Corporation, respectively. A description of each affiliate and their business relationship with the Company is as follows:

Affiliate	Description

Mediaplex related affiliates:

Orion Corp	Parent company of Mediaplex

Mediaplex	Holding company, owns 50% of Megabox. Shares office space with Megabox.

Showbox	Movie distributor 72% owned by Mediaplex until December 2003. Merged with Mediaplex in December 2003. Distributed films to Megabox for showing. Admission revenue from such showings was usually shared between Megabox and Showbox. Also shared office space with Megabox.

Orion Cinema Network Inc.	Sponsor for intermission advertising commercials. Affiliate of Orion Corp.

Ongame Network Inc.	Sublessee to Megabox and affiliate of Orion Corp

RiseON Inc.	Sponsor for intermission advertising commercials. Affiliate of Orion Corp.

Orion Corp. Yongsan DC, Inc.	Sponsor for intermission advertising commercials. Affiliate of Orion Corp.

Orion Leports, Inc.	Sponsor for intermission advertising commercials. Affiliate of Orion Corp.

Orion Frito-Lay Corp.	Snack food distributor, affiliate of Orion Corp, the Company performs marketing activities for this related party

Sports TOTO Co., Ltd.	Lottery operator, affiliate of Orion Corp, the Company performs marketing activities for this related party

Onmedia, Inc.	Cable network operator, affiliate of Orion Corp

Loews related affiliates	No commercial transactions with any affiliate with Loews.

MEGABOX CINEPLEX, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2002 (UNAUDITED), 2003 (UNAUDITED) AND 2004

(AMOUNTS IN THOUSANDS OF KOREAN WON)

Significant transactions which occurred in the normal course of business with related companies for the years ended December 31, 2002, 2003 and 2004, and the related balances outstanding as of December 31, 2003 and 2004, are summarized as follows:

2002—Unaudited

	Sales		Purchases		Other expenses		Receivables		Payables
Orion Corp	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	17,124
Orion Cinema Network Inc.		14,500		—		—		—		—
Onmedia, Inc.		—		7,000		—		—		—
Showbox, Inc.		—		936,977		—		—		—

	(Won)	14,500	(Won)	943,977	(Won)	—	(Won)	—	(Won)	17,124

2003—Unaudited

	Sales		Purchases		Other expenses		Receivables		Payables
Orion Cinema Network Inc.	(Won)	4,200	(Won)	—	(Won)	3,709	(Won)	—	(Won)	—
Showbox, Inc.		21,200		1,770,883		—		—		—
Mediaplex		4,200		45,553		—		—		50,109
Ongame Network Inc.		800		—		—		—		—
Orion Frito-Lay Corp.		112,000		—		—		31,900		—
RiseON Inc.		1,850		—		—		—		—
Sports TOTO Co., Ltd.		3,314		—		—		—		—
Orion Corp. Yongsan DC, Inc.		—		6,727		—		—		—
Orion Leports, Inc.		—		260,313		—		—		97,625

	(Won)	147,564	(Won)	2,083,476	(Won)	3,709	(Won)	31,900	(Won)	147,734

2004

	Sales		Purchases		Other expenses		Receivables		Payables
Mediaplex related affiliates:
Orion Cinema Network Inc.	(Won)	3,000	(Won)	—	(Won)	—	(Won)	3,300	(Won)	—
Mediaplex		144,461		7,877,075		—		11,000		387,250
Ongame Network Inc.		463,116		—		—		—		—
RiseON Inc.		7,900		—		—		—		—
Orion Corp. Yongsan DC, Inc.		—		—		4,061		—		—
Orion Leports, Inc.						281,063

	(Won)	618,477	(Won)	7,877,075	(Won)	285,124	(Won)	14,300	(Won)	387,250

As of December 31, 2003 and 2004, the Company made loans of (Won)120,000 and (Won)110,000 to its employees, respectively.

OTHER FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries, (the “Successor”), at March 31, 2005, and the results of their operations and their cash flows for the period from July 16, 2004 (date of inception) through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Kansas City, Missouri

June 21, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF AMC ENTERTAINMENT INC.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of AMC Entertainment Inc. and its subsidiaries (the “Predecessor”) at April 1, 2004, and the results of their operations and their cash flows for the period from April 2, 2004 through December 23, 2004 and for each of the two fiscal years in the period ended April 1, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Kansas City, Missouri

June 21, 2005

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$320,025	$907,509	$1,219,393	$1,212,204
Concessions	123,117	344,685	456,990	468,578
Other theatre	15,193	46,840	53,983	48,600
NCN and other	10,467	38,811	52,454	55,693

Total revenues	468,802	1,337,845	1,782,820	1,785,075

Costs and Expenses
Film exhibition costs	164,873	485,018	649,380	660,982
Concession costs	13,700	41,244	51,259	54,912
Theatre operating expense	111,553	310,815	419,619	438,605
Rent	87,648	243,711	314,024	300,377
NCN and other	10,461	31,440	46,847	52,444
General and administrative:
Stock based compensation	1,201	—	8,727	2,011
Merger and acquisition costs	22,268	42,732	5,508	1,128
Management fee	500	—	—	—
Other	13,721	34,554	48,356	64,965
Preopening expense	39	1,292	3,858	3,227
Theatre and other closure expense	1,267	10,758	4,068	5,416
Restructuring charge	4,926	—	—	—
Depreciation and amortization	46,084	92,091	124,572	126,994
Impairment of long-lived assets	—	—	16,272	19,563
Disposition of assets and other gains	(302)	(2,715)	(2,590)	(1,385)

Total costs and expenses	477,939	1,290,940	1,689,900	1,729,239

Other expense (income)
Other expense (income)	(6,778)	—	13,947	—
Interest expense
Corporate borrowings	39,668	66,851	66,963	65,585
Capital and financing lease obligations	2,047	7,408	10,754	12,215
Investment income	(2,511)	(6,476)	(2,861)	(3,502)

Total other expense	32,426	67,783	88,803	74,298

Earnings (loss) from continuing operations before income taxes	(41,563)	(20,878)	4,117	(18,462)
Income tax provision (benefit)	(6,800)	15,000	11,000	10,000

Loss from continuing operations	(34,763)	(35,878)	(6,883)	(28,462)
Loss from discontinued operations, net of income tax benefit	—	—	(3,831)	(1,084)

Net loss	$(34,763)	$(35,878)	$(10,714)	$(29,546)

Preferred dividends	—	104,300	40,277	27,165

Loss for shares of common stock	$(34,763)	$(140,178)	$(50,991)	$(56,711)

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Assets
Current assets:
Cash and equivalents	$70,949	$333,248
Receivables, net of allowance for doubtful accounts of $862 and $1,118 as of March 31, 2005 and April 1, 2004, respectively	42,615	39,812
Other current assets	65,972	62,676

Total current assets	179,536	435,736
Property, net	854,463	777,277
Intangible assets, net	189,544	23,918
Goodwill	1,401,740	71,727
Deferred income taxes	50,619	143,944
Other long-term assets	114,046	53,932

Total assets	$2,789,948	$1,506,534

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$121,146	$107,234
Accrued expenses and other liabilities	119,622	112,386
Deferred revenues and income	70,284	76,131
Current maturities of corporate borrowings and capital and financing lease obligations	3,445	2,748

Total current liabilities	314,497	298,499
Corporate borrowings	1,161,970	686,431
Capital and financing lease obligations	62,025	58,533
Other long-term liabilities	350,490	182,467

Total liabilities	1,888,982	1,225,930

Commitments and contingencies
Stockholder’s equity:
Series A Convertible Preferred Stock, 66 2/3¢ par value; 0 shares issued and outstanding as of March 31, 2005 and 299,477 shares issued and outstanding as of April 1, 2004 (aggregate liquidation preference of $0 and $304,525 as of March 31, 2005 and April 1, 2004, respectively)	—	200
Common Stock, 1 share issued as of March 31, 2005 with 1¢ par value and 33,889,753 shares issued as of April 1, 2004 with 66 2/3¢ par value	—	22,593
Convertible Class B Stock, 66 2/3¢ par value; 0 shares issued and outstanding as of March 31, 2005 and 3,051,597 shares issued and outstanding as of April 1, 2004	—	2,035
Additional paid-in capital	935,344	469,498
Accumulated other comprehensive income (loss)	385	(1,993)
Accumulated deficit	(34,763)	(210,716)
Common Stock in treasury, at cost, 0 shares as of March 31, 2005 and 77,997 shares as of April 1, 2004	—	(1,013)

Total stockholder’s equity	900,966	280,604

Total liabilities and stockholder’s equity	$2,789,948	$1,506,534

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(34,763)	$(35,878)	$(10,714)	$(29,546)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	46,084	92,091	124,572	126,994
Non-cash portion of special and stock-based compensation	1,201	—	8,727	12,549
Non-cash portion of pension and postretirement expense	1,815	5,273	6,029	3,526
Impairment of long-lived assets	—	—	16,272	19,563
Deferred income taxes	(5,182)	10,578	14,547	(1,286)
Disposition of assets and other gains	(2)	(294)	(2,590)	(1,385)
Loss on sale—discontinued operations	—	—	5,591	—
Loss on repurchase of Notes due 2009 and 2011	—	—	13,947	—
Change in assets and liabilities, net of effects from acquisitions
Receivables	11,228	(24,219)	(5,388)	(2,292)
Other assets	(21,996)	20,438	(9,525)	10,170
Accounts payable	(5,728)	1,540	13,971	(14,723)
Accrued expenses and other liabilities	(48,944)	60,098	3,565	11,889
Other, net	(2,273)	12,027	4,274	(6,712)

Net cash provided by (used in) operating activities	(58,560)	141,654	183,278	128,747

Cash flows from investing activities:
Capital expenditures	(18,622)	(66,155)	(95,011)	(100,932)
Proceeds from sale/leasebacks	50,910	—	63,911	43,665
Increase in restricted cash	(456,762)	(627,338)	—	—
Release of restricted cash	456,762	—	—	—
Acquisition of AMCE, net of cash acquired	(1,268,564)	—	—	—
Acquisition of MegaStar Cinemas, L.L.C., net of cash acquired	—	—	(13,374)	—
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	—	(2,075)	(47,314)
Acquisition of Gulf States Theatres	—	—	—	(752)
Construction project costs:
Reimbursable by landlord	—	—	—	(38,586)
Reimbursed by landlord	—	—	—	13,259
Purchase of leased furniture, fixtures and equipment	(25,292)	—	(15,812)	(7,052)
Payment on disposal—discontinued operations	—	—	(5,252)	—
Proceeds from disposition of long-term assets	173	277	9,289	5,494
Other, net	1,601	821	(11,054)	(4,983)

Net cash used in investing activities	(1,259,794)	(692,395)	(69,378)	(137,201)

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	—	—	294,000	—
Repurchase of Notes due 2009 and 2011	(1,663)	—	(292,117)	—
Capital contribution from Marquee Holdings Inc.	934,901	—	—	—
Proceeds from issuance of 8 5/8% senior unsecured fixed rate notes due 2012	250,000	250,000	—	—
Proceeds from issuance of senior unsecured floating rate notes due 2010	205,000	205,000	—	—
Proceeds from issuance of 12% senior discount notes due 2014	—	169,918	—	—
Construction project costs reimbursed by landlord	—	—	—	29,612
Principal payments under capital and financing lease obligations	(856)	(2,020)	(2,574)	(2,580)
Deferred financing costs	(16,546)	—	(3,725)	—
Change in cash overdrafts	11,873	3,710	(19,339)	7,325
Change in construction payables	4,747	(2,234)	(4,307)	(528)
Cash portion of preferred dividends	—	(9,349)	—	—
Proceeds from exercise of stock options	—	52	3,894	—
Treasury Stock purchases and other	—	(333)	(445)	(392)

Net cash provided by (used in) financing activities	1,387,456	614,744	(24,613)	33,437
Effect of exchange rate changes on cash and equivalents	1,847	(615)	(451)	(3)

Net increase in cash and equivalents	70,949	63,388	88,836	24,980
Cash and equivalents at beginning of year	—	333,248	244,412	219,432

Cash and equivalents at end of year	$70,949	$396,636	$333,248	$244,412

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $203, $658, $2,658, and $4,095 during successor period 2005, predecessor period 2005, fiscal 2004 and 2003, respectively)	$47,788	$42,629	$78,479	$78,677
Income taxes, net	838	2,364	3,880	(9,757)
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$4,941	—	—	—
Preferred dividends	—	$93,475	$40,277	$27,165

Refer to Note 2—Acquisitions for discussion of non-cash activities related to acquisitions.

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	Preferred Stock		Common Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount
Successor from Inception on July 16, 2004 through March 31, 2005
(In thousands, except share and per share data)
Balance, July 16, 2004	—	$—	—	$—
Comprehensive Loss:
Net loss	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Unrealized loss on marketable securities	—	—	—	—
Comprehensive Loss
Stock-based compensation—options	—	—	—	—
Capital Contribution Marquee Holdings Inc.	—	—	1	—

Balance, March 31, 2005	—	$—	1	$—

Predecessor from March 29, 2002 through December 23, 2004
Balance, March 29, 2002	261,989	$175	30,038,046	$20,025
Comprehensive Loss:
Net loss	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Additional minimum pension liability	—	—	—	—
Unrealized loss on marketable securities	—	—	—	—
Comprehensive Loss
Stock issued in connection with acquisition of GC	—	—	2,430,429	1,621
Conversion of Class B Stock	—	—	749,948	500
Preferred Stock for dividends	18,118	12	—	—
Preferred Stock dividends	—	—	—	—
Preferred Stock accretion	—	—	—	—
Stock awards, options exercised and other	—	—	67,750	45
Deferred compensation—restricted stock awards	—	—	—	—
Unissued restricted stock awards	—	—	—	—
Accrued interest on employee notes for Common Stock purchases	—	—	—	—
Forgiveness of employee notes	—	—	—	—
Treasury stock purchase	—	—	—	—

Balance, April 3, 2003	280,107	187	33,286,173	22,191
Comprehensive Loss:
Net loss	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Additional minimum pension liability	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—
Comprehensive Loss
Preferred Stock for dividends	19,370	13	—	—
Preferred Stock dividends	—	—	—	—
Preferred Stock accretion	—	—	—	—
Stock awards, options exercised and other (net of tax benefit of $664)	—	—	603,580	402
Deferred compensation—restricted stock awards	—	—	—	—
Unissued restricted stock awards	—	—	—	—
Treasury stock purchase	—	—	—	—

Balance, April 1, 2004	299,477	200	33,889,753	22,593

AMC Entertainment Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY—(Continued)

	Preferred Stock		Common Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount
Comprehensive loss:
Net loss	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—
Comprehensive loss
Preferred Stock for dividends	39,479	26	—	—
Preferred Stock dividends	—	—	—	—
Preferred Stock accretion	—	—	—	—
Stock awards, options exercised and other (net of tax benefit of $20)	—	—	82,565	51
Deferred stock units and awards	—	—	—	—
Stock issued in connection with acquisition of GC	—	—	148,148	99
Treasury stock purchase	—	—	—	—
Elimination of Predecessor Company stockholders’ equity	(338,956)	(226)	(34,120,466)	(22,743)

Balance, December 23, 2004	—	$—	—	$—

See Notes to Consolidated Financial Statements.

	Convertible Class B Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Employee Notes for Common Stock Purchases	Common Stock in Treasury		Total Stockholder’s Equity
	Shares	Amount					Shares	Amount
Successor from Inception on July 16, 2004 through March 31, 2005 (In thousands, except share and per share data)
Balance, July 16, 2004	—	$—	—	$—	$—	$—	—	$—	$—
Comprehensive Loss:
Net loss	—	$—	—	—	(34,763)	—	—	—	(34,763)
Foreign currency translation adjustment	—	—	—	430	—	—	—	—	430
Unrealized loss on marketable securities	—	—	—	(45)	—	—	—	—	(45)

Comprehensive Loss									(34,378)
Stock-based compensation—options	—	—	443	—	—	—	—	—	443
Capital Contribution Marquee Holdings Inc.	—	—	934,901	—	—	—	—	—	934,901

Balance, March 31, 2005	—	$—	$935,344	$385	$(34,763)	$—	—	$—	$900,966

Predecessor from March 29, 2002 through December 23, 2004
Balance, March 29, 2002	3,801,545	$2,535	$430,902	$(16,967)	$(170,456)	$(10,430)	20,500	$(369)	$255,415
Comprehensive Loss:
Net loss	—	—	—	—	(29,546)	—	—	—	(29,546)
Foreign currency translation adjustment	—	—	—	9,557	—	—	—	—	9,557
Additional minimum pension liability	—	—	—	(501)	—	—	—	—	(501)
Unrealized loss on marketable securities	—	—	—	(862)	—	—	—	—	(862)

Comprehensive Loss									(21,352)
Stock issued in connection with acquisition of GC	—	—	31,530	—	—	—	—	—	33,151
Conversion of Class B Stock	(749,948)	(500)	—	—	—	—	—	—	—
Preferred Stock for dividends	—	—	25,112	—	—	—	—	—	25,124
Preferred Stock dividends	—	—	(27,165)	—	—	—	—	—	(27,165)
Preferred Stock accretion	—	—	2,027	—	—	—	—	—	2,027
Stock awards, options exercised and other	—	—	152	—	—	—	—	—	197
Deferred compensation—restricted stock awards	—	—	(1,087)	—	—	—	—	—	(1,087)
Unissued restricted stock awards	—	—	3,192	—	—	—	—	—	3,192
Accrued interest on employee notes for Common Stock purchases	—	—	—	—	—	(108)	—	—	(108)
Forgiveness of employee notes	—	—	—	—	—	10,538	—	—	10,538
Treasury stock purchase	—	—	—	—	—	—	14,887	(213)	(213)

Balance, April 3, 2003	3,051,597	2,035	464,663	(8,773)	(200,002)	—	35,387	(582)	279,719

	Convertible Class B Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Employee Notes for Common Stock Purchases	Common Stock in Treasury		Total Stockholder’s Equity
	Shares	Amount					Shares	Amount
Comprehensive Loss:
Net loss	—	—	—	—	(10,714)	—	—	—	(10,714)
Foreign currency translation adjustment	—	—	—	6,877	—	—	—	—	6,877
Additional minimum pension liability	—	—	—	(622)	—	—	—	—	(622)
Unrealized gain on marketable securities	—	—	—	525	—	—	—	—	525

Comprehensive Loss									(3,934)
Preferred Stock for dividends	—	—	38,237	—	—	—	—	—	38,250
Preferred Stock dividends	—	—	(40,277)	—	—	—	—	—	(40,277)
Preferred Stock accretion	—	—	2,006	—	—	—	—	—	2,006
Stock awards, options exercised and other (net of tax benefit of $664)	—	—	4,114	—	—	—	—	—	4,516
Deferred compensation—restricted stock awards	—	—	(68)	—	—	—	—	—	(68)
Unissued restricted stock awards	—	—	823	—	—	—	—	—	823
Treasury stock purchase	—	—	—	—	—	—	42,610	(431)	(431)

Balance, April 1, 2004	3,051,597	2,035	469,498	(1,993)	(210,716)	—	77,997	(1,013)	280,604
Comprehensive loss:
Net loss	—	—	—		(35,878)	—	—		(35,878)
Foreign currency translation adjustment	—	—	—	3,241	—	—	—	—	3,241
Unrealized gain on marketable securities	—	—	—	147	—	—	—	—	147

Comprehensive loss									(32,490)
Preferred Stock for dividends	—	—	93,449	—	—	—	—	—	93,475
Preferred Stock dividends	—	—	(104,300)	—	—	—	—	—	(104,300)
Preferred Stock accretion	—	—	1,476	—	—	—	—	—	1,476
Stock awards, options exercised and other (net of tax benefit of $20)	—	—	12	—	—	—	—	—	63
Deferred stock units and awards	—	—	7,949	—	—	—	—	—	7,949
Stock issued in connection with acquisition of GC	—	—	1,922	—	—	—	—	—	2,021
Treasury stock purchase	—	—	—	—	—	—	22,372	(333)	(333)
Elimination of Predecessor Company stockholders’ equity	(3,051,597)	(2,035)	(470,006)	(1,395)	246,594	—	(100,369)	1,346	(248,465)

Balance, December 23, 2004	—	$—	$—	$—	$—	$—	—	$—	$—

See Notes to Consolidated Financial Statements.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

AMC Entertainment Inc. (“AMCE” or “the Company”) is an intermediate holding company which, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. (“AMC”) and its subsidiary, AMC Entertainment International Inc. (“AMCEI”) (collectively with AMCE, unless the context otherwise requires, the “Company”), is principally involved in the theatrical exhibition business throughout North America and in China (Hong Kong), Japan, France, Portugal, Spain and the United Kingdom. The Company’s North American theatrical exhibition business is conducted through AMC and AMCEI. The Company’s International theatrical exhibition business is conducted through AMCEI. On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture called National CineMedia LLC.

The Company completed a merger on December 23, 2004 in which Marquee Holdings Inc. (“Holdings”) acquired the Company. See Note 2—Acquisitions for additional information regarding the merger. Marquee Inc. (“Marquee”) is a company formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMCE (the “Predecessor”). Upon the consummation of the merger between Marquee and AMCE on December 23, 2004, Marquee merged with and into AMCE, with AMCE as the surviving reporting entity (the “Successor”). The merger was treated as a purchase with Marquee being the “accounting acquirer” in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004, the merger date. The consolidated financial statements presented herein are those of the accounting acquirer from its inception on July 16, 2004 through March 31, 2005, and those of its Predecessor, AMCE, for all prior periods through the merger date.

In association with the merger transaction discussed above, two merger entities were formed on July 16, 2004, Marquee and Holdings. To finance the merger and related transactions, on August 18, 2004, (i) Marquee issued $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (“Fixed Notes due 2012”) and $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (“Floating Notes due 2010”) and (ii) Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (“Discount Notes due 2014”) for gross proceeds of $169,917,760. The only operations of Marquee and Holdings prior to the Merger were related to these financings. Because the Company was the primary beneficiary of the two merger entities which were considered variable interest entities as defined in FIN 46 (R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Company was required to consolidate the merger entities’ operations, financial position and cash flows into the Company’s financial statements as of and through the period ended December 23, 2004. Upon consummation of the merger, Marquee was merged with and into AMCE and letters of credit which gave rise to consolidation of the entities under FIN 46 (R) were cancelled. As such, Marquee’s operations and financial position are included within the Company’s Consolidated Financial Statements and Holding’s results of operations are included within the Predecessor Company’s Consolidated Financial statements from its inception on July 16, 2004 through December 23, 2004. Subsequent to December 23, 2004 AMCE deconsolidated Holdings’ assets and liabilities.

The results of operations of Holdings included within the Predecessor Company’s Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the Company. The Company will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

indentures governing the Fixed Notes due 2012, the Floating Notes due 2010, its existing subordinated notes and the amended credit facility. The Company has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

In connection with and as a result of the Merger, the Company is no longer a publicly traded company and has delisted its common stock, par value 66 2/3¢, from the American Stock Exchange on December 23, 2004.

Discontinued Operations: The results of operations for the Company’s discontinued operations have been eliminated from the Company’s continuing operations and classified as discontinued operations for each period presented within the Company’s Consolidated Statements of Operations. See Note 3—Discontinued Operations.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: The consolidated financial statements include the accounts of AMCE and all subsidiaries and Predecessor includes the results of operations of Holdings and Marquee from their inception on July 16, 2004 through December 23, 2004 due to consolidation under FIN 46 (R), as discussed above. All significant intercompany balances and transactions have been eliminated.

Fiscal Year: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March Fiscal 2005 and 2004 reflect 52 week periods. Fiscal year 2003 reflects a 53 week period.

Revenues: Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of stored value cards, discounted theatre tickets and gift certificates (no revenue or income recognition for non-presentment) until such time as the items are redeemed or the gift certificate liabilities are extinguished or management believes future redemption of stored value cards to be remote or the discounted theatre tickets expire. The Company recognizes revenues related to on-screen advertising over the period that the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. During the Successor period ended March 31, 2005, the Company recognized $6,745,000 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote.

Film Exhibition Costs: Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. As of March 31, 2005 and April 1, 2004, the Company recorded film payables of $53,387,000 and $57,094,000 respectively. The Successor recorded film exhibition costs of $164,873,000 for the successor period ended March 31, 2005 and the predecessor reported film exhibition costs of $485,018,000 for the predecessor period ended December 23, 2004 and $649,380,000 and $660,982,000 in fiscal 2004 and 2003, respectively.

Concession Costs: Generally, the Company records payments from vendors as a reduction of concession costs when earned. Revenue is recorded when it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company’s purchase of the vendor’s products. If the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NCN and Other: The Company recognizes revenues related to on-screen advertising over the period the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. Its on-screen advertising subsidiary (NCN) operates its advertising program through agreements with other theatre circuits. These circuit agreements stipulate the amount of circuit payments a theatre will receive for running on-screen slides, on-film programs and other related in-theatre products and services. The Company’s circuit agreements have terms of 1 to 5 years, with an annual cancellation provision included in select agreements. Certain circuits have agreements requiring an annual minimum exhibitor share payment. The Company recognizes the minimum exhibitor share payments as an expense on a straight-line basis over the terms of the agreements and any excess minimum exhibitor share payments are recognized when earned.

On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC (“NCM”). The new company will engage in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company contributed fixed assets, exhibitor agreements and goodwill (recorded in connection with the Merger) of its cinema screen advertising subsidiary NCN to NCM. Additionally, the Company will pay termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM, issued a 37% interest in its Class A units to NCN.

Loyalty Program: The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards were earned. The estimated costs of the awards earned were $121,000 for the Successor period ended March 31, 2005, $326,000 for the Predecessor period ended December 23, 2004 and $376,000 during fiscal 2004, respectively.

Cash and Equivalents: Cash and equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk.

Under the Company’s cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of March 31, 2005 and April 1, 2004 was $35,320,000 and $19,737,000, respectively.

Property: Property is recorded at cost or fair value, in the case of property resulting from the acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

Intangible Assets: Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from the acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer relationship intangible assets, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC Trademark intangible assets associated with the Merger. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC Trademark intangible asset is considered an indefinite lived intangible asset, and therefore not amortized, but rather evaluated for impairment annually. The gross carrying amount of intangible assets was $226,289,000 and $57,719,000 as of March 31, 2005 and April 1, 2004, respectively. Accumulated amortization on intangible assets was $36,745,000 and $33,801,000 as of March 31, 2005 and April 1, 2004, respectively. Amortization expense was $6,197,000 for the Successor period ended March 31, 2005, $3,013,000 for the Predecessor period ended December 23, 2004 and $6,290,000 and $7,138,000 in fiscal 2004 and 2003, respectively. The original useful lives of these assets ranged from 1 to 36 years and the remaining useful lives range from 1 to 14 years.

Investments: The Company accounts for its investments in non-consolidated entities using the equity method of accounting, has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings or losses of these entities within investment income in its consolidated statements of operations. As of March 31, 2005, the Company holds a 50% interest in Hoyts General Cinemas South America (“HGCSA”) a partnership that operates 17 theatres in South America; a 37% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; and a 27% interest in Movietickets.com, a joint venture that provides moviegoers with a convenient way to buy Movietickets online, access local showtime information, view trailers and read reviews. The Company’s recorded investments exceed its proportional ownership of the underlying equity in these entities by approximately $52,000,000. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets (1-5 years) or evaluated for impairment.

Acquisitions: The Company accounts for its acquisitions of theatrical exhibition business using the purchase method. The purchase method requires that the Company estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. The allocation of purchase price is based on management’s judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and valuation assessments prepared by a valuation specialist.

Goodwill: Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

The Company’s recorded goodwill was $1,401,740,000 as of March 31, 2005. The Company evaluates goodwill for impairment as of the end of the fourth fiscal quarter and any time an event occurs or circumstances change that would reduce the fair value for a reporting unit below its carrying amount. All the Company’s goodwill is recorded in its North American theatrical exhibition operating segment which is also the reporting

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by considering multiples applied to cash flow estimates less net indebtedness which it believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value. There was no goodwill impairment as of March 31, 2005.

Other Long-term Assets: Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and investments in real estate, which are recorded at the lower of historical cost or market value.

Preopening Expense: Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

Theatre and Other Closure Expense: Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company’s closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense for exit activities initiated after December 31, 2002 and all accretion expense subsequent to the Merger is included as a component of theatre and other closure expense. The Successor recorded theatre and other closure expense of $1,267,000 for the period ended March 31, 2005 and the Predecessor recorded theatre and other closure expense of $10,758,000 for the period ended December 23, 2004 and $4,068,000 and $5,416,000 in fiscal 2004 and 2003, respectively. Accrued theatre and other closure expense is generally classified as current based upon management’s intention to negotiate termination of the related lease obligations within one year.

Restructuring Charge: We recognize restructuring charges based upon the nature of the costs incurred. Costs resulting from one-time termination benefits where employees are not required to render future service to receive the benefits are recognized and a liability is recorded when management commits to a plan of termination which identifies the number of employees to be terminated, their job classifications, locations, expected termination dates and when the plan is communicated to the employees and establishes the detailed terms of the benefits to be received by employees.

If employees are required to render service until they are terminated in order to receive the termination benefits, the benefits are measured at the fair value of the costs and related liabilities at the communication date and are recognized ratably over the future service period from the communication date.

On March 24, 2005, the Company commenced an organizational restructuring related to functions at its Home Office and its Film Office. The Company’s new organizational structure flattens management structure and aligns systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring is to create a simplified organizational structure.

The Company recorded $4,926,000 of expenses, primarily at its home office and at its NCN and other operating segment, related to one-time termination benefits and other costs for the displacement of approximately 200 associates in connection with the organizational restructuring and the contribution of assets by NCN to

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NCM. The Company expects to incur an additional $2,730,000 in one-time termination benefits and approximately $475,000 related to closure of offices and expects to complete the organizational restructuring including payment of all related costs by the end of its first fiscal quarter of 2006 on June 30, 2005.

Leases: The majority of the Company’s operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years (see Note 16-Related Party Transactions), with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases (“SFAS No. 13”). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the “lease commencement date” (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed “rent holidays” as an inducement contained in the lease agreement that provides for a period of “free rent” during the lease term and believed that it did not have “rent holidays” in its lease agreements.

During fiscal 2005, the Company determined that its lease terms commence at the time it obtains “control and access” to the leased premises which is generally a date prior to the “lease commencement date” contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has “control and access” to the leased premises and has determined that the impact was immaterial to the current and prior periods.

The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has “control and access” to the leased premises. Rent expense related to the “rent holiday” is capitalized until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges related to the “rent holiday” upon completion of the leased premises prior to the theatre opening date are expensed. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

Occasionally the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company’s incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10 The Effect of Lessee Involvement in Asset Construction requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

has recorded $43,372,000 and $41,164,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of March 31, 2005 and April 1, 2004, respectively.

Sale and Leaseback Transactions: The Company accounts for the sale and leaseback of real estate assets in accordance with Statement of Financial Accounting Standards No. 98 Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

Impairment of Long-lived Assets: Management reviews long-lived assets, including intangibles and investments in non-consolidated entities, for impairment as part of the Company’s annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where the Company operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. Because the Christmas and New Years holiday results comprise a significant portion of the Company’s operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the Company’s impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. Fair value for furniture, fixtures and equipment has been determined using factors such as similar asset sales and in some instances third party valuation studies. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management’s best estimate of the economic life of the theatre assets for purposes of recording depreciation.

Impairment losses by operating segment is as follows:

Impairment of long-lived assets (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004	53 weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$—	$—	$12,747	$4,083
International theatrical exhibition	—	—	3,525	15,480

Total impairments of long-lived assets	—	—	$16,272	$19,563

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Foreign Currency Translation: Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net loss and have not been material.

Stock-based Compensation: The Successor has no stock-based compensation arrangements of its own; however its parent, Holdings, granted options on 38,876.72872 shares to certain employees during the Successor period ended March 31, 2005. Because the employees to whom the options were granted are employed by the Successor, the Successor has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and step-vest in equal amounts over five years. The Successor has recorded $1,201,000 of stock-based compensation expense during its period ended March 31, 2005 and the Predecessor has recorded no stock compensation expense for its period ended December 23, 2004.

The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements as prescribed by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment (“SFAS 123(R)”) and Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, and the Company has valued the options using the Black-Scholes formula. There is no cash impact related to the options included in the Successor’s consolidated statements of cash flows.

The Predecessor accounted for its stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees (APB No. 25) and related interpretations. Stock-based employee compensation expense related to restricted stock awards and deferred stock units of $8,727,000 and $2,011,000 was reflected in net loss for fiscal 2004 and 2003, respectively. No stock-based employee compensation expense for stock options was reflected in net loss for fiscal 2004 and 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	March 31, 2005(1)	April 2, 2004 through December 23, 2004	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Weighted average fair value on grant date	$575.48	$—	$—	$8.82
Risk-free interest rate	3.6%	—	—	2.6%
Expected life (years)	5	—	—	5
Expected volatility	65.3%	—	—	67.7%
Expected dividend yield	—	—	—	—

(1)	Represents assumptions for stock options granted to certain employees of the Company by the Company’s parent, Holdings.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The following table illustrates the effect on net loss as if the fair value method had been applied to all stock awards and outstanding and unvested options in each period:

(In thousands)	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Predecessor)	(Predecessor)	(Predecessor)
Net loss:
As reported	$(35,878)	$(10,714)	$(29,546)
Add: Stock based compensation expense included in reported net loss, net of related tax effects	—	5,236	1,263
Deduct: Total stock-based compensation expense determined under fair value method for all awards	—	(5,930)	(3,052)

Pro forma	$(35,878)	$(11,408)	$(31,335)

Income Taxes: The Successor joins with Holdings in filing a consolidated U.S. Corporation Income Tax return and, in certain states, consolidated state income tax returns. With respect to the consolidated federal and state income tax returns, the Successor remits income taxes to the applicable taxing jurisdiction and records income taxes payable and receivable from other members of the group as if each member filed separate federal and state income tax returns. Additionally, the Successor’s provision for income taxes is computed as if it filed separate income tax returns. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”) Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

The Company entered into a tax sharing agreement with Holdings under which the Company agreed to make cash payments to Holdings to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to the Company or its subsidiaries’ income and (ii) franchise taxes and other fees required to maintain Holdings’ legal existence.

Casualty Insurance: The Company is self-insured for general liability up to $400,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of March 31, 2005 and April 1, 2004, the Company had recorded casualty insurance reserves of $22,080,000 and $20,479,000, respectively. The Successor recorded expenses related to general liability and workers compensation claims of $3,788,000 for the period ended March 31, 2005 and the Predecessor recorded $8,288,000 for the period ended December 23, 2004 and $10,581,000, and $6,752,000 in fiscal 2004 and 2003, respectively.

New Accounting Pronouncements: In December 2004, the FASB issued SFAS 123 (R) and in March 2005 the SEC staff issued SAB 107 providing guidance on SFAS 123 (R). SFAS 123 (R) supercedes APB Opinion No. 25 Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123 (R) is similar to the approach described in SFAS 123. AMCE historically used the Black-Scholes formula to estimate the value of stock options granted to employees and anticipates that it will continue to use the Black-Scholes formula to estimate the value of stock options granted to employees. Holdings issued its

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

first and currently only stock options to employees in December 2004. The Company adopted SFAS 123 (R) and implemented SAB 107 during the fourth quarter of fiscal 2005. The adoption of SFAS 123 (R) and implementation of SAB 107 resulted in compensation expense for the fourth quarter of fiscal 2005 of $1,201,000.

In December 2003, the FASB published a revision to SFAS No. 132 (R) Employers’ Disclosure about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106 (“SFAS 132 (R)”). SFAS 132 (R) requires additional disclosures to those in the original SFAS 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS 132 remained in effect until the provisions of SFAS 132 (R) were adopted. SFAS 132 (R) is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by SFAS 132 (R) are effective for interim periods beginning after December 15, 2003. Adoption of SFAS 132 (R) did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

On January 12, 2004, the FASB issued FASB Staff Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (“FSP No. 106-1”) in response to a new law regarding prescription drug benefits under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Currently, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”) requires that changes in relevant law be considered in current measurement of postretirement benefit costs. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor’s ability to evaluate the direct effects of the new law and the ancillary effects on plan participants’ behavior and healthcare costs. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. The Company sponsors a postretirement benefit plan which will benefit from the subsidy, which the Company adopted after its valuation report was issued during the fourth quarter of fiscal 2005. Adoption of FSP106-2 did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF Issue 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on its financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 is based on the principle that nonmonetary asset exchanges should be recorded and measured at the fair value of the assets exchanged, with certain exceptions. This standard requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. In addition, the Board decided to retain the guidance in APB Opinion No. 29 for assessing whether the fair value of a nonmonetary asset is determinable within reasonable limits. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Adoption of SFAS 153 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Presentation: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation. As a result of the Merger, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004. The purchase method of accounting requires that the assets and liabilities be recorded at their fair values on the date of the purchase. The consolidated financial statements presented herein are those of the Successor from its inception on July 16, 2004 through March 31, 2005, and those of its Predecessor, AMCE, for all prior periods through the Merger date.

NOTE 2—ACQUISITIONS

The Merger

On December 23, 2004, the Company completed a merger in which Holdings acquired the Company pursuant to an Agreement and Plan of Merger, dated as of July 22, 2004 (the “Merger Agreement”), by and among the Company, Holdings and Marquee. Marquee, a wholly owned subsidiary of Holdings, merged with and into the Company, with the Company remaining as the surviving entity (the “Merger”) and becoming a wholly owned subsidiary of Holdings. The Merger was voted on and approved by the Company’s shareholders on December 23, 2004.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s Common Stock and Convertible Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Company’s Series A Convertible Preferred Stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration paid in the Merger was approximately $1,665,200,000. The Company made payments to holders of its Common Stock, Convertible Class B Stock and Series A Convertible Preferred Stock in the aggregate amount of $1,647,300,000 and Holdings made payments of $17,900,000 to the holders of 1,451,525 vested in-the-money options and holders of 520,350 deferred stock units that vested upon consummation of the Merger. The Company has recorded $63,057,000 ($20,325,000 Successor and $42,732,000 Predecessor) of general and administrative expenses related to the Merger all of which were paid as of March 31, 2005. Included in these amounts are $20,000,000 of Successor transaction fees paid to J.P. Morgan Partners (BHCA), L.P. and Apollo Investment Fund V, L.P. and certain related investment funds.

The Company has accounted for the Merger as a purchase in accordance with SFAS No. 141, Business Combinations, with Marquee being the accounting acquiror and AMCE being the acquired entity. As such the financial information presented herein represents (i) the Consolidated Statements of Operations of the Successor for the period from inception on July 16, 2004 through March 31, 2005, the Consolidated Statements of Operations of the Predecessor for the thirty-eight weeks ended December 23, 2004, the fifty-two weeks ended April 1, 2004 and the fifty-three weeks ended April 3, 2003, (ii) the Consolidated Balance Sheet of the Successor as of March 31, 2005 and the Consolidated Balance Sheet of the Predecessor as of April 1, 2004, and (iii) the Consolidated Statements of Cash Flows of the Successor for the period from inception on July 16, 2004 through March 31, 2005 and the Consolidated Statements of Cash Flows of the Predecessor for the thirty-eight weeks ended December 23, 2004, the fifty-two weeks ended April 1, 2004 and the fifty-three weeks ended April 3, 2003.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the Merger. The allocation of purchase price is based on management’s judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness and a valuation assessment prepared by a valuation specialist (in thousands):

Cash and equivalents	$396,636
Other current assets	98,969
Property, net	899,283
Intangible assets	205,148
Goodwill	1,431,713
Deferred income taxes	45,879
Other long-term assets	61,006
Current liabilities	(344,678)
Corporate borrowings	(709,283)
Capital and financing lease obligations	(66,525)
Other long-term liabilities	(352,948)

Total estimated purchase price	$1,665,200

Amounts recorded for goodwill are not subject to amortization, have been preliminarily allocated to the Company’s North American theatrical exhibition and NCN and other operating segments (the reporting units) and are not expected to be deductible for tax purposes. The Company has performed its annual impairment test for goodwill and recorded no impairment as of March 31, 2005. The goodwill of $29,973,000, allocated to the NCN and other operating segment was contributed to NCM and included in the Company’s investment in NCM together with certain of NCN’s other contributed assets.

Intangible assets include $74,000,000 related to the AMC trademark and tradename, $54,993,000 related to favorable leases and $46,000,000 related to the Company’s Moviewatcher customer loyalty program (a customer relationship intangible asset). These fair values are based on management’s best estimate using available evidence including a study performed by a valuation specialist. The AMC trademark and tradename is an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. The weighted average amortization period for favorable leases is approximately fourteen years. In determining the useful life of the Moviewatcher customer relationship intangible asset, the Company utilized information tracking the behavior pattern of the customers participating in this program. The data suggests that the Moviewatcher customers exhibit a higher frequency of trips to the theater and many of the members remain active within the program for extended periods. The membership data was utilized in developing an attrition/retention rate used in the valuation analysis. The analysis indicates that an active base of members contribute incremental cash flow to the business over a period of at least 8 years. However, it should be noted that over two-thirds of the cash flow generated from this asset is derived in the first 5 years. The amortization of the fair value of this asset reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. Accordingly the Company has calculated the consumption pattern of this asset by comparing the undiscounted cash flows for each year with the sum of the undiscounted cash flows generated by this asset to develop the ratio of the fair value of the asset that would be amortized during that period.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Amortization expense and accumulated amortization associated with the intangible assets noted above are as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005
(Successor)
Amortization expense of favorable leases	$1,449
Amortization expense of loyalty program	3,864

Total	$5,313

Estimated amortization expense for the next five fiscal years is as follows:

(In thousands)	Favorable leases	Loyalty program	Total
	(Successor)	(Successor)	(Successor)
2006	$5,372	$11,086	$16,458
2007	5,278	8,510	13,788
2008	5,179	6,486	11,665
2009	5,130	4,968	10,098
2010	5,106	3,956	9,062

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The unaudited pro forma financial information presented below sets forth the Company’s historical statements of operations for the periods indicated and give effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods. Because the pro forma financial information gives effect to the Merger and related debt issuances as adjusted for the related purchase price allocations as of the beginning of the respective periods, all pro forma information is for the Successor. Such information is presented for comparative purposes only and does not purport to represent what the Company’s results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

	Fifty-two week periods
(In thousands)	Pro Forma April 2, 2004 through March 31, 2005	Pro Forma April 4, 2003 through April 1, 2004
	(Successor)	(Successor)
Revenues
Admissions	$1,227,534	$1,219,393
Concessions	467,802	456,990
Other theatre	62,033	53,983
NCN and other	49,278	52,454

Total Revenues	1,806,647	1,782,820
Expenses
Film exhibition costs	649,891	649,380
Concession costs	54,944	51,259
Theatre operating expense	422,368	419,619
Rent	323,841	303,799
NCN and other	41,901	46,847
General and administrative:
Stock-based compensation	1,201	8,727
Merger and acquisition costs*	65,000	5,508
Management fee	2,000	2,000
Other	48,275	48,356
Preopening expense	1,331	3,858
Theatre and other closure expense	12,025	4,068
Restructuring charge	4,926	—
Depreciation and amortization	164,191	160,173
Impairment of long-lived assets	—	16,272
Disposition of assets and other gains	(3,017)	(2,590)

Total costs and expenses	1,788,877	1,717,276
Other expense (income)
Other expense (income)	(6,778)	13,947
Interest expense
Corporate borrowings	99,245	101,719
Capital and financing lease obligations	9,455	10,754
Investment income	(5,931)	(2,861)

Total other expense	95,991	123,559

Loss from continuing operations before income taxes	(78,221)	(58,015)
Income tax provision (benefit)	2,200	(13,900)

Loss from continuing operations	(80,421)	(44,115)
Loss from discontinued operations, net of income tax benefit	—	(3,831)

Net loss	$(80,421)	$(47,946)

*	Primarily represents non-recurring transaction costs for the Merger and related transactions.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Marquee used the net proceeds from the sale of the Company notes (as described in Note 6), together with existing cash balances of the Company and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the Sponsors (as defined below), the co-investors and certain members of management and the net proceeds of an offering of Holdings notes), to finance the Merger.

Acquisition of MegaStar Cinemas, L.L.C.

On December 19, 2003, the Company acquired certain of the operations and related assets of MegaStar Cinemas, L.L.C. (“MegaStar”) for an estimated cash purchase price of $15,037,000. In connection with the acquisition, the Company assumed leases on three theatres with 48 screens in Minneapolis and Atlanta. All three of the theatres feature stadium seating and have been built since 2000. The results of operations are included in the Consolidated Statements of Operations from December 19, 2003. The Company believes the results of operations of the acquired theatres are not material to the Company’s Consolidated Statements of Operations and pro forma information for fiscal 2004 is not included herein.

The following is a summary of the allocation of the purchase price to the estimated fair values of assets acquired from MegaStar. The allocation of purchase price is based on management’s judgment including a valuation assessment prepared by a valuation specialist.

(In thousands)
Cash and equivalents	$40
Current assets	94
Property	6,762
Other long-term assets	84
Other long-term liabilities	(3,297)
Goodwill	11,354

Total purchase price	$15,037

Amounts recorded for goodwill are not subject to amortization, were recorded at the Company’s North American theatrical exhibition operating segment (the reporting unit) and are expected to be deductible for tax purposes.

On March 29, 2002, the Company acquired GC Companies, Inc. (“GC”) pursuant to a plan of reorganization sponsored by the Company for a purchase price of $168,931,000 (net of $6,500,000 from the sale of GC’s portfolio of venture capital investments on the effective date), which included cash payments of $68,472,000, the issuance of $72,880,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the “Notes due 2011”) with a fair value of $71,787,000 and the issuance of 2,578,581 shares of common stock, with an aggregate fair value of $35,172,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). The acquisition included 66 theatres with 621 screens in the United States, 3 managed theatres with 20 screens in the United States and a 50% interest in Hoyts General Cinemas South America with operates 17 theatres with 160 screens in Argentina, Chile, Brazil and Uruguay that is accounted for using the equity method.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The following is a summary of the allocation of the purchase price to the assets and liabilities of GC based on management’s judgment after evaluating several factors, including actuarial estimates for pension liabilities and a valuation assessment prepared by a valuation specialist:

(In thousands)
Cash and equivalents	$10,468
Current assets	12,828
Property	133,509
Intangible assets	23,318
Goodwill	34,624
Deferred income taxes	35,700
Other long-term assets	7,738
Current liabilities	(32,113)
Other long-term liabilities	(57,141)

Total purchase price	$168,931

Amounts recorded for goodwill were not subject to amortization, were recorded at the Company’s North American theatrical exhibition operating segment (the reporting unit) and were not deductible for tax purposes.

All previously recorded goodwill was absorbed in connection with the Merger.

NOTE 3—DISCONTINUED OPERATIONS

On December 4, 2003, the Company sold its only theatre in Sweden and incurred a loss on sale of $5,591,000 which included a $5,252,000 payment to the purchaser to release the Company from future lease obligations related to the theatre. The Company opened its theatre in Sweden during fiscal 2001 and since that time the Company has incurred pre-tax losses of $17,210,000, including a $4,668,000 impairment charge in fiscal 2002 and a $5,591,000 loss on sale in fiscal 2004.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The operations and cash flows of the Sweden theatre have been eliminated from the Company’s ongoing operations as a result of the disposal transaction and the Company does not have any significant continuing involvement in the operations of the Sweden theatre after the disposal transaction. The results of operations of the Sweden theatre have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Sweden theatre were previously reported in the Company’s International operating segment. Components of amounts reflected as loss from discontinued operations in the Company’s Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Predecessor)	(Predecessor)
Revenues
Admissions	$3,378	$4,879
Concessions	949	1,388
Other theatre	198	228

Total revenues	4,525	6,495

Expense
Film exhibition costs	1,698	2,434
Concession costs	321	457
Theatre operating expense	1,572	2,707
Rent	1,678	2,512
General and administrative expense—other	54	150
Depreciation and amortization	42	26
Disposition of assets and other gains	5,591	—
Total costs and expenses	10,956	8,286
Investment income	—	(7)

Loss before income taxes	(6,431)	(1,784)
Income tax benefit	(2,600)	(700)

Loss from discontinued operations	$(3,831)	$(1,084)

NOTE 4—PROPERTY

A summary of property is as follows:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Property owned:
Land	$8,804	$13,698
Buildings and improvements	208,888	220,340
Leasehold improvements	482,308	409,388
Furniture, fixtures and equipment	988,845	859,242

	1,688,845	1,502,668
Less-accumulated depreciation and amortization	840,587	732,338

	848,258	770,330

Property leased under capital leases:
Buildings and improvements	28,459	28,128
Less-accumulated amortization	22,254	21,181

	6,205	6,947

	$854,463	$777,277

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Included in property is $29,078,000 and $15,007,000 of construction in progress as of March 31, 2005 and April 1, 2004, respectively.

NOTE 5—SUPPLEMENTAL BALANCE SHEET INFORMATION

Other assets and liabilities consist of the following:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Other current assets:
Prepaid rent	$27,955	$26,591
Deferred income taxes	18,560	18,118
Income taxes receivable	6,345	5,947
Other	13,112	12,020

	$65,972	$62,676

Other long-term assets:
Investments in real estate	$10,458	$10,303
Deferred financing costs	18,440	18,034
Investments in joint ventures	57,862	223
Other	27,286	25,372

	$114,046	$53,932

Accrued expenses and other liabilities:
Taxes other than income	$31,598	$30,389
Interest	12,695	8,869
Payroll and vacation	10,375	10,237
Casualty claims and premiums	8,930	7,010
Accrued bonus	11,761	13,123
Theatre and other closure	26,506	16,071
Unpaid acquisition costs	—	5,910
Restructuring reserve	4,926	—
Other	12,831	20,777

	$119,622	$112,386

Other long-term liabilities:
Unfavorable lease obligations	$249,207	$34,379
Deferred rent	4,234	78,792
Casualty claims and premiums	13,150	13,469
Pension and other benefits	55,141	25,950
Deferred income	12,414	11,829
Deferred gain	—	10,006
Advance sale leaseback proceeds	6,916	—
Theatre and other closure	2,000	1,799
Other	7,428	6,243

	$350,490	$182,467

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 6—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Credit Facility due 2009	$—	$—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—
Senior Floating Rate Notes due 2010 (7.05% as of March 31, 2005)	205,000	—
8% Senior Subordinated Notes due 2014	298,530	300,000
9 7/8% Senior Subordinated Notes due 2012	189,455	172,649
9 1/2% Senior Subordinated Notes due 2011	218,985	213,782
Capital and financing lease obligations, 10 3/4%	65,470	61,281

	1,227,440	747,712
Less: current maturities	3,445	2,748

	$1,223,995	$744,964

Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 31, 2005 are as follows:

	Capital and Financing Lease Obligations			Principal Amount of Corporate Borrowings	Total
(In thousands)	Minimum Lease Payments	Less Interest	Principal
2006	$10,310	$6,865	$3,445	$—	$3,445
2007	9,942	6,501	3,441	—	3,441
2008	9,202	6,138	3,064	—	3,064
2009	8,679	5,831	2,848	—	2,848
2010	8,697	5,509	3,188	—	3,188
Thereafter	84,218	34,734	49,484	1,142,811	1,192,295

Total	$131,048	$65,578	$65,470	$1,142,811	$1,208,281

Amended Credit Facility.

Concurrently with the consummation of the Merger, the Company entered into an amendment to its credit facility. The Company refers to this amended credit facility as the “amended credit facility.” As of March 31, 2005, the Company had no amounts outstanding under the amended credit facility and had issued approximately $12,000,000 in letters of credit, leaving borrowing capacity under the amended credit facility of approximately $163,000,000.

The amended credit facility permits borrowings at interest rates based on either the bank’s base rate or LIBOR, plus applicable margins ranging from 1.0% to 2.0% on base rate loans and from 2.0% to 3.0% on LIBOR loans, and requires an annual commitment fee of 0.5% on the unused portion of the commitment. The amended credit facility matures on April 9, 2009. The total commitment under the amended credit facility is $175,000,000, but the amended credit facility contains covenants that may limit the Company’s ability to incur debt (whether under the amended credit facility or from other sources).

The amended credit facility includes several financial covenants, including (i) a maximum net indebtedness to Annualized EBITDA ratio (as defined in the amended credit facility) generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) as of the last day of the most recent quarter to

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

earnings for the most recent four quarters before interest, taxes, depreciation, amortization, any call premium (or original issue discount) expenses and other noncash charges, theatre closing or disposition costs, theatre opening costs, and gains or losses from asset sales, except that expenses incurred in connection with the Merger and related transactions are excluded, and including an adjustment for any permanently closed, disposed of or acquired theatre on a pro forma basis as if such closure, disposition or acquisition occurred on the first day of the calculation periods, of Holdings of 5.75 to 1 with certain step-downs of such ratio to 5.00 from March 31, 2006 through March 29, 2007 and to 4.50 from March 30, 2007 through April 9, 2009, (ii) a minimum cash interest coverage ratio, as defined in the amended credit facility, except that expense incurred in connection with the Merger and related transactions are excluded (generally, the ratio of Annualized EBITDA for the most recent four quarters to consolidated interest expense for such period of the Company) of 1.75 to 1, and (iii) a ratio of maximum net senior indebtedness to Annualized EBITDA of the Company, as defined in the amended credit facility except that expenses incurred in connection with the Merger and related transactions shall be excluded, for the most recent four quarters of 3.5 to 1. The amended credit facility also generally imposes limitations on investments, the incurrence of additional indebtedness, creation of liens, changes of control, transactions with affiliates, restricted payments, dividends, repurchase of capital stock or subordinated debt, mergers, investments guarantees, asset sales and business activities.

The amended credit facility allows the Company to incur debt that qualifies as subordinated debt thereunder, and permits $125,000,000 of new debt plus capital lease obligations, subject to meeting the Company’s financial covenants. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the amended credit facility.

Additionally, certain of the Company’s domestic wholly owned subsidiaries guarantee the amended credit facility. The amended credit facility is secured by a pledge of the Company’s capital stock by Holdings and substantially all of the tangible and intangible personal property located in the United States that the Company or such guarantors own, which includes, but is not limited to, all the outstanding stock of American Multi-Cinema, Inc., AMC-GCT, Inc. and its subsidiaries, AMC Entertainment International, Inc., National Cinema Network, Inc., AMC Realty, Inc., and Centertainment, Inc. as well as accounts, deposit accounts, general intangibles (including patents, trademarks and other intellectual property), commercial tort claims, goods and instruments, among other types of personal property.

Amounts outstanding under the amended credit facility may become payable prior to the maturity date in part upon the occurrence of certain asset sales, or in whole upon the occurrence of specified events of default. In addition to the non-payment of amounts due to lenders or non-performance of covenants, among other matters, an event of default will occur upon (i) the failure to pay other indebtedness, or the acceleration of the maturity or redemption of other indebtedness or preferred stock in either case exceeding $5,000,000, (ii) the occurrence of any default which enables holders of any preferred stock to appoint additional members to the board and the occurrence of a change in control, as defined in the amended credit facility (although the Company does not currently have any outstanding preferred stock), and (iii) any default under the terms applicable to any of the Company’s leases with aggregate remaining lease payments exceeding $13,000,000 which results in the loss of use of the property subject to such lease or any default (that is not cured or waived or if cured or waived involved the payment of an amount in excess of $13,000,000) under the terms applicable to any such leases with aggregate remaining lease payments exceeding $50,000,000.

Costs related to the establishment of the amended credit facility were capitalized and charged to interest expense over the life of the amended credit facility. Unamortized issuance costs of $4,588,000 as of March 31, 2005, are included in other long-term assets.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Notes Due 2011

On January 27, 1999, the Company sold $225,000,000 aggregate principal amount of its Notes due 2011 and on March 29, 2002, the Company issued an additional $72,880,000 aggregate principal amount of Notes due 2011 in connection with the acquisition of GC Companies The Notes due 2011 bear interest at the rate of 9 1/2% per annum, payable in February and August. The Notes due 2011 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2011), the Company will be required to make an offer to repurchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2011 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2011 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company’s Notes due 2012 and Notes due 2014.

On March 25, 2004, the Company redeemed $83,406,000 of its Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,962,000, unamortized issue costs of $1,125,000 and unamortized discount of $270,000. The loss is included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

The Merger constituted a “change of control” under the Notes due 2011 which allowed the holders of those notes to require the Company to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. Noteholders tendered $1,663,000 aggregate principal amount of the Notes due 2011, which were repurchased using existing cash.

The indenture governing the Notes due 2011 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2011 attain “investment grade status”, the covenants in the indenture governing the Notes due 2001 limiting the Company’s ability to incur additional indebtedness and pay dividends will cease to apply. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2011.

In connection with the Merger, the carrying value of the Notes due 2011 was adjusted to fair value. As a result, a premium of $7,073,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 31, 2005 is $6,174,000. Unamortized issuance costs were $0 as of March 31, 2005.

Notes Due 2012

On January 16, 2002, the Company sold $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the “Notes due 2012”). The Notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August. The Notes due 2012 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2012), the Company will be required to make an offer to repurchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2012 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2012 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company’s Notes due 2011 and Notes due 2014.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The indenture governing the Notes due 2012 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2012.

In connection with the Merger, the carrying value of the Notes due 2012 was adjusted to fair value. As a result, a premium of $17,078,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 31, 2005 is $14,455,000. Unamortized issuance costs were $0 as of March 31, 2005.

Notes Due 2014

On February 24, 2004, the Company sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the “Notes due 2014”). The Company applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2014), the Company will be required to make an offer to repurchase each holder’s notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2014 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2014 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company’s Notes due 2011 and Notes due 2012.

The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Notes due 2014.

In connection with the Merger the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized discount as of March 31, 2005 is $1,470,000. Unamortized issuance costs were $0 as of March 31, 2005.

Fixed Rate Notes and Floating Rate Notes.

In connection with the Merger, the Company became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the “Fixed Notes due 2012”) and $205,000,000 aggregate principal amount of Senior Floating Notes due 2010 (the “Floating Notes due 2010” and, together with the Fixed Notes due 2012, the “Senior Notes”) that were each previously issued by Marquee on August 18, 2004. The Senior Notes (i) rank senior in right of payment to any of the Company’s existing and future subordinated indebtedness, rank equally in right of payment with any of the Company’s existing and future senior indebtedness and are effectively subordinated in right of payment to any of the Company’s secured senior indebtedness, including the amended credit facility, and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of the Company’s existing and future wholly owned subsidiaries that is a guarantor or direct borrower under the Company’s other indebtedness. The Senior Notes are structurally subordinated to all existing and future liabilities and preferred stock of the Company’s subsidiaries that do not guarantee the notes.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Notes due 2012 are redeemable at the Company’s option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010. Costs related to the issuance of the Fixed Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $7,586,000 as of March 31, 2005, are included in other long-term assets.

The Floating Notes due 2010 bear interest at a rate per annum, reset quarterly, equal to 4 1/4% plus the three-month LIBOR interest rate. Interest on the Floating Notes due 2010 is payable quarterly on February 15, May 15, August 15, and November 15 of each year and interest payments commenced on November 15, 2004. The interest rate is currently 7.05% per annum for the quarterly period ending May 14, 2005 and the interest rate is 7.52% per annum for the quarterly period ending August 14, 2005. The Floating Notes due 2010 are redeemable, in whole or in part, on or after August 15, 2006 at 103.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2009. As of March 31, 2005, the Company was in compliance with all financial covenants relating to the Senior Notes. Costs related to the issuance of the Fixed Notes due 2010 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $6,266,000 as of March 31, 2005, are included in other long-term assets.

Holdings Discount Notes Due 2014

To help finance the Merger, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (“Discount Notes due 2014”) for gross proceeds of $169,917,760. The only operations of Holdings prior to the Merger were related to this financing. Because the Company was the primary beneficiary of Holdings, which was considered a variable interest entity as defined in FIN 46(R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Predecessor was required to consolidate Holdings’ operations and financial position into the Company’s financial statements as of and through the period ended December 23, 2004. Subsequent to December 23, 2004, the Successor deconsolidated Holdings’ assets and liabilities. The results of operations of Holdings included within the Predecessor’s Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the Company. The Company will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010, the Notes due 2011, the Notes due 2012, the Notes due 2014 and the amended credit facility. The Company has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

Prior to August 15, 2009, unless Holdings elects to pay cash interest as described below, interest on the Discount Notes due 2014 will accrete from the date of issuance of the notes until August 15, 2009, compounded semiannually.

On any interest payment date prior to August 15, 2009, Holdings may elect to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note will be equal to the accreted value of such notes as of such interest payment date.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 7—STOCKHOLDER’S EQUITY

In connection with the Merger, each issued and outstanding share of the Predecessor’s common stock and class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Predecessor’s preferred stock was converted into the right to receive $2,727.27 in cash. See Note 2—Acquisitions and the Consolidated Statements of Stockholder’s Equity within this Form 10-K for additional information regarding the Merger’s impact on stockholder’s equity.

Stock-Based Compensation

The Successor has no stock-based compensation arrangements of its own, but its parent, Holdings, has adopted a stock-based compensation plan that permits grants of up to 49,107.44682 options on Holdings stock and has granted options on 38,876.72872 of its shares to certain employees during the Successor period ended March 31, 2005. As of March 31, 2005, there was $21,171,000 of total unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan. Since the employees to whom the options were granted are employed by the Successor, the Successor is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and step-vest in equal amounts over five years but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). The Successor has recorded $1,201,000 of stock-based compensation expense related to these options and has recognized an income tax benefit of approximately $492,000 in its Consolidated Statements of Operations during the Successor period ended March 31, 2005. Two of the holders of stock options have put rights associated with their options whereby they can require Holdings to repurchase their options and shares underlying the options and as such $759,000 of the Stock-based Compensation obligation is recorded in other long term liabilities in our Consolidated Balance Sheets. The Successor accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) and SAB 107 and has valued the options using the Black-Scholes formula. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Holdings stock option plan.

During the second quarter of fiscal 2004 the Predecessor’s shareholders approved and the Predecessor adopted the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (the “2003 LTIP”). The 2003 LTIP provides for five basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of restricted stock awards, (iii) grants of deferred stock units, (iv) grants of deferred cash awards and (v) performance grants which may be settled in stock options, shares of common stock, restricted stock, deferred stock units, deferred cash awards, or cash, or any combination thereof. The number of shares of Common Stock which could have been sold or granted under the plan was not to exceed 6,500,000 shares. The 2003 LTIP provided that the option exercise price for stock options was not to be less than the fair market value of stock at the date of grant, options may not have been repriced and unexercised options expired no later than ten years after date of grant.

On June 11, 2004, the Board of Directors made performance grants for fiscal 2005 with award opportunities having an aggregate value of $12,606,000. These grants were subject to the satisfaction of performance measures during fiscal 2005 and/or the exercise of discretion by the Compensation Committee of the Board of Directors. The Company did not meet the performance measures for fiscal 2005. Accordingly, the Company had no expense or accrual recorded for the fiscal 2005 performance grants.

On June 11, 2004, the Compensation Committee of the Board of Directors awarded 527,398 deferred stock units with a fair value of $7,917,000 and deferred cash award of $1,606,000, to employees, which represented a

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

100% award based on achievement of all target-based grants made on September 18, 2003. Holdings made payments of $10,150,000 to the holders of 520,350 deferred stock units that vested upon closing the Merger which was considered as a part of the purchase price in connection with the Merger.

The Predecessor accounted for the stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB No. 25, Accounting for Stock issued to Employees and related interpretations. No stock-based employee compensation expense related to restricted stock awards and deferred stock units was recorded during the Predecessor period ended December 23, 2004 and $8,727,000 and $2,011,000 was reflected in net earnings for the Predecessor periods ended April 1, 2004 and April 3, 2003, respectively. No stock-based employee compensation expense for stock options was reflected in net earnings for those periods, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Holdings made payments of $7,750,000 to the holders of 1,451,525 vested in-the-money options that vested upon closing the Merger which was considered as a part of the purchase price in connection with the Merger.

There are currently no outstanding share-based awards under the Company’s 2003 LTIP subsequent to the Merger.

A summary of stock option activity under all plans is as follows:

	March 31, 2005		December 23, 2004		April 1, 2004		April 3, 2003
	Number of Shares(2)	Weighted Average Exercise Price Per Share(2)	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
	(Successor)		(Predecessor)		(Predecessor)		(Predecessor)
Outstanding at beginning of year	—	—	1,500,640	$14.19	1,978,165	$12.98	1,553,570	$12.34
Granted	38,876.72872	1,000	—	—	—	—	452,980	15.19
Canceled	—	—	(42,200)	—	(20,940)	13.09	(24,090)	14.28
Exercised(1)	—	—	(1,458,440)	—	(456,585)	8.54	(4,295)	6.98

Outstanding at end of year	38,876.72872	$1,000	—	$14.19	1,500,640	$14.32	1,978,165	$12.98

Exercisable at end of year	—	$—	—	$—	1,292,650	$14.19	1,370,773	$13.05

Available for grant at end of year	10,230.71809		—		5,969,497		49,160

(1)	The Predecessor period ended December 23, 2004, includes 1,451,525 options automatically vested and purchased as a result of the Merger, and 6,915 options exercised during the period
(2)	Represents options granted by the Company’s parent, Holdings, to certain employees of the Company. The compensation expense related to the options is included in the Company’s Consolidated Statements of Operations because the employees to whom the options were granted are employed by the Company.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 8—INCOME TAXES

Income tax provision reflected in the Consolidated Statements of Operations for the three years ended March 31, 2005 consists of the following components:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Current:
Federal	$(1,416)	$851	$(6,130)	$6,995
State	(202)	3,571	(17)	3,591

Total current	(1,618)	4,422	(6,147)	10,586

Deferred:
Federal	(5,426)	9,046	11,635	(1,556)
Foreign	80	240	1,619	787
State	164	1,292	1,293	(517)

Total deferred	(5,182)	10,578	14,547	(1,286)

Total provision	(6,800)	15,000	8,400	9,300
Tax benefit of discontinued operations	—	—	2,600	700

Total provision (benefit) from continuing operations	$(6,800)	$15,000	$11,000	$10,000

The difference between the effective tax rate on income (loss) before income taxes and the U.S. federal income tax statutory rate is as follows:

	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 4, 2003 through April 1, 2004	March 29, 2002 through April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Merger costs	(16.8)	(68.8)	—	—
State income taxes, net of federal tax benefit	0.1	(7.0)	(35.8)	(5.5)
Valuation allowance	(1.3)	(28.8)	(358.3)	(50.4)
Deductible portion of GC Companies, Inc. purchase price	—	—	—	11.8
Special compensation	—	—	—	(34.0)
Other, net	(0.6)	(2.2)	(3.9)	(2.8)

Effective tax rate	16.4%	(71.8)%	(363.0)%	(45.9)%

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The significant components of deferred income tax assets and liabilities as of March 31, 2005 and April 1, 2004 are as follows:

	March 31, 2005 Deferred Income Tax		April 1, 2004 Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
	(Successor)		(Predecessor)
Property	$50,416	$(169,537)	$25,817	$(7,463)
Capital lease obligations	5,176	—	3,438	—
Accrued reserves and liabilities	65,096	—	57,003	—
Deferred rents	97,877	—	36,825	—
Alternative minimum tax credit carryover	11,932	—	10,095	—
Net operating loss carryforward	40,547	—	36,945	—
Other	47,263	(6,236)	26,071	(184)

Total	$318,307	$(175,773)	$196,194	$(7,647)
Less: Valuation allowance	(73,355)	—	(26,485)	—

Net	244,952	(175,773)	169,709	(7,647)
Less: Current deferred income taxes	18,560	—	18,118	—

Total noncurrent deferred income taxes	$226,392	$(175,773)	$151,591	$(7,647)

Net noncurrent deferred income taxes	$50,619		$143,944

Successor merger and acquisitions costs of $20,000,000 and Predecessor merger and acquisitions costs of $41,032,000 are currently being treated as non-deductible.

The Company’s federal income tax loss carryforward of $105,800,000 will begin to expire in 2019 and will completely expire in 2023 and will be limited to approximately $17,800,000 annually due to the sale of Preferred Stock and the acquisition of GC. The Company’s state income tax loss carryforwards of $48,300,000 may be used over various periods ranging from 5 to 20 years.

The Company’s foreign subsidiaries had losses before income taxes of $1,565,000 during the Successor period ended March 31, 2005 and $17,189,000, $20,900,000 and $30,000,000 during Predecessor periods ended December 23, 2005, April 1, 2004 and April 3, 2003, respectively.

As of March 31, 2005, management believed it was more likely than not that certain deferred tax assets related to certain state and other tax net operating loss carryforwards and certain deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income. The Successor has recorded a full valuation allowance against its deferred tax assets in foreign jurisdictions of $67,615,000 and a partial valuation allowance of $5,740,000 related to state and other net operating loss carryforwards as of March 31, 2005.

Management believes it is more likely than not that the Company will generate future taxable income to realize its recorded deferred tax assets. However, the amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

The Company recorded a valuation allowance of $73,355,000, $26,485,000, $20,592,000, $10,254,000 and $9,361,000 as of March 31, 2005, April 1, 2004, April 3, 2003, March 28, 2002 and March 29, 2001, respectively. All changes in the valuation allowance were recorded in the income tax provision except for $40,062,000 which was recorded during the Successor period ended March 31, 2005 as part of the purchase price allocation in connection with the Merger and $2,600,000 which was recorded in loss from discontinued operations in the year ended March 28, 2002.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 9—LEASES

During fiscal 1998, the Company sold the real estate assets associated with 13 theatres to Entertainment Properties Trust (“EPT”) for an aggregate purchase price of $283,800,000 (the “Sale and Lease Back Transaction”). The Company leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The Company has accounted for this transaction as a sale and leaseback in accordance with Statement of Financial Accounting Standards No. 98 Accounting for Leases. The land and building improvements have been removed from the Consolidated Balance Sheets. During fiscal 2000, the Company sold the building and improvements associated with one of the Company’s theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. During fiscal 2002, the Company sold the land at this theatre to EPT for proceeds of $7,500,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%. During fiscal 2003, the Company sold the real estate assets associated with 2 theatres to EPT for proceeds of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. On March 30, 2004, the Company sold the real estate assets associated with 3 theatres to EPT for proceeds of $63,911,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 9.5% with options to extend for up to 15 additional years. On March 31, 2005, the Company sold the real estate assets associated with one theatre and adjoining retail space to EPT for proceeds of $50,910,000 and then leased the real estate assets associated with this theatre pursuant to non-cancelable operating lease with a term of 20 years at an initial lease rate of 9.2% with options to extend for up to 14 additional years.

Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2005:

(In thousands)	Minimum operating lease payments
2006	$316,697
2007	315,087
2008	311,664
2009	308,686
2010	304,186
Thereafter	2,559,278

Total minimum payments required	$4,115,598

The Company has also entered into agreements to lease space for the operation of seven theatres with 105 screens not yet fully constructed. The future minimum rental payments required under the terms of these leases included above total approximately $226,000,000. The Company records rent expense on a straight-line basis over the base term of the lease commencing with the date the Company has “control and access” to the leased premises. Included in long-term liabilities as of March 31, 2005 and April 1, 2004 is $253,441,000 and $113,171,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities related to the Merger transaction.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Rent expense is summarized as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks April 1, 2004	53 Weeks April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Minimum rentals	$76,458	$211,232	$271,824	$254,960
Common area expenses	9,208	24,656	30,748	31,625
Percentage rentals based on revenues	1,274	4,398	5,020	5,034
Furniture, fixtures and equipment rentals	708	3,425	6,432	8,758

Theatre Rent	87,648	243,711	314,024	300,377

NCN and other	38	587	1,021	1,279
G & A and other	491	1,107	3,315	5,206

Total	$88,177	$245,405	$318,360	$306,862

NOTE 10—EMPLOYEE BENEFIT PLANS

The Company sponsors a non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement.

Under the plan, benefits are integrated with Social Security and paid to participants at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee’s highest five year average compensation. Contributions to the plan reflect benefits attributed to employee’s services to date, as well as services expected to be earned in the future. The Company expects to contribute $1,400,000 to the defined benefit pension plan during fiscal 2006. Plan assets are invested in pooled separate accounts with an insurance company pursuant to which the plan’s benefits are paid to retired and terminated employees and the beneficiaries of deceased employees. The Company also sponsors two non-contributory nonqualified deferred compensation plans which provide additional pension benefits to certain eligible employees.

The Company currently offers eligible retirees the opportunity to participate in a health plan (medical, dental, vision and prescription) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40 and is participating in the American Multi-Cinema, Inc. Employee Benefits Welfare Plan as of the date of termination. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan currently anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. The retiree health plan is not funded.

In connection with the recent reorganizations a reduction in postretirement plan participants will result in a curtailment of the plan during fiscal 2006. This curtailment gain is expected to reduce net periodic postretirement expense by $1,110,000 during fiscal 2006.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made. The assumptions to determine benefit obligations and net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	March 31, 2005	April 1, 2004	April 3, 2003	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Weighted-average assumptions used to determine benefit obligations at Discount rate	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Rate of compensation increase	5.50%	5.97%	5.97%	5.00%	5.00%	6.50%

	Pension Benefits				Other Benefits
	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through Dec. 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Weighted-average assumptions used to determine net periodic benefic cost:
Discount rate	6.25%	6.25%	6.75%	7.25%	6.25%	6.25%	6.25%	6.75%
Expected long-term return on plan assets	8.25%	8.25%	8.50%	8.50%	n/a	n/a	n/a	n/a
Rate of compensation increase	5.50%	5.50%	5.97%	6.00%	5.00%	5.00%	5.00%	6.50%

Net periodic benefit cost for the four plans consists of the following:

	Pension Benefits				Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Components of net periodic benefit cost:
Service cost	$941	$2,318	$2,574	$2,027	$185	$444	$605	$406
Interest cost	1,256	3,063	3,641	3,124	325	772	1,042	887
Expected return on plan assets	(892)	(2,426)	(2,985)	(3,263)	—	—	—	—
Recognized net actuarial loss	—	760	691	23	—	87	111	—
Amortization of unrecognized transition obligation	—	129	176	182	—	36	50	50
Amortization of prior service cost	—	70	95	90	—	20	29	—

Net periodic benefit cost	$1,305	$3,914	$4,192	$2,183	$510	$1,359	$1,837	$1,343

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The following tables set forth the plan’s change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets for the years ended March 31, 2005 and April 1, 2004:

	Pension Benefits			Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Change in benefit obligation:
Benefit obligation at beginning of period	$—	$67,477	$54,297	$—	$17,144	$19,187
Transferred balance from Predecessor	78,270	—	—	17,740	—	—
Service cost	941	2,318	2,574	185	444	605
Interest cost	1,256	3,063	3,641	325	772	1,042
Plan participant’s contributions	—	—	—	—	165	161
Actuarial (gain) loss	(9)	7,445	9,085	313	35	(3,197)
Benefits paid	(12)	(2,033)	(2,120)	—	(820)	(654)

Benefit obligation at end of period	$80,446	$78,270	$67,477	$18,563	$17,740	$17,144

	Pension Benefits			Other Benefits
(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
Change in plan assets:
Fair value of plan assets at beginning of period	$—	$39,833	$34,251	$—	$—	$—
Transferred balance from Predecessor	43,642	—	—	—	—	—
Actual return on plan assets	159	4,006	6,750	—	—	—
Employer contribution	—	1,836	952	—	655	493
Plan participant’s contributions	—	—	—	—	165	161
Benefits paid	(12)	(2,033)	(2,120)	—	(820)	(654)

Fair value of plan assets at end of period	$43,789	$43,642	$39,833	$—	$—	$—

Net liability for benefit cost:
Funded status	$(36,657)	$(34,628)	$(27,644)	$(18,563)	$(17,740)	$(17,144)
Unrecognized net actuarial (gain) loss	(113)	20,125	16,331	313	289	2,768
Unrecognized transition obligation	—	—	176	—	197	347
Unrecognized prior service cost	—	685	842	—	2,252	231

Net liability recognized	$(36,770)	$(13,818)	$(10,295)	$(18,250)	$(15,002)	$(13,798)

	Pension Benefits		Other Benefits
(In thousands)	March 31, 2005	April 1, 2004	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Amounts recognized in the balance sheet:
Accrued benefit liability	$(36,770)	$(12,122)	$(18,250)	$(13,798)
Accumulated other comprehensive income		1,123		—
Intangible asset	—	704	—	—

Net liability recognized	$(36,770)	$(10,295)	$(18,250)	$(13,798)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $80,446,000, $61,288,000 and $43,789,000 respectively, as of March 31, 2005; and, $67,477,000, $51,421,000 and $39,833,000 respectively, as of April 1, 2004 for the one qualified and two nonqualified pension plans with accumulated benefit obligations in excess of plan assets.

For its Defined Benefit Pension Plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, and real estate exposures that are customized to the Plan’s cash flow benefit needs with a current target asset allocation of 60% equity securities, 32% debt securities and 8% real estate investments. The percentage of plan assets by category for fiscal 2005 and 2004 are as follows:

	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Equity Securities	60%	62%
Debt Securities	32%	30%
Real Estate Investments	8%	8%

	100%	100%

The expected rate of return on plan assets was 8.25% for fiscal 2005 and 8.50% for fiscal 2004. The rate used is based upon analysis of actual returns on plan assets in prior years including analysis provided by the Plan Administrator.

The following table provides investments of the defined benefit pension plan by security type:

	Pension Assets
(In thousands)	March 31, 2005	April 1, 2004
	(Successor)	(Predecessor)
Plan asset information:
Government Securities	$—	$1,369
Bond and Mortgage	12,543	9,448
Real Estate	3,520	3,069
Large Company Equity	19,531	18,631
Small Company Equity	2,426	2,096
International Equity	4,460	4,044
Preferred Securities	1,309	1,176

Fair value of plan assets	$43,789	$39,833

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2005 was 10.0% for medical and 4.0% for dental and vision. The rates were assumed to decrease gradually to 5.0% for medical in 2009 and 3.0% for dental in 2013 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 2005 by $3,034,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2005 by $353,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2005 by $2,504,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2005 by $286,000.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

	Pension Benefits	Other Benefits
2006	$836	$740
2007	865	710
2008	1,151	760
2009	1,260	830
2010	1,383	860
Years 2001-2015	8,871	4,440

The Company’s retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”). Since the Company’s plan is more generous than Medicare Part D, it is considered at least actuarially equivalent to Medicare Part D and the government provides a federal subsidy to the plan. The Company made no adjustment to its participation rates due to Medicare Part D and estimated a $400 per year subsidy at age 75 for the initial year of 2006, with the amount of the subsidy moving in direct relation to the participant’s age. As a result of adopting the provisions of FSP No. 106-1 and FSP 106-2 during the fourth quarter of fiscal 2005, the Successor’s accumulated plan benefit obligation was reduced by $1,760,000 for the subsidy related to benefits attributed to past service and there was no significant change in the benefit obligation or plan assets. The Successor recognized no reduction in net periodic postretirement benefit cost during the period ended March 31, 2005 and the subsidy will reduce net periodic postretirement benefit cost by adjusting the interest cost, service cost and actuarial gain or loss to reflect the effects of the subsidy. The Company estimates that it will receive annual subsidies of $50,000 during fiscal 2006 increasing to $70,000 during fiscal 2009 and an additional $450,000 through fiscal 2014.

The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. The Company matches 100% of each eligible employee’s elective contributions up to 3% of the employee’s compensation and 50% of each eligible employee’s elective contributions on the next 2% of the employee’s pay. The Successor’s expense under the 401(k) savings plan was $633,000 for the period ended March 31, 2005 and the Predecessor’s expense under the plan was $1,490,000, $2,175,000, and $2,007,000 for the periods ended December 23, 2004, April 1, 2004 and April 3, 2003, respectively.

NOTE 11—COMMITMENTS AND CONTINGENCIES

The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the “Department”) filed suit alleging that the Company’s stadium-style theatres violate the ADA and related regulations. The Department alleges that the Company has failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleges

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

various non-line of sight violations as well. The Department seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000. On November 20, 2002, the trial court entered summary judgment in favor of the Department on the line of sight aspects of the case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of site comparable to the general public. The trial court did not address specific changes that might be required of the Company’s existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. The Company filed a request for interlocutory appeal, and the trial court denied the Company’s request but postponed any further line of sight proceedings pending the Ninth Circuit Court of Appeals’ ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. On June 28, 2004, the Supreme Court denied certiorari in the Regal case. Accordingly, the Company is preparing for the remedies phase of the litigation and has renewed settlement discussions with the Department. The trial court has scheduled a status conference for July 18, 2005.

The Company has recorded a liability related to estimated losses for the Department of Justice line-of-sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and estimates the range of loss to be between $179,350 and $273,938 at this time.

On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involves such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that the Company has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

On December 5, 2003 the U.S. District Court for the Central District of California entered a consent order and final judgment on non-line of sight issues under which the Company agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for our patrons with disabilities at 101 stadium-style theatres and at certain theatres the Company may open or acquire in the future. The Company estimates that the cost of these betterments will be $26.3 million, which is expected to be incurred over the term of the consent order of five years. The estimate is based on the improvements at the twelve theatres surveyed by the Department. The actual cost of betterments may vary based on the results of surveys of the remaining theatres.

Derivative Suits. On July 22, 2004, two lawsuits purporting to be class actions were filed in the Court of Chancery of the State of Delaware, one naming the Company, the Company’s directors, Apollo Management and certain entities affiliated with Apollo as defendants and the other naming the Company, the Company’s directors, Apollo Management and Holdings as defendants. Those actions were consolidated on August 17, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Chancery Court on October 22, 2004 and moved for expedited proceedings on October 29, 2004.

On July 23, 2004, three more lawsuits purporting to be class actions were filed in the Circuit Court of Jackson County, Missouri, each naming the Company and the Company’s directors as defendants. These lawsuits were consolidated on September 27, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Circuit Court of Jackson County on October 29, 2004. The Company filed a motion to stay the case in deference to the prior-filed Delaware action and separate motion to dismiss the case in the alternative on November 1, 2004.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

In both the Delaware action and the Missouri action, the plaintiffs generally allege that the individual defendants breached their fiduciary duties by agreeing to the Merger, that the transaction is unfair to the minority stockholders of the Company, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the stockholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind Merger and related transactions.

On November 23, 2004, the parties in this litigation entered into a Memorandum of Understanding providing for the settlement of both the Missouri action and Delaware action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed, among other things, that: (i) Holdings would waive Section 6.4(a)(C) of the merger agreement to permit the Company to provide non-public information to potential interested parties in response to any bona fide unsolicited written acquisition proposals by such parties (which it did), (ii) the Company would make certain disclosures requested by the plaintiff in the proxy statement and the related Schedule 13E-3 in connection with the special meeting to approve the Merger (which it did) and (iii) the Company would pay, on behalf of the defendants, fees and expenses of plaintiffs’ counsel of approximately $1.7 million (which such amounts the Company has accrued but believes are covered by its existing directors and officers insurance policy). In reaching this settlement, the Company confirmed to the plaintiffs that Lazard and Goldman Sachs had each been provided with financial information included in the Company’s earnings press release, issued on the same date as the announcement of the merger agreement. The Memorandum of Understanding also provided for the dismissal of the Missouri action and the Delaware action with prejudice and release of all related claims against the Company, the other defendants and their respective affiliates. The settlement as provided for in the Memorandum of Understanding is contingent upon, among other things, approval by the court.

Conrad Grant v. American Multi-Cinema, Inc. and DOES 1 to 100; Orange County California Superior Court (Case No: 03CC00429). On September 26, 2003, plaintiff filed this suit as a purported class action on behalf of himself and other current and former “senior managers”, “salary operations managers” and persons holding similar positions who claim that they were improperly classified by the Company as exempt employees over the prior four years. On April 28, 2004 William Baer and additional plaintiffs filed a related case titled William Baer and Anlsnara Hamlzonek v. American Multi-Cinema, Inc. DOES 1 to 100; Orange County California Superior Court, Case No. 04CC00507. On December 9, 2004, the Baer Court denied plaintiffs’ motion for class certification, and on January 7, 2005 the Grant Court granted defendants’ motion to strike the class allegations. In the Baer proceeding, the Company has reached a settlement on the individual wage and hour claims against the Company but the settlement agreement is still being negotiated. In the Grant case, the individual wage and hour claims against the Company remain to be resolved.

Ernest Galindo v. American Multi-Cinema, Inc. et al. (Case No. BC328770, Los Angeles County Superior Court). On February 15, 2005, Ernest Galindo, a former employee, filed this suit on behalf of all current and former non-exempt hourly workers in the State of California who allegedly did not receive statutory meal or rest breaks. Plaintiffs seek back wages, penalties and other unspecified damages.

In addition to the cases noted above, the Company, is also currently a party to various ordinary course claims from vendors (including concession suppliers and motion picture distributors), landlords and suppliers and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters,

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

individually and in the aggregate, will not have a material adverse effect on the Company’s financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. etal. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). The Company is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, the architect, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 23 theatres. The Company currently estimates its claim for repair costs at these theatres will aggregate approximately $34,600,000 of which it has expended approximately $25,300,000 through March 31, 2005. The remainder is for projected costs of repairs yet to be performed. The Company also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

Certain parties to the Missouri litigation have filed counterclaims against the Company, including Ammon Painting Company, Inc. which asserts claims to recover monies for services provided in an amount not specified in the pleadings but which it has expressed in discovery to aggregate to approximately $950,000. The Company currently estimates that its claim against Ammon is for approximately $6,000,000. Based on presently available information, the Company does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity. During fiscal 2005, the Company received settlement payments of $2,610,000 from various parties in connection with this matter and subsequent to March 31, 2005, the Company received additional settlement payments of $675,000, bringing the aggregate amount received in settlements to $4,210,000. The Company has also agreed to additional settlements totaling $560,000 for which payments have not been received. During fiscal 2004, the Company received $925,000 related to two theatres in connection with this matter. Gain contingencies are recognized upon receipt.

NOTE 12—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

The Company has provided reserves for estimated losses from theatres which have been closed and from terminating the operation of fast food and other restaurants operated adjacent to certain of the Company’s theatres. As of March 31, 2005, the Company has reserved $28,506,000 for lease terminations which have either not been consummated or paid, related primarily to 12 North American theatres with 93 screens and vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 15 years for theatres which have been closed. As of March 31, 2005, base rents aggregated approximately $7,572,000 annually and $31,507,000 over the remaining terms of the leases. In connection with the Merger, the carrying value of the theatre closure liability was remeasured by using the Company’s estimated borrowing rate on the date of the Merger of 7.55%. As a result the Successor recorded a $2,806,000 increase to its theatre closure liability during the period ended March 31, 2005.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

A rollforward of reserves for theatre and other closure is as follows (in thousands):

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004	53 weeks Ended April 1, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Beginning Balance	$—	$17,870	$22,499	$24,140
Transferred balance from Predecessor	25,909	—	—	—
Theatre and other closure expense	1,267	10,758	4,068	5,416
Interest expense	—	1,585	2,736	3,656
General and administrative expense	—	73	50	99
Transfer of deferred rent and capital lease obligations	2,112	1,610	6,014	758
Acquisition adjustments	2,806	—	—	—
Payments	(3,588)	(5,987)	(17,497)	(11,570)

Ending balance	$28,506	$25,909	$17,870	$22,499

Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. Theatre closure reserves at March 31, 2005 and 2004 by operating segment are as follows (in thousands):

From Inception July 16, 2004 through March 31, 2005
(Successor)
North American Theatrical Exhibition	$26,827
International Theatrical Exhibition	1,384
NCN and Other	295

$28,506

NOTE 13—FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices.

The estimated fair values of the Company’s financial instruments are as follows:

	March 31, 2005		April 1, 2004
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Successor)		(Predecessor)
Financial assets:
Cash and equivalents	$70,949	$70,949	$333,248	$333,248
Financial liabilities:
Cash overdrafts	$35,320	$35,320	$19,737	$19,737
Corporate borrowings	1,161,970	1,168,831	686,431	711,339

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 14—OPERATING SEGMENTS

The Company has identified three reportable segments around differences in products and services and geographical areas. North American and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from North America. NCN and other is identified as a separate segment due to differences in products and services offered.

The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest expense, income taxes and depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, disposition of assets and other gains, investment income, other expense, stock-based compensation expense, merger and acquisition costs, management fees, impairment of long-lived assets and special compensation expense. The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property, intangibles and goodwill.

The Company’s segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

Information about the Company’s operations by operating segment is as follows:

Revenues (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$422,563	$1,205,646	$1,609,187	$1,628,140
International theatrical exhibition	35,772	93,388	121,179	101,242
NCN and other	16,108	57,711	71,476	70,602
Intersegment elimination	(5,641)	(18,900)	(19,022)	(14,909)

Total revenues	$468,802	$1,337,845	$1,782,820	$1,785,075

Segment Adjusted EBITDA (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004	53 weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$78,049	$219,440	$296,001	$278,160
International theatrical exhibition	2,512	(1,194)	83	(3,654)
NCN and other	6	7,371	5,607	3,249

Total segment Adjusted EBITDA	$80,567	$225,617	$301,691	$277,755

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

A reconciliation of earnings (loss) from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

(In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Earnings (loss) from continuing operations before income taxes	$(41,563)	$(20,878)	$4,117	$(18,462)
Plus:
Interest expense	41,715	74,259	77,717	77,800
Depreciation and amortization	46,084	92,091	124,572	126,994
Impairment of long-lived assets	—	—	16,272	19,563
Preopening expense	39	1,292	3,858	3,227
Theatre and other closure expense	1,267	10,758	4,068	5,416
Restructuring charge	4,926	—	—	—
Disposition of assets and other gains	(302)	(2,715)	(2,590)	(1,385)
Investment income	(2,511)	(6,476)	(2,861)	(3,502)
Other	(6,778)	—	13,947	—
General and administrative expense—unallocated:
Stock-based compensation	1,201	—	8,727	2,011
Management fee	500	—	—	—
Merger and acquisition costs	22,268	42,732	5,508	—
Other(1)	13,721	34,554	48,356	66,093

Total Segment Adjusted EBITDA	$80,567	$225,617	$301,691	$277,755

Long-term Assets (In thousands)		March 31, 2005	April 1, 2004	April 3, 2003
		(Successor)	(Predecessor)	(Predecessor)
North American theatrical exhibition		$3,136,730	$1,431,036	$1,372,974
International theatrical exhibition		151,401	147,009	132,834
NCN and other		—	14,869	22,148

Total segment long-term assets		3,288,131	1,592,914	1,527,956
Construction in progress		29,078	15,007	69,968
Corporate		225,449	283,647	286,782
Accumulated depreciation—property		(856,392)	(753,523)	(662,142)
Accumulated amortization—intangible assets		(39,999)	(33,801)	(34,180)
Accumulated amortization—other long-term assets		(35,855)	(33,446)	(30,375)

Consolidated long-term assets, net(2)		$2,610,412	$1,070,798	$1,158,009

Long-term Assets, net of accumulated depreciation and amortization (In thousands)		March 31, 2005	April 1, 2004	April 3, 2003
		(Successor)	(Predecessor)	(Predecessor)
North American theatrical exhibition		$2,360,480	$766,929	$781,150
International theatrical exhibition		61,303	68,232	68,123
NCN and other		—	2,868	11,244

Total segment long-term assets		2,421,783	838,029	860,517
Construction in progress		29,078	15,007	69,968
Corporate		159,551	217,762	227,524

Consolidated long-term assets, net(2)		$2,610,412	$1,070,798	$1,158,009

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

A reconciliation of the reportable segments’ long-term assets to long-term assets presented in the Consolidated Balance Sheet are as follows:

Consolidated Balance Sheet (In thousands)	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
Property, net	$854,463	$777,277	$856,463
Intangible assets, net	189,544	23,918	30,050
Goodwill	1,401,740	71,727	60,698
Deferred income taxes	50,619	143,944	160,152
Other long-term assets	114,046	53,932	50,646

Consolidated long-term assets, net(2)	$2,610,412	$1,070,798	$1,158,009

Additions to long-term assets, net of acquisitions (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
North American theatrical exhibition	$40,271	$55,980	$96,467	$63,473
International theatrical exhibition	366	2,999	1,524	23,029
NCN and other	4	26	7,510	8,423

Total segment capital expenditures	40,641	59,005	105,501	94,925
Construction in progress	1,468	5,782	5,312	44,752
Corporate	1,805	1,368	10	6,893

Total additions to long-term assets, net of acquisitions(3)	$43,914	$66,155	$110,823	$146,570

A reconciliation of the reportable segments’ additions to net assets to the Consolidated Statements of Cash Flow is as follows:

Consolidated Statements of Cash Flows (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 2, 2004 through April 1, 2004	52 Weeks Ended April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Cash Flows from investing activities:
Capital expenditures	$18,622	$66,155	$95,011	$100,932
Construction project costs:
Reimbursable by landlord	—	—	—	38,586
Purchase of leased furniture, fixtures and equipment	25,292	—	15,812	7,052

Total additions to long-term assets, net of acquisitions	$43,914	$66,155	$110,823	$146,570

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

Information about the Company’s revenues and assets by geographic area is as follows:

Revenues (In thousands)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004	53 weeks Ended April 3, 2004
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
United States	$418,977	$1,206,690	$1,612,663	$1,640,278
Canada	14,054	37,766	48,964	43,555
China (Hong Kong)	2,522	5,632	8,166	8,868
Japan	15,902	43,876	60,382	51,476
France	1,338	3,270	3,813	3,681
Portugal	3,184	7,203	10,475	9,744
Spain	10,256	27,493	33,732	25,063
United Kingdom	2,569	5,915	4,625	2,410

Total revenues	$468,802	$1,337,845	$1,782,820	$1,785,075

Long-term assets (In thousands), Gross	March 31, 2005	April 1, 2004	April 3, 2003
	(Successor)	(Predecessor)	(Predecessor)
United States	$3,282,442	$1,651,506	$1,668,389
Canada	100,909	91,900	69,535
China (Hong Kong)	11,863	11,282	11,269
Japan	46,393	40,158	35,015
France	9,797	7,825	7,143
Portugal	17,315	14,729	13,183
Spain	60,899	61,738	53,940
United Kingdom	13,040	12,430	19,636
Sweden	—	—	6,596

Total long-term assets(2)	$3,542,658	$1,891,568	$1,884,706

(1)	Fiscal 2003 includes $19,250,000 of special compensation expense.
(2)	Long-term assets are comprised of property, intangible assets, deferred income taxes, goodwill and other long-term assets.
(3)	See Note 2 Acquisitions for additions to property, intangible, assets, deferred income taxes, goodwill, and other long-term assets resulting from acquisitions.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 15—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE’s debts are full and unconditional and joint and several.

From Inception July 16, 2004 through March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Revenues
Admissions	$—	$294,692	$25,333	$—	$320,025
Concessions	—	116,302	6,815	—	123,117
Other theatre	—	14,092	1,101	—	15,193
NCN and other	—	10,104	363	—	10,467

Total revenues	—	435,190	33,612	—	468,802

Costs and Expenses:
Film exhibition costs	—	151,606	13,267	—	164,873
Concession costs	—	12,621	1,079	—	13,700
Theatre operating expense	—	103,406	8,147	—	111,553
Rent	—	78,301	9,347	—	87,648
NCN and other	—	10,127	334	—	10,461
General and administrative:
Stock-based compensation	—	1,201	—	—	1,201
Merger and acquisition costs	—	22,268	—	—	22,268
Management fee	—	500	—	—	500
Other	52	13,267	402	—	13,721
Preopening expense	—	39	—	—	39
Theatre and other closure expense	—	1,267	—	—	1,267
Restructuring Charge	—	4,926	—	—	4,926
Depreciation and amortization	—	43,476	2,608	—	46,084
Disposition of assets and other gains	—	(302)	—	—	(302)

Total costs and expenses	52	442,703	35,184	—	477,939

Other expense (income)
Equity in net losses of subsidiaries	13,936	3,691	—	(17,627)	—
Other income	—	(6,778)	—	—	(6,778)
Interest expense
Corporate borrowings	38,480	6,038	2,625	(7,475)	39,668
Capital and financing lease obligations	—	1,446	601	—	2,047
Investment income	(7,805)	(774)	(1,407)	7,475	(2,511)

Total other expense	44,611	3,623	1,819	(17,627)	32,426

Loss before income taxes	(44,663)	(11,136)	(3,391)	17,627	(41,563)
Income tax provision (benefits)	(9,900)	2,800	300	—	(6,800)

Net loss	$(34,763)	$(13,936)	$(3,691)	$17,627	$(34,763)

Preferred dividends and allocation of undistributed earnings	—				—
Loss for shares of common stock	$(34,763)				$(34,763)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$841,183	$66,326	$—	$907,509
Concessions	—	326,715	17,970	—	344,685
Other theatre	—	43,379	3,461	—	46,840
NCN and other	—	37,825	986	—	38,811

Total revenues	—	1,249,102	88,743	—	1,337,845

Costs and Expenses:
Film exhibition costs	—	449,781	35,237	—	485,018
Concession costs	—	37,298	3,946	—	41,244
Theatre operating expense	—	288,614	22,201	—	310,815
Rent	—	217,240	26,471	—	243,711
NCN and other	—	30,504	936	—	31,440
General and administrative expense
Merger and acquisition costs	—	42,732	—	—	42,732
Other	143	33,093	1,318	—	34,554
Preopening expense	—	1,292	—	—	1,292
Theatre and other closure expense	—	10,758	—	—	10,758
Depreciation and amortization	—	85,108	6,983	—	92,091
Disposition of assets and other gains	—	(2,715)	—	—	(2,715)

Total costs and expenses	143	1,193,705	97,092	—	1,290,940

Other expense (income)
Equity in net losses of subsidiaries	21,531	13,816	—	(35,347)	—
Interest expense
Corporate borrowings	62,691	36,817	4,473	(37,130)	66,851
Capital and financing lease obligations	—	5,758	1,650	—	7,408
Investment income	(38,987)	(3,563)	(1,056)	37,130	(6,476)

Total other expense	45,235	52,828	5,067	(35,347)	67,783

Loss before income taxes	(45,378)	2,569	(13,416)	35,347	(20,878)
Income tax provision (benefit)	(9,500)	24,100	400	—	15,000

Net loss	$(35,878)	$(21,531)	$(13,816)	$35,347	$(35,878)

Preferred dividends	104,300				104,300

Net loss for shares of common stock	$(140,178)				$(140,178)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$1,133,170	$86,223	$—	$1,219,393
Concessions	—	434,857	22,133	—	456,990
Other theatre	—	49,325	4,658	—	53,983
NCN and other	—	51,420	1,034	—	52,454

Total revenues	—	1,668,772	114,048	—	1,782,820

Costs and Expenses:
Film exhibition costs	—	603,129	46,251	—	649,380
Concession costs	—	46,380	4,879	—	51,259
Theatre operating expense	—	391,563	28,056	—	419,619
Rent	—	280,621	33,403	—	314,024
NCN and other	—	45,905	942	—	46,847
General and administrative expense
Stock based compensation	—	8,727	—	—	8,727
Merger and acquisition costs	—	5,508	—	—	5,508
Other	195	47,390	771	—	48,356
Preopening expense	—	2,921	937	—	3,858
Theatre and other closure expense	—	4,068	—	—	4,068
Depreciation and amortization	—	113,683	10,889	—	124,572
Impairment of long-lived assets	—	12,747	3,525	—	16,272
Disposition of assets and other gains	—	(2,223)	(367)	—	(2,590)

Total costs and expenses	195	1,560,419	129,286	—	1,689,900

Other expense (income)
Equity in net losses of subsidiaries	2,621	19,277	—	(21,898)	—
Other expense	—	13,947	—	—	13,947
Interest expense
Corporate borrowings	67,928	53,633	3,488	(58,086)	66,963
Capital and financing lease obligations	—	8,579	2,175	—	10,754
Investment income	(54,630)	(3,993)	(2,324)	58,086	(2,861)

Total other expense	15,919	91,443	3,339	(21,898)	88,803

Earnings (loss) from continuing operations before income taxes	(16,114)	16,910	(18,577)	21,898	4,117
Income Tax provision (benefit)	(5,400)	15,700	700	—	11,000

Earnings (loss) from continuing operations	(10,714)	1,210	(19,277)	21,898	(6,883)
Loss from discontinued operations, net of income tax benefit	—	(3,831)	—	—	(3,831)

Net loss	$(10,714)	$(2,621)	$(19,277)	$21,898	$(10,714)

Preferred dividends	40,277				40,277

Net loss for shares of common stock	$(50,991)				$(50,991)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

53 weeks ended through April 3, 2003 (Predecessor)

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Revenues
Admissions	$—	$1,141,274	$70,930	$—	$1,212,204
Concessions	—	449,826	18,752	—	468,578
Other theatre	—	45,907	2,693	—	48,600
NCN and other	—	54,803	890	—	55,693

Total revenues	—	1,691,810	93,265	—	1,785,075

Costs and Expenses:
Film exhibition costs	—	623,640	37,342	—	660,982
Concession costs	—	49,708	5,204	—	54,912
Theatre operating expense	—	413,981	24,624	—	438,605
Rent	—	271,971	28,406	—	300,377
NCN and other	—	51,672	772	—	52,444
General and administrative:
Stock based compensation	—	2,011	—	—	2,011
Merger and acquisition costs	—	1,128	—	—	1,128
Other	20,229	43,085	1,651	—	64,965
Preopening expense	—	2,430	797	—	3,227
Theatre and other closure expense	—	2,011	3,405	—	5,416
Depreciation and amortization	—	119,043	7,951	—	126,994
Impairment of long-lived assets	—	9,604	9,959	—	19,563
Disposition of assets and other gains	—	(1,385)	—	—	(1,385)

Total costs and expenses	20,229	1,588,899	120,111	—	1,729,239

Other expense (income)
Equity in net losses of subsidiaries	8,275	28,172	—	(36,447)	—
Interest expense
Corporate borrowings	67,636	63,333	220	(65,604)	65,585
Capital and financing lease obligations	—	11,248	967	—	12,215
Investment income	(65,194)	(3,251)	(661)	65,604	(3,502)

Total other expense	10,717	99,502	526	(36,447)	74,298

Earnings (loss) from continuing operations before income taxes	(30,946)	3,409	(27,372)	36,447	(18,462)
Income tax provision (benefit)	(1,400)	10,600	800	—	10,000

Loss from continuing operations	(29,546)	(7,191)	(28,172)	36,447	(28,462)
Loss from discontinued operations, net of income tax benefit	—	(1,084)	—	—	(1,084)

Net loss	$(29,546)	$(8,275)	$(28,172)	$36,447	$(29,546)

Preferred dividends	27,165				27,165

Net loss for shares of common stock	$(56,711)				$(56,711)

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Assets
Current assets:
Cash and equivalents	$—	$42,524	$28,425	$—	$70,949
Receivables, net	1,172	33,135	8,308	—	42,615
Other current assets	(7,680)	67,212	6,440	—	65,972

Total current assets	(6,508)	142,871	43,173	—	179,536
Investment in equity of subsidiaries	(95,746)	28,326	—	67,420	—
Property, net	—	792,754	61,709	—	854,463
Intangible assets, net	—	189,544	—	—	189,544
Intercompany advances	2,159,060	(2,182,985)	23,925	—	—
Goodwill	—	1,401,740	—	—	1,401,740
Deferred income taxes	—	50,619	—	—	50,619
Other long-term assets	19,057	71,608	23,381	—	114,046

Total assets	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$—	$112,314	$8,832	$—	$121,146
Accrued expenses and other liabilities	12,927	102,787	3,908	—	119,622
Deferred revenues and income	—	68,957	1,327	—	70,284
Current maturities of corporate borrowings and capital and financing lease obligations	—	3,060	385	—	3,445

Total current liabilities	12,927	287,118	14,452	—	314,497
Corporate borrowings	1,161,970	—	—	—	1,161,970
Capital and financing lease obligations	—	43,659	18,366	—	62,025
Other long-term liabilities	—	259,446	91,044	—	350,490

Total liabilities	1,174,897	590,223	123,862	—	1,888,982
Stockholder’s equity	900,966	(95,746)	28,326	67,420	900,966

Total liabilities and stockholder’s equity	$2,075,863	$494,477	$152,188	$67,420	$2,789,948

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Assets
Current assets:
Cash and equivalents	$—	$304,409	$28,839	$—	$333,248
Receivables, net	6	31,490	8,316	—	39,812
Other current assets	122	56,898	5,656	—	62,676

Total current assets	128	392,797	42,811	—	435,736
Investment in equity of subsidiaries	(140,233)	(114,281)	—	254,514	—
Property, net	—	708,574	68,703	—	777,277
Intangible assets, net	—	23,918	—	—	23,918
Intercompany advances	1,116,140	(914,633)	(201,507)	—	—
Goodwill	—	71,727	—	—	71,727
Deferred income taxes	—	143,944	—	—	143,944
Other long-term assets	2	35,081	18,849	—	53,932

Total assets	$976,037	$347,127	$(71,144)	$254,514	$1,506,534

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$98,721	$8,513	$—	$107,234
Accrued expenses and other liabilities	9,002	99,539	3,845	—	112,386
Deferred revenues and income	—	74,870	1,261	—	76,131
Current maturities of corporate borrowings and capital and financing lease obligations	—	2,482	266	—	2,748

Total current liabilities	9,002	275,612	13,885	—	298,499
Corporate borrowings	686,431	—	—	—	686,431
Capital and financing lease obligations	—	41,435	17,098	—	58,533
Other long-term liabilities	—	170,313	12,154	—	182,467

Total liabilities	695,433	487,360	43,137	—	1,225,930
Stockholders’ equity (deficit)	280,604	(140,233)	(114,281)	254,514	280,604

Total liabilities and stockholders’ equity (deficit)	$976,037	$347,127	$(71,144)	$254,514	$1,506,534

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

From Inception July 16, 2004 through March 31, 2005 (Successor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Successor)
Net cash (used in) provided by operating activities	$(12,429)	$(67,966)	$21,835	$—	$(58,560)

Cash flows from investing activities:
Capital expenditures	—	(19,137)	515	—	(18,622)
Proceeds from sale/leasebacks	—	50,910	—	—	50,910
Increase in restricted cash	(456,762)	—	—	—	(456,762)
Release of restricted cash	456,762	—	—	—	456,762
Acquisition of AMCE, net of cash acquired	(1,268,564)	—	—	—	(1,268,564)
Purchase of leased furniture, fixtures and equipment	—	(25,292)	—	—	(25,292)
Proceeds from disposition of long-term assets	—	143	30		173
Other, net	(173)	2,259	(485)	—	1,601

Net cash (used in) provided by investing activities	(1,268,737)	8,883	60	—	(1,259,794)

Cash flows from financing activities:
Repurchase of Notes due 2011	(1,663)	—	—	—	(1,663)
Capital contribution from Marquee Holdings Inc.	934,901	—	—	—	934,901
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Principal payments under capital and financing lease obligations	—	(772)	(84)	—	(856)
Deferred financing costs	(16,546)	—	—	—	(16,546)
Change in cash overdrafts	—	11,873	—	—	11,873
Change in intercompany advances	(90,526)	85,759	4,767	—	—
Change in construction payables	—	4,747	—	—	4,747

Net cash provided by financing activities	1,281,166	101,607	4,683	—	1,387,456
Effect of exchange rate changes on cash and equivalents	—	—	1,847	—	1,847

Net increase (decrease) in cash and equivalents	—	42,524	28,425	—	70,949
Cash and equivalents at beginning of period	—	—	—	—	—

Cash and equivalents at end of period	$—	$42,524	$28,425	$—	$70,949

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
Net cash provided by (used in) operating activities	$13,042	$127,205	$1,407	$—	$141,654

Cash flows from investing activities:
Capital expenditures	—	(63,857)	(2,298)	—	(66,155)
Increase in restricted cash	(627,338)	—	—	—	(627,338)
Proceeds from disposition of long-term assets	—	307	(30)	—	277
Other, net	—	(2,570)	3,391	—	821

Net cash (used in) provided by investing activities	(627,338)	(66,120)	1,063	—	(692,395)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	—	—	—	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	—	—	—	205,000
Proceeds from issuance of 12% Senior Discount Notes due 2014	169,918	—	—	—	169,918
Principal payments under capital and financing lease obligations	—	(1,807)	(213)	—	(2,020)
Change in cash overdrafts	—	3,710	—	—	3,710
Change in intercompany advances	(992)	(6,379)	7,371	—	—
Change in construction payables	—	(2,234)	—	—	(2,234)
Cash portion of preferred dividends	(9,349)	—	—	—	(9,349)
Proceeds from exercise of stock options	52	—	—	—	52
Treasury stock purchases and other	(333)	—	—	—	(333)

Net cash provided by (used in) financing activities	614,296	(6,710)	7,158	—	614,744

Effect of exchange rate changes on cash and equivalents	—	—	(615)	—	(615)

Net increase (decrease) in cash and equivalents	—	54,375	9,013	—	63,388
Cash and equivalents at beginning of period	—	304,409	28,839	—	333,248

Cash and equivalents at end of period	$—	$358,784	$37,852	$—	$396,636

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by operating activities	$2,456	$180,062	$760	$—	$183,278

Cash flows from investing activities:
Capital expenditures	—	(93,957)	(1,054)	—	(95,011)
Proceeds from sale/leasebacks	—	63,911	—	—	63,911
Acquisition of Megastar Cinemas L.L.C., net of cash acquired	—	(13,374)	—	—	(13,374)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	(2,075)	—	—	(2,075)
Purchase of leased furniture, fixtures and equipment	—	(15,812)	—	—	(15,812)
Payment on disposal-discontinued operations	—	(5,252)	—	—	(5,252)
Proceeds from disposition of long-term assets	—	9,289	—	—	9,289
Other, net	—	(7,557)	(3,497)	—	(11,054)

Net cash used in investing activities	—	(64,827)	(4,551)	—	(69,378)

Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	300,000	(6,000)	—	—	294,000
Repurchase of Notes due 2009 and 2011	(292,117)	—	—	—	(292,117)
Principal payments under capital and financing lease obligations	—	(2,339)	(235)	—	(2,574)
Deferred financing costs on credit facility due 2009	—	(3,725)	—	—	(3,725)
Change in cash overdrafts	—	(19,339)	—	—	(19,339)
Change in intercompany advances	(13,788)	(2,864)	16,652	—	—
Change in construction payables	—	(4,307)	—	—	(4,307)
Proceeds from exercise of stock options	3,894	—	—	—	3,894
Treasury stock purchases and other	(445)	—	—	—	(445)

Net cash (used in) provided by financing activities	(2,456)	(38,574)	16,417	—	(24,613)

Effect of exchange rate changes on cash and equivalents	—	—	(451)	—	(451)

Net increase in cash and equivalents	—	76,661	12,175	—	88,836
Cash and equivalents at beginning of year	—	227,748	16,664	—	244,412

Cash and equivalents at end of year	$—	$304,409	$28,839	$—	$333,248

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

52 weeks ended April 3, 2003 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment, Inc.
					(Predecessor)
Net cash provided by (used in) operating activities	$(5,961)	$147,466	$(12,758)	$—	$128,747

Cash flows from investing activities:
Capital expenditures	—	(92,670)	(8,262)	—	(100,932)
Proceeds from sale/leasebacks	—	43,665	—	—	43,665
Construction project costs:
Reimbursable by landlord	—	(12,768)	(25,818)	—	(38,586)
Reimbursed by landlord	—	4,682	8,577	—	13,259
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	—	(47,314)	—	—	(47,314)
Acquisition of Gulf States Theatres	—	(752)	—	—	(752)
Purchase of leased furniture, fixtures and equipment	—	(7,052)	—	—	(7,052)
Proceeds from disposition of long-term assets	—	5,494	—	—	5,494
Other, net	—	(4,584)	(399)	—	(4,983)

Net cash used in investing activities	—	(111,299)	(25,902)	—	(137,201)

Cash flows from financing activities:
Construction project costs reimbursed by landlord	—	15,315	14,297	—	29,612
Principal payments under capital and financing lease obligations	—	(2,486)	(94)	—	(2,580)
Change in cash overdrafts	—	7,325	—	—	7,325
Change in intercompany advances	6,156	(25,123)	18,967	—	—
Change in construction payables	—	(528)	—	—	(528)
Treasury stock purchases and other	(195)	(197)	—	—	(392)

Net cash (used in) provided by financing activities	5,961	(5,694)	33,170	—	33,437

Effect of exchange rate changes on cash and equivalents	—	—	(3)	—	(3)
Net increase (decrease) in cash and equivalents	—	30,473	(5,493)	—	24,980
Cash and equivalents at beginning of year	—	197,275	22,157	—	219,432

Cash and equivalents at end of year	$—	$227,748	$16,664	$—	$244,412

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 16—RELATED PARTY TRANSACTIONS

Prior to his resignation on October 30, 2002, as successor co-trustee with shared voting powers over shares held in the Durwood Voting Trust (the “Voting Trust”), Mr. Raymond F. Beagle, Jr. may be deemed to have been a related party to the Company. He became successor co-trustee on July 14, 1999 as a result of the death of Stanley H. Durwood.

Mr. Beagle provided legal services to the Company for more than 30 years and served as general counsel under a series of retainer agreements dating back to 1986. In these agreements, the Company agreed to pay Mr. Beagle an annual retainer and to make deferred compensation payments to him over a period of years. In 1997, Mr. Beagle’s retainer agreement was amended to provide for the deferral of any annual bonus paid to him, which amount was added to his deferred compensation account. The Company also agreed to annually credit Mr. Beagle’s deferred compensation account with interest in an amount equal to the prime rate plus 1%. In 1997, the Company also determined to fund its deferred payment obligations to Mr. Beagle through the creation of a rabbi trust, the assets of which remain subject to the claims of the Company’s creditors in the event of its insolvency. When Mr. Beagle became a voting trustee of the Durwood Voting Trust in 1999, the amount of his deferred compensation account was approximately $2,400,000. Mr. Beagle retired as General Counsel on March 31, 2003, at which time the amount of his deferred compensation account was approximately $3,800,000. Mr. Beagle began receiving payments from his compensation account of approximately $41,255 per month (for a period of twelve years) upon retirement as general counsel on March 31, 2003. The monthly payments are based on estimates of the prime interest rate over twelve years and could increase or decrease depending on changes in that rate.

Amounts paid by the Company to Mr. Beagle as a retainer for serving as General Counsel were $0 in fiscal 2005, $0 in fiscal 2004 and $450,000 in fiscal 2003. Deferred bonuses awarded to Mr. Beagle, which awards were made in the first quarter of each fiscal year, were $0 in fiscal 2005, $0 in fiscal 2004 and, $350,000 in fiscal 2003.

Lathrop & Gage L.C., a law firm of which Mr. Beagle is a member, renders legal services to the Company and its subsidiaries. The Company paid Lathrop & Gage L.C. $6,872,000 for its services in fiscal 2003.

During fiscal 2003, the Company reimbursed the initial purchasers of our preferred stock approximately $650,000 for expenses related to the acquisitions of GC Companies, Inc. and Gulf States Theatres, the issuance of the Notes due 2012 and the issuance of Common Stock and other business matters related to the Company.

On December 23, 2003 the Company’s Board of Directors approved payment by the Company of legal fees in the amount of $590,000 and reimbursement of other out-of-pocket expenses in the amount of $170,000 on behalf of the initial purchasers of our preferred stock. On November 18, 2003 and December 23, 2003 the Company’s Board of Directors approved payment by the Company of legal fees in the amount of $190,000 on behalf of the Company’s Class B Stockholder. The costs were incurred in connection with the consideration of a possible business combination between the Company and Loews Cineplex Entertainment Corporation.

The Company leases certain of its theatres from Entertainment Properties Trust (“EPT”). The Chairman of the Board, Chief Executive Officer and President of AMCE was also the Chairman of the Board of Trustees of EPT until May of 2003 at which time his term expired and he did not stand for reelection to the Board of Trustees of EPT. Payments to EPT for rent were approximately $72,000,000, $65,000,000 and $61,000,000 in fiscal 2005, 2004 and 2003, respectively.

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

In connection with the acquisition of GST, the Company entered into leases with EPT for the real estate assets associated with five theatres, for a term of 20 years. Of the $45,772,000 purchase price, approximately $5,800,000 was paid to EPT for specified non-real estate assets which EPT acquired from GST and resold to the Company at cost.

On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the “Holdco Notes”). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (collectively, the “Senior Notes”). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 34.6% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

In connection with the Merger, Apollo received an aggregate amount of cash proceeds for its shares of approximately (i) $869.8 million, including $91.1 million attributable to the special change in control distribution payable to Apollo pursuant to the terms of the Series A convertible preferred stock. The Company will pay the Sponsors an annual management fee of up to $2.0 million in the aggregate, payable quarterly, under the Management Fee Agreement. In connection with the Merger, Holdings, Marquee and the Sponsors entered into a management fee agreement pursuant to which AMCE, as the surviving corporation in the Merger, paid to each of JPMP and Apollo a one-time sponsorship fee of $10.0 million in consideration of the completion of the Merger and the capitalization of Holdings. The management fee agreement also provides for an annual management fee of $2.0 million, payable quarterly and in advance to each Sponsor for the duration of the agreement, as well as reimbursements for each Sponsor’s respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the management fee agreement provides for reimbursements of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. AMCE made cash payments of $1.0 million to the Sponsors for the annual management fee during the fourth quarter of fiscal 2005. Also in connection with the Merger, the Company paid legal fees on behalf of JPMP and Apollo of $6.0 million each and paid legal fees on behalf of the Company’s Class B Stockholder of $170,000. Following consummation of the Merger, the Company became a privately-held company, wholly owned by Holdings. Holdings is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (34.6%); Apollo (34.6%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (6.5%); Co-Investment Partners, L.P. (6.5%); Caisse de Depot et Placement du Quebec (5.2%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and alpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (4.5%); SSB Capital Partners (Master Fund) I, L.P. (3.2%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (2.6%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (1.3%); Screen Investors 2004, LLC (0.3%); and members of management (0.7%).

AMC Entertainment Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Years Ended March 31, 2005, April 1, 2004 and April 3, 2003

NOTE 17—SUBSEQUENT EVENTS

On June 21, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc., the parent of Loews Cineplex Entertainment Corporation (“Loews”), pursuant to which LCE Holdings will merge with Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews will merge with the Company, with the Company continuing after the merger. The transactions are expected to close during the Company’s fourth fiscal quarter of 2006 and are subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and completion of financing to refinance our amended credit facility and Loews’ senior secured credit facility. Upon completion of the mergers, the existing stockholders of Holdings would hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, would hold approximately 40% of the outstanding capital stock.

Subsequent to March 31, 2005, the Company agreed to sell four of its five theatres in Japan, which are included in the Company’s international theatrical exhibition operating segment, for a sales price of approximately $46,000,000. This pending transaction is expected to close during the Company’s second fiscal quarter of 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, as amended, (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Section 9.1 of the Company’s bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

Section 9.1 of the Company’s bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

Section 9.5 of the Company’s bylaws gives the Company the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Sections 8.1 and 8.2 of the bylaws or under Section 145 of the General Corporation Law or any other provision of law.

The Company has purchased and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 9.1 and of the bylaws or under Section 145 of the General Corporation Law or any other provision of law.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	Stock Purchase Agreement dated as of June 18, 2004, among LCE Holdings, Inc., Loews Cineplex Entertainment Corporation and the other persons identified therein.*

2.2	Agreement and Plan of Merger, dated as of June 20, 2005, by and among Marquee Holdings Inc., a Delaware corporation, and LCE Holdings, Inc., a Delaware corporation.

3.1	Certificate of Incorporation of Loews Cineplex Entertainment Corporation, with amendments.*

Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:

3.2.1	Loews Citywalk Theatre Corporation*

3.2.2	S&J Theatres, Inc.*

3.2.3	Loews Bristol Cinemas, Inc.*

3.2.4	Loews Connecticut Cinemas, Inc.*

3.2.5	Downtown Boston Cinemas, LLC*

3.2.6	Farmers Cinemas, Inc.*

3.2.7	Gateway Cinemas, LLC*

3.2.8	Kips Bay Cinemas, Inc.*

3.2.9	LCE Mexican Holdings, Inc.*

3.2.10	Lewisville Cinemas, LLC*

3.2.11	Loeks Acquisition Corp.*

3.2.12	Loews Akron Cinemas, Inc.*

3.2.13	Loews Arlington Cinemas, Inc.*

3.2.14	Loews Bay Terrace Cinemas, Inc.*

3.2.15	Loews Berea Cinemas, Inc.*

3.2.16	Loews Cineplex International Holdings, Inc.*

3.2.17	Loews Cineplex Theatres, Inc.*

3.2.18	Loews Cineplex Theatres Holdco, Inc.*

3.2.19	Loews Cineplex U.S. Callco, LLC*

3.2.20	Loews Garden State Cinemas, LLC*

3.2.21	Loews Greenwood Cinemas, Inc.*

3.2.22	Loews North Versailles Cinemas, LLC*

3.2.23	Loews Plainville Cinemas, LLC*

3.2.24	Loews Stonybrook Cinemas, Inc.*

3.2.25	Loews Theatre Management Corp.*

3.2.26	Loews Theatres Clearing Corp.*

3.2.27	Loews USA Cinemas Inc.*

3.2.28	Loews Vestal Cinemas, Inc.*

3.2.29	Loews Washington Cinemas, Inc.*

3.2.30	LTM New York, Inc.*

3.2.31	LTM Turkish Holdings, Inc.*

3.2.32	Methuen Cinemas, LLC*

3.2.33	Ohio Cinemas, LLC*

3.2.34	Plitt Southern Theatres, Inc.*

3.2.35	Plitt Theatres, Inc.*

3.2.36	Poli-New England Theatres, Inc.*

3.2.37	Richmond Mall Cinemas, LLC*

3.2.38	RKO Century Warner Theatres, Inc.*

3.2.39	Springfield Cinemas, LLC*

3.2.40	Star Theatres of Michigan, Inc.*

3.2.41	Star Theatres, Inc.*

3.2.42	The Walter Reade Organization, Inc.*

3.2.43	Theater Holdings, Inc.*

3.2.44	U.S.A. Cinemas, Inc.*

3.2.45	Waterfront Cinemas, LLC*

3.2.46	Crestwood Cinemas, Inc.*

3.2.47	Illinois Cinemas, Inc.*

3.2.48	Loews Chicago Cinemas, Inc.*

3.2.49	Loews Merrillville Cinemas, Inc.*

3.2.50	Loews Piper’s Theatres, Inc.*

3.2.51	Loews Rolling Meadows Cinemas, Inc.*

3.2.52	North Star Cinemas, Inc.*

3.2.53	Rosemont Cinemas, Inc.*

3.2.54	Skokie Cinemas, Inc.*

3.2.55	South Holland Cinemas, Inc.*

3.2.56	Webster Chicago Cinemas, Inc.*

3.2.57	Woodfield Cinemas, Inc.*

3.2.58	Woodridge Cinemas, Inc.*

3.2.59	Loews Century Mall Cinemas, Inc.*

3.2.60	Loews Cherry Tree Mall Cinemas, Inc.*

3.2.61	Loews Lafayette Cinemas, Inc.*

3.2.62	Fall River Cinema, Inc.*

3.2.63	Liberty Tree Cinema Corp.*

3.2.64	Loews Cheri Cinemas, Inc.*

3.2.65	Loews Fresh Pond Cinemas, Inc.*

3.2.66	Nickelodeon Boston, Inc.*

3.2.67	Sack Theatres, Inc.*

3.2.68	Loews Baltimore Cinemas, Inc.*

3.2.69	Loews Centerpark Cinemas, Inc.*

3.2.70	Brick Plaza Cinemas, Inc.*

3.2.71	Jersey Garden Cinemas, Inc.*

3.2.72	Loews East Hanover Cinemas, Inc.*

3.2.73	Loews Freehold Mall Cinemas, Inc.*

3.2.74	Loews Meadowland Cinemas 8, Inc.*

3.2.75	Loews Meadowland Cinemas, Inc.*

3.2.76	Loews Mountainside Cinemas, Inc.*

3.2.77	Loews New Jersey Cinemas, Inc.*

3.2.78	Loews Newark Cinemas, Inc.*

3.2.79	Loews Ridgefield Park Cinemas, Inc.*

3.2.80	Loews Toms River Cinemas, Inc.*

3.2.81	Loews West Long Branch Cinemas, Inc.*

3.2.82	Loews-Hartz Music Makers Theatres, Inc.*

3.2.83	Music Makers Theatres, Inc.*

3.2.84	New Brunswick Cinemas, Inc.*

3.2.85	Parsippany Theatre Corp.*

3.2.86	Red Bank Theatre Corporation*

3.2.87	White Marsh Cinemas, Inc.*

3.2.88	71st & 3rd Ave. Corp.*

3.2.89	Crescent Advertising Corporation*

3.2.90	Eton Amusement Corporation*

3.2.91	Forty-Second Street Cinemas, Inc.*

3.2.92	Hawthorne Amusement Corporation*

3.2.93	Hinsdale Amusement Corporation*

3.2.94	Lance Theatre Corporation*

3.2.95	Loews Astor Plaza, Inc.*

3.2.96	Loews Boulevard Cinemas, Inc.*

3.2.97	Loews Broadway Cinemas, Inc.*

3.2.98	Loew’s California Theatres, Inc.*

3.2.99	Loews Crystal Run Cinemas, Inc.*

3.2.100	Loews East Village Cinemas, Inc.*

3.2.101	Loews Elmwood Cinemas, Inc.*

3.2.102	Loews Levittown Cinemas, Inc.*

3.2.103	Loews Lincoln Theatre Holding Corp.*

3.2.104	Loews Orpheum Cinemas, Inc.*

3.2.105	Loews Palisades Center Cinemas, Inc.*

3.2.106	Loews Roosevelt Field Cinemas, Inc.*

3.2.107	Loews Trylon Theatre, Inc.*

3.2.108	Parkchester Amusement Corporation*

3.2.109	Putnam Theatrical Corporation*

3.2.110	Talent Booking Agency, Inc.*

3.2.111	Thirty-Fourth Street Cinemas, Inc.*

3.2.112	Loews Richmond Mall Cinemas, Inc.*

3.2.113	Mid-States Theatres, Inc.*

3.2.114	Loews Montgomery Cinemas, Inc.*

3.2.115	Stroud Mall Cinemas, Inc.*

3.2.116	Cityplace Cinemas, Inc.*

3.2.117	Fountain Cinemas, Inc.*

3.2.118	Loews Arlington West Cinemas, Inc.*

3.2.119	Loews Deauville North Cinemas, Inc.*

3.2.120	Loews Fort Worth Cinemas, Inc.*

3.2.121	Loews Houston Cinemas, Inc.*

3.2.122	Loews Lincoln Plaza Cinemas, Inc.*

3.2.123	Loews Cineplex Entertainment Gift Card Corporation*

3.2.124	Loews Pentagon City Cinemas, Inc.*

3.2.125	LCE AcquisitionSub, Inc.*

3.3	By-laws of Loews Cineplex Entertainment Corporation.*

3.4	By-laws of the following Additional Registrants:*

71st & 3rd Ave. Corp.

Brick Plaza Cinemas, Inc.

Cityplace Cinemas, Inc.

Crescent Advertising Corporation

Crestwood Cinemas, Inc.

Eton Amusement Corporation

Fall River Cinema, Inc.

Farmers Cinemas, Inc.

Forty-Second Street Cinemas, Inc.

Fountain Cinemas, Inc.

Hawthorne Amusement Corporation

Hinsdale Amusement Corporation

Illinois Cinemas, Inc.

Jersey Garden Cinemas, Inc.

Kips Bay Cinemas, Inc.

Lance Theatre Corporation

Liberty Tree Cinema Corp.

Loeks Acquisition Corp.

Loews Akron Cinemas, Inc.

Loews Arlington Cinemas, Inc.

Loews Arlington West Cinemas, Inc.

Loews Astor Plaza, Inc.

Loews Baltimore Cinemas, Inc.

Loews Bay Terrace Cinemas, Inc.

Loews Berea Cinemas, Inc.

Loews Boulevard Cinemas, Inc.

Loews Bristol Cinemas, Inc.

Loews Broadway Cinemas, Inc.

Loew’s California Theatres, Inc.

Loews Centerpark Cinemas, Inc.

Loews Century Mall Cinemas, Inc.

Loews Cheri Cinemas, Inc.

Loews Cherry Tree Mall Cinemas, Inc.

Loews Chicago Cinemas, Inc.

Loews Cineplex Entertainment Gift Card Corporation

Loews Cineplex International Holdings, Inc.

Loews Cineplex Theatres Holdco, Inc.

Loews Citywalk Theatre Corporation

Loews Connecticut Cinemas, Inc.

Loews Crystal Run Cinemas, Inc.

Loews Deauville North Cinemas, Inc.

Loews East Hanover Cinemas, Inc.

Loews East Village Cinemas, Inc.

Loews Elmwood Cinemas, Inc.

Loews Fort Worth Cinemas, Inc.

Loews Freehold Mall Cinemas, Inc.

Loews Fresh Pond Cinemas, Inc.

Loews Greenwood Cinemas, Inc.

Loews Houston Cinemas, Inc.

Loews Lafayette Cinemas, Inc.

Loews Levittown Cinemas, Inc.

Loews Lincoln Plaza Cinemas, Inc.

Loews Lincoln Theatre Holding Corp.

Loews Meadowland Cinemas 8, Inc.

Loews Meadowland Cinemas, Inc.

Loews Merrillville Cinemas, Inc.

Loews Montgomery Cinemas, Inc.

Loews Mountainside Cinemas, Inc.

Loews New Jersey Cinemas, Inc.

Loews Newark Cinemas, Inc.

Loews Orpheum Cinemas, Inc.

Loews Palisades Center Cinemas, Inc.

Loews Pentagon City Cinemas, Inc.

Loews Piper’s Theatres, Inc.

Loews Richmond Mall Cinemas, Inc.

Loews Ridgefield Park Cinemas, Inc.

Loews Rolling Meadows Cinemas, Inc.

Loews Roosevelt Field Cinemas, Inc.

Loews Stonybrook Cinemas, Inc.

Loews Theatre Management Corp.

Loews Theatres Clearing Corp.

Loews Toms River Cinemas, Inc.

Loews Trylon Theatre, Inc.

Loews USA Cinemas Inc.

Loews Vestal Cinemas, Inc.

Loews Washington Cinemas, Inc.

Loews West Long Branch Cinemas, Inc.

Loews-Hartz Music Makers Theatres, Inc.

LTM New York, Inc.

LTM Turkish Holdings, Inc.

Mid-States Theatres, Inc.

Music Makers Theatres, Inc.

New Brunswick Cinemas, Inc.

Nickelodeon Boston, Inc.

North Star Cinemas, Inc.

Parkchester Amusement Corporation

Parsippany Theatre Corp.

Plitt Southern Theatres, Inc.

Plitt Theatres, Inc.

Poli-New England Theatres, Inc.

Putnam Theatrical Corporation

Red Bank Theatre Corporation

RKO Century Warner Theatres, Inc.

Rosemont Cinemas, Inc.

S&J Theatres Inc.

Sack Theatres, Inc.

Skokie Cinemas, Inc.

South Holland Cinemas, Inc.

Star Theatres of Michigan, Inc.

Star Theatres, Inc.

Stroud Mall Cinemas, Inc.

Talent Booking Agency, Inc.

The Walter Reade Organization, Inc.

Theater Holdings, Inc.

Thirty-Fourth Street Cinemas, Inc.

U.S.A. Cinemas, Inc.

Webster Chicago Cinemas, Inc.

White Marsh Cinemas, Inc.

Woodfield Cinemas, Inc.

Woodridge Cinemas, Inc.

3.5	By-laws of LCE Mexican Holdings, Inc.*

3.6	By-laws of Loews Cineplex Theatres, Inc.*

3.7	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC.*

3.8	Limited Liability Company Agreement of Downtown Boston Cinemas, LLC.*

3.9	Limited Liability Company Agreement of Gateway Cinemas, LLC.*

3.10	Limited Liability Company Agreement of Loews North Versailles Cinemas, LLC.*

3.11	Limited Liability Company Agreement of Loews Plainville Cinemas, LLC.*

3.12	Limited Liability Company Agreement of Methuen Cinemas, LLC.*

3.13	Limited Liability Company Agreement of Ohio Cinemas, LLC.*

3.14	Limited Liability Company Agreement of Richmond Mall Cinemas, LLC.*

3.15	Limited Liability Company Agreement of Springfield Cinemas, LLC.*

3.16	Limited Liability Company Agreement of Waterfront Cinemas, LLC.*

3.17	Limited Liability Company Agreement of Lewisville Cinemas, LLC.*

3.18	Limited Liability Company Agreement of Loews Garden State Cinemas, LLC.*

3.19	Partnership Agreement of Loeks-Star Partners.*

3.20	By-Laws of LCE AcquisitionSub, Inc.*

4.1	Indenture dated as of July 30, 2004, among Loews Cineplex Entertainment Corporation, the Guarantors named therein, and U.S. Bank National Association, Trustee.*

4.2	Registration Rights Agreement dated as of July 30, 2004 by and among Loews Cineplex Entertainment Corporation, Credit Suisse First Boston LLC, Citicorp Global Capital Markets Inc., Bank of America Securities LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc.*

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Cohn Birnbaum & Shea.

5.3	Opinion of Mayer, Brown, Rowe & Maw LLP.

5.4	Opinion of Hackman Hulett & Cracraft, LLP.

5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

5.6	Opinion of Warner Norcross & Judd LLP.

5.7	Opinion of Porter Wright Morris & Arthur LLP.

5.8	Opinion of Fulbright & Jaworski, L.L.P.

9.1	Stockholders Agreement dated as of July 30, 2004 among Loews Cineplex Entertainment Corporation, LCE Holdings, Inc. and Certain Stockholders of LCE Holdings, Inc.*

9.2	Management Stockholders Agreement dated as of January 12, 2005 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and Certain Stockholders of LCE Holdings, Inc.*

10.1	Credit Agreement dated as of July 30, 2004 among Loews Cineplex Entertainment Corporation, Grupo Cinemex, S.A. DE C.V., Cadena Mexicana De Exhibición, S.A. de C.V., LCE Holdco, LLC, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Bookrunners, Credit Suisse First Boston, as Syndication Agent, Bank Of America, N.A., Deutsche Bank AG Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Documentation Agents, Citicorp North America, Inc., as Administrative Agent, Dollar Swing Line Lender and L/C Issuer and Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Administrative Agent and Peso Swing Line Lender.*

10.2	Security Agreement dated as of July 30, 2004 between Loews Cineplex Entertainment Corporation, the Grantors referred to therein as Grantors and Credit Suisse First Boston, as administrative agent.*

10.3	Loan Agreement dated as of August 16, 2004 between Grupo Cinemex, S.A. de C.V. and Cadena Mexicana De Exhibición, S.A. de C.V.*

10.4	Revolving Loan Agreement dated as of August 16, 2004 between Grupo Cinemex, S.A. de C.V. and Cadena Mexicana De Exhibición, S.A. de C.V.*

10.5	Subsidiary Guaranty dated as of July 30, 2004 from Subsidiary Guarantors named therein in favor of the secured parties referred to in the Credit Agreement referred to therein.*

10.6	Management Agreement dated as of July 30, 2004 by and among Loews Cineplex Entertainment Corporation, LCE Holdings, Inc., Bain Capital Partners, LLC, The Carlyle Group, and Spectrum Equity Investors.*

10.7	Employment Agreement between Travis Reid and Loews Cineplex Entertainment Corporation dated January 1, 2005.*

10.8	Employment Agreement between Miguel Davila and Loews Cineplex Entertainment Corporation dated November 10, 2004.*

10.9	Amended and Restated Management Stock Option Plan for LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.*

10.10	Joint Venture Agreement, dated as of April 27, 1998, by and among LTM Spanish Holdings, Inc. and Ricardo Evole Martil, as amended on July 7, 2003.*

10.11	Amended and Restated Joint Venture Agreement, dated as of July 25, 2002, by and among Megabox Cineplex, Inc., Mediaplex, Inc., Loews Cineplex Entertainment Corporation and Loews Cineplex International Holdings, Inc.*

10.12	Amended and Restated Registration Rights Agreement dated as of January 12, 2005 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and Certain Stockholders of LCE Holdings, Inc.*

10.13	Form of Indemnification Agreement between Loews Cineplex Entertainment Corporation and each of Michael Politi and Bryan Berndt.*

10.14	Form of Indemnification Agreement between Loews Cineplex Entertainment Corporation and each of Travis Reid, John Walker, David Badain and Seymour Smith.*

10.15	Form of Option Agreement of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.*

10.16	Option Agreement between LCE Holdings, Inc., LCE Intermediate Holdings, Inc. and Travis Reid.*

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries.*

23.1	Consent of PricewaterhouseCoopers LLP regarding Loews financial statements.

23.2	Consent of Samil PricewaterhouseCoopers.

23.3	Consent of PricewaterhouseCoopers LLP regarding AMC Entertainment Inc. financial statements.

25	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank as Trustee.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

*	Indicates exhibit previously filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 on April 18, 2005 and incorporated herein by reference.

(b) Financial Statement Schedules

Report of Independent Registered Public Accounting Firm

On

Financial Statement Schedule

To the Board of Directors

    of Loews Cineplex Entertainment Corporation:

Our audits of the consolidated financial statements referred to in our reports dated April 15, 2005 appearing in this Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21(b) of this Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 15, 2005

Valuation and Qualifying Accounts

(In thousands of U.S. Dollars)

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Period from April 1, to December 31, 2002
Valuation allowance	$513,170	$0	($181,950)	$331,220

Year ended December 31, 2003
Valuation allowance	$331,220	$0	($45,572)	$285,648

Period from January 1 to July 31, 2004
Valuation allowance	$285,648	$0	($4,902)	$280,746

Period from August 1 to December 31, 2004
Valuation allowance	$297,182	$0	($24,364)	$272,818

Item 22. Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Loews Cineplex Entertainment Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 29, 2005.

LOEWS CINEPLEX ENTERTAINMENT CORPORATION

*
Travis Reid President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President, Chief Executive Officer and Director	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer and Treasurer	June 29, 2005

* Miguel Ángel Dávila	CEO Cinemex and Director	June 29, 2005

* John Connaughton	Director	June 29, 2005

* Philip Loughlin	Director	June 29, 2005

* Ian Reynolds	Director	June 29, 2005

Signature	Title	Date

* Michael Connelly	Director	June 29, 2005

* Allan Holt	Director	June 29, 2005

* Eliot Merrill	Director	June 29, 2005

* Brion Applegate	Director	June 29, 2005

* Benjamin Coughlin	Director	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on April 15, 2005.

71ST & 3RD AVE. CORP.
BRICK PLAZA CINEMAS, INC.
CITYPLACE CINEMAS, INC.
CRESCENT ADVERTISING CORPORATION
CRESTWOOD CINEMAS, INC.
ETON AMUSEMENT CORPORATION
FALL RIVER CINEMA, INC.
FARMERS CINEMAS, INC.
FORTY-SECOND STREET CINEMAS, INC.
FOUNTAIN CINEMAS, INC.
HAWTHORNE AMUSEMENT CORPORATION
HINSDALE AMUSEMENT CORPORATION
ILLINOIS CINEMAS, INC.
JERSEY GARDEN CINEMAS, INC.
KIPS BAY CINEMAS, INC.
LANCE THEATRE CORPORATION
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LIBERTY TREE CINEMA CORP.
LOEKS ACQUISITION CORP.
LOEWS AKRON CINEMAS, INC.
LOEWS ARLINGTON CINEMAS, INC.
LOEWS ARLINGTON WEST CINEMAS, INC.
LOEWS ASTOR PLAZA, INC.
LOEWS BALTIMORE CINEMAS, INC.
LOEWS BAY TERRACE CINEMAS, INC.
LOEWS BEREA CINEMAS, INC.
LOEWS BOULEVARD CINEMAS, INC.
LOEWS BRISTOL CINEMAS, INC.
LOEWS BROADWAY CINEMAS, INC.
LOEW’S CALIFORNIA THEATRES, INC.
LOEWS CENTERPARK CINEMAS, INC.
LOEWS CENTURY MALL CINEMAS, INC.
LOEWS CHERI CINEMAS, INC.
LOEWS CHERRY TREE MALL CINEMAS, INC.
LOEWS CHICAGO CINEMAS, INC.
LOEWS CINEPLEX ENTERTAINMENT GIFT CARD CORPORATION
LOEWS CINEPLEX INTERNATIONAL HOLDINGS, INC.
LOEWS CINEPLEX THEATRES, INC.
LOEWS CINEPLEX THEATRES HOLDCO, INC.
LOEWS CITYWALK THEATRE CORPORATION
LOEWS CONNECTICUT CINEMAS, INC.
LOEWS CRYSTAL RUN CINEMAS, INC.
LOEWS DEAUVILLE NORTH CINEMAS, INC.
LOEWS EAST HANOVER CINEMAS, INC.

LOEWS EAST VILLAGE CINEMAS, INC.
LOEWS ELMWOOD CINEMAS, INC.
LOEWS FORT WORTH CINEMAS, INC.
LOEWS FREEHOLD MALL CINEMAS, INC.
LOEWS FRESH POND CINEMAS, INC.
LOEWS GREENWOOD CINEMAS, INC.
LOEWS HOUSTON CINEMAS, INC.
LOEWS LAFAYETTE CINEMAS, INC.
LOEWS LEVITTOWN CINEMAS, INC.
LOEWS LINCOLN PLAZA CINEMAS, INC.
LOEWS LINCOLN THEATRE HOLDING CORP.
LOEWS MEADOWLAND CINEMAS 8, INC.
LOEWS MEADOWLAND CINEMAS, INC.
LOEWS MERRILLVILLE CINEMAS, INC.
LOEWS MONTGOMERY CINEMAS, INC.
LOEWS MOUNTAINSIDE CINEMAS, INC.
LOEWS NEW JERSEY CINEMAS, INC.
LOEWS NEWARK CINEMAS, INC.
LOEWS ORPHEUM CINEMAS, INC.
LOEWS PALISADES CENTER CINEMAS, INC.
LOEWS PENTAGON CITY CINEMAS, INC.
LOEWS PIPER’S THEATRES, INC.
LOEWS RICHMOND MALL CINEMAS, INC.
LOEWS RIDGEFIELD PARK CINEMAS, INC.
LOEWS ROLLING MEADOWS CINEMAS, INC.
LOEWS ROOSEVELT FIELD CINEMAS, INC.
LOEWS STONYBROOK CINEMAS, INC.
LOEWS THEATRE MANAGEMENT CORP.
LOEWS THEATRES CLEARING CORP.
LOEWS TOMS RIVER CINEMAS, INC.
LOEWS TRYLON THEATRE, INC.
LOEWS USA CINEMAS INC.
LOEWS VESTAL CINEMAS, INC.
LOEWS WASHINGTON CINEMAS, INC.
LOEWS WEST LONG BRANCH CINEMAS, INC.
LOEWS-HARTZ MUSIC MAKERS THEATRES, INC.
LTM NEW YORK, INC.
LTM TURKISH HOLDINGS, INC.
MID-STATES THEATRES, INC.
MUSIC MAKERS THEATRES, INC.
NEW BRUNSWICK CINEMAS, INC.
NICKELODEON BOSTON, INC.
NORTH STAR CINEMAS, INC.
PARKCHESTER AMUSEMENT CORPORATION
PARSIPPANY THEATRE CORP.
PLITT SOUTHERN THEATRES, INC.
PLITT THEATRES, INC.
POLI-NEW ENGLAND THEATRES, INC.
PUTNAM THEATRICAL CORPORATION
RED BANK THEATRE CORPORATION

RKO CENTURY WARNER THEATRES, INC.
ROSEMONT CINEMAS, INC.
S&J THEATRES INC.
SACK THEATRES, INC.
SKOKIE CINEMAS, INC.
SOUTH HOLLAND CINEMAS, INC.
STAR THEATRES OF MICHIGAN, INC.
STAR THEATRES, INC.
STROUD MALL CINEMAS, INC.
TALENT BOOKING AGENCY, INC.
THE WALTER READE ORGANIZATION, INC.
THEATER HOLDINGS, INC.
THIRTY-FOURTH STREET CINEMAS, INC.
U.S.A. CINEMAS, INC.
WEBSTER CHICAGO CINEMAS, INC.
WHITE MARSH CINEMAS, INC.
WOODFIELD CINEMAS, INC.
WOODRIDGE CINEMAS, INC.

*
Travis Reid President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President, Chief Executive Officer and Director	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer, Treasurer and Director	June 29, 2005

* Michael Politi	Senior Vice President, General Counsel, Secretary and Director	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 29, 2005.

DOWNTOWN BOSTON CINEMAS, LLC

LOEWS NORTH VERSAILLES CINEMAS, LLC

LOEWS PLAINVILLE CINEMAS, LLC

METHUEN CINEMAS, LLC

OHIO CINEMAS, LLC

RICHMOND MALL CINEMAS, LLC

SPRINGFIELD CINEMAS, LLC

WATERFRONT CINEMAS, LLC

*
Travis Reid President and Chief Executive Officer of Plitt Theatres, Inc., the Sole Member

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President and Chief Executive Officer of Sole Member	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer and Treasurer of Sole Member	June 29, 2005

* Michael Politi	Senior Vice President, General Counsel and Secretary of Sole Member	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the Registrants listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 29, 2005.

GATEWAY CINEMAS, LLC LEWISVILLE CINEMAS, LLC LOEWS GARDEN STATE CINEMAS, LLC

*
Travis Reid President and Chief Executive Officer of RKO Century Warner Theatres, Inc., the Sole Member

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President and Chief Executive Officer of Sole Member	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer and Treasurer of Sole Member	June 29, 2005

* Michael Politi	Senior Vice President, General Counsel and Secretary of Sole Member	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, Loews Cineplex U.S. Callco, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 29, 2005.

LOEWS CINEPLEX U.S. CALLCO, LLC

*
Travis Reid President and Chief Executive Officer of Loews Cineplex Theatres, Inc., the Sole Member

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President and Chief Executive Officer of Sole Member	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer and Treasurer of Sole Member	June 29, 2005

* Michael Politi	Senior Vice President, General Counsel and Secretary of Sole Member	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, Loeks Star Partners has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 29, 2005.

LOEKS STAR PARTNERS

*
Travis Reid President and Chief Executive Officer of Star Theatres of Michigan, Inc., a General Partner

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
Principal Executive Officer:

* Travis Reid	President and Chief Executive Officer of General Partner	June 29, 2005

Principal Financial and Accounting Officer:

/S/ JOHN J. WALKER John J. Walker	Senior Vice President, Chief Financial Officer and Treasurer of General Partner	June 29, 2005

* Michael Politi	Senior Vice President, General Counsel and Secretary of General Partner	June 29, 2005

*BY /S/ JOHN J. WALKER John J. Walker Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Stock Purchase Agreement dated as of June 18, 2004, among LCE Holdings, Inc., Loews Cineplex Entertainment Corporation and the other persons identified therein.*

2.2	Agreementand Plan of Merger, dated as of June 20, 2005, by and among Marquee Holdings Inc., a Delaware corporation, and LCE Holdings, Inc., a Delaware corporation.

3.1	Certificate of Incorporation of Loews Cineplex Entertainment Corporation with amendments, if any.*

Certificates of Incorporation or corresponding instrument, with amendments, of the following additional registrants:

3.2.1	Loews Citywalk Theatre Corporation*

3.2.2	S&J Theatres, Inc.*

3.2.3	Loews Bristol Cinemas, Inc.*

3.2.4	Loews Connecticut Cinemas, Inc.*

3.2.5	Downtown Boston Cinemas, LLC*

3.2.6	Farmers Cinemas, Inc.*

3.2.7	Gateway Cinemas, LLC*

3.2.8	Kips Bay Cinemas, Inc.*

3.2.9	LCE Mexican Holdings, Inc.*

3.2.10	Lewisville Cinemas, LLC*

3.2.11	Loeks Acquisition Corp.*

3.2.12	Loews Akron Cinemas, Inc.*

3.2.13	Loews Arlington Cinemas, Inc.*

3.2.14	Loews Bay Terrace Cinemas, Inc.*

3.2.15	Loews Berea Cinemas, Inc.*

3.2.16	Loews Cineplex International Holdings, Inc.*

3.2.17	Loews Cineplex Theatres, Inc.*

3.2.18	Loews Cineplex Theatres Holdco, Inc.*

3.2.19	Loews Cineplex U.S. Callco, LLC*

3.2.20	Loews Garden State Cinemas, LLC*

3.2.21	Loews Greenwood Cinemas, Inc.*

3.2.22	Loews North Versailles Cinemas, LLC*

3.2.23	Loews Plainville Cinemas, LLC*

3.2.24	Loews Stonybrook Cinemas, Inc.*

3.2.25	Loews Theatre Management Corp.*

3.2.26	Loews Theatres Clearing Corp.*

3.2.27	Loews USA Cinemas Inc.*

Exhibit Number	Description of Exhibits

3.2.28	Loews Vestal Cinemas, Inc.*

3.2.29	Loews Washington Cinemas, Inc.*

3.2.30	LTM New York, Inc.*

3.2.31	LTM Turkish Holdings, Inc.*

3.2.32	Methuen Cinemas, LLC*

3.2.33	Ohio Cinemas, LLC*

3.2.34	Plitt Southern Theatres, Inc.*

3.2.35	Plitt Theatres, Inc.*

3.2.36	Poli-New England Theatres, Inc.*

3.2.37	Richmond Mall Cinemas, LLC*

3.2.38	RKO Century Warner Theatres, Inc.*

3.2.39	Springfield Cinemas, LLC*

3.2.40	Star Theatres of Michigan, Inc.*

3.2.41	Star Theatres, Inc.*

3.2.42	The Walter Reade Organization, Inc.*

3.2.43	Theater Holdings, Inc.*

3.2.44	U.S.A. Cinemas, Inc.*

3.2.45	Waterfront Cinemas, LLC*

3.2.46	Crestwood Cinemas, Inc.*

3.2.47	Illinois Cinemas, Inc.*

3.2.48	Loews Chicago Cinemas, Inc.*

3.2.49	Loews Merrillville Cinemas, Inc.*

3.2.50	Loews Piper’s Theatres, Inc.*

3.2.51	Loews Rolling Meadows Cinemas, Inc.*

3.2.52	North Star Cinemas, Inc.*

3.2.53	Rosemont Cinemas, Inc.*

3.2.54	Skokie Cinemas, Inc.*

3.2.55	South Holland Cinemas, Inc.*

3.2.56	Webster Chicago Cinemas, Inc.*

3.2.57	Woodfield Cinemas, Inc.*

3.2.58	Woodridge Cinemas, Inc.*

3.2.59	Loews Century Mall Cinemas, Inc.*

3.2.60	Loews Cherry Tree Mall Cinemas, Inc.*

3.2.61	Loews Lafayette Cinemas, Inc.*

3.2.62	Fall River Cinema, Inc.*

Exhibit Number	Description of Exhibits

3.2.63	Liberty Tree Cinema Corp.*

3.2.64	Loews Cheri Cinemas, Inc.*

3.2.65	Loews Fresh Pond Cinemas, Inc.*

3.2.66	Nickelodeon Boston, Inc.*

3.2.67	Sack Theatres, Inc.*

3.2.68	Loews Baltimore Cinemas, Inc.*

3.2.69	Loews Centerpark Cinemas, Inc.*

3.2.70	Brick Plaza Cinemas, Inc.*

3.2.71	Jersey Garden Cinemas, Inc.*

3.2.72	Loews East Hanover Cinemas, Inc.*

3.2.73	Loews Freehold Mall Cinemas, Inc.*

3.2.74	Loews Meadowland Cinemas 8, Inc.*

3.2.75	Loews Meadowland Cinemas, Inc.*

3.2.76	Loews Mountainside Cinemas, Inc.*

3.2.77	Loews New Jersey Cinemas, Inc.*

3.2.78	Loews Newark Cinemas, Inc.*

3.2.79	Loews Ridgefield Park Cinemas, Inc.*

3.2.80	Loews Toms River Cinemas, Inc.*

3.2.81	Loews West Long Branch Cinemas, Inc.*

3.2.82	Loews-Hartz Music Makers Theatres, Inc.*

3.2.83	Music Makers Theatres, Inc.*

3.2.84	New Brunswick Cinemas, Inc.*

3.2.85	Parsippany Theatre Corp.*

3.2.86	Red Bank Theatre Corporation*

3.2.87	White Marsh Cinemas, Inc.*

3.2.88	71st & 3rd Ave. Corp.*

3.2.89	Crescent Advertising Corporation*

3.2.90	Eton Amusement Corporation*

3.2.91	Forty-Second Street Cinemas, Inc.*

3.2.92	Hawthorne Amusement Corporation*

3.2.93	Hinsdale Amusement Corporation*

3.2.94	Lance Theatre Corporation*

3.2.95	Loews Astor Plaza, Inc.*

3.2.96	Loews Boulevard Cinemas, Inc.*

3.2.97	Loews Broadway Cinemas, Inc.*

Exhibit Number	Description of Exhibits

3.2.98	Leow’s California Theatres, Inc.*

3.2.99	Loews Crystal Run Cinemas, Inc.*

3.2.100	Loews East Village Cinemas, Inc.*

3.2.101	Loews Elmwood Cinemas, Inc.*

3.2.102	Loews Levittown Cinemas, Inc.*

3.2.103	Loews Lincoln Theatre Holding Corp.*

3.2.104	Loews Orpheum Cinemas, Inc.*

3.2.105	Loews Palisades Center Cinemas, Inc.*

3.2.106	Loews Roosevelt Field Cinemas, Inc.*

3.2.107	Loews Trylon Theatre, Inc.*

3.2.108	Parkchester Amusement Corporation*

3.2.109	Putnam Theatrical Corporation*

3.2.110	Talent Booking Agency, Inc.*

3.2.111	Thirty-Fourth Street Cinemas, Inc.*

3.2.112	Loews Richmond Mall Cinemas, Inc.*

3.2.113	Mid-States Theatres, Inc.*

3.2.114	Loews Montgomery Cinemas, Inc.*

3.2.115	Stroud Mall Cinemas, Inc.*

3.2.116	Cityplace Cinemas, Inc.*

3.2.117	Fountain Cinemas, Inc.*

3.2.118	Loews Arlington West Cinemas, Inc.*

3.2.119	Loews Deauville North Cinemas, Inc.*

3.2.120	Loews Fort Worth Cinemas, Inc.*

3.2.121	Loews Houston Cinemas, Inc.*

3.2.122	Loews Lincoln Plaza Cinemas, Inc.*

3.2.123	Loews Cineplex Entertainment Gift Card Corporation*

3.2.124	Loews Pentagon City Cinemas, Inc.*

3.2.125	LCE AcquisitionSub, Inc.*

3.3	By-laws of Loews Cineplex Entertainment Corporation.*

Exhibit Number	Description of Exhibits

3.4	By-laws of the following Additional Registrants:*

71st & 3rd Ave. Corp.

Brick Plaza Cinemas, Inc.

Cityplace Cinemas, Inc.

Crescent Advertising Corporation

Crestwood Cinemas, Inc.

Eton Amusement Corporation

Fall River Cinema, Inc.

Farmers Cinemas, Inc.

Forty-Second Street Cinemas, Inc.

Fountain Cinemas, Inc.

Hawthorne Amusement Corporation

Hinsdale Amusement Corporation

Illinois Cinemas, Inc.

Jersey Garden Cinemas, Inc.

Kips Bay Cinemas, Inc.

Lance Theatre Corporation

Liberty Tree Cinema Corp.

Loeks Acquisition Corp.

Loews Akron Cinemas, Inc.

Loews Arlington Cinemas, Inc.

Loews Arlington West Cinemas, Inc.

Loews Astor Plaza, Inc.

Loews Baltimore Cinemas, Inc.

Loews Bay Terrace Cinemas, Inc.

Loews Berea Cinemas, Inc.

Loews Boulevard Cinemas, Inc.

Loews Bristol Cinemas, Inc.

Loews Broadway Cinemas, Inc.

Loew’s California Theatres, Inc.

Loews Centerpark Cinemas, Inc.

Loews Century Mall Cinemas, Inc.

Loews Cheri Cinemas, Inc.

Loews Cherry Tree Mall Cinemas, Inc.

Exhibit Number	Description of Exhibits

Loews Chicago Cinemas, Inc.

Loews Cineplex Entertainment Gift Card Corporation

Loews Cineplex International Holdings, Inc.

Loews Cineplex Theatres, Inc.

Loews Cineplex Theatres Holdco, Inc.

Loews Citywalk Theatre Corporation

Loews Connecticut Cinemas, Inc.

Loews Crystal Run Cinemas, Inc.

Loews Deauville North Cinemas, Inc.

Loews East Hanover Cinemas, Inc.

Loews East Village Cinemas, Inc.

Loews Elmwood Cinemas, Inc.

Loews Fort Worth Cinemas, Inc.

Loews Freehold Mall Cinemas, Inc.

Loews Fresh Pond Cinemas, Inc.

Loews Greenwood Cinemas, Inc.

Loews Houston Cinemas, Inc.

Loews Lafayette Cinemas, Inc.

Loews Levittown Cinemas, Inc.

Loews Lincoln Plaza Cinemas, Inc.

Loews Lincoln Theatre Holding Corp.

Loews Meadowland Cinemas 8, Inc.

Loews Meadowland Cinemas, Inc.

Loews Merrillville Cinemas, Inc.

Loews Montgomery Cinemas, Inc.

Loews Mountainside Cinemas, Inc.

Loews New Jersey Cinemas, Inc.

Loews Newark Cinemas, Inc.

Loews Orpheum Cinemas, Inc.

Loews Palisades Center Cinemas, Inc.

Loews Pentagon City Cinemas, Inc.

Loews Piper’s Theatres, Inc.

Loews Richmond Mall Cinemas, Inc.

Loews Ridgefield Park Cinemas, Inc.

Loews Rolling Meadows Cinemas, Inc.

Exhibit Number	Description of Exhibits

Loews Roosevelt Field Cinemas, Inc.

Loews Stonybrook Cinemas, Inc.

Loews Theatre Management Corp.

Loews Theatres Clearing Corp.

Loews Toms River Cinemas, Inc.

Loews Trylon Theatre, Inc.

Loews USA Cinemas Inc.

Loews Vestal Cinemas, Inc.

Loews Washington Cinemas, Inc.

Loews West Long Branch Cinemas, Inc.

Loews-Hartz Music Makers Theatres, Inc.

LTM New York, Inc.

LTM Turkish Holdings, Inc.

Mid-States Theatres, Inc.

Music Makers Theatres, Inc.

New Brunswick Cinemas, Inc.

Nickelodeon Boston, Inc.

North Star Cinemas, Inc.

Parkchester Amusement Corporation

Parsippany Theatre Corp.

Plitt Southern Theatres, Inc.

Plitt Theatres, Inc.

Poli-New England Theatres, Inc.

Putnam Theatrical Corporation

Red Bank Theatre Corporation

RKO Century Warner Theatres, Inc.

Rosemont Cinemas, Inc.

S&J Theatres Inc.

Sack Theatres, Inc.

Skokie Cinemas, Inc.

South Holland Cinemas, Inc.

Star Theatres of Michigan, Inc.

Star Theatres, Inc.

Stroud Mall Cinemas, Inc.

Talent Booking Agency, Inc.

Exhibit Number	Description of Exhibits

The Walter Reade Organization, Inc.

Theater Holdings, Inc.

Thirty-Fourth Street Cinemas, Inc.

U.S.A. Cinemas, Inc.

Webster Chicago Cinemas, Inc.

White Marsh Cinemas, Inc.

Woodfield Cinemas, Inc.

Woodridge Cinemas, Inc.

3.5	By-laws of LCE Mexican Holdings, Inc.*

3.6	By-laws of Loews Cineplex Theatres, Inc.*

3.7	Limited Liability Company Agreement of Loews Cineplex U.S. Callco, LLC.*

3.8	Limited Liability Company Agreement of Downtown Boston Cinemas, LLC.*

3.9	Limited Liability Company Agreement of Gateway Cinemas, LLC.*

3.10	Limited Liability Company Agreement of Loews North Versailles Cinemas, LLC.*

3.11	Limited Liability Company Agreement of Loews Plainville Cinemas, LLC.*

3.12	Limited Liability Company Agreement of Methuen Cinemas, LLC.*

3.13	Limited Liability Company Agreement of Ohio Cinemas, LLC.*

3.14	Limited Liability Company Agreement of Richmond Mall Cinemas, LLC.*

3.15	Limited Liability Company Agreement of Springfield Cinemas, LLC.*

3.16	Limited Liability Company Agreement of Waterfront Cinemas, LLC.*

3.17	Limited Liability Company Agreement of Lewisville Cinemas, LLC.*

3.18	Limited Liability Company Agreement of Loews Garden State Cinemas, LLC.*

3.19	Partnership Agreement of Loeks-Star Partners.*

3.20	By-Laws of LCE AcquisitionSub, Inc.*

4.1	Indenture dated as of July 30, 2004, among Loews Cineplex Entertainment Corporation, the Guarantors named therein, and U.S. Bank National Association, Trustee.*

4.2	Registration Rights Agreement dated as of July 30, 2004 by and among Loews Cineplex Entertainment Corporation, Credit Suisse First Boston LLC, Citicorp Global Capital Markets Inc., Bank of America Securities LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc.*

5.1	Opinion of Ropes & Gray LLP.

5.2	Opinion of Cohn Birnbaum & Shea.

5.3	Opinion of Mayer, Brown, Rowe & Maw LLP.

5.4	Opinion of Hackman Hulett & Cracraft, LLP.

5.5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

5.6	Opinion of Warner Norcross & Judd LLP.

5.7	Opinion of Porter Wright Morris & Arthur LLP.

Exhibit Number	Description of Exhibits

5.8	Opinion of Fulbright & Jaworski, L.L.P.

9.1	Stockholders Agreement dated as of July 30, 2004 among Loews Cineplex Entertainment Corporation, LCE Holdings, Inc. and Certain Stockholders of LCE Holdings, Inc.*

9.2	Management Stockholders Agreement dated as of January 12, 2005 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and Certain Stockholders of LCE Holdings, Inc.*

10.1	Credit Agreement dated as of July 30, 2004 among Loews Cineplex Entertainment Corporation, Grupo Cinemex, S.A. DE C.V., Cadena Mexicana De Exhibición, S.A. de C.V., LCE Holdco, LLC, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Bookrunners, Credit Suisse First Boston, as Syndication Agent, Bank Of America, N.A., Deutsche Bank AG Cayman Islands Branch and Lehman Commercial Paper Inc., as Co-Documentation Agents, Citicorp North America, Inc., as Administrative Agent, Dollar Swing Line Lender and L/C Issuer and Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican Administrative Agent and Peso Swing Line Lender.*

10.2	Security Agreement dated as of July 30, 2004 between Loews Cineplex Entertainment Corporation, the Grantors referred to therein as Grantors and Credit Suisse First Boston, as administrative agent.*

10.3	Loan Agreement dated as of August 16, 2004 between Grupo Cinemex, S.A. de C.V. and Cadena Mexicana De Exhibición, S.A. de C.V.*

10.4	Revolving Loan Agreement dated as of August 16, 2004 between Grupo Cinemex, S.A. de C.V. and Cadena Mexicana De Exhibición, S.A. de C.V.*

10.5	Subsidiary Guaranty dated as of July 30, 2004 from Subsidiary Guarantors named therein in favor of the secured parties referred to in the Credit Agreement referred to therein.*

10.6	Management Agreement dated as of July 30, 2004 by and among Loews Cineplex Entertainment Corporation, LCE Holdings, Inc., Bain Capital Partners, LLC, The Carlyle Group, and Spectrum Equity Investors.*

10.7	Employment Agreement between Travis Reid and Loews Cineplex Entertainment Corporation dated January 1, 2005.*

10.8	Employment Agreement between Miguel Davila and Loews Cineplex Entertainment Corporation dated November 10, 2004.*

10.9	Amended and Restated Management Stock Option Plan for LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.*

10.10	Joint Venture Agreement, dated as of April 27, 1998, by and among LTM Spanish Holdings, Inc. and Ricardo Evole Martil, as amended on July 7, 2003.*

10.11	Amended and Restated Joint Venture Agreement, dated as of July 25, 2002, by and among Megabox Cineplex, Inc., Mediaplex, Inc., Loews Cineplex Entertainment Corporation and Loews Cineplex International Holdings, Inc.*

10.12	Amended and Restated Registration Rights Agreement dated as of January 12, 2005 among LCE Holdings, Inc., LCE Intermediate Holdings, Inc., LCE Holdco LLC, Loews Cineplex Entertainment Corporation and Certain Stockholders of LCE Holdings, Inc.*

10.13	Form of Indemnification Agreement between Loews Cineplex Entertainment Corporation and each of Michael Politi and Bryan Berndt.*

10.14	Form of Indemnification Agreement between Loews Cineplex Entertainment Corporation and each of Travis Reid, John Walker, David Badain and Seymour Smith.*

Exhibit Number	Description of Exhibits

10.15	Form of Option Agreement of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.*

10.16	Option Agreement between LCE Holdings, Inc., LCE Intermediate Holdings, Inc. and Travis Reid.*

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

21	Subsidiaries.*

23.1	Consent of PricewaterhouseCoopers LLP regarding Loews financial statements.

23.2	Consent of Samil PricewaterhouseCoopers.

23.3	Consent of PricewaterhouseCoopers LLP regarding AMC Entertainment Inc. financial statements.

25	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank as Trustee.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

*	Indicates exhibit previously filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-4 on April 18, 2005 and incorporated herein by reference.